As filed with the Securities and Exchange Commission on August 4, 2014.
Registration No. 333-197281

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Pre-Effective Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NATIONAL PENN BANCSHARES, INC.
 (Exact name of registrant as specified in its charter)

Pennsylvania	6021	23-2215075
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

645 Hamilton Street, Suite 1100
Allentown, PA  18101
(800) 822-3321

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott V. Fainor
President and Chief Executive Officer
National Penn Bancshares, Inc.
645 Hamilton Street, Suite 1100
Allentown, PA  18101
(610) 861-5270

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul J. Jaskot, Esq. Reed Smith LLP 1717 Arch Street Philadelphia, PA 19103 Telephone: (215) 851-8180 Fax: (215) 851-1420
Sean P. Kehoe, Esq.
Executive Vice President, Chief Legal Officer and Corporate Secretary
National Penn Bancshares, Inc.
645 Hamilton Street, Suite 1100
Allentown, PA  18101
Telephone: (610) 861-4388
Fax: (610) 740-1673
John J. Spidi, Esq. Spidi & Fisch, PC 1227 25th Street, NW Suite 200 West Washington, DC 20037 Telephone: (202) 434-4660 Fax: (202) 434-4661

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed proxy statement / prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐

 The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 Information in this proxy statement/prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

SUBJECT TO COMPLETION — DATED AUGUST 4, 2014

PROXY STATEMENT	PROSPECTUS
___________________________________

MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

Dear fellow shareholders of TF Financial Corporation:

The board of directors of National Penn Bancshares, Inc., or National Penn, and the board of directors of TF Financial Corporation, or TF Financial, have agreed to a strategic combination of the two companies under the terms of the Agreement and Plan of Merger, dated June 3, 2014, by and between National Penn and TF Financial and referred to in this document as the merger agreement. At the effective time of the merger, TF Financial will merge with and into National Penn and 3rd Fed Bank will subsequently merge with and into National Penn Bank. At the TF Financial special meeting, you will be asked to consider and vote upon a proposal to approve the merger agreement.  You are cordially invited to attend a special meeting of TF Financial shareholders to be held at the Sheraton Bucks County Hotel, 400 Oxford Valley Road, Langhorne, Pennsylvania, on September 17, 2014, at 9:00 a.m., Eastern Time.

If the merger contemplated by the merger agreement is completed, each outstanding share of common stock of TF Financial outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the election of the shareholder, but subject to the proration and allocation procedures set forth in the merger agreement: (1) $42.00 in cash, without interest (the “cash consideration”), or (2) 4.22 shares of common stock of National Penn (the “common stock consideration”). The cash consideration and the common stock consideration are referred to collectively as the “merger consideration.” The value of the cash consideration is fixed at $42.00 per share. The closing price of National Penn’s common stock on June 3, 2014, the day before the merger agreement was announced, was $10.44, which represented a value of $44.06 per share of TF Financial common stock for the common stock consideration.  The closing price of National Penn’s common stock on July 29, 2014, the most recent practicable trading day prior to the date of this proxy statement/prospectus, was $10.37, which represents a value of $43.76 per share of TF Financial common stock for the common stock consideration.  The implied value of the common stock consideration will fluctuate as the market price of National Penn common stock fluctuates. You should obtain current stock price quotations for National Penn common stock and TF Financial common stock before deciding how to vote with respect to the approval of the merger agreement and before deciding whether to elect cash or stock for your shares. National Penn common stock is listed for trading on the NASDAQ Global Select Market under the symbol “NPBC.” TF Financial common stock is listed for trading on the NASDAQ Global Market under the symbol “THRD.”

Based on the current number of shares of TF Financial common stock outstanding and reserved for issuance under employee benefit plans, National Penn expects to issue approximately 8.8 million shares of National Penn common stock to TF Financial stockholders in the aggregate upon completion of the merger.

At the TF Financial special meeting, you also will be asked to consider and vote upon a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the named executive officers of TF Financial in connection with the merger and a proposal to adjourn the TF Financial special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement at the time of the TF Financial special meeting.

After careful consideration, the TF Financial board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are in the best interests of TF Financial and its shareholders. The TF Financial board of directors unanimously recommends that you vote: “FOR” approval of the merger agreement; “FOR” approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to the named executive officers of TF Financial in connection with the merger; and “FOR” the adjournment of the TF Financial special meeting if necessary to solicit additional proxies in favor of the approval of the merger agreement.

The accompanying document is a proxy statement of TF Financial and a prospectus of National Penn, and provides you with information about TF Financial, National Penn, the proposed merger and the special meeting of TF Financial shareholders. TF Financial encourages you to read the entire proxy statement/prospectus carefully.  You may also obtain more information about TF Financial and National Penn from documents TF Financial and National Penn have filed with the Securities and Exchange Commission.

For a discussion of risk factors you should consider in evaluating the merger agreement you are being asked to approve, see “Risk Factors” beginning on page 19 of the accompanying proxy statement/prospectus.

Your vote is important. Approval of the merger agreement requires the approval of the holders of a majority of the votes cast by TF Financial shareholders entitled to vote thereon at the TF Financial special meeting. Accordingly, whether or not you plan to attend the TF Financial special meeting, you are requested to promptly vote your shares by proxy as instructed in these materials. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” each of the proposals described in the accompanying proxy statement/prospectus.

Granting a proxy will not prevent you from voting your shares in person if you choose to attend the TF Financial special meeting. We thank you for your continued support of TF Financial.

Sincerely,

Kent C. Lufkin
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities National Penn is offering through this proxy statement/prospectus are not savings or deposit accounts or other obligations of any bank or savings association, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated August 4, 2014, and is first being mailed to the shareholders of TF Financial on or about August 8, 2014.

HOW TO OBTAIN MORE INFORMATION

This document provides you with detailed information about the merger agreement and the merger that will be submitted for approval at the TF Financial special meeting of shareholders.  We encourage you to read this entire document carefully. This document incorporates by reference important business and financial information about National Penn that is not included in or delivered with this document.  You can obtain any of the documents that National Penn and TF Financial have filed with or furnished to the SEC to review at the SEC’s public reference room located at 100 F St. N.E., Washington, DC 20549, and through the SEC’s website at http://www.sec.gov. These documents, including the documents National Penn incorporates by reference in this proxy statement/prospectus, are available without charge by writing or calling:

Teresa Steuer	Lorraine A. Wolf
Vice President, Shareholder Relations National Penn Bancshares, Inc.	Corporate Secretary TF Financial Corporation
645 Hamilton Street, Suite 1100	3 Penns Trail
Allentown, Pennsylvania 18101	Newtown, Pennsylvania 18940
Telephone: (610) 861-3983	Telephone: (267) 757-8885
E-mail: Teresa.steuer@nationalpenn.com	E-mail: wolf-lorraine@3rdfedbank.com

In order to obtain timely delivery of the documents, you must request the information no later than September 10, 2014.

See “Where You Can Find More Information” at page 119 and “Incorporation of Certain Information by Reference” at page 119.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 17, 2014

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of TF Financial Corporation (“TF Financial”) will be held at the Sheraton Bucks County Hotel, 400 Oxford Valley Road, Langhorne, Pennsylvania on September 17, 2014 at 9:00 a.m., Eastern time.

The special meeting is for the purpose of considering and acting upon:

1.           A proposal to approve the Agreement and Plan of Merger, dated June 3, 2014, by and between National Penn Bancshares, Inc. (“National Penn”) and TF Financial (the “merger agreement”) pursuant to which TF Financial will merge with and into National Penn with National Penn surviving the merger (the “merger”);

2.           An advisory (non-binding) proposal to approve the compensation that may be paid or become payable to TF Financial’s named executive officers in connection with the merger;

3.           A proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

4.           Such other matters as may properly come before the special meeting or any adjournment thereof.  The Board of Directors is not aware of any other business to come before the meeting.

Any action may be taken on the foregoing proposals at the special meeting on the date specified above or on any date or dates to which, by original or later adjournment, the special meeting may be adjourned. Shareholders of record at the close of business on August 1, 2014 are the shareholders entitled to notice of and to vote at the special meeting and any adjournments thereof.

You are requested to complete, sign and date the enclosed proxy card which is solicited by the Board of Directors and to return it promptly in the enclosed, postage-paid envelope. The proxy will not be used if you attend and vote at the special meeting in person.

BY ORDER OF THE BOARD OF DIRECTORS

Lorraine A. Wolf Corporate Secretary

Newtown, Pennsylvania
August 8, 2014

THE BOARD OF DIRECTORS OF TF FINANCIAL UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT AND THE OTHER PROPOSALS PRESENTED AT THE SPECIAL MEETING.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER	1
SUMMARY	5
SUMMARY SELECTED HISTORICAL FINANCIAL DATA FOR NATIONAL PENN	13
SUMMARY SELECTED HISTORICAL FINANCIAL DATA FOR TF FINANCIAL	16
RECENT DEVELOPMENTS	17
COMPARATIVE PER SHARE DATA	18
RISK FACTORS	19
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION	22
THE TF FINANCIAL SPECIAL MEETING OF SHAREHOLDERS	23
When and Where the Special Meeting Will be Held	23
What Will be Voted on at the Special Meeting	23
Recommendation of TF Financial’s Board of Directors	23
Shareholders Entitled to Vote	23
Number of Shares that Must be Represented for a Vote to be Taken	24
Vote Required; Effect of Broker Non-Votes and Abstentions	24
Voting Agreements	24
How to Vote Your Shares	24
Changing Your Vote	25
Solicitation of Proxies and Costs	25
THE MERGER	26
Background of the Merger	26
National Penn’s Reasons for the Merger	30
TF Financial’s Reasons for the Merger; Recommendation of TF Financial’s Board of Directors	31
Opinion of TF Financial’s Financial Advisor	33
Consideration	44
Delisting and Deregistration of TF Financial Common Stock Following the Merger	47
No Dissenters’ Rights	47
The Merger Agreement	47
Conduct of Business Pending the Merger	49
Conditions to the Merger	51
Amendment and Waiver	53
Termination	53
Termination Fee	54
No Solicitation of Other Transactions	54
Expenses	55
Regulatory Approvals	55
Employment; Severance	56
Employee Benefits	56
Interests of Management and Others in the Merger	57
ACCOUNTING TREATMENT	63
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	63
General	64
Federal Income Tax Consequences of the Merger to TF Financial Shareholders	65
Backup Withholding	66
Federal Income Tax Consequences of the Merger to National Penn and TF Financial	66
Federal Income Tax Consequences of the Merger to TF Financial Shareholders, TF Financial, and National Penn If the Merger Did Not Qualify as a Reorganization.	66
Unearned Income Medicare Contribution Tax	66
Other Tax Consequences	67
MARKET PRICE AND DIVIDEND INFORMATION	67
INFORMATION WITH RESPECT TO TF FINANCIAL	69
TF FINANCIAL MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	93
SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS	106

i

APPENDICES
A.	Agreement and Plan of Merger, dated as of June 3, 2014, between National Penn Bancshares, Inc. and TF Financial Corporation
B.	Opinion of Keefe, Bruyette & Woods, Inc.

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are answers to certain questions that you may have regarding the merger and the special meeting.  We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote.  Additional information is also contained in the appendices to this proxy statement/prospectus.

Q:  Why am I receiving these materials?

A: We are sending you these materials to help you decide how to vote your shares of TF Financial common stock with respect to the proposed merger with National Penn. The merger cannot be completed unless TF Financial receives the affirmative vote of the holders of a majority of the votes cast at a special meeting of TF Financial shareholders; therefore TF Financial is holding a special meeting of shareholders to vote on the proposals necessary to complete the merger. Information about the special meeting is contained in this document.

This document serves as both a proxy statement of TF Financial and a prospectus of National Penn.  As a proxy statement, you are receiving it because the TF Financial board of directors is soliciting the proxy of TF Financial shareholders for use at the TF Financial special meeting of shareholders. The special meeting is being called so that shareholders can consider and vote on the approval of the Agreement and Plan of Merger, dated as of June 3, 2014, between National Penn and TF Financial whereby TF Financial will merge with and into National Penn.  As a prospectus, TF Financial shareholders are receiving it because National Penn is offering to exchange shares of its common stock for shares of TF Financial common stock in the merger.

Q:  What will happen in the merger?

A:  The purpose of the merger is to combine the businesses and operations of TF Financial with those of National Penn. In the merger, TF Financial will be merged with and into National Penn, the separate corporate existence of TF Financial will cease, and National Penn will be the surviving corporation. The merger agreement described in this proxy statement/prospectus contains the terms and conditions which must be satisfied to complete the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

National Penn and TF Financial also agreed that their principal operating subsidiaries will merge with each other. Once the merger between National Penn and TF Financial is completed, 3rd Fed Bank, the bank subsidiary of TF Financial, will merge with and into National Penn Bank, the bank subsidiary of National Penn. As a result of this bank merger, the separate corporate existence of 3rd Fed Bank will cease, and National Penn Bank will continue as the surviving bank.

Q:  What items of business will TF Financial shareholders consider at the special meeting?

A: At the TF Financial special meeting, shareholders will be asked to vote in favor of approval of the merger agreement and the merger of TF Financial with and into National Penn. In addition, shareholders will be asked to cast an advisory (non-binding) vote on the compensation that may be paid or become payable to the named executive officers of TF Financial in connection with the merger.  Lastly, TF Financial shareholders will be asked to vote in favor of a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if TF Financial has not received sufficient votes to approve the merger agreement and the merger at the time of the special meeting.

Q:  What will TF Financial shareholders receive in the merger?

A: If the merger agreement is approved and the merger is completed, each share of TF Financial common stock will be converted into the right to receive either $42.00 in cash or 4.22 shares of National Penn common stock, based on the election of the shareholder.  TF Financial shareholders may elect to receive all cash, all stock, or cash for some of their shares and stock for the remainder of the shares they own, subject to the election, allocation and proration procedures set forth in the merger agreement.  The aggregate consideration will be limited to 40.0% cash and 60.0% stock; as a result, the elections of TF Financial shareholders are subject to proration in the event that a selected form of consideration is over-elected.  See “The Merger - Consideration - Proration and Allocation Procedures.”

Q:  How do TF Financial shareholders make an election to receive National Penn common stock and/or cash for their TF Financial stock?

A: National Penn’s exchange agent will mail each TF Financial shareholder of record, in a separate mailing, an election form, which contains instructions for making your election to have your shares of TF Financial common stock converted into cash, National Penn common stock or a combination of both. The election deadline will be 5:00 p.m., Philadelphia, Pennsylvania time, on October 15, 2014 (the “election deadline”).  If you own shares of TF Financial common stock in “street name” through a bank, broker or other financial institution and you wish to make an election, you should obtain instructions from the financial institution holding your shares concerning how to make an election.  That deadline may be earlier than the election deadline specified above.  If your properly-completed election form, together with your stock certificates, is not received by the exchange agent by the deadline, you will be treated as if you had not made an election.  See “The Merger – Consideration.”

Q:  What happens if a TF Financial shareholder does not make a valid election as to whether to receive cash or stock, or a combination thereof?

A:  If a TF Financial shareholder does not return a properly completed election form by the election deadline, such shareholder’s shares of TF Financial common stock will be considered “no-election shares” and will be converted into the right to receive the cash consideration or the common stock consideration according to the allocation procedures set forth in the merger agreement.  Any shareholder who has not submitted their stock certificate(s) with an election form will be sent materials after the merger closes to effect the exchange of their TF Financial common stock into the merger consideration.

Q:  Will every TF Financial shareholder receive the form of consideration they elect?

A:  Not every TF Financial shareholder may receive the form of consideration that it elects in the merger.  The merger agreement provides that 40.0% of the outstanding shares of TF common stock will be converted into the cash consideration and 60.0% of the outstanding shares will be converted into the common stock consideration.  If the aggregate number of shares with respect to which a valid cash or common stock election has been made exceeds these limits, shareholders who elected the type that has been oversubscribed will receive a mixture of both cash and common stock consideration.

Q:  What are the tax consequences of the merger to each TF Financial shareholder?

A: National Penn expects to report the merger of TF Financial with and into National Penn, and the subsequent merger of 3rd Fed Bank with and into National Penn Bank, as tax-free reorganizations for United States federal income tax purposes under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

TF Financial shareholders who exchange their shares of TF Financial common stock for both shares of National Penn common stock and cash, must generally recognize gain (but not loss) on the exchange in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the fair market value of the shares of National Penn common stock (including any fractional shares) and cash received pursuant to the merger (excluding any cash received in lieu of fractional shares) over the shareholder’s adjusted tax basis in its shares of TF Financial common stock surrendered pursuant to the merger), or (2) the amount of cash (excluding any cash received in lieu of fractional shares) received pursuant to the merger.

TF Financial shareholders who receive solely cash for their shares will generally recognize gain or loss on the exchange equal to the difference between the amount of cash received pursuant to the merger and their adjusted tax basis in shares of TF Financial common stock surrendered pursuant to the merger.  In certain circumstances, all or part of the cash received by a shareholder who receives all cash or partially cash could be treated as dividend income if the shareholder (combined with certain related persons) is a significant shareholder of National Penn after the merger.

TF Financial shareholders who receive solely National Penn common stock for their shares (other than cash in lieu of fractional shares), generally will not recognize any gain or loss for United States federal income tax purposes.

Each of National Penn’s and TF Financial’s obligation to complete the merger is conditioned on the receipt of a legal opinion that the merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code. This opinion will not bind the Internal Revenue Service, which could take a different view.

We urge you to consult your tax advisor for a full understanding of the tax consequences of the merger to you.  In many cases, tax consequences of the merger will depend on your particular facts and circumstances.  See “Material United States Federal Income Tax Considerations.”

Q: Do TF Financial shareholders have rights to dissent from the merger?

A: No. Under Pennsylvania law, TF Financial shareholders do not have the right to dissent from the approval of the merger agreement.

Q:  Are there regulatory or other conditions to the completion of the merger?

A: Yes.  The merger must be approved by the Office of Comptroller of the Currency (the “OCC”), the regulator of national banks, and must be reviewed and approved by the Federal Reserve Bank of Philadelphia, the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), and the Pennsylvania Department of Banking and Securities.  As of the date of this proxy statement/prospectus, appropriate applications have been filed with these regulatory authorities.  Additionally, the approval of the merger agreement must be approved by the affirmative vote of the holders of a majority of the votes cast at the TF Financial special meeting.  Completion of the merger is also subject to certain other specified conditions.  See “The Merger - Conditions to the Merger.”

Q:  What does the board of directors of TF Financial recommend?

A: The TF Financial board of directors has unanimously approved the merger agreement and unanimously recommends that you vote “FOR” approval of the merger agreement and the merger, “FOR” approval, on an advisory (non-binding) basis, of the advisory compensation proposal, and “FOR” approval of the adjournment proposal.

Q:  What vote is required to approve each proposal at the TF Financial special meeting?

A: Approval of the merger agreement, the advisory compensation proposal, and the adjournment proposal (if necessary) require approval by the affirmative vote of a majority of votes cast by all shareholders entitled to vote at the TF Financial special meeting.

Q:  Why am I being asked to cast an advisory (non-binding) vote to approve the compensation that may be paid or become payable to certain TF Financial officers in connection with the merger?

A:  The Securities and Exchange Commission (the “SEC”) has adopted rules that require TF Financial to seek an advisory (non-binding) vote with respect to certain payments that will or may be made to TF Financial’s named executive officers in connection with the merger.

Q:  What will happen if TF Financial shareholders do not approve the advisory compensation proposal at the special meeting?

A:  Approval of the compensation payable to the named executive officers of TF Financial in connection with the merger is not a prerequisite to completion of the merger. The vote with respect to the compensation that may be paid or become payable to named executive officers in the merger is an advisory vote and will not be binding on TF Financial (or the combined company that results from the merger) regardless of whether the merger is approved.

Q:  What do I need to do now?

A: After you have carefully read these materials, indicate on your proxy card how you want your shares to be voted, then sign, date and mail the proxy card in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the special meeting.  In addition, you may attend the TF Financial special meeting and vote in person (if you are a shareholder), whether or not you have signed and mailed your proxy card.  If you sign, date and return your proxy but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” approval of the merger agreement, “FOR” approval, on an advisory (non-binding) basis, of the advisory compensation proposal and “FOR” approval of the adjournment proposal.

Q:  Can I change my vote after I have mailed my signed proxy card?

A: Yes.  There are three ways for you to revoke your proxy and change your vote.  First, you may send a later-dated, signed proxy card before the TF Financial special meeting.  Second, you may revoke your proxy by written notice (which you could personally deliver at the special meeting) to the Corporate Secretary of TF Financial at any time prior to the vote on the merger.  Third, you may attend the TF Financial special meeting and vote in person.  However, simply attending the special meeting without voting will not revoke your proxy.  If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or vote in person at the special meeting.

Q:  What happens if my shares of TF Financial common stock are held in “street name” by my broker, bank or other nominee?

A: Your broker, bank or other nominee will not vote your shares unless you provide instructions to your broker, bank or other nominee on how to vote.  You should fill out the instruction form sent to you by your broker, bank or other nominee with this document.  You may not vote in person at the special meeting without bringing the appropriate documentation from your broker.

Q:  What happens if I sell my shares of TF Financial common stock before the special meeting?

A:  The record date for determining which TF Financial shareholders are eligible to vote at the special meeting is earlier than both the date of the special meeting and the completion of the merger.  If you transfer your shares of TF Financial common stock after the record date for the special meeting but before the special meeting you will, unless special arrangements are made, retain the right to vote the shares at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer the shares.

Q:  When do you expect the merger to be completed?

A: We expect to complete the merger shortly after all of the conditions to the merger are fulfilled, including obtaining the approval of TF Financial shareholders and the approval of the applicable regulatory agencies. We anticipate this will occur in the fourth quarter of 2014.  We cannot assure you that we will obtain the necessary shareholder approvals and regulatory approvals or that the other conditions precedent to the merger can or will be satisfied.

Q:  Who can help answer my questions?

A:  If you have any questions about the merger or the special meeting, or if you need additional copies of this proxy statement/prospectus or the proxy card, you should contact Kent C. Lufkin, President and Chief Executive Officer of TF Financial at (267) 757-8888.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. While this summary describes the material aspects of the merger, this summary may not contain all of the information that may be important to you. We encourage you to read carefully this entire proxy statement/prospectus and its appendices, as well as information incorporated into this proxy statement/prospectus, in order to understand the merger more fully. For information on how to obtain, free of charge, copies of documents incorporated by reference into this proxy statement/prospectus, see “Where You Can Find More Information” on page 119. In this summary, we have included page references to direct you to a more detailed description of the matters this summary describes.

Unless the context otherwise requires, throughout this proxy statement/prospectus, “TF Financial” refers to TF Financial Corporation, “National Penn” refers to National Penn Bancshares, Inc., “we,” “us,” or “our” refer to both National Penn and TF Financial, and “you” refers to the common shareholders of TF Financial.  We refer to the merger of TF Financial with and into National Penn as the “merger,” and the Agreement and Plan of Merger, dated as of June 3, 2014, between National Penn and TF Financial as the “merger agreement.”  Also, we refer to the proposed merger of 3rd Fed Bank into National Penn Bank as the “bank merger.”

TF Financial provided the information contained in this proxy statement/prospectus with respect to TF Financial, and National Penn provided the information in this proxy statement/prospectus with respect to National Penn.

The Parties to the Merger

National Penn Bancshares, Inc. (Page 119)

National Penn Bancshares, Inc., a Pennsylvania corporation, is a registered bank holding company headquartered in Allentown, Pennsylvania.  National Penn was incorporated in January 1982.  National Penn provides a diversified range of financial services, principally through its national bank subsidiary, National Penn Bank. National Penn also conducts business through various other direct or indirect subsidiaries.  These other subsidiaries are engaged in activities related to the business of banking.  National Penn’s financial services affiliates consist of National Penn Wealth Management, N.A., including its National Penn Investors Trust Company (“NPITC”) division; National Penn Capital Advisors, Inc.; Institutional Advisors, LLC; and National Penn Insurance Services Group, Inc., including its Higgins Insurance and Caruso Benefits divisions.  At March 31, 2014, National Penn Bank operated 119 retail branch offices, of which 118 are located in Pennsylvania and one is located in Maryland. At March 31, 2014, National Penn had total assets of $8.5 billion, total loans of $5.4 billion, total deposits of $6.1 billion, and total shareholders’ equity of $1.1 billion.

The address of the principal executive offices of National Penn is 645 Hamilton Street, Suite 1100, Allentown, Pennsylvania 18101 (telephone number (800) 822-3321). Prior to March 1, 2014, National Penn was headquartered in Boyertown, Pennsylvania.

TF Financial Corporation (Page 69)

TF Financial Corporation, a Pennsylvania corporation, is a savings and loan holding company and is subject to regulation by the Pennsylvania Department of Banking and Securities, the Federal Reserve Board, and the SEC. TF Financial does not transact any material business other than through its direct and indirect subsidiaries: 3rd Fed Bank, Teragon Financial Corporation (“Teragon”), Penns Trail Development Corporation, and Third Delaware Corporation. At March 31, 2014, 3rd Fed Bank operated from its administrative offices and eighteen branch offices located in Philadelphia and Bucks Counties, Pennsylvania and in Mercer, Burlington and Ocean Counties, New Jersey.  At March 31, 2014, TF Financial had total assets of $846.0 million, total liabilities of $749.1 million and stockholders’ equity of $97.0 million.

The address of the principal executive offices of TF Financial is 3 Penns Trail, Newtown, Pennsylvania 18940 (telephone number (215) 579-4000).

TF Financial Special Meeting

This section contains information for TF Financial shareholders about the special meeting called to consider approval of the merger and related matters.

General (Page 23)

This proxy statement/prospectus is being provided to holders of TF Financial common stock as TF Financial’s proxy statement in connection with the solicitation of proxies by and on behalf of its board of directors to be voted at the special meeting of TF Financial shareholders to be held on September 17, 2014, and at any adjournment or postponement of the special meeting. This proxy statement/prospectus is also being provided to you as National Penn’s prospectus in connection with the offer and sale by National Penn of its shares of common stock as a result of the proposed merger.

When and Where the Special Meeting Will Be Held (Page 23)

The special meeting is scheduled to be held as follows:

Date: September 17, 2014

Time: 9:00 a.m., Local Time

Place: Sheraton Bucks County Hotel, 400 Oxford Valley Road, Langhorne, Pennsylvania

What Will Be Voted on at the Special Meeting (Page 23)

At the special meeting, TF Financial’s shareholders will be asked to consider and vote upon the following matters:

•	A proposal to approve the merger agreement as well as the merger (the “merger proposal”);
•
An advisory (non-binding) proposal to approve the compensation that may be paid or become payable to TF Financial’s named executive officers in connection with the merger (the “advisory compensation proposal”);

•
A proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement (the “adjournment proposal”); and

•	Such other business as may be properly presented at the special meeting or any postponement or adjournment of the special meeting.

Recommendation of TF Financial’s Board of Directors (Page 23)

The TF Financial board of directors has unanimously approved the merger agreement and merger. TF Financial’s board of directors unanimously recommends a vote “FOR” approval of the merger agreement and the merger, “FOR” approval of the advisory compensation proposal, and “FOR” approval of the adjournment proposal, if necessary.

Shareholders Entitled to Vote (Page 23)

You are entitled to vote if the records of TF Financial showed that you held shares of TF Financial common stock as of the close of business on August 1, 2014 (the “record date”). Beneficial owners of shares held in the name of a broker, bank or other intermediary (“street name”) should instruct their record holder how to vote their shares. As of the close of business on the record date, a total of 3,155,762 shares of TF Financial common stock were outstanding. Each share of TF Financial common stock has one vote on each matter presented to shareholders. If you are a beneficial owner of shares of TF Financial common stock held in “street name” and you want to vote your shares in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other intermediary who holds your shares.

Number of Shares that Must Be Represented for a Vote to Be Taken (Page 24)

The presence in person or by proxy of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the special meeting. If you return valid proxy instructions or attend the special meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other intermediary holding shares of TF Financial common stock for a beneficial owner does not vote on a particular proposal because the broker, bank or other intermediary does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Vote Required; Effect of Broker Non-Votes (Page 24)

With respect to the proposal to approve the merger agreement and the merger, you may vote “FOR” the proposal, vote “AGAINST” the proposal or “ABSTAIN” from voting.  Approval of the merger agreement and the merger will require the affirmative vote of the holders of a majority of the votes cast at the meeting.

With respect to the advisory compensation proposal, you may vote “FOR” the proposal, vote “AGAINST” the proposal or “ABSTAIN” from voting.  To approve the advisory compensation proposal, the affirmative vote of a majority of the votes cast at the special meeting is required.

With respect to the adjournment proposal, if necessary, you may vote “FOR” the proposal, vote “AGAINST” the proposal or “ABSTAIN” from voting.  The affirmative vote of the majority of votes cast is required to approve the adjournment proposal.

Assuming a quorum under Pennsylvania law is present, abstentions and broker non-votes do not count as votes cast and thus will have no effect on the merger proposal, the advisory compensation proposal, or the adjournment proposal.

Voting Agreements (Page 24)

As of the record date, directors and executive officers of TF Financial beneficially owned 615,714 shares (including shares that may be acquired upon the exercise of options within 60 days of the record date) of TF Financial common stock. This equals 18.76% of the outstanding shares of TF Financial common stock. As of the record date, neither National Penn nor any its subsidiaries, directors or executive officers owned any shares of TF Financial common stock.  All of TF Financial’s directors and named executive officers entered into voting agreements with National Penn to vote the shares of TF Financial common stock owned by them in favor of the proposal to approve the merger agreement and the merger. As of the record date, the number of shares that may be voted by such individuals (exclusive of options exercisable within 60 days of the record date) was 489,570 shares or approximately 15.51% of the outstanding shares as of the record date.  For more information about the TF Financial voting agreements, see “The TF Financial Special Meeting of Shareholders - Voting Agreements” on page 24.

How to Vote Your Shares (Page 24)

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, TF Financial recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.  To vote by proxy, indicate on your proxy card how you want your shares to be voted, then sign, date and mail the proxy card in the enclosed postage-paid envelope.  In addition, you may attend the TF Financial special meeting and vote in person (if you are a shareholder of record), whether or not you have previously signed and mailed your proxy card.

TF Financial shareholders whose shares are held in “street name” by their broker, bank or other intermediary must follow the instructions provided by their broker, bank or other intermediary to vote their shares. If your shares are held in “street name” and you wish to vote in person at the special meeting, you will have to obtain proper documentation from your broker, bank or other intermediary entitling you to vote at the special meeting.

Voting instructions are included on your proxy card. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each of the three proposals. If you are the record holder of your shares of TF Financial common stock and submit your proxy without specifying a voting instruction, your shares of TF Financial common stock will be voted “FOR” the merger proposal, “FOR” the advisory compensation proposal, and “FOR” the adjournment proposal.  If you return an incomplete instruction card to your broker, bank or other intermediary, it will not vote your shares with respect to any matter.

If you are a participant in the 3rd Fed Bank Employee Stock Ownership Plan (the “3rd Fed Bank ESOP”), you will receive a voting instruction form to permit you to direct the 3rd Fed Bank ESOP Trustees how to vote the shares allocated to your account under the 3rd Fed Bank ESOP.  For more information, see “The TF Financial Special Meeting of Shareholders – How to Vote Your Shares” on page 24.

Changing Your Vote (Page 25)

You may revoke your proxy by:

•	revoking your proxy by written notice (which you could personally deliver at the special meeting) to the Corporate Secretary of TF Financial at any time prior to the vote on the merger;
•	sending a later-dated, signed proxy card before the TF Financial special meeting; or
•	attending the TF Financial special meeting and voting in person (if you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote).

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

TF Financial Corporation
Lorraine A. Wolf, Corporate Secretary
3 Penns Trail
Newtown, Pennsylvania 18940

If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. TF Financial does not know of any other matters to be presented at the meeting.

If you plan to attend the TF Financial special meeting and wish to vote in person, you will be given a ballot at the meeting. Please note, however, that if your shares are held of record by a broker, bank or other intermediary and you wish to vote at the TF Financial special meeting, you must bring additional documentation from the broker, bank or other intermediary in order to vote your shares. Whether or not you plan to attend the TF Financial special meeting, TF Financial requests that you complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope.  This will not prevent you from voting in person at the TF Financial special meeting but will assure that your vote is counted if you are unable to attend.

Solicitation of Proxies and Costs (Page 25)

National Penn and TF Financial will share equally the cost of printing this proxy statement/prospectus and the filing fees paid to the SEC.  TF Financial will pay all other costs for this proxy solicitation and the special meeting.   Additionally, directors, officers and employees of TF Financial and 3rd Fed Bank may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. TF Financial will, upon request, reimburse brokers, banks and other intermediaries for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

The Merger
The Merger Agreement (Page 47)

The merger agreement, which governs the merger of TF Financial with and into National Penn, is attached to this document as Appendix A.  We encourage you to read the merger agreement carefully.  All descriptions in this summary and elsewhere in this document of the terms and conditions of the merger are qualified by reference to the merger agreement.

Under the terms of the merger agreement, TF Financial will merge with and into National Penn, and National Penn will be the surviving entity.  As a result of the merger, TF Financial’s businesses will be combined with National Penn’s, and TF Financial will cease to exist as a separate legal entity.

As soon as practicable after the merger between National Penn and TF Financial is completed, 3rd Fed Bank will merge with and into National Penn Bank, and National Penn Bank will continue as the surviving bank.  3rd Fed Bank and National Penn Bank have entered into an agreement and plan of merger setting forth their agreement to merge and the terms and conditions of their merger.

Consideration (Page 44)

The merger consideration that TF Financial shareholders will receive will be either $42.00 in cash or 4.22 shares of National Penn common stock for each share of TF Financial common stock they own, based on their election. However, the aggregate consideration to be paid in the merger will be limited to 40.0% cash and 60.0% stock; as a result, the elections of TF Financial shareholders are subject to proration in the event that a selected form of consideration is over-elected.

Opinion of TF Financial’s Financial Advisor (Page 33)

In connection with the merger, TF Financial’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered a written opinion, dated June 3, 2014, to the TF Financial board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration in the merger to be received by the holders of TF Financial common stock.  The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Appendix B to this document. The opinion was for the information of, and was directed to, the TF Financial board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of TF Financial to engage in the merger or enter into the merger agreement or constitute a recommendation to the TF Financial board in connection with the merger, and it does not constitute a recommendation to any TF Financial shareholder or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.

Stock Options (Page 46)

Options to acquire TF Financial common stock that are outstanding immediately prior to the effective time of the merger will, at the effective time, fully vest (to the extent not vested) and be canceled. TF Financial option holders will receive, in exchange for the cancellation of each TF Financial option, a lump-sum cash amount equal to the product of (i) the positive difference, if any, between the per share cash consideration of $42.00 and the exercise price of such TF Financial option; and (ii) the number of shares of TF Financial common stock subject to such TF Financial option.  No consideration will be paid with respect to options which have an exercise price equal to or greater than $42.00.  Each TF Financial option holder will be required to execute a cancellation agreement prior to receiving payment from TF Financial in connection with the cancellation of their TF Financial options.

No Dissenters’ Rights (Page 47)

Due to an exception under the Pennsylvania Business Corporation Law of 1988, as amended (the “Pennsylvania Business Corporation Law”), holders of TF Financial common stock will not be entitled to dissenters’ rights in the merger.  Dissenters’ rights are not available because TF Financial common stock is listed on a national securities exchange. If they had been available, dissenters’ rights would enable a shareholder who opposes the merger to obtain an appraisal of the fair cash value of his or her shares and require TF Financial to purchase those shares at the price established by the appraisal.  Because there are no dissenters’ rights available, if the merger agreement is approved and the merger is completed, shareholders who voted against the approval of the merger agreement will be treated the same as shareholders who voted for the approval of the merger agreement and their shares will automatically be converted into the right to receive the merger consideration.

Closing and Effective Date (Page 47)

The closing of the merger will take place at the time and on the date specified by National Penn and TF Financial, after the satisfaction or waiver of the closing conditions specified in the merger agreement.  The merger will become effective at the time specified in the articles of merger that National Penn and TF Financial file on the closing date with the Department of State of the Commonwealth of Pennsylvania.  National Penn and TF Financial cannot be certain whether or when any of the conditions to the merger will be satisfied or waived, where permissible. We currently expect to complete the merger in the fourth quarter of 2014; however, because the merger is subject to these closing conditions, we cannot assure you when or if the merger will occur.

Conditions to the Merger (Page 51)

As more fully described elsewhere in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on the satisfaction of a number of conditions or, where legally permissible, the waiver of those conditions.  These conditions include, among others:

•	approval of the merger agreement and the merger by the requisite affirmative vote of the holders of TF Financial common stock entitled to vote on that matter;
•
the receipt and effectiveness of all regulatory approvals that are needed to complete the merger, including approval by the OCC of the bank merger and approval by the Federal Reserve Board of the merger between National Penn and TF Financial (or the waiver of this approval requirement by the Federal Reserve Board); and

•	such other conditions customary to merger agreements.

Neither TF Financial nor National Penn can be certain when, or if, the conditions to closing will be satisfied or waived, or that the merger will be completed.

Termination (Page 53)

The parties can mutually agree to terminate the merger agreement at any time prior to completion of the merger.  In addition, either party, acting alone, may have the right to terminate the merger agreement if any of the following occur:

•	the definitive written denial of an approval of a governmental entity, which is required for completion of the merger, where the time period for appeals and requests for reconsideration has run;
•	issuance by a court or other governmental authority of a final, unappealable order enjoining or prohibiting the completion of the merger;
•	the merger is not completed by March 31, 2015;
•
the other party commits a breach of the merger agreement which would cause the failure of the closing conditions described above, and the breach cannot be cured or has not been cured within the timeframes given in the merger agreement; or

•	the requisite shareholder vote to approve the merger is not obtained at the TF Financial special meeting.

National Penn and TF Financial each have the right to terminate the merger agreement under additional circumstances more fully described in “The Merger - Termination” on page 53.

Termination Fee (Page 54)

The merger agreement provides that TF Financial will be required to pay a termination fee of $4 million to National Penn, depending on the circumstances of the termination, as discussed in more detail in “The Merger – Termination Fee” beginning on page 54.

Regulatory Approvals Required for the Merger and the Bank Merger (Page 55)

Completion of the merger and the bank merger are subject to various regulatory approvals. The merger of TF Financial with and into National Penn is subject to the review and/or approval of the Federal Reserve Bank of Philadelphia, the Federal Reserve Board, and the Pennsylvania Department of Banking and Securities. Applications were filed with the Federal Reserve Bank of Philadelphia and the Federal Reserve Board on July 7, 2014, and the application for approval of the Pennsylvania Department of Banking and Securities was filed on July 8, 2014. The merger between 3rd Fed Bank and National Penn Bank is subject to the prior approval of National Penn Bank’s primary regulator, the OCC.  The application for this approval was filed on July 8, 2014. Also, the United States Department of Justice is authorized to provide input into the approval process of federal banking agencies and to object to the proposed merger on the basis of its competitive effects.

Interests of Management and Others in the Merger (Page 57)

In considering the recommendation of the board of directors of TF Financial to approve the merger agreement, you should be aware that officers and directors of TF Financial and 3rd Fed Bank have employment and other compensation agreements or plans that give them interests in the merger that are different from, or in addition to, interests as TF Financial shareholders. These interests and agreements include:

•
All outstanding options to purchase shares of TF Financial common stock will become fully vested (to the extent not already vested) as a result of the merger and will be canceled in exchange for a lump sum cash payment;

•
3rd Fed Bank change in control severance agreements that provide for severance payments to certain executive officers in connection with an involuntary termination of employment without just cause or by the executive for “good reason” following a change in control and a TF Financial change in control severance agreement that provides for a severance payment to the Chairman of the Board in connection with a termination of service upon or following a change in control, each subject to regulatory limitations;

•	Interests of certain executive officers under the 3rd Fed Bank ESOP;
•	Payments certain officers and directors may be entitled to receive under the TF Financial Corporation Incentive Compensation Plan;
•	Payments and benefits that Kent C. Lufkin is entitled to receive from National Penn and National Penn Bank following the merger pursuant to their Consulting and Noncompetition Agreement;
•	Restrictions and covenants contained in the letter agreements executed by each member of TF Financial’s board of directors and certain executive officers;
•	Certain officers and directors who are also employees may become entitled to receive a retention bonus and/or severance payment in connection with the merger; and
•	Rights of officers and directors of TF Financial and its subsidiaries to continued indemnification coverage and continued coverage under directors’ and officers’ liability insurance policies.

See “The Merger - Interests of Management and Others in the Merger” beginning on page 57 for a more detailed description of these interests.

Material U.S. Federal Income Tax Consequences of the Merger (Page 63 )

National Penn and TF Financial intend that the merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.  If the merger qualifies as a reorganization, then, in general, for United States federal income tax purposes, (A) no gain or loss will be recognized by National Penn or TF Financial as a result of the merger, and (B) each TF Financial shareholder who receives only National Penn common stock in the merger generally will not recognize gain or loss except to the extent of any cash received in lieu of fractional shares, each TF Financial shareholder who receives only cash in the merger will generally recognize gain or loss equal to the difference between the amount of cash received and the shareholder's adjusted tax basis in the TF Financial shares, and each TF Financial shareholder who receives a combination of National Penn common stock and cash in the merger will generally recognize gain (but not loss) on the exchange in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the fair market value of the shares of National Penn common stock (including any fractional shares) and cash received pursuant to the merger (excluding any cash received in lieu of fractional shares) over the shareholder's adjusted tax basis in its shares of TF Financial common stock surrendered pursuant to the merger), and (2) the amount of cash (excluding any cash received in lieu of fractional shares) received pursuant to the merger.  In certain circumstances all or part of the cash received by a shareholder who receives all cash or partially cash could be treated as dividend income if the shareholder (combined with certain related persons) is a significant shareholder of National Penn after the merger.  It is a condition to the completion of the merger that TF Financial and National Penn receive written opinions from their respective legal counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Tax matters are very complicated and the tax consequences of the merger to each TF Financial shareholder may depend on such shareholder’s particular facts and circumstances.  TF Financial shareholders are urged to consult their tax advisors to understand fully the tax consequences to them of the merger. See “Material United States Federal Income Tax Considerations” beginning on page 63 of this proxy statement/prospectus.

Market Price and Dividend Information (Page 67)

National Penn common stock is listed on the NASDAQ Global Select Market under the symbol “NPBC.”  TF Financial common stock is also listed on the NASDAQ Global Market under the symbol “THRD.”  We sometimes refer to both the NASDAQ Global Select Market and the NASDAQ Global Market as the NASDAQ. The table on page 67 of this proxy statement/prospectus lists the quarterly price range of National Penn common stock and TF Financial common stock from the quarter ended March 31, 2011 through December 31, 2013 as well as the quarterly cash dividends National Penn and TF Financial have paid during the same time period. The following table shows the closing price of National Penn common stock and TF Financial common stock as reported on June 3, 2014, the last trading day before National Penn and TF Financial announced the merger, and on July 29, 2014, the most recent practicable trading day prior to the date of this proxy statement/prospectus.  This table also presents the pro forma equivalent per share value of a share of National Penn common stock on those dates.  We calculated the pro forma equivalent per share value by multiplying the closing price of National Penn common stock on those dates by 4.22, the exchange ratio in the merger.

	National Penn Common Stock	TF Financial Common Stock	Pro Forma Equivalent Value of One Share of TF Financial Common Stock
June 3, 2014	$10.44	$31.84	$44.06
July 29, 2014	$10.37	$42.61	$43.76

The market price of National Penn common stock may change at any time.  Consequently, the total dollar value of the National Penn common stock that you will receive upon the merger if you receive the common stock consideration may be significantly higher or lower than its value as of the date of this proxy statement/prospectus and may be higher or lower than the cash consideration.  We urge you to obtain a current market quotation for National Penn common stock.  We can provide no assurance as to the future price of National Penn common stock.

Comparison of Rights of Holders of National Penn and TF Financial Common Stock (Page 110)

When the merger is completed, TF Financial shareholders electing to receive stock consideration in the merger will become shareholders of National Penn. As a result, National Penn’s articles of incorporation and bylaws will govern the rights of those shareholders, instead of TF Financial’s amended and restated articles of incorporation (“articles”) and bylaws.

Advisory Vote Regarding Certain Executive Compensation in Connection with the Merger (Page 116)

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC has adopted regulations pursuant to which TF Financial is providing its shareholders with the opportunity to vote on a non-binding advisory resolution approving the compensation payable to TF Financial’s named executive officers in connection with the merger, as reported in the table under the caption “The Merger - Interests of Management and Others in the Merger - Merger-Related Executive Compensation for TF Financial’s Named Executive Officers” on page 116 and the associated narrative discussion.

Adjournment (Page 117)

You are also being asked to approve a proposal to grant the TF Financial board of directors discretionary authority to adjourn the special meeting, if necessary, to solicit additional proxies from the TF Financial shareholders for the merger proposal in the event a quorum is present at the special meeting but there are insufficient votes to approve the merger agreement and the merger.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy card, or if you would like additional copies of this proxy statement/prospectus or the enclosed proxy card, please call Lorraine Wolf at (267) 757-8885.

SUMMARY SELECTED HISTORICAL FINANCIAL DATA FOR NATIONAL PENN

The following selected consolidated financial information for the years ended December 31, 2009 through December 31, 2013 is derived from audited financial statements of National Penn. The financial information as of and for the three months ended March 31, 2014 and 2013 is derived from unaudited financial statements and, in the opinion of National Penn’s management, reflects all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of this data for those dates. The results of operations for the three months ended March 31, 2014 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2014. You should not assume the results of operations for any past periods indicate results for any future period. You should read this information in conjunction with National Penn’s consolidated financial statements and related notes thereto included in National Penn’s Annual Report on Form 10-K for the year ended December 31, 2013, in National Penn’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and in other prior filings made with the SEC, which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

(dollars in thousands, except share and per share data)	As of and for the		As of and for the
	Quarter Ended March 31,		Year Ended December 31,
BALANCE SHEET	2014	2013	2013	2012	2011	2010	2009
Total assets	8,557,381	8,323,777	8,591,848	8,529,522	8,486,281	8,844,620	9,483,910
Total investment securities and other securities	2,424,404	2,333,548	2,396,298	2,334,739	2,314,111	2,259,690	2,180,541
Total loans, net	5,284,475	5,142,609	5,241,852	5,129,927	5,061,461	5,176,669	5,878,229
Deposits	6,139,424	6,184,060	6,072,578	5,935,565	5,874,819	6,059,173	6,738,852
Borrowings	1,245,925	922,092	1,282,289	1,344,324	1,370,399	1,590,996	1,633,434
Total shareholders’ equity	1,082,449	1,136,798	1,131,866	1,161,292	1,180,687	1,137,437	1,069,468
Tangible common equity (c)	818,014	868,986	866,733	892,399	906,638	708,500	608,982
Percent shareholders’ equity to total assets	12.65%	13.66%	13.17%	13.61%	13.91%	12.86%	11.28%
Percent tangible common equity to tangible assets (c)	9.86%	10.79%	10.41%	10.80%	11.04%	8.27%	6.64%

EARNINGS (b)
Total interest income	70,133	72,595	288,279	316,828	346,834	387,249	421,143
Total interest expense	7,844	10,971	36,217	62,822	86,931	116,017	168,634
Net interest income	62,289	61,624	252,062	254,006	259,903	271,232	252,509
Provision for loan losses	1,251	1,500	5,250	8,000	15,000	95,000	154,025
Net interest income after provision for loan losses	61,038	60,124	246,812	246,006	244,903	176,232	98,484
Net gains (losses) from fair value changes on subordinated debentures	-	2,111	2,111	683	(2,530)	(10,373)	(4,427)
Net gains (losses) on sales of investment securities	8	25	54	(119)	2,719	214	(2,857)
Net impairment losses on investment securities	-	-	-	(154)	-	(1,390)	(101,791)
Loss on sale of building	-	-	-	-	1,000	-	-
Gain on pension curtailment	-	-	-	-	-	4,066	-
Other non-interest income	21,470	23,441	95,902	95,558	94,654	105,705	107,555
Goodwill impairment	-	-	-	-	-	8,250	275,000
Loss on debt extinguishment	-	64,888	64,888	-	2,633	-	-
Corporate reorganization expense	-	-	6,000	-	2,200	-	-
Other non-interest expense	52,337	52,434	211,023	210,310	221,197	233,426	233,616
Income (loss) before income taxes	30,179	(31,621)	62,968	131,664	112,716	32,778	(411,652)
Income tax expense (benefit)	7,469	(14,217)	9,581	32,754	25,172	11,441	(63,613)
Net income (loss)	22,710	(17,404)	53,387	98,910	87,544	21,337	(348,039)
Preferred dividends and accretion of preferred discount	-	-	-	-	(1,691)	(8,021)	(8,340)
Accelerated accretion from redemption of preferred stock	-	-	-	-	(1,452)	-	-
Net income (loss) available to common shareholders	22,710	(17,404)	53,387	98,910	84,401	13,316	(356,379)

(dollars in thousands, except share and per share data)	As of and for the	As of and for the
	Quarter Ended March 31,	Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Cash dividends - common stock (a)	13,911	-	43,696	61,401	13,651	5,136	23,343
Cash dividends - preferred stock	-	-	-	-	1,583	7,500	6,937
Dividend payout ratio - common (a)	61.25%	0.00%	81.85%	62.08%	16.17%	38.57%	NM
Return on average assets	1.09%	NM	0.64%	1.17%	1.02%	0.23%	NM
Return on average total shareholders' equity	8.42%	NM	4.72%	8.25%	7.58%	1.95%	NM
Return on average common shareholder's equity	8.42%	NM	4.72%	8.25%	7.50%	1.41%	NM
Return on average tangible common equity (c)	11.11%	NM	6.18%	10.66%	9.95%	2.07%	NM

PER SHARE DATA
Basic earnings (loss) available to common shareholders	0.16	(0.12)	0.37	0.66	0.56	0.10	(3.61)
Diluted earnings (loss) available to common shareholders	0.16	(0.12)	0.37	0.66	0.56	0.10	(3.61)
Dividends paid in cash (a)	0.10	-	0.30	0.41	0.09	0.04	0.28
Book value	7.78	7.81	7.76	8.00	7.77	7.23	7.33
Tangible book value (c)	5.88	5.97	5.94	6.15	5.97	5.18	4.84

Weighted average shares basic	141,360,180	145,394,967	145,602,670	150,566,098	151,386,614	128,118,298	98,818,526
Weighted average shares diluted	141,877,066	145,394,967	146,044,058	150,859,995	151,653,646	128,186,651	98,818,526

Staff - Full-time equivalents	1,591	1,657	1,631	1,648	1,688	1,728	1,756

(a) In lieu of a 1st quarter 2013 cash dividend, National Penn paid an additional dividend of $0.10 per share in the 4th quarter of 2012.
(b) Results of operations are included for Christiana Bank and Trust beginning January 4, 2008 through December 3, 2010.
(c) Refer to Non-GAAP reconciliations for Non-GAAP measures

Non-GAAP Reconciliations	As of and for the		As of and for the
	Quarter Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Total shareholders' equity	1,082,449	1,136,798	1,131,866	1,161,292	1,180,687	1,137,437	1,069,468
Total preferred shareholders' equity	-	-	-	-	-	(148,441)	(147,920)
Goodwill and intangibles	(264,435)	(267,812)	(265,133)	(268,893)	(274,049)	(280,496)	(312,566)
Tangible common equity	818,014	868,986	866,733	892,399	906,638	708,500	608,982

Tangible common equity	818,014	868,986	866,733	892,399	906,638	708,500	608,982

Total assets	8,557,381	8,323,777	8,591,848	8,529,522	8,486,281	8,844,620	9,483,910
Goodwill and intangibles	(264,435)	(267,812)	(265,133)	(268,893)	(274,049)	(280,496)	(312,566)
Tangible assets	8,292,946	8,055,965	8,326,715	8,260,629	8,212,232	8,564,124	9,171,344
Percent tangible common equity to tangible assets	9.86%	10.79%	10.41%	10.80%	11.04%	8.27%	6.64%

Average shareholder's equity	1,093,797	1,142,829	1,130,290	1,198,948	1,155,209	1,094,642	1,246,537
Average preferred equity	-	-	-	-	(30,106)	(148,184)	(144,631)
Average goodwill and intangibles	(264,775)	(268,336)	(266,851)	(271,384)	(277,214)	(303,541)	(589,133)
Average tangible common equity	829,022	874,493	863,439	927,564	847,889	642,917	512,773

Annualized Net Income (loss)	92,102	NM	53,387	98,910	84,401	13,316	(356,379)
Return on average tangible common equity	11.11%	NM	6.18%	10.66%	9.95%	2.07%	NM

Tangible common equity	818,014	868,986	866,733	892,399	906,638	708,500	608,982
Shares outstanding	139,145,669	145,551,796	145,798,751	145,163,585	151,883,036	136,792,414	125,713,668
Tangible book value	5.88	5.97	5.94	6.15	5.97	5.18	4.84

SUMMARY SELECTED HISTORICAL FINANCIAL DATA FOR TF FINANCIAL

The following selected financial information for the three months ended March 31, 2014 and 2013 and for the fiscal years ended December 31, 2013 and 2012 is derived from audited consolidated financial statements of TF Financial.  In the opinion of TF Financial's management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates.  The results of operations for the three months ended March 31, 2014 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2014.  You should read this information in conjunction with TF Financial’s consolidated financial statements and related notes for the years ended December 31, 2013 and 2012, beginning on page F-1 of this proxy statement/prospectus.

	Three Months Ended
	March 31,		Year Ended December 31,
(In thousands, except per share data)	2014	2013	2013	2012	2011	2010	2009
Financial Condition Data:
Total assets	$846,016	$716,002	$835,689	$711,836	$681,929	$691,757	$714,090
Investment securities	130,292	97,674	125,502	104,249	117,091	127,490	122,784
Loans receivable, net	603,656	520,856	614,168	526,720	494,613	501,658	`530,734
Deposits	692,210	571,330	683,902	560,315	551,288	550,135	552,716
Borrowings	48,311	54,151	49,605	60,656	46,908	61,987	80,241
Total stockholders’ equity	96,958	83,408	94,875	82,945	77,408	73,416	71,874

Operating Data:
Interest income	$7,599	$6,857	$29,313	$29,220	$31,288	$33,568	$36,597
Interest expense	959	979	3,923	4,937	7,415	10,208	13,981
Net interest income	6,640	5,878	25,390	24,283	23,873	23,360	22,616
Provision for loan losses	--	439	839	2,400	3,728	4,241	2,930
Net interest income after provision for loan losses	6,640	5,439	24,551	21,883	20,145	19,119	19,686
Non-interest income	722	1,395	6,082	4,086	3,620	3,527	4,073
Non-interest expense	5,490	5,030	22,101	18,861	18,817	18,245	17,748
Income before taxes	1,872	1,804	8,532	7,108	4,948	4,401	6,011
Income taxes	491	581	1,957	1,725	1,019	1,049	1,497
Net income	1,381	1,223	6,575	5,383	3,929	3,352	4,514

Per Share Data:
Earnings per share, basic	$0.45	$0.45	$2.27	$1.97	$1.45	$1.25	$1.70
Earnings per share, diluted	0.45	0.45	2.27	1.97	1.45	1.25	1.70

	Three Months Ended
	March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Performance Ratios
Return on average assets	0.67%	0.70%	0.85%	0.78%	0.57%	0.47%	0.63%
Return on average equity	5.84	5.92	7.40	6.68	5.17	4.55	6.63
Interest rate spread (1)	3.49	3.68	3.55	3.85	3.79	3.49	3.25
Net interest margin	3.53	3.73	3.59	3.90	3.85	3.58	3.38
Dividend payout ratio	26.67	11.11	13.22	10.15	13.79	60.80	44.71
Efficiency ratio (2)	72.74	64.56	66.53	63.78	66.60	65.55	68.67
Average interest-earning assets to average interest-bearing liabilities	107.05	107.20	107.07	106.60	105.35	106.16	106.19
Average equity to average assets	11.47	11.83	11.45	11.68	11.04	10.38	9.42

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.67	1.26	1.06	1.30	1.61	1.63	0.97
Allowance for loan losses as a percent of nonperforming loans	126.27	87.12	78.91	82.81	64.59	43.88	62.95
Non-performing loans as a percent of total loans	0.53	1.45	1.35	1.56	2.49	3.72	1.55
Non-performing loans as a percent of total assets	0.38	1.07	1.00	1.17	1.84	2.74	1.16

(1)	Represents the difference between the tax-equivalent weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.

(2)
The efficiency ratio is non-interest expense excluding merger-related and conversion costs and loss on REO divided by net interest income on a tax equivalent basis plus non-interest income excluding impairment adjustment to mortgage servicing rights, gain on sale of investment securities, proceeds from bank owned life insurance and gain on disposition of real estate and purchase gain associated with Roebling Bank acquisition.

RECENT DEVELOPMENTS

On July 29, 2014, TF Financial issued a press release to report earnings for the quarter ended June 30, 2014.  Net income for the quarter was $585,000 ($0.19 per diluted share) compared with $1,381,000 ($0.45 per share) for the first quarter of 2014. Included in net income for the second quarter was $981,000 after tax ($0.31 per quarterly diluted share) of merger-related expenses (assuming a 34% marginal tax rate) incurred in connection with the merger agreement and the merger.  Excluding these expenses, adjusted net income for the second quarter of 2014 was $1,566,000 ($0.50 per diluted share).

Net income for the six-month period ended June 30, 2014 was $1,966,000 ($0.63 per diluted share). Excluding the merger expenses of $981,000 after tax ($0.32 per year to date diluted share and calculated assuming a 34% marginal tax rate), adjusted net income for the first six months of 2014 was $2,947,000 ($0.95 per diluted share). TF Financial also announced that its Board of Directors declared a quarterly dividend of $0.12 per share, payable on August 15, 2014 to shareholders of record on August 8, 2014.

Net interest income was $6,639,000 for the second quarter of 2014, compared with $6,640,000 for the first quarter of 2014. TF Financial's net interest margin was 3.46% compared with 3.53% during the first quarter of 2014. Loan yields decreased during the quarter due to the day count during the second quarter when compared with the first quarter, due to the repayment during the second quarter of some higher yielding loans which were replaced by loans with lower interest rates, and due to non-cash adjustments related to accrued interest during the first quarter and loan fee amortization differences between the first and second quarters of 2014.

Asset quality metrics showed significant improvement at quarter-end as compared to year-end 2013, with total non-performing assets at 1.18% of total assets at June 30, 2014, down from 1.67% at year-end 2013, and non-performing loans at $4.2 million at quarter-end compared with $8.3 million at December 31, 2013.   The provision for loan losses was $100,000 and net charge-offs were $14,000 during the quarter.  TF Financial's allowance for loan losses was $4,148,000 or 99.6% of non-performing loans at quarter end.

Total loans outstanding were $614.4 million, a 0.9% increase during the quarter. Mortgage loans originated for sale were $7.4 million compared with $3.5 million during the first quarter of 2014. The corresponding gain on sale of loans was $101,000 during the quarter, compared with $74,000 during the first quarter.  At quarter end, total deposits were $686.0 million, compared with $683.9 million at December 31, 2013. The deposit mix continues to improve: at June 30, 2014 core checking, savings, and money market accounts were 73.5% of total deposits compared with 72.1% at December 31, 2013.

Book value per share was $31.15 at June 30, 2014, compared with $30.13 at December 31, 2013. Regulatory capital comprised Tier 1 Leverage and Total Risk-Based ratios of 10.71% and 17.45%, respectively, at June 30, 2014, compared with 10.35% and 17.46%, respectively, at December 31, 2013. Capital levels are well above the regulatory minimums required to be considered well-capitalized.

COMPARATIVE PER SHARE DATA

The following table shows information about National Penn and TF Financial’s earnings per common share, dividends per share and book value per share, and similar information giving effect to the merger (which we refer to as “pro forma” information). In presenting the comparative pro forma information for the time periods shown, we assumed that we had been merged on the dates or at the beginning of the period indicated.

The information listed as “pro forma combined” was prepared using an exchange ratio of 4.22. The information listed as “per equivalent TF Financial share” was obtained by multiplying the pro forma amounts by an exchange ratio of 4.22. National Penn anticipates that the combined company will derive financial benefits from the merger that include reduced operating expenses and the opportunity to earn more revenue. The pro forma combined information, while helpful in illustrating the financial characteristics of National Penn following the merger under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma combined information also does not necessarily reflect what the historical results of National Penn would have been had our companies been combined during these periods.

The information in the following table is based on, and should be read together with, the historical financial information that we have included or incorporated by reference into this document.

	National Penn Bancorp Historical	TF Financial Historical	Pro Forma Combined (1) (2)	Per Equivalent TF Financial Share
Book value per share:
At March 31, 2014	$7.78	$30.78	$8.02	$33.84

Cash dividends declared per share:
Three months ended March 31, 2014	$0.10	$0.12	$0.10	$0.42
Year ended December 31, 2013 (3)	0.30	0.30	0.30	1.27

Basic earnings per share:
Three months ended March 31, 2014	$0.16	$0.45	$0.16	$0.68
Year ended December 31, 2013	0.37	2.27	0.39	1.65

Diluted earnings per share:
Three months ended March 31, 2014	$0.16	$0.45	$0.16	$0.68
Year ended December 31, 2013	0.37	2.27	0.39	1.65

(1)	Pro forma dividends per share represent National Penn’s historical dividends per share.
(2)
The pro forma combined book value per share of National Penn common stock is based upon the pro forma combined common shareholders’ equity for National Penn and TF Financial divided by total pro forma common shares of the combined entities.

(3)	In lieu of a first quarter 2013 cash dividend, National Penn paid an additional dividend of $.10 per share in the fourth quarter of 2012.

RISK FACTORS

In addition to the other information included and incorporated by reference into this proxy statement/prospectus, including the matters discussed under the caption “Special Note Regarding Forward-Looking Statements,” TF Financial shareholders should carefully consider the matters described below to determine whether to approve the merger agreement and thereby approve the merger.

Because the market price of National Penn common stock will fluctuate, TF Financial shareholders cannot be certain of the market value of the National Penn common stock that they will receive upon completion of the merger.

Upon completion of the merger, each share of TF Financial common stock will become the right to receive either $42.00 in cash or 4.22 shares of National Penn common stock. This exchange ratio is fixed in the merger agreement and will not be adjusted for changes in the market price of either National Penn common stock or TF Financial common stock.  Any change in the price of National Penn common stock prior to the merger will affect the market value of the National Penn common stock that you will receive upon completion of the merger if you receive common stock consideration. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in National Penn’s businesses, operations and prospects and regulatory considerations.

The prices of National Penn common stock and TF Financial common stock at the closing of the merger may vary from their respective prices on the date the merger agreement was executed, on the date of this proxy statement/prospectus and on the date of the TF Financial special meeting. As a result, the value represented by the exchange ratio may also vary.  For example, based on the range of closing prices of National Penn common stock during the period from June 3, 2014, the last full trading day before public announcement of the merger, through July 29, 2014, the most recent practicable trading day prior to the date of this proxy statement/prospectus, the exchange ratio represented a value ranging from a high of $45.79 on July 3, 2014 to a low of $42.45 on July 17, 2014 for each share of TF Financial common stock.  Because the date on which we expect to complete the merger will be later than the date of the TF Financial special meeting, at the time of the special meeting TF Financial shareholders will not know what the market value of National Penn’s common stock will be upon completion of the merger.

The merger will result in reduced ownership and control by TF Financial shareholders.

Following the merger, former TF Financial shareholders are expected to hold approximately 5.4% of the outstanding shares of National Penn common stock.   As a result, former TF Financial shareholders will have only limited ability to influence National Penn’s business. Former TF Financial shareholders will not have separate approval rights with respect to any actions or decisions of National Penn and will not have separate representation on National Penn’s or National Penn Bank’s board of directors.

TF Financial shareholders may not receive the form of merger consideration they elect.

The merger agreement contains provisions relating to election and allocation of the merger consideration under certain circumstances. The allocation procedures are intended to provide that the aggregate number of shares of TF Financial common stock to be converted into the cash consideration does not exceed 40% of the outstanding shares of TF Financial common stock at the effective time and the aggregate number of shares to be converted into the common stock consideration does not exceed 60% of the outstanding shares of TF Financial common stock at the effective time.

Because of these limits, it is possible that the cash consideration pool will be oversubscribed and TF Financial shareholders who elect to receive the cash consideration will receive a mix of cash and stock consideration in the merger. It is also possible that the stock consideration pool could be oversubscribed and that TF Financial shareholders who elect to receive the stock consideration will receive a mix of cash and stock in exchange for their shares. The allocation of the mix of consideration payable to TF Financial shareholders in the merger will not be known until National Penn tallies the results of the cash/stock elections made by TF Financial shareholders. TF Financial shareholders may not receive the amounts of cash or stock they elected. Accordingly, if there is an oversubscription of cash or an oversubscription of stock, it is likely that TF Financial shareholders will not receive a portion of the merger consideration in the form that they elect, which could result in, among other things, tax consequences that differ from those that would have resulted had such shareholders received the form of consideration they elected.

TF Financial shareholders who make elections will be unable to sell their shares in the market pending the merger.

TF Financial shareholders may elect to receive cash, stock or elect to receive cash for some of their shares and common stock for the remainder in the merger by completing an election form that will be sent under separate cover. Elections will require that shareholders making the election turn in their TF Financial stock certificates. This means that during the time between when the election is made and the date the merger is completed, TF Financial shareholders will be unable to sell their TF Financial common stock. If the merger is unexpectedly delayed, this period could extend for a significant period of time. TF Financial shareholders can shorten the period during which they cannot sell their shares by delivering their election shortly before the election deadline. However, elections received after the election deadline will not be accepted or honored.

The termination fee and nonsoliciation provisions of the merger agreement limit TF Financial’s ability to pursue alternatives to the merger with National Penn.

The merger agreement contains terms and conditions that make it difficult for TF Financial to enter into a business combination with a party other than National Penn. Subject to limited exceptions, TF Financial and its directors, officers and agents are prohibited from initiating or encouraging inquiries with respect to alternative acquisition proposals. The prohibition limits TF Financial’s ability to seek offers that may be superior from a financial point of view from other possible acquirers.  If TF Financial receives an unsolicited superior proposal from a third party that the TF Financial board of directors determines it has a fiduciary duty to accept, and the merger agreement is terminated, then TF Financial would be obligated to pay a $4,000,000 termination fee to National Penn.  The presence of those restrictions in the merger agreement could discourage a competing third party from considering or proposing an acquisition generally, including on better terms than offered by National Penn.  Further, the termination fee might result in a potential competing third party acquirer proposing a lower per share price than it might otherwise have proposed to acquire TF Financial.

Regulatory approvals may not be received, may take longer than expected to be received or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated in the merger agreement, including the merger, may be completed, various approvals must be obtained from bank regulatory and other governmental authorities.  These regulatory approvals may not be obtained, may take longer than expected to be received or may impose conditions on the completion of the merger or require changes to the terms of the merger agreement.  Although the parties do not currently expect that any such conditions or changes would be imposed, such conditions or changes may be imposed, and such conditions or changes could have the effect of delaying completion of the transactions contemplated in the merger agreement or imposing additional costs on or limiting National Penn’s revenues, any of which might have a material adverse effect on National Penn following the merger.

Failure to complete the merger could negatively impact the stock prices and future businesses and financial results of National Penn and TF Financial.

There can be no assurance that the merger will become effective. If the merger is not completed, the ongoing businesses of National Penn and TF Financial may be adversely affected and National Penn and TF Financial will be subject to a number of risks, including the following:

•
National Penn and TF Financial will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor, proxy solicitation and printing fees;

•
under the merger agreement, TF Financial is subject to restrictions on the conduct of its business before completing the merger, which may adversely affect its ability to execute certain of its business strategies if the merger is terminated; and

•
matters relating to the merger may require substantial commitments of time and resources by National Penn and TF Financial management, which could otherwise have been devoted to other opportunities that may have been beneficial to National Penn and TF Financial as independent companies, as the case may be.

In addition, if the merger is not completed, National Penn and/or TF Financial may experience negative reactions from the financial markets and from their respective customers and employees. National Penn and/or TF Financial also could be subject to litigation related to any failure to complete the merger or to proceedings commenced by National Penn or TF Financial against the other seeking damages or to compel the other to perform their obligations under the merger agreement. These factors and similar risks could have an adverse effect on the results of operation, business and stock prices of National Penn and TF Financial.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: approval of the merger by TF Financial shareholders, receipt of all required regulatory approvals, effectiveness of the registration statement of which this proxy statement/prospectus is a part, the accuracy of the representations and warranties of both parties, the performance by both parties of their respective covenants and agreements, and the receipt by both parties of legal opinions from their respective tax counsels. See “The Merger— Termination” for a more complete discussion of the circumstances under which the merger agreement could be terminated.

Further, either National Penn or TF Financial may terminate the merger agreement if the merger has not been completed by March 31, 2015, unless failure to complete the merger is caused by National Penn’s or TF Financial’s breach of the merger agreement.  There can be no assurance that all conditions to the merger will have been satisfied by March 31, 2015 to enable the merger to proceed.

Failure to complete the merger in certain circumstances could require TF Financial to pay a termination fee in addition to transaction expenses.

If the merger should fail to occur in certain circumstances, TF Financial could be obligated to pay National Penn $4,000,000 as a termination fee.  TF Financial has already incurred, and will continue to incur, substantial expenses in connection with the transactions described in this proxy statement/prospectus, whether or not the merger is completed and TF Financial realizes the expected benefits of the merger.  See “The Merger - Termination Fee.”

Some directors and officers of TF Financial have interests in the merger that may differ from the interests of other shareholders.

In considering the recommendation of TF Financial’s board of directors to approve the merger, you should be aware that some executive officers and directors of TF Financial may have economic interests in the merger other than their interests as shareholders.  For example, certain executive officers and the Chairman of the Board have entered into change in control agreements that provide cash payments and additional benefits upon completion of the merger. In addition, TF Financial’s president and chief executive officer will serve as a consultant of National Penn following the merger and will receive additional payments if he complies with the non-competition terms of his agreement with National Penn. The merger agreement also provides for the continued indemnification of TF Financial’s current and former directors and executive officers following the merger and for the continuation of directors’ and officers’ insurance for these individuals for six years after the merger.  See “The Merger - Interests of Management and Others in the Merger.”

National Penn may fail to realize the anticipated benefits of the merger.

The success of the merger will depend on, among other things, National Penn’s ability to realize anticipated cost savings and to combine the businesses of National Penn and TF Financial without materially disrupting the existing customer relationships of National Penn and TF Financial and suffering decreased revenues as a result of the loss of those customers.  If National Penn is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

National Penn and TF Financial have operated and, until the completion of the merger, will continue to operate, independently.  It is possible that the integration of TF Financial into National Penn could result in the loss of key employees, the disruption of National Penn’s or TF Financial’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect National Penn’s and TF Financial’s ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

TF Financial is subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainties about the effect of the merger on employees and customers may have an adverse effect on TF Financial and consequently on National Penn. These uncertainties may impair TF Financial’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with TF Financial to consider changing existing business relationships with TF Financial. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, TF Financial’s business prior to the merger and National Penn’s business following the merger could be negatively impacted. In addition, the merger agreement restricts TF Financial from taking specified actions relative to its business without the prior consent of National Penn These restrictions may prevent TF Financial from pursuing attractive business opportunities that may arise prior to the completion of the merger.  See “The Merger - Conduct of Business Pending the Merger.”

The market price of shares of National Penn’s common stock may be affected by factors which are different from those affecting shares of TF Financial common stock.

Some of National Penn’s current businesses and markets differ from those of TF Financial and, accordingly, the results of operations of National Penn after the merger may be affected by factors different from those currently affecting the results of operations of TF Financial.  For a discussion of the businesses of National Penn and TF Financial and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this document and referred to under “Where You Can Find More Information” and “Information with Respect to TF Financial.”

The opinion from TF Financial’s financial advisor does not reflect changes in circumstances subsequent to the date of the opinion.

KBW delivered to the TF Financial board of directors its opinion, dated June 3, 2014, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration in the merger to be received by the holders of the TF Financial common stock.  The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of National Penn or TF Financial, changes in general market and economic conditions or regulatory or other factors.  Any such changes, or changes in other factors on which the opinion is based, may materially alter or affect the relative values of National Penn and TF Financial.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This proxy statement/prospectus contains a number of forward-looking statements about National Penn and TF Financial, and the potential combined company, that are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. In addition, the management of National Penn or TF Financial may make forward-looking statements to analysts, investors, representatives of the media and others. These forward-looking statements may include: management plans relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction; the ability to obtain any required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future or past operations, products or services, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond National Penn’s and TF Financial’s control. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “plan,” “predict,” “project,” “pro forma” and other similar words and expressions. National Penn and TF Financial caution readers not to place undue reliance on these statements. Because forward-looking statements are subject to assumptions, risks and uncertainties, which change over time, actual results or future events could differ, possibly materially, from those that National Penn or TF Financial anticipated in its forward-looking statements and future results could differ materially from historical performance.

Factors that could cause or contribute to such differences include, but are not limited to, the following:

•	expected benefits may not materialize in the timeframe expected or at all, or may be more costly to achieve;
•	the transaction may not be timely completed, if at all;
•	prior to the completion of the transaction or thereafter, National Penn’s and TF Financial’s respective businesses may not perform as expected due to transaction-related uncertainty or other factors;
•	the parties are unable to successfully implement integration strategies;
•	required regulatory, shareholder or other approvals may not be obtained or other closing conditions may not be satisfied in a timely manner or at all;
•	reputational risks and the reaction of the companies’ customers to the transaction;
•	diversion of management time on merger-related issues; and
•	those factors and risks referenced from time to time in National Penn’s and TF Financial’s filings with the SEC.

     The foregoing review of important factors should be read in conjunction with the “Risk Factors” section and the other cautionary statements and risk factors included in National Penn’s and TF Financial’s annual and quarterly reports filed with the SEC.   Neither National Penn nor TF Financial makes any commitment to publicly release any revision to any forward-looking statements to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

THE TF FINANCIAL SPECIAL MEETING OF SHAREHOLDERS

When and Where the Special Meeting Will be Held

TF Financial will hold a special meeting of its shareholders at the Sheraton Bucks County Hotel, 400 Oxford Valley Road, Langhorne, Pennsylvania, at 9:00 a.m., local time, on September 17, 2014.

What Will be Voted on at the Special Meeting

At the special meeting, TF Financial shareholders will:
•	Consider and vote upon a proposal to approve the merger agreement;
•	Consider and vote upon an advisory (non-binding) proposal to approve the compensation that may be paid or become payable to TF Financial’s named executive officers in connection with the merger;
•
Consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

•	Transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

Recommendation of TF Financial’s Board of Directors

The TF Financial board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement.  The board of directors believes that the merger agreement is in the best interest of TF Financial and its shareholders and recommends that you vote “FOR” the approval of the merger agreement.  See “The Merger - TF Financial’s Reasons for the Merger - Recommendation of TF Financial’s Board of Directors.”

The board of directors also recommends that you vote “FOR” approval of the advisory (non-binding) proposal to approve the compensation that may be paid or become payable to TF Financial’s named executive officers in connection with the merger and “FOR” a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Shareholders Entitled to Vote

TF Financial has set August 1, 2014 as the record date to determine which TF Financial shareholders will be entitled to vote at the special meeting.  Only TF Financial shareholders at the close of business on the record date will be entitled to receive notice of, and to vote at the special meeting.  As of the record date, there were 3,155,762 shares of TF Financial common stock outstanding and entitled to be voted at the special meeting, held by approximately 475 shareholders of record.  Each holder of shares of TF Financial common stock outstanding at the close of business on the record date will be entitled to one vote for each share held of record.

TF Financial’s articles provide that in no event shall any record owner of any outstanding TF Financial common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then-outstanding shares of TF Financial common stock (the “Limit”) be entitled or permitted to any vote with respect to the shares held in excess of the Limit.  Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and includes (i) shares beneficially owned by such person or any of his or her affiliates (as defined in the Articles), (ii) shares which such person or his or her affiliates have the right to acquire upon the exercise of conversion rights or options and (iii) shares as to which such person and his or her affiliates have or share investment or voting power, but shall not include shares beneficially owned by any employee stock ownership or similar plan of the issuer or any subsidiary.

Number of Shares that Must be Represented for a Vote to be Taken

In order to constitute a quorum at the special meeting, at least a majority of the total outstanding shares of TF Financial common stock entitled to vote (after subtracting any shares held in excess of the Limit) at the special meeting must be represented at the special meeting in person or by proxy.

We will count as present at the special meeting, for purposes of determining the presence or absence of a quorum:

•	Shares of TF Financial common stock held by persons attending the TF Financial special meeting, whether or not they are voting, and
•	Shares of TF Financial common stock for which TF Financial has received proxies, including proxies with respect to which holders of those shares have abstained from voting or broker non-votes.

Vote Required; Effect of Broker Non-Votes and Abstentions

Approval of the merger agreement, approval of the advisory (non-binding) proposal to approve the compensation that may be paid or become payable to TF Financial’s named executive officers in connection with the merger and approval of the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies, each require the affirmative vote of the holders of at least a majority of the votes cast by shareholders entitled to vote at the special meeting.  Abstentions and broker non-votes (i.e. shares held by brokers on behalf of their customers that may not be voted on certain matters because the brokers have not received specific voting instructions from their customers with respect to such matters) do not count as votes cast and will have no effect on whether the merger agreement is approved or whether any of the other proposals is approved.

Voting Agreements

As of the record date, directors and executive officers of TF Financial beneficially owned 615,714 shares (including shares that may be acquired upon the exercise of options within 60 days of the record date) of TF Financial common stock. This equals 18.76% of the outstanding shares of TF Financial common stock. As of the record date, neither National Penn nor any its subsidiaries, directors or executive officers owned any shares of TF Financial common stock. All of TF Financial’s directors and named executive officers entered into voting agreements with National Penn to vote the shares of TF Financial common stock owned by them in favor of the proposal to approve the merger agreement and the merger. As of the record date, the number of shares that may be voted by such individuals (exclusive of options exercisable within 60 days of the record date) was 489,570 shares or approximately 15.51% of the outstanding shares as of the record date.

No separate consideration was paid to any of the directors or executive officers for entering into these voting agreements.  However, the directors and executive officers of TF Financial may be deemed to have interests in the merger as directors and executive officers that are different from or in addition to those of other TF Financial shareholders. See “The Merger - Interests of Management and Others in the Merger.”  National Penn required that such agreements be executed as a condition to National Penn’s entering into the merger agreement.

How to Vote Your Shares

Shareholders of record as of the close of business on the record date may vote by completing the proxy card accompanying this document and returning it in the enclosed postage-prepaid envelope or by attending the TF Financial special meeting and voting in person. Shareholders voting by proxy should indicate on the proxy card how their shares should be voted, then sign, date and mail the proxy card in the enclosed postage-paid envelope in accordance with the instructions on the proxy card.

If you are a participant in the 3rd Fed Bank ESOP, you will receive a voting instruction form (and a postage-prepaid return envelope) on behalf of the 3rd Fed Bank ESOP that reflects all the shares that you may vote under the plan.  Under the terms of the 3rd Fed Bank ESOP, all shares held by the 3rd Fed Bank ESOP are voted by the 3rd Fed Bank ESOP Trustees, but each participant in the 3rd Fed Bank ESOP may direct the 3rd Fed Bank ESOP Trustees on how to vote the shares of TF Financial common stock allocated to his or her account.  Allocated 3rd Fed Bank ESOP shares for which no voting instructions are timely received, shares for which participants vote to “ABSTAIN” and unallocated 3rd Fed Bank ESOP shares will be voted by the 3rd Fed Bank ESOP Trustees as directed by the 3rd Fed Bank board of directors, subject to their fiduciary duties, in the same proportions as the 3rd Fed Bank ESOP Trustees vote the allocated shares for which it has received timely voting instructions marked “FOR” or “AGAINST” from all 3rd Fed Bank ESOP participants.  The deadline for returning your voting instruction form is September 12, 2014.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.  Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the special meeting, you must bring documentation from the broker, bank or other nominee confirming that you are the beneficial owner of the shares and authorizing you to vote the shares.

Changing Your Vote

Any shareholder executing a proxy may revoke it at any time before the vote is taken at the special meeting by:

•	sending a written notice to our Corporate Secretary, Ms. Lorraine A. Wolf, TF Financial Corporation, 3 Penns Trail, Newtown, Pennsylvania 18940, stating that you would like to revoke your proxy;
•	completing and submitting a new, later dated proxy; or
•	attending the special meeting and voting in person.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

If you have instructed a broker or other nominee to vote your shares, you must follow directions you receive from your broker or other nominee to change your vote.

All shares of TF Financial common stock represented by valid proxies that are not revoked will be voted in accordance with your instructions on the proxy card.  If no instructions are indicated, the proxy will be voted “FOR” approval of the merger agreement, “FOR” approval of the advisory (non-binding) proposal to approve the compensation that may be paid or become payable to TF Financial’s named executive officers in connection with the merger and “FOR” approval of the proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

At this time, the TF Financial board of directors is not aware of any matters, other than those set forth above, that may be presented for action at the special meeting.  If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Solicitation of Proxies and Costs

TF Financial will pay the costs of soliciting proxies from its shareholders.  In addition to solicitation by mail, directors, officers and employees acting on behalf of TF Financial may solicit proxies for the special meeting in person or by telephone, facsimile or other means of communication.  TF Financial will not pay any additional compensation to these directors, officers or employees for these activities, but may reimburse them for reasonable out-of-pocket expenses.  TF Financial will make arrangements with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by these brokerage houses, custodians, nominees and fiduciaries, and TF Financial will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation.

THE MERGER

The following summary of the merger and the merger agreement is qualified by reference to the complete text of the merger agreement, which is attached hereto as Appendix A and is incorporated by reference herein.  You should read the merger agreement completely and carefully as it, rather than this description, is the legal document that governs the merger.

Background of the Merger

TF Financial’s board of directors and senior management have periodically reviewed and evaluated available strategic options with the goals of identifying opportunities for growth consistent with safe and sound banking operations and enhancing long term shareholder value.

At times during the past several years, representatives of various Pennsylvania and New Jersey area financial institutions have expressed their interest to Kent Lufkin, TF Financial’s President and Chief Executive Officer, in the possibility of engaging in a business combination with TF Financial in which the other financial institution would acquire TF Financial.  No specific deal terms were proposed or discussed in connection with any of these communications, nor did TF Financial actively evaluate or pursue any of these expressions of interest.  In addition, Mr. Lufkin periodically has had meetings with various investment banking firms with significant experience providing financial advisory services to banks and thrifts, to discuss the current state of the Pennsylvania and New Jersey banking markets at the time, TF Financial’s prospects as an independent institution, and the mergers and acquisitions landscape.  In the normal course of business, Mr. Lufkin periodically attended industry conferences to keep abreast of industry trends, including trends related to merger and acquisition matters.

In October 2013, TF Financial’s board of directors authorized  Robert Dusek, TF Financial’s Chairman of the Board, and Mr. Lufkin to meet with representatives from  investment banking firms to discuss the mergers and acquisitions market generally and potential business combination opportunities for TF Financial to consider.  Mr. Dusek and Mr. Lufkin met with representatives from investment banking firms during November 2013, including KBW.  KBW had not previously acted as financial advisor to TF Financial in any business transactions.

On November 20, 2013, the board of directors convened a special meeting.  At this meeting, the board reviewed and analyzed the proposed engagement terms of the investment banking firms that had been interviewed by Mr. Dusek and Mr. Lufkin.   Following discussion, the board determined to select KBW as the investment banking firm to assist TF Financial in evaluating strategic alternatives.  At this meeting, Mr. Dusek and Mr. Lufkin were authorized to negotiate the engagement of KBW as financial advisor to assist TF Financial in such matters.  KBW was subsequently engaged to assist TF Financial in such capacity.

Between December 2013 and February 2014, TF Financial management, with the assistance of KBW, prepared for a potential decision by the TF Financial board to pursue a potential sale of the company.  As part of this process, TF Financial’s management, with the assistance of KBW, prepared a confidential information memorandum and identified financial institutions that might potentially be interested in a merger with TF Financial.  Potential transaction partners were identified based on publicly available information, including acquisition histories of specific financial institutions, proximity to TF Financial's market area and general information regarding recent transactions involving financial institutions.

On March 4, 2014, the TF Financial board convened a special meeting.  The meeting was also attended by representatives of legal counsel, Spidi & Fisch, PC, Washington, DC.  Spidi & Fisch discussed and reviewed matters including the fiduciary duties of the TF Financial board of directors related to the exploration of strategic alternatives and the negotiation of a potential transaction.  There was further discussion regarding the status of the confidential information memorandum, potential partners to be contacted, and the confidentiality of the process to be followed.  At this meeting, the TF Financial board determined to authorize management, with the assistance of KBW and Spidi & Fisch, to explore the potential sale process by contacting the potential strategic partners, obtaining confidentiality agreements and disseminating the confidential information memorandum.

Between March 7, 2014 and March 17, 2014, in accordance with the TF Financial board’s directives, KBW began contacting potential parties, distributed non-disclosure agreements and furnished copies of the confidential information memorandum to parties that completed the non-disclosure agreement.  A total of eighteen financial institutions were contacted to ascertain their interest in a possible business combination.  Ten of the institutions that were contacted, including National Penn, executed confidentiality agreements.  Thereafter, those interested parties were provided with a copy of the confidential information memorandum.  Beginning on March 14, 2014, all of the interested parties that executed confidentiality agreements were also given access to an electronic data room containing additional information regarding TF Financial’s operations.  The interested parties were requested to submit a written expression of interest by March 31, 2014.

At National Penn executive committee and board of directors meetings held on March 20, 2014 and March 26, 2014, respectively, executive management and Sandler O’Neill, National Penn’s financial advisor, reviewed the potential transaction with TF Financial and discussed the auction process being conducted by TF Financial.  At its meeting on March 26, 2014, the board of directors of National Penn authorized executive management to submit a nonbinding expression of interest for TF Financial.  On March 31, 2014, National Penn delivered to TF Financial a nonbinding expression of interest which indicated a proposed merger consideration range of $39.00 to $41.00 per share and a consideration mix of 70.0% National Penn common stock and 30.0% cash.

On April 2, 2014, the TF Financial board met to review the five written expressions of interest that had been received from potential merger partners.  The meeting was also attended by representatives of KBW and TF Financial’s legal counsel.  The TF Financial board received an update on the current market for bank mergers and acquisitions.  KBW provided a review of the process undertaken to that point and discussed the terms of the five non-binding expressions of interest that had been received.  The TF Financial board reviewed the key terms and characteristics of each proposal, including the amount and type of consideration offered.  The financial performance of each of these potential merger partners was discussed, as well as their branch networks, their acquisition histories and the estimates of independent research analysts for the respective stocks.  The TF Financial board authorized its management and KBW to invite the three potential merger partners that had submitted the highest amounts of consideration, including National Penn, to conduct additional on-site due diligence of TF Financial during April 2014.  Such on-site due diligence would include a review of TF Financial’s loan portfolio, securities portfolio and other assets, certain legal documents and obligations, and discussions with TF Financial’s senior management team.

National Penn conducted its on-site due diligence, including meeting with TF Financial senior management, on April 29 and 30 and May 1, 2014.  Two other parties conducted similar due diligence during April 2014.  The meetings between TF Financial’s senior management and members of the management teams of each of the three potential merger partners allowed TF Financial to learn more about the operating styles, cultures and financial prospects for the future of each of the parties and their respective integration plans for TF Financial.

The National Penn executive committee met on May 6, 2014 to discuss the potential transaction with TF Financial.  At this meeting, executive management reviewed with the committee the results of its preliminary due diligence of TF Financial and discussed the proposed terms of a revised nonbinding expression of interest.  Sandler O’Neill also attended this meeting and again reviewed the financial impact of the potential transaction.  At the conclusion of the meeting, the executive committee authorized executive management to submit a revised nonbinding expression of interest for TF Financial.

TF Financial received revised expressions of interest from the three parties that had conducted additional due diligence between May 5 and May 7, 2014, including a revised expression of interest from National Penn on May 7, 2014.  The TF Financial board met on May 8, 2014 to review the three revised expressions of interest. The meeting was also attended by representatives of KBW and TF Financial’s legal counsel.  The revised expression of interest from National Penn provided for a proposed price of $41.50 for each share of TF Financial common stock, which was higher than the amount included in its initial expression of interest presented in March 2014 and higher than the revised expressions of interest that TF Financial received from the other two interested parties.  National Penn proposed merger consideration of 60.0% in the form of National Penn common stock and 40.0% in cash.  The merger consideration proposed by the other interested parties was also in the form of a mixture of stock and cash.  Following a discussion of the three proposals during the meeting, the board determined to narrow its consideration to the proposals from National Penn and one of the two other parties (“Party B”).  During the meeting, the board recessed and, in accordance with the TF Financial board’s directives, representatives of KBW contacted National Penn and Party B to solicit each party to improve the pricing included in their respective expressions of interest.  The board reconvened after twenty minutes and received an update from KBW on the additional information received from National Penn and Party B.  Both National Penn and Party B indicated to KBW that they would increase their pricing by $0.50 per share.  At that point, National Penn’s pricing of $42.00 per share continued to be the highest price of any of the expressions of interest.  In addition, Party B indicated that its offer provided for a floating exchange ratio which would be fixed at the closing of the merger and did not wish to provide a fixed exchange ratio determined at the signing of the merger agreement for the stock portion of the merger consideration, while National Penn had previously agreed to a fixed exchange ratio to be set prior to signing of the merger agreement.  The TF Financial board preferred that the exchange ratio be fixed prior to the signing of the merger agreement.

The TF Financial board concluded after further discussion that it was reasonably likely that the alternative of maintaining independence, pursuing a longer-term strategy of growth and potentially pursuing possible future acquisitions would likely not yield more favorable results to the shareholders of TF Financial in the long term than the merger proposed by National Penn. The TF Financial board discussed the use of a fixed exchange ratio for the stock to be received as the merger consideration versus a floating exchange ratio, and that National Penn expressed preference for a fixed exchange ratio to be set prior to signing the merger agreement.  The TF Financial board concluded that a fixed exchange ratio for the common stock consideration along with the cash consideration representing 40.0% of the aggregate merger consideration was an acceptable form of consideration for TF Financial’s shareholders.  As a result, the TF Financial board authorized TF Financial’s representatives to continue discussions with National Penn and to conduct reciprocal due diligence.  Based upon the foregoing considerations, the TF Financial board determined at that time to negotiate exclusively with National Penn, with the understanding that if National Penn substantially modified its proposal adversely during subsequent negotiations, TF Financial could resume discussions with other parties.  The TF Financial board then authorized management and its counsel to commence negotiations of a definitive merger agreement between TF Financial and National Penn and to report back to the board at a later date.

After the conclusion of the board meeting, representatives of TF Financial informed National Penn executive management of the decision to negotiate a merger transaction with National Penn.  Executive management of National Penn updated its board of directors via a conference call on May 9, 2014.

TF Financial began to conduct a due diligence review of National Penn and to negotiate the transaction terms on May 9, 2014.  TF Financial’s on-site reverse due diligence of National Penn was scheduled to occur on May 22, 2014. The due diligence investigation included, among other things, discussions with National Penn’s senior management and a review of National Penn’s business, including information related to its loan portfolio, securities portfolio and other assets, and legal documents.

On May 9, 2014, Party B indicated to KBW that it might wish to reconsider its last offer and would review and follow up if it determined that it could increase its proposed pricing and if it would accept a fixed exchange ratio for the stock portion of the merger consideration to be set prior to signing of the merger agreement.  On May 16, 2014, TF Financial received a revised expression of interest from Party B, which included pricing of $42.00 per share in the form of 65.0% stock and 35.0% cash, and a fixed exchange ratio for the stock portion of the merger consideration

On May 14, 2014, two days before Party B submitted its revised expression of interest, TF Financial’s counsel received a draft definitive merger agreement from National Penn’s counsel.  On May 20, 2014, TF Financial’s board met to review the status of the transaction with National Penn and to discuss the revised offer from Party B.  The meeting was also attended by representatives of KBW and TF Financial’s legal counsel.  After considering the current terms of both offers, including a discussion of the draft definitive merger agreement received from National Penn, the board selected National Penn as the party with which it would continue to negotiate the terms of a definitive merger agreement.  In making this decision, the board assessed that it was likely that a transaction could be successfully negotiated, announced and closed with National Penn more quickly than with Party B. On May 22, 2014, TF Financial conducted on-site reverse due diligence of National Penn at its offices.

The management of TF Financial and National Penn, along with their respective legal counsel and financial advisors, continued to negotiate and finalize the terms of the merger agreement and related documents during the next two weeks.   Among other things, the parties continued to work to finalize provisions of the merger agreement regarding potential pricing protection, certain covenants of the parties, the conditions to the parties’ obligations to complete the transaction, certain employee compensation arrangements, and the contents of TF Financial’s and National Penn’s disclosure schedules.

During the course of negotiations between TF Financial and National Penn, TF Financial negotiated and received from National Penn a number of revisions to the terms of the proposed merger agreement favorable to TF Financial.  As part of this process, National Penn agreed to restrict the circumstances under which TF Financial would be required to pay a termination fee, which circumstances include if TF Financial accepts a superior proposal.  In addition, National Penn agreed to provide TF Financial with additional representations and disclosures related to the terms of the merger agreement.

On May 30, 2014, the members of TF Financial’s board of directors were notified of a special meeting of the board to be held June 3, 2014 to review and consider the merger agreement and related ancillary documents.  On May 31, 2014, the TF Financial board received a substantially complete draft of the merger agreement, the voting agreements and other ancillary documents.

TF Financial’s board of directors met on June 3, 2014.  At the meeting, TF Financial’s legal counsel presented a summary of the legal terms of the merger agreement that had been negotiated with National Penn and the shareholder and regulatory approvals that would be required to complete the transaction, including the possible timeframe for obtaining such approvals.  Matters discussed at this meeting included potential pricing protection, the termination fee to be paid in the event that a superior proposal was received and accepted by TF Financial, the process undertaken by TF Financial in obtaining and reviewing expressions of interest from potential strategic partners,  the consulting and non-competition agreement that National Penn required to be signed by Mr. Lufkin and the related compensation to Mr. Lufkin for signing such agreement, the severance and retention arrangements to be provided by National Penn for employees of TF Financial, and the voting agreements required to be signed by all TF Financial directors and executive officers as a condition by National Penn to agreeing to enter into the transaction and various other transaction terms and limitations.  TF Financial’s board of directors also considered the National Penn proposal in the context of the potential risks to TF Financial in the event of an unanticipated delay or inability of National Penn to consummate the merger and how such risks might be mitigated through employee retention payments.  At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an oral opinion (which was confirmed by a written opinion, dated June 3, 2014) to the TF Financial board to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the merger consideration in the proposed merger was fair from a financial point of view to the holders of TF Financial common stock.

Following these discussions and extensive review and discussion among TF Financial’s directors, including consideration of the factors described below under “The  Merger - TF  Financial’s Reasons for the Merger - Recommendation of TF Financial’s Board of Directors,” TF Financial’s board of directors unanimously approved the merger agreement with National Penn and the transactions contemplated thereby.

On June 3, 2014, the National Penn board of directors held a special meeting, also attended by members of National Penn’s executive management and outside financial and legal advisors, to review and discuss the proposed merger and merger agreement. Executive management and representatives of Sandler O’Neill discussed the financial implications of the proposed transaction and detailed the major assumptions involved.  In addition, Reed Smith LLP, outside counsel to National Penn, reviewed with the board the terms of the proposed merger agreement.  Following further review and discussion among the members of the National Penn board of directors, the National Penn board of directors unanimously approved the merger agreement.

Later in the evening on June 3, 2014, the parties executed the merger agreement.  The transaction was announced by a press release on the morning of June 4, 2014.

National Penn’s Reasons for the Merger

National Penn’s board of directors believes that the merger is in the best interests of National Penn and its shareholders. In deciding to approve the merger, National Penn’s board of directors considered a number of factors, including:

•
The effectiveness of the merger in enhancing National Penn’s banking franchise and competitive position, in particular in Bucks and Philadelphia Counties, two attractive Pennsylvania banking markets in which National Penn currently operates, and in Burlington, Mercer and Ocean Counties, New Jersey, which are new markets for National Penn;

•	The fact that the transaction is consistent with National Penn’s acquisition strategy and allows National Penn to leverage its excess capital and expand its geographic presence;
•
TF Financial’s community banking orientation, its favorable reputation within its local community and its compatibility with National Penn’s commitment to its shareholders, customers, employees and communities;

•
The reports of National Penn’s management, and discussions with National Penn’s management and financial advisor, concerning the relevant size, operations, financial condition and prospects of TF Financial and the potential financial impact of the merger on the combined company;

•	National Penn’s expectation that it will achieve cost savings equal to 40.0% of TF Financial’s current annualized non-interest expense base; and
•	The likelihood of regulators approving the merger without undue conditions or delay.

The National Penn board of directors also considered potential risks associated with the merger in its deliberations on the proposed transaction, including the challenges of integrating TF Financial’s business, operations and workforce with those of National Penn, the need to obtain TF Financial’s shareholder approval and regulatory approvals to complete the transaction, and the risks associated with achieving the anticipated cost savings.

The National Penn board of directors considered all of these factors as a whole and, on balance, concluded that they supported a favorable determination to enter into the merger agreement.

The foregoing discussion of the information and factors considered by the National Penn board of directors is not exhaustive, but includes the material factors considered by the National Penn board of directors. In view of the wide variety of factors considered by the National Penn board of directors in connection with its evaluation of the merger and the complexity of these matters, the National Penn board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of the National Penn board of directors may have given different weights to different factors.

On the basis of these considerations, the merger agreement was unanimously approved by National Penn’s board of directors.

TF Financial’s Reasons for the Merger; Recommendation of TF Financial’s Board of Directors

After careful consideration, TF Financial’s board of directors determined that the merger is in the best interests of TF Financial and its shareholders. TF Financial’s board of directors therefore unanimously recommends that the TF Financial shareholders vote “FOR” the approval of the merger agreement and the merger.

In reaching the determination to approve the merger agreement and the merger, TF Financial’s board of directors evaluated the merger agreement and the merger in consultation with TF Financial’s senior management and TF Financial’s financial and legal advisors, and drew on its knowledge of the business, operations, properties, assets, financial condition, operating results, historical market prices and prospects of TF Financial and National Penn, as well as current economic, regulatory and market conditions. In connection with its review and approval of the merger agreement and the merger, and in the course of its deliberations, TF Financial’s board of directors considered numerous factors that weighed in favor of the merger, including the following:

•
Merger Consideration. TF Financial’s board of directors considered the value of the consideration offered by National Penn. The merger consideration, at the time of the board’s decision, represented an approximate 33% premium over the closing market price of TF Financial’s common stock on June 2, 2014, the last trading day before the merger agreement and the merger were approved. TF Financial’s board of directors also considered the adequacy of the merger consideration, not only in relation to the market price of TF Financial’s common stock, but also in relation to the historical, present and anticipated future operating results and financial position of TF Financial as an independent entity. TF Financial’s board of directors also considered the price level of National Penn’s common stock in relation to its price level in recent years and in relation to its peers and the possibility that TF Financial shareholders who receive National Penn common stock in the merger would have the opportunity to participate in future stock price growth of National Penn.  The TF Financial board also considered the higher dividend yield paid on National Penn common stock compared to the dividend yield on TF Financial common stock.  TF Financial’s board of directors also viewed positively the fact that, subject to limitations in the merger agreement, TF Financial shareholders could elect to receive shares of National Penn common stock, cash or make a mixed election for their shares of TF Financial common stock.

In its evaluation of the merger consideration, TF Financial’s board of directors also considered the risks and uncertainties related to the potential fluctuation of the price of National Penn common stock given the fixed exchange ratio for the stock portion of the merger consideration, the certainty associated with the cash portion of the merger consideration and the anticipated period of time between the execution of the merger agreement and the consummation of the merger.

•
Strategic Alternatives. TF Financial’s board of directors carefully considered the strategic alternatives available to TF Financial, including pursuing a business combination with a third party and remaining an independent entity. In this context, TF Financial’s board of directors considered the economic and competitive pressures facing smaller financial institutions, including, without limitation, increasing risks and regulatory burdens and the potential need to make substantial additional investments in personnel, technology and compliance. TF Financial’s board of directors discussed these alternatives in its deliberations and consulted with senior management and KBW, TF Financial’s financial advisor. TF Financial’s board of directors concluded that the execution of TF Financial’s business plan under the best case scenarios as an independent entity was not likely to create greater present value for TF Financial shareholders than the value to be paid by National Penn.

•
The Sale Process. TF Financial’s board of directors considered the extent and breadth of the sale process conducted by TF Financial, with the assistance of KBW and its legal advisors, in soliciting, evaluating and responding to potential bidders likely to be interested in acquiring TF Financial.

•
Future Prospects. TF Financial’s board of directors evaluated the business, operations, financial condition, earnings, management and future prospects of National Penn and TF Financial and believed that a business combination with National Penn would enable TF Financial’s shareholders to participate in a combined company that would have enhanced future prospects as compared to those that TF Financial was likely to achieve on a stand-alone basis. In reaching its conclusion, TF Financial’s board of directors took into consideration, among other things, the following benefits of a merger with National Penn: enhanced revenue, increased market capitalization, the stronger overall capital position of the combined companies, funding capabilities and liquidity position, cost savings through integration and synergies and, as a result, improved capabilities to cope with potential challenges and risks.

•
Opinion of TF Financial’s Financial Advisor. TF Financial’s board of directors considered the opinion, dated June 3, 2014, and financial analyses of KBW, described under the heading “The Merger - Opinion of TF Financial’s Financial Advisor,” as to the fairness, from a financial point of view, of the merger consideration in the merger to be received by the holders of TF Financial common stock.

•
Likelihood of Prompt Regulatory Approval. TF Financial’s board of directors considered the likelihood that National Penn and TF Financial would receive the necessary regulatory approvals to complete the transactions contemplated in the merger agreement, including the merger of National Penn and TF Financial and the merger of 3rd Fed Bank with and into National Penn Bank, in a timely fashion.

•
Terms and Conditions of the Merger Agreement Relating to Closing. TF Financial’s board of directors believed the terms and conditions of the merger agreement, including the parties’ respective representations and warranties, the conditions to closing and termination provisions, provided adequate assurances as to National Penn’s obligation and ability to consummate the merger in a timely manner, without any extraordinary conditions.  In particular, the board considered the fact that there was no financing contingency on the part of National Penn to complete the transaction.

•
Tax. TF Financial’s board of directors expected that the merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code and TF Financial shareholders who receive shares of National Penn common stock in the merger generally will not recognize any gain or loss for federal income tax purposes on the exchange of shares of TF Financial common stock for shares of National Penn common stock in the merger, except with respect to any cash received in exchange for such shares and cash in lieu of fractional shares of National Penn common stock.

In the course of its deliberation regarding the merger with National Penn, TF Financial’s board of directors also considered the following factors, which it determined did not outweigh the expected benefits of the merger to TF Financial and its shareholders:

•
Provisions and Covenants Contained in the Merger Agreement. TF Financial’s board of directors considered the restrictions on the operation of TF Financial’s business during the period between signing of the merger agreement and consummation of the merger, as well as other covenants and agreements of TF Financial contained in the merger agreement. TF Financial’s board of directors also considered the provisions of the merger agreement relating to payment of the termination fee upon certain events, and the limitations on TF Financial’s ability to discuss alternative transactions during the pendency of the merger.

•
Completion Risks. TF Financial’s board of directors considered the risks and costs associated with the merger not being completed in a timely manner or at all, including as a result of any failure to obtain requisite regulatory approvals. TF Financial’s board of directors considered that these risks and costs included the diversion of management and employee attention, potential employee attrition, the potential effect on business and customer relationships and potential litigation brought by shareholders of TF Financial arising from the merger agreement or the transactions contemplated thereby.

•
Integration Risks. TF Financial’s board of directors considered the challenges of combining the businesses, assets and workforces of TF Financial and National Penn, which could affect the post-merger success and the ability to achieve anticipated cost savings and other potential synergies. TF Financial’s board of directors considered the prior experience of National Penn in integrating its acquisitions.

•
Insider Interests. TF Financial’s board of directors considered the fact that the interests of TF Financial’s directors and executive officers with respect to the merger may be different from those of other TF Financial shareholders in certain limited circumstances.  See “The Merger - Interests of Management and Others in the Merger.”

The reasons set forth above are not intended to be exhaustive, but include the material considerations of TF Financial’s board of directors in approving the merger agreement. In reaching its determination to approve and recommend the transaction, TF Financial’s board of directors looked at the totality of the information presented to it and did not assign any relative or specific weights to the factors considered, and individual directors may have given different weights to different factors. AFTER CONSIDERING, AMONG OTHER THINGS, THE MATTERS DISCUSSED ABOVE, TF FINANCIAL’S BOARD OF DIRECTORS BELIEVED THAT THE MERGER WAS IN THE BEST INTERESTS OF TF FINANCIAL AND ITS SHAREHOLDERS AND, THEREFORE, UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT THE TF FINANCIAL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

It should be noted that this explanation of the reasoning of TF Financial’s board of directors (and some other information presented in this section) is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this proxy statement/prospectus entitled “Special Note Regarding Forward-Looking Statements.”

TF Financial’s board unanimously recommends that TF Financial shareholders vote “FOR” approval of the merger agreement and the merger.

Opinion of TF Financial’s Financial Advisor

TF Financial engaged KBW to render financial advisory and investment banking services to TF Financial, including an opinion to the TF Financial board of directors as to the fairness, from a financial point of view, to the holders of TF Financial common stock, of the merger consideration in the proposed merger of TF Financial with and into National Penn. TF Financial selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the TF Financial board held on June 3, 2014, at which the TF Financial board evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of TF Financial common stock. The TF Financial board approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion.  The opinion was for the information of, and was directed to, the TF Financial board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the merger consideration in the merger to the holders of TF Financial common stock. It did not address the underlying business decision of TF Financial to engage in the merger or enter into the merger agreement or constitute a recommendation to the TF Financial board in connection with the merger, and it does not constitute a recommendation to any TF Financial shareholder or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation on whether or not any holder of TF Financial common stock should enter into a voting, shareholders’ or affiliates’ agreement with respect to the merger.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of TF Financial and National Penn and the merger, including, among other things:

•	a draft, dated June 3, 2014, of the merger agreement (the most recent draft then made available to KBW);
•	certain regulatory filings of TF Financial and National Penn, including the quarterly call reports with respect to each quarter during the three year period ended March 31, 2014;
•	the audited financial statements and Annual Reports on Form 10-K for the three years ended December 31, 2013 of TF Financial and National Penn;
•	the unaudited quarterly financial statements and quarterly reports on Form 10-Q for the fiscal quarter ended March 31, 2014 of TF Financial and National Penn;
•	certain other interim reports and other communications of TF Financial and National Penn to their respective shareholders; and
•
other financial information concerning the businesses and operations of TF Financial and National Penn furnished to KBW by TF Financial and National Penn or which we were otherwise directed to use for purposes of KBW’s analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of TF Financial and National Penn;
•	the assets and liabilities of TF Financial and National Penn;
•	the nature and terms of certain other mergers and business combinations in the banking industry;
•	a comparison of certain financial and stock market information of TF Financial and National Penn with similar information for certain other publicly traded companies;
•
financial and operating forecasts and projections of TF Financial that were prepared, and provided to and discussed with KBW, by TF Financial management and that were relied upon by KBW with the consent of the TF Financial board;

•
publicly available consensus “street estimates” of National Penn for 2014 through 2016, as well as assumed long term growth rates for subsequent periods based thereon that were prepared, and provided to KBW, by National Penn management, all of which information was discussed with KBW by TF Financial management and used and relied on by KBW at the direction of such management with the consent of the TF Financial board; and

•
estimates regarding certain pro forma financial effects of the merger on National Penn (including the cost savings and related expenses expected to result from the merger) that were prepared and provided to and discussed with KBW by National Penn management, and that were used and relied upon by KBW at the direction of such management with the consent of the TF Financial board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also held discussions with senior management of TF Financial and National Penn regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters that KBW deemed relevant to its inquiry. KBW also considered the results of the efforts undertaken by TF Financial, with KBW’s assistance, to solicit indications of interest from third parties regarding a potential transaction with TF Financial.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness.  KBW relied upon the managements of TF Financial as to the reasonableness and achievability of the financial and operating forecasts and projections of TF Financial and National Penn (and the assumptions and bases therefor) that were prepared by TF Financial management and provided to and discussed with KBW by such management or that, in the case of the publicly available consensus “street estimates” of National Penn, KBW was directed by such management to use. KBW assumed, at the direction of TF Financial, that such forecasts and projections reflected, or in the case of the publicly available consensus “street estimates” of National Penn were consistent with, the best currently available estimates and judgments of TF Financial management and that such forecasts and projections would be realized in the amounts and time periods estimated. KBW further relied upon management of National Penn as to the reasonableness and achievability of the estimates regarding certain pro forma effects of the merger on National Penn (and the assumptions and bases therefor, including without limitation cost savings and related expenses expected to result from the merger) that were prepared by National Penn management and provided to and discussed with KBW by such management, and KBW assumed, with the consent of TF Financial, that all such estimates were reasonably prepared on a basis reflecting the best currently available estimates and judgments of National Penn management and that such estimates would be realized in the amounts and in the time periods estimated.

It is understood that the forecasts, projections and estimates of TF Financial and National Penn that were provided to KBW by the management teams of TF Financial and National Penn were not prepared with the expectation of public disclosure, that such forecasts, projections and estimates, together with the publicly available consensus “street estimates” of National Penn that KBW was directed to use, are based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates. KBW assumed, based on discussions with the respective management teams of TF Financial and National Penn, and at the direction of such managements and with the consent of the TF Financial board, that such forecasts, projections and estimates provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either TF Financial or National Penn since the date of the last financial statements made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with TF Financial’s consent, that the aggregate allowances for loan and lease losses for TF Financial and National Penn were adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of TF Financial or National Penn, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of TF Financial or National Penn under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed that, in all respects material to its analyses:

•
the merger and any related transactions (which, for this section of the document, includes the contemporaneous merger of 3rd Fed Bank, a wholly-owned subsidiary of TF Financial, with and into National Penn Bank, a wholly-owned subsidiary of National Penn) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the latest draft of the merger agreement that had been reviewed by KBW) with no additional payments or adjustments to the merger consideration;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;
•	each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;
•
there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger and any related transaction and that all conditions to the completion of the merger and any related transaction would be satisfied without any waivers or modifications to the merger agreement; and

•
in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transation, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of TF Financial, National Penn, the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger

KBW assumed that the merger would be consummated in a manner that complied with the applicable provisions of the Securities Act of 1933, as amended, the Exchange Act, and all other applicable federal and state statutes, rules and regulations.  KBW further assumed that TF Financial relied upon the advice of its counsel, independent accountants and other advisors (other than KBW) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to TF Financial, National Penn, the merger and related transactions and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the merger consideration to the holders of TF Financial common stock. KBW expressed no view or opinion as to any terms or other aspects of the merger or any related transaction, including without limitation, the form or structure of the merger or any related transaction, any consequences of the merger to TF Financial, its shareholders, creditors or otherwise, or any terms, aspects or implications of any employment, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of TF Financial to engage in the merger or enter into the merger agreement;
•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by TF Financial or the TF Financial board;
•
the fairness of the amount or nature of any compensation to any of TF Financial’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of TF Financial common stock;

•
the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of TF Financial other than TF Financial common stock (solely with respect to the merger consideration, as described herein and not relative to the consideration to be received by any other class), or of any class of securities of National Penn or any other party to any transaction contemplated by the merger agreement;

•
whether National Penn has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate cash consideration to the holders of TF Financial common stock at the closing of the merger, as provided in the merger agreement;

•
the election by holders of TF Financial common stock to receive the common stock consideration or the cash consideration, or any combination thereof, or the actual allocation between the stock and the cash consideration among such holders (including, without limitation, any re-allocation thereof as a result of proration or otherwise pursuant to the merger agreement);

•	the actual value of National Penn common stock to be issued in the merger;
•
the prices, trading range or volume at which the common stock  of TF Financial or National Penn would trade following the public announcement of the merger or the prices, trading range or volume at which the common stock of National Penn will trade following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or
•
any legal, regulatory, accounting, tax or similar matters relating to TF Financial, National Penn, their respective shareholders, or relating to or arising out of or as a consequence of the merger or any related transaction, including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, TF Financial and National Penn. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the TF Financial board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the TF Financial board with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between TF Financial and National Penn and the decision to enter into the merger agreement was solely that of the TF Financial board.

The following is a summary of the material financial analyses performed by KBW in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the TF Financial board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses. For purposes of its analyses, KBW utilized the implied value of merger consideration of $43.18 per share of TF Financial common stock, consisting of, at the election of the TF Financial shareholder, either (i) $42.00 in cash or (ii) the implied value of 4.22 shares of National Penn common stock to be exchanged for each share of TF Financial common stock based on the closing price of National Penn common stock on June 3, 2014 of $10.42.

Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of TF Financial to 22 selected banks, bank holding companies and thrifts traded on NASDAQ or the New York Stock Exchange and headquartered in Pennsylvania and New Jersey with total assets between $500 million and $1.5 billion and nonperforming assets to assets ratios less than 4.0%. Mutual holding companies, merger targets and thrifts that converted into thrifts after 1/1/2011 were excluded from the selected companies.

The selected companies included in TF Financial’s “peer” group were:

ESSA Bancorp, Inc.	1st Constitution Bancorp
Citizens & Northern Corporation	Unity Bancorp, Inc.
Penns Woods Bancorp, Inc.	Royal Bancshares of Pennsylvania, Inc.
Orrstown Financial Services, Inc.	Mid Penn Bancorp, Inc.
Codorus Valley Bancorp, Inc.	Norwood Financial Corp.
Cape Bancorp, Inc.	DNB Financial Corporation
Fox Chase Bancorp, Inc.	Stewardship Financial Corporation
AmeriServ Financial, Inc.	Bancorp of New Jersey, Inc.
ACNB Corporation	First Bank
Ocean Shore Holding Co.	Sussex Bancorp
Republic First Bancorp, Inc.	Emclaire Financial Corp.

To perform this analysis, KBW used last-twelve-months (“LTM”) and other financial information as of the most recent completed quarter available and market price information as of June 2, 2014. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in TF Financial’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of TF Financial and the selected companies in its “peer” group:

		Peer Group
	TF	Bottom			Top
	Financial	Quartile	Average	Median	Quartile
LTM Core Return on Average Assets (1)	0.82%	0.49%	0.65%	0.64%	0.83%
LTM Core Return on Average Equity (1)	7.21%	4.28%	6.55%	7.56%	8.97%
LTM Net Interest Margin	3.55%	3.29%	3.50%	3.50%	3.76%
LTM Fee Income / Revenue Ratio (2)	11.4%	12.5%	17.1%	16.1%	21.0%
LTM Efficiency Ratio	66.9%	70.4%	69.2%	67.6%	64.0%

(1)	Core income excludes extraordinary items, gain/loss on sale of securities, nonrecurring revenue/expenses and assumes a 35% tax rate
(2)	Excludes gain/loss on sale of securities

KBW’s analysis also showed the following concerning the financial condition of TF Financial and the selected companies in its “peer” group:

		Peer Group
	TF	Bottom			Top
	Financial	Quartile	Average	Median	Quartile
Tangible Common Equity / Tangible Assets	10.96%	6.87%	8.86%	8.32%	10.1%
Total Risk-Based Capital / Risk-Weighted Assets	17.03%	13.35%	16.11%	15.25%	17.51%
Loans / Deposits	87.8%	75.3%	84.2%	88.6%	91.8%
Loan Loss Reserve / Gross Loans	0.67%	1.16%	1.51%	1.30%	1.68%
Nonperforming Assets / Assets	1.28%	2.03%	1.75%	1.61%	1.36%
LTM Net Charge-Offs / Average Loans	0.50%	0.48%	0.33%	0.30%	0.09%

In addition, KBW’s analysis showed the following concerning the market performance of TF Financial and the selected companies in its “peer” group (excluding the impact of certain selected company LTM earnings per share (“EPS”) multiples considered to be not meaningful):
			Peer Group
	TF		Bottom						Top
	Financial		Quartile		Average		Median		Quartile
One - Year Stock Price Change	26.1%		(1.5)%		15.4%		12.7%		22.5%
One - Year Total Return	27.8%		0.9%		17.4%		15.8%		23.4%
YTD Stock Price Change	11.7%		(4.1)%		8.2%		4.0%		9.4%
Stock Price / Book Value per Share	1.02	x	0.91	x	1.12	x	1.11	x	1.24	x
Stock Price / Tangible Book Value per Share	1.08	x	1.01	x	1.19	x	1.16	x	1.25	x
Stock Price / LTM EPS	13.9	x	12.7	x	14.9	x	14.0	x	16.4	x
Dividend Yield (1)	1.5%		0.9%		1.9%		1.7%		2.6%
LTM Dividend Payout (2)	21.1%		13.8%		29.4%		25.7%		45.9%

(1)	Represents current dividend annualized excluding special dividends
(2)	Represents current dividend annualized excluding special dividends as a percentage of LTM EPS

Using publicly available information, KBW then compared the financial performance, financial condition and market performance of National Penn to 13 selected banks, bank holding companies and thrifts traded on NASDAQ or the New York Stock Exchange and headquartered in the Mid Atlantic United States (defined as the District of Columbia, Delaware, Maryland, New Jersey, New York and Pennsylvania) with total assets between $5.0 billion and $20.0 billion. Mutual holding companies, merger targets and thrifts that converted into thrifts after January 1, 2011 were excluded from the selected companies.

The selected companies included in National Penn “peer” group were:

Susquehanna Bancshares, Inc.	Provident Financial Services, Inc.
Fulton Financial Corporation	Community Bank System, Inc.
Valley National Bancorp	Sterling Bancorp
Astoria Financial Corporation	First Commonwealth Financial Corporation
F.N.B. Corporation	Tompkins Financial Corporation
Northwest Bancshares, Inc.	Customers Bancorp, Inc.
NBT Bancorp Inc.

To perform this analysis, KBW used LTM and other financial information as of the most recent completed quarter available and market price information as of June 2, 2014. Earnings estimates for 2014 and 2015 were taken from a nationally recognized earnings estimate consolidator for National Penn and the selected companies. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in National Penn historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of National Penn and the selected companies in its “peer” group:

		Peer Group
	National	Bottom			Top
	Penn	Quartile	Average	Median	Quartile
LTM Core Return on Average Assets (1)	1.16%	0.74%	0.86%	0.92%	0.96%
LTM Core Return on Average Equity (1)	8.68%	6.18%	7.46%	7.79%	8.34%
LTM Net Interest Margin	3.49%	3.27%	3.40%	3.48%	3.65%
LTM Fee Income / Revenue Ratio (2)	27.0%	17.2%	22.5%	23.5%	24.8%
LTM Efficiency Ratio	57.2%	64.9%	62.8%	62.6%	59.3%

(1)	Core income excludes extraordinary items, gain/loss on sale of securities, nonrecurring revenue/expenses and assumes a 35% tax rate
(2)	Excludes gain/loss on sale of securities

KBW’s analysis also showed the following concerning the financial condition of National Penn and the selected companies in its “peer” group:

		Peer Group
	National	Bottom			Top
	Penn	Quartile	Average	Median	Quartile
Tangible Common Equity / Tangible Assets	9.86%	7.40%	8.33%	7.93%	9.19%
Total Risk-Based Capital / Risk-Weighted Assets	15.69%	12.60%	14.29%	13.57%	15.00%
Loans / Deposits	87.5%	90.9%	95.0%	93.1%	101.3%
Loan Loss Reserve / Gross Loans	1.73%	0.91%	1.09%	1.13%	1.27%
Nonperforming Assets / Assets	0.59%	1.40%	1.23%	1.08%	0.80%
LTM Net Charge-Offs / Average Loans	0.36%	0.35%	0.29%	0.29%	0.22%

In addition, KBW’s analysis showed the following concerning the market performance of National Penn and the selected companies in its “peer” group (excluding the impact of the 2014 EPS multiple for one of the selected companies, which 2014 EPS multiple was considered to be not meaningful):

			Peer Group
	National		Bottom						Top
	Penn		Quartile		Average		Median		Quartile
One - Year Stock Price Change	5.5%		7.2%		12.6%		12.0%		21.0%
One - Year Total Return	9.5%		11.4%		16.7%		19.0%		24.3%
YTD Stock Price Change	(8.0)%		(11.8)%		(8.4)%		(10.0)%		(3.1)%
Stock Price / Book Value per Share	1.34	x	1.01	x	1.14	x	1.14	x	1.26	x
Stock Price / Tangible Book Value per Share	1.77	x	1.31	x	1.68	x	1.56	x	1.88	x
Stock Price / 2014 EPS (1)	14.8	x	13.5	x	15.2	x	14.3	x	16.4	x
Stock Price / 2015 EPS (1)	13.7	x	12.6	x	14.0	x	12.9	x	15.9	x
Dividend Yield (2)	3.8%		2.7%		3.0%		3.2%		3.7%
2014 Dividend Payout (3)	56.8%		39.6%		49.6%		50.0%		57.9%

(1)	Consensus earnings estimates per FactSet Research Systems Inc., as compiled by SNL Financial, as of June 2, 2014
(2)	Represents current dividend annualized excluding special dividends
(3)	Represents current dividend annualized excluding special dividends as a percentage of 2014 estimated EPS

No company used as a comparison in the above selected companies analyses is identical to TF Financial or National Penn. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Select Transactions Analysis - Nationwide Transactions. KBW reviewed publicly available information related to 14 selected bank and thrift transactions announced since January 1, 2012 with transaction values between $50 million and $500 million and in which residential and consumer loans represented greater than 40% of the total loan portfolio of the acquired company.  Terminated transactions and mergers of equals were excluded from the selected transactions. The selected transactions included in the group were:

Acquiror:	Acquired Company:

Southside Bancshares, Inc.	OmniAmerican Bancorp, Inc.
CB Financial Services, Inc.	FedFirst Financial Corporation
IBERIABANK Corporation	First Private Holdings, Inc.
IBERIABANK Corporation	Teche Holding Company
Huntington Bancshares Incorporated	Camco Financial Corporation
F.N.B. Corporation	BCSB Bancorp, Inc.
SI Financial Group, Inc.	Newport Bancorp, Inc.
SCBT Financial Corporation	First Financial Holdings, Inc.
First Financial Bankshares, Inc.	Orange Savings Bank, SSB
NBT Bancorp Inc.	Alliance Financial Corporation
WesBanco, Inc.	Fidelity Bancorp, Inc.
Berkshire Hills Bancorp, Inc.	Beacon Federal Bancorp, Inc.
Independent Bank Corp.	Central Bancorp, Inc.
Cadence Bancorp, LLC	Encore Bancshares, Inc.

For each selected transaction, KBW derived the ratio of the transaction consideration value per common share paid for the acquired company to the following, in each case based on the acquired company’s then latest publicly available financial statements prior to the announcement of the acquisition:

•	LTM EPS of the acquired company;
•	tangible book value per share of the acquired company; and
•	tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company.

KBW also reviewed the price per common share paid for the acquired company for each selected transaction involving a public traded acquired company as a premium to the closing price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one day market premium).  The resulting transaction multiples and premiums for the selected transactions were compared with the corresponding transaction multiples and premiums for the proposed merger based on the implied value of the merger consideration of $43.18 per share of TF Financial common stock and using historical financial information for TF Financial as of March 31, 2014 and the closing price of TF Financial common stock on June 2, 2014.

The results of the analysis (excluding the impact of certain selected transaction LTM EPS multiples considered to be not meaningful) are set forth in the following table:

	National
	Penn /		Selected Transactions
	TF Financial		Bottom						Top
Transaction Price to:	Merger		Quartile		Average		Median		Quartile
LTM EPS	19.0	x	16.1	x	28.7	x	23.9	x	43.8	x
Tangible Book Value	1.48	x	1.23	x	1.51	x	1.41	x	1.66	x
Core Deposit Premium	7.7%		4.1%		8.4%		6.6%		12.4%
One-Day Market Premium	37.3%		15.6%		36.3%		35.3%		49.0%

Select Transactions Analysis - Regional Transactions. KBW reviewed publicly available information related to 11 selected bank and thrift transactions announced since January 1, 2012 with the acquired company headquartered  in New Jersey and Pennsylvania and transaction values between $20 million and $500 million and in which the acquired company’s nonperforming assets to assets ratio was less than 4.0%.  Terminated transactions and mergers of equals were excluded from the selected transactions. The selected transactions included in the group were:

Acquiror:	Acquired Company:

Bryn Mawr Bank Corporation	Continental Bank Holdings, Inc.
CB Financial Services, Inc.	FedFirst Financial Corporation
Provident Financial Services, Inc.	Team Capital Bank
1st Constitution Bancorp	Rumson-Fair Haven Bank & Trust Co.
Wilshire Bancorp, Inc.	BankAsiana
Haven Bancorp, MHC	Hilltop Community Bancorp, Inc.
Lakeland Bancorp, Inc.	Somerset Hills Bancorp
Penns Woods Bancorp, Inc.	Luzerne National Bank Corporation
WesBanco, Inc.	Fidelity Bancorp, Inc.
S&T Bancorp, Inc.	Gateway Bank of Pennsylvania
Tompkins Financial Corporation	VIST Financial Corp.

For each selected transaction, KBW derived the ratio of the transaction consideration value per common share paid for the acquired company to the following, in each case based on the acquired company’s then latest publicly available financial statements prior to the announcement of the acquisition:

•	LTM EPS of the acquired company;
•	tangible book value per share of the acquired company; and
•	tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) .

KBW also reviewed the one day market premium for each selected transaction.  The resulting transaction multiples and premiums for the selected transactions were compared with the corresponding transaction multiples and premiums for the proposed merger based on the implied value of the merger consideration of $43.18 per share of TF Financial common stock and using historical financial information for TF Financial as of March 31, 2014 and the closing price of TF Financial common stock common stock on June 2, 2014.

The results of the analysis are set forth in the following table:

	National
	Penn /		Selected Transactions
Transaction Price to:	TF Financial Merger		Bottom Quartile		Average		Median		Top Quartile
LTM EPS	19.0	x	19.8	x	28.3	x	25.2	x	31.8	x
Tangible Book Value	1.48	x	1.29	x	1.46	x	1.40	x	1.66	x
Core Deposit Premium	7.7%		4.4%		7.1%		7.5%		8.7%
One-Day Market Premium	37.3%		22.0%		48.1%		51.9%		79.1%

No company or transaction used as a comparison in the above selected transaction analyses is identical to TF Financial or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of National Penn and TF Financial to various pro forma balance sheet and income statement items and the pro forma market capitalization of the combined entity. This analysis did not include purchase accounting adjustments. To perform this analysis, KBW used (i) balance sheet data for National Penn and TF Financial as of March 31, 2014, (ii) the First Call consensus 2014 EPS estimate for National Penn and 2014 EPS estimate for TF Financial provided by TF Financial management and (iii) market price data as of June 2, 2014. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of National Penn and TF Financial shareholders in the combined company based on the 4.220x exchange ratio both at the 60% aggregate stock consideration percentage provided for in the merger and also assuming 100% stock consideration for illustrative purposes, in the following table:

	NPBC	THRD
	as a %	as a %
	of Total	of Total
Ownership
60% stock / 40% cash	94.6%	5.4%
100% stock / 0% cash	91.3%	8.7%

Balance Sheet
Assets	91.0%	9.0%
Gross Loans Held for Investment	89.8%	10.2%
Deposits	89.9%	10.1%
Tangible Common Equity	89.9%	10.1%

Net Income to Common
LTM GAAP Net Income	93.3%	6.7%
2014 Estimated GAAP Net Income	94.1%	5.9%

Market Capitalization
Current Market Capitalization	93.6%	6.4%

Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of TF Financial. In this analysis, KBW used financial forecasts and projections relating to the earnings and assets of TF Financial prepared by and provided to KBW by TF Financial management, and assumed discount rates ranging from 13.0% to 17.0%.  The ranges of values were derived by adding (i) the present value of the estimated free cash flows that TF Financial could generate over the five-year period from 2014 to 2019 as a standalone company, and (ii) the present value of TF Financial’s implied terminal value at the end of such period. KBW assumed that TF Financial would maintain a tangible common equity to tangible asset ratio of 8.00% and would retain sufficient earnings to maintain that level based on these assumptions. In calculating the terminal value of TF Financial, KBW applied a range of 13.0x to 16.0x estimated 2020 net income.  This discounted cash flow analysis resulted in a range of implied values per share of TF Financial common stock of $28.58 per share to $35.16 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates.  The analysis did not purport to be indicative of the actual values or expected values of TF Financial.

Forecasted Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of National Penn and TF Financial.  Using closing balance sheet estimates as of December 31, 2014 for National Penn and TF Financial provided by National Penn management, First Call consensus 2014 and 2015 earnings estimates for National Penn, a 2014 EPS estimate and assumed EPS growth rate for TF Financial provided by National Penn management and pro forma assumptions (including purchase accounting assumptions, cost savings and related expenses) provided by National Penn management, KBW analyzed the potential financial impact of the merger on certain projected financial results of National Penn. This analysis indicated the merger could be accretive to National Penn’s estimated 2015 EPS and could be dilutive to National Penn’s estimated tangible book value per share as of December 31, 2014. Furthermore, the analysis indicated that each of National Penn’s tangible common equity to tangible assets ratio, leverage ratio, Tier 1 Risk-Based Capital Ratio and Total Risk Based Capital Ratio as of December 31, 2014 could be lower. For all of the above analyses, the actual results achieved by National Penn’s following the merger may vary from the projected results, and the variations may be material.

Miscellaneous. KBW acted as financial advisor to TF Financial in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes.  As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. Further to ongoing sales and trading relationships between KBW and each of TF Financial and National Penn, from time to time KBW has, in the ordinary course of its business as a broker-dealer, purchased securities from, or sold securities to, TF Financial and National Penn. As a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of TF Financial and National Penn for its own account and for the accounts of its customers. Any KBW proprietary or employee positions in TF Financial and National Penn, as of the date of KBW’s opinion, were disclosed to TF Financial.

Pursuant to the KBW engagement agreement, TF Financial agreed to pay KBW a total cash fee, currently expected to be approximately 1.1% of the aggregate merger consideration, of which a portion became payable to KBW upon the rendering of the opinion, an additional portion of which became payable upon the execution of the merger agreement, and the the majority of which is contingent upon the consummation of the merger. TF Financial also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with this present engagement, during the two years preceding the date of its opinion, KBW has not provided investment banking and financial advisory services to TF Financial. In the past two years, KBW has not provided investment banking and financial advisory services to National Penn. KBW may in the future provide investment banking and financial advisory services to TF Financial or National Penn and receive compensation for such services.

Consideration

At the effective time of the merger, the shares of TF Financial common stock will automatically become the right to receive $42.00 in cash per share, 4.22 shares of National Penn common stock per share, or a combination of National Penn common stock and cash, based on the election of the TF Financial shareholder. We refer to the cash consideration and common stock consideration collectively as “merger consideration.”  The merger consideration will be limited to 40.0% cash and 60.0% stock, so the elections of TF Financial shareholders are subject to proration and allocation in the event that a selected form of consideration is over-elected.

National Penn will not issue any fractional shares in the merger. Instead, each TF Financial stockholder who would otherwise be entitled to a fraction of a share of National Penn common stock will receive cash (without interest). The amount of cash for fractional shares will be calculated by multiplying the fraction by the average closing price of a share of National Penn common stock on the NASDAQ for the 10 full trading days ending on the third business day prior to the effective date of the merger.

Any shares of TF Financial common stock held in the treasury of TF Financial, or held by TF Financial’s subsidiaries (other than in a fiduciary capacity or pursuant to debts previously contracted), will not be converted into shares of National Penn common stock and will be cancelled without receipt of any consideration.

The cash consideration is fixed.  The 4.22 exchange ratio for the common stock consideration is fixed, subject to customary anti-dilution provisions, although the value of the common stock consideration varies with the market price for National Penn common stock.  The per share value of the common stock consideration, based upon National Penn’s closing stock price on July 29, 2014, the most recent practicable trading day before this proxy statement/prospectus was finalized was $43.76.  If National Penn makes a change in its capitalization before the merger is completed, then it will make proportionate adjustments to the exchange ratio of 4.22 shares of National Penn common stock for each share of common stock of TF Financial.

Examples of changes in capitalization that would trigger an adjustment are:

•	a stock dividend in shares of National Penn common stock;
•	stock splits and reverse stock splits involving National Penn common stock; and
•	reclassification of the shares of National Penn common stock.

Election Form

An election form and other customary transmittal materials, with instructions for their completion, are being mailed separately to all holders of record of TF Financial common stock as of the record date for the special meeting. The election form permits each holder (or in the case of nominee record holders, the beneficial owner) to elect to receive the cash consideration, the common stock consideration, or the cash consideration for some of their shares and the common stock consideration for the remainder.  You must carefully review the instructions for completing the election form and submit the form, together with the stock certificates representing the shares, before 5:00 p.m. Philadelphia, Pennsylvania time, on October 15, 2014.  If a holder of TF Financial common stock either does not submit a properly completed election form along with the stock certificates before the election deadline or revokes an election form prior to the election deadline and does not resubmit a properly completed election form, the shares of TF Financial common stock held by that shareholder will be designated “no-election shares.”  Nominee record holders who hold TF Financial common stock on behalf of multiple beneficial owners shall indicate how many of the shares held by them should be exchanged for cash consideration, how many should be exchanged for common stock consideration, and how many shall be designated no election shares. Any election form may be revoked or changed by written notice to the exchange agent at or prior to the election deadline.

In the event that the merger agreement is terminated, the exchange agent will return to you promptly any TF Financial common stock certificates submitted along with election materials.

Proration and Allocation Procedures

As stated above, the merger consideration will be limited to 40.0% cash and 60.0% stock, so the elections of TF Financial shareholders are subject to proration and allocation procedures as described below by the exchange agent in the event that a selected form of consideration is over-elected.

If the stock consideration is over-elected, then all TF Financial shareholders who have elected to receive cash will receive cash and those shareholders who have made no election will receive cash for their TF Financial shares to the extent necessary to have the amount of cash consideration equal to 40.0% of the merger consideration.  If there is still a shortfall for the cash consideration, then all shareholders who elected to receive National Penn common stock will receive a pro rata portion of the available National Penn shares plus cash for those shares not converted into National Penn common stock.

If the cash consideration is over-elected, then all TF Financial shareholders who have elected to receive National Penn common stock will receive National Penn common stock and those shareholders who have made no election will receive National Penn common stock for their TF Financial shares to the extent necessary to have the amount of common stock consideration equal to 60.0% of the merger consideration.  If there is still a shortfall for the common stock consideration, then all shareholders who elected to receive cash will receive a pro rata portion of the available cash plus National Penn shares of common stock for those shares not converted into cash.

Surrender of TF Financial Stock Certificates.

If you hold a stock certificate for shares of TF Financial common stock you must carefully review and follow the instructions from the exchange agent for sending your stock certificate(s) to the exchange agent along with your completed election form.  If you do not surrender your stock certificate(s) with the election form, you will not make a valid election.

As promptly as practicable following the effective time of the merger, the exchange agent will mail to those holders who did not surrender their stock certificates with an election form a letter of transmittal, specifying that you will receive the cash and/or common stock consideration only upon sending your stock certificate(s) to the exchange agent, and providing instructions for how to surrender your certificate(s).

As soon as practicable following the effective time of the merger and after receipt of the properly completed letter of transmittal and TF Financial stock certificate, the exchange agent will mail a statement evidencing book-entry shares of National Penn common stock and/or a check in the amount of cash that the TF Financial shareholder has a right to receive.  Statements evidencing book-entry shares of National Penn common stock will be dated the effective date of the merger and will entitle the holders to receive any dividends and any other distributions with a record date on or after the effective time of the merger.  Until the certificates representing TF Financial common stock are surrendered for exchange, holders of such certificates will not receive any stock consideration or dividends or distributions on any National Penn common stock into which such shares have been converted.  When such certificates are surrendered, any unpaid dividends or other distributions will be paid without interest. National Penn has the right to withhold dividends or any other distributions on its shares until the TF Financial stock certificates are surrendered for exchange.

If you have lost your TF Financial stock certificate, or if it has been stolen or destroyed, you will be required to make a sworn affidavit of that fact before making a valid election and receiving the cash and/or common stock consideration.

TF Financial shareholders are urged to read carefully the information set forth under the caption “Material United States Federal Income Tax Considerations” and to consult their tax advisors for a full understanding of the merger’s tax consequences to them.

Stock Options

As of the record date for the special meeting, TF Financial had outstanding options to purchase a total of 321,044 shares of TF Financial common stock.  When the merger takes place, each TF Financial stock option still outstanding, whether or not then vested, will become fully vested and cease to be a right to purchase shares of TF Financial common stock and will be cancelled, and TF Financial will pay the option holder cash, in an amount calculated by multiplying (i) the positive difference, if any, between the cash consideration price ($42.00) and the exercise price of the option by (ii) the number of shares of TF Financial common stock subject to the option. No consideration will be paid with respect to options which have an exercise price equal to or greater than the cash consideration price ($42.00). Each TF Financial option holder will be required to execute a cancellation agreement prior to receiving payment from TF Financial in connection with the cancellation of their TF Financial options.

National Penn Common Stock

Each share of National Penn common stock outstanding immediately prior to completion of the merger will remain outstanding and unchanged by the merger.

Delisting and Deregistration of TF Financial Common Stock Following the Merger

If the merger is completed, TF Financial common stock will be delisted from the NASDAQ Global Market and will be deregistered under the Exchange Act.

No Dissenters’ Rights

Dissenters’ rights are statutory rights that, if available under law, enable shareholders to dissent from an fundamental corporate change, such as a merger, and to demand that the corporation pay the “fair value” for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the fundamental corporate change. Dissenters’ rights are not available in all circumstances, and exceptions to these rights are provided under Pennsylvania’s Business Corporation Law.

Under Pennsylvania law, shareholders of a corporation are not entitled to exercise dissenters’ rights if shares of the corporation are registered on a national securities exchange, designated as a national market system security on an interdealer quotation system by the Financial Industry Regulatory Authority or held beneficially or of record by more than 2,000 persons. Consequently, because TF Financial’s common stock is currently listed on the NASDAQ, a national securities exchange, shareholders of TF Financial will not have the right to exercise dissenters’ rights. If the merger agreement is approved and the merger is completed, shareholders who voted against the approval of the merger agreement will be treated the same as shareholders who voted for the approval of the merger agreement and their shares will automatically be converted into the right to receive the merger consideration.

The Merger Agreement

In addition to the preceding terms concerning consideration and election matters, the merger agreement also contains the following provisions.

Effect of the Merger

Upon completion of the merger, TF Financial will merge with and into National Penn. As soon as possible thereafter, 3rd Fed Bank will merge with and into National Penn Bank.  National Penn will continue to be governed by its articles of incorporation and bylaws as in effect immediately prior to the merger. The board of directors of National Penn will constitute the board of directors of the surviving corporation. The executive officers of National Penn will continue as the executive officers of the surviving corporation.

Closing and Effective Date

The closing of the merger will take place at the time and on the date chosen by National Penn and TF Financial, provided that all conditions to the merger, including obtaining shareholder and regulatory approvals, have been fulfilled or, where permitted, waived. We presently expect to close the merger in the fourth quarter of 2014.  See “The Merger - Conditions to the Merger” and “The Merger - Regulatory Approvals.” The merger will become effective on the date and at the time specified in the articles of merger that National Penn and TF Financial file with the Department of State of the Commonwealth of Pennsylvania.

Representations and Warranties

The merger agreement contains generally reciprocal and customary representations and warranties of National Penn and TF Financial relating to National Penn’s and TF Financial’s businesses. The representations and warranties of National Penn and TF Financial are subject, in some cases, to exceptions and qualifications contained in the merger agreement and the matters contained in the disclosure schedules that National Penn and TF Financial delivered to each other in connection with the merger agreement. The representations and warranties in the merger agreement will not survive the closing date of the merger.

The representations and warranties that National Penn and TF Financial made to each other relate to, among other things:

•	Organization, capitalization and qualification.
•	Due authorization, execution, delivery, performance and enforceability of the merger agreement.
•	Receipt of regulatory and third-party consents or approvals.
•	Absence of material adverse changes, since December 31, 2013.
•	Taxes, material agreements, absence of undisclosed litigation, environmental matters.
•	Compliance with applicable laws and regulations.
•	Loans reflected in the financial statements of National Penn and TF Financial.
•	SEC filings; compliance and disclosure controls pursuant to the Sarbanes-Oxley Act.
•	Status as “well capitalized” within the meaning of the Federal Reserve Board’s and Federal Deposit Insurance Corporation (“FDIC”) regulations.

TF Financial made additional representations and warranties regarding, among other things, title to assets and properties,  insurance, anti-takeover statutes and regulations, conduct of its business since March 31, 2014, related party transactions, receipt of the opinion of TF Financial's financial advisor, matters related to its employee stock ownership plan, and administration of fiduciary accounts.

National Penn has also represented that it has sufficient cash and authorized but unissued shares of common stock to complete the merger.

Certain representations and warranties of National Penn and TF Financial are qualified as to “materiality” or “material adverse effect.” A “material adverse effect,” when used in reference to National Penn or TF Financial, means a material adverse effect on (i) the financial condition, results of operations, assets, liabilities or business of that party and its subsidiaries, taken as a whole or (ii) the ability of that party to complete the merger on a timely basis.  In determining whether a material adverse effect has occurred with respect to the business, results of operations or financial condition of a National Penn and TF Financial and their subsidiaries, we will disregard any effects resulting from:

•
changes in U.S. GAAP or regulatory accounting requirements; except for changes that have a materially disproportionate adverse effect on that party relative to other similarly situated companies in the same industries;

•
changes in laws, rules or regulations of general applicability to banks and their holding companies generally, or their interpretation by any regulatory authority; except for changes that have a materially disproportionate adverse effect on that party relative to other similarly situated companies in the same industries;

•
changes in general global, national or regional political conditions or general economic or market conditions that affect  banks and their holding companies; except for changes that have a materially disproportionate adverse effect on that party relative to other similarly situated companies in the same industries;

•
changes or downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally; except for changes that have a materially disproportionate adverse effect on that party relative to other similarly situated companies in the same industries;

•	failure by that party to meet earnings projections (but not including the underlying causes thereof);
•
the rating downgrade of any debt or debt securities of that party or its subsidiaries (but not including the underlying causes thereof), or any change in the value of deposits, borrowings or loan servicing rights resulting from a change in interest rates generally;

•	the public disclosure of the merger and the impact of complying with the terms of the merger, including expenses incurred in negotiating and completing the merger;
•
any outbreak or escalation of hostilities, and declared or undeclared acts of war or terrorism; except for changes that have a materially disproportionate adverse effect on that party relative to other similarly situated companies in the same industries; or

•	actions or omissions taken with the prior written consent of the other party or as required by the merger agreement.

Explanatory Note Regarding Summary of Merger Agreement and Representations and Warranties in the Merger Agreement

This summary and the copy of the merger agreement attached to this document as Appendix A are included solely to provide investors with information regarding the terms of the merger agreement.  The merger agreement contains representations and warranties by National Penn and TF Financial. These representations and warranties were made solely for the benefit of the other party to the merger agreement and (a) are not intended to be treated as categorical statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate, (b) may have been qualified in the merger agreement by confidential disclosure schedules that were delivered to the other party in connection with the signing of the merger agreement, which disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations, warranties and covenants set forth in the merger agreement, (c) may be subject to standards of materiality applicable to the parties that differ from what might be viewed as material to shareholders and (d) were made only as of the date of the merger agreement or such other date or dates as may be specified in the merger agreement. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by the National Penn or TF Financial. Accordingly, you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of National Penn or TF Financial.

Conduct of Business Pending the Merger

In the merger agreement, we each agreed to use our reasonable good faith efforts to preserve our business organizations intact, to maintain good relationships with employees, and to preserve the goodwill of customers and others with whom we do business.

In addition, TF Financial agreed to conduct its business and to engage in transactions only in the ordinary course of business, consistent with past practice, except as otherwise required by the merger agreement or consented to by National Penn.  TF Financial also agreed in the merger agreement that TF Financial will not, and will not permit any of its subsidiaries to, without the written consent of National Penn (which shall not be unreasonable withheld):

•
Hire new employees, unless the position is within TF Financial’s previously approved staffing levels and the base salaries for such employees do not exceed $100,000 individually or $375,000 in the aggregate.

•	Change its articles or bylaws.
•
Change the number of authorized or issued shares of its capital stock, repurchase any shares of its capital stock, or issue or grant options or similar rights with respect to its capital stock or any securities convertible into its capital stock, except for the issuance of TF Financial common stock upon the valid exercise of any TF Financial options outstanding on June 3, 2014.

•
Declare, set aside or pay any dividend or other distribution in respect of its capital stock, except that (i) TF Financial may continue to pay regular quarterly cash dividends on TF Financial common stock at a rate not in excess of the regular quarterly cash dividend ($0.12 per share) declared prior to June 3, 2014, but must coordinate such dividend payments with National Penn, and (ii) any subsidiary of TF Financial may pay dividends to TF Financial to the extent permitted by applicable regulatory restrictions.

•
Grant any severance or termination pay, except in accordance with policies, practices or agreements in effect on June 3, 2014; or enter into or amend any offer, employment, consulting, severance, “change-in-control” or termination contract or arrangement.

•
Grant any job promotions, pay increases or pay any bonus except for: (i) routine periodic pay increases, merit pay increases and pay raises in connection with promotions, all in accordance with past practice, provided that such pay increases and raises will not exceed 3.0% per raise or $25,000 in the aggregate; and (ii) annual bonuses in the ordinary course as accrued on the most recent balance sheet prior to the date of payment, determined consistently with past practice.

•
Engage in any merger or any material acquisition; enter into a purchase and assumption transaction with respect to deposits, loans or liabilities; sell or buy whole loans and participation interests; open, relocate or close any office or take any action with respect thereto; change the jurisdictional status of any office; or fail to enforce its code of ethics and compliance procedures.

•	Dispose of or encumber any material assets or incur any debt other than in the ordinary course of business and consistent with past practice.
•	Materially modify the manner in which it conducts business or enter into a new line of business.
•	Take any action which would result in any of the conditions to the closing of the merger to not be satisfied.
•	Take any action which would preclude the merger from qualifying as a tax-free reorganization.
•
Change any accounting methods, principles or practices, except as may be required by GAAP; or change any assumption underlying or method of calculating the depreciation of any asset or the establishment of any reserve.

•	Change its independent registered accounting firm or auditors.
•
Waive, release, grant or transfer any rights of material value, or modify or change in any material respect any existing material agreement to which it is a party, other than in the ordinary course of business, consistent with past practice.

•	Implement any new employee benefit or welfare plan or amend any existing plan, except as required by law.
•	Take any action that would impair, prevent, or alter the ability of 3rd Fed Bank to pay cash dividends.
•
Amend or otherwise modify its underwriting and other lending guidelines and policies or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice, except as required by law.

•
Enter into, renew, extend or modify any transaction with any affiliate of TF Financial, other than deposit and loan transactions in the ordinary course of business and which comply with applicable laws and regulations.

•	Make any loan commitments of $2,500,000 or more.
•	Enter into any interest rate swap, floor or cap or similar arrangement.
•
Take any action that would give rise to a right of payment or guarantee continued employment to any person under any employment agreement, except in the ordinary course of business consistent with past practice or for the execution of the merger agreement.

•
Purchase any security for its investment portfolio (i) rated less than required by TF Financial’s policies regarding its security investments, or (ii) with a remaining maturity, or average maturity, of more than five years.

•
Make any capital expenditure of $25,000 or more; undertake or enter into any lease, contract or other commitment, other than in the ordinary course of business, involving an unbudgeted expenditure of more than $25,000 or extending beyond 12 months from June 3, 2014.

•	Agree to do any of the foregoing.

TF Financial also agreed in the merger agreement, among other things:

•
To give National Penn the opportunity to participate at its own expense in the defense or settlement or any shareholder litigation against TF Financial and/or its directors and affiliates relating to the merger agreement; and to seek the prior written consent of National Penn before entering into a settlement agreement.

•
To advise National Penn of any change or event which, individually or in the aggregate, could have a material adverse effect on it or would likely cause a material breach of TF Financial’s representations, warranties or covenants contained in the merger agreement.

•
To obtain either (i) a written legal opinion that the merger or properties subject to the merger agreement are not subject to the requirements of the New Jersey Industrial Site Remediation Act (“ISRA”), or (ii) a Remediation Certification pursuant to ISRA authorizing the merger; or (iii) an approval of a Remedial Action Workplan, or (iv) issuance of a Negative Declaration, waiver, or other approval by the New Jersey Department of Environmental Protection with respect to any property in New Jersey that TF Financial or any of its subsidiaries owns or operates, to the extent such property renders ISRA applicable to the merger; and to obtain and maintain a “Remediation Funding Source,” as defined under the Brownfield and Contaminated Site Remediation Act, or other financial assurance, as required to meet these obligations.

•
To submit the merger agreement to its shareholders for approval at a special meeting to be held as soon as practicable, with an approval recommendation by its board of directors, subject to compliance with the fiduciary duties of its board of directors.

•	To cause 3rd Fed Bank to seek regulatory approval to dividend the maximum amount allowable to TF Financial and to pay such dividend to TF Financial.

In addition, National Penn also agreed in the merger agreement that National Penn will not:

•	Take any action which would preclude the merger from qualifying as a tax-free reorganization.
•
Take any action that would result in any of the conditions to the merger to not be satisfied or that would be reasonably likely to result in National Penn’s representations and warranties not being materially true.

We jointly agreed, among other things:

•
Upon reasonable notice and subject to applicable laws relating to the exchange of information,  to provide the other party access at reasonable hours to such business, properties, assets, books and records and personnel, as may reasonably be requested.  The party accessing such information will not unreasonably interfere with the other party’s normal operations and customer and employee relationships.  All information so provided will be kept confidential pursuant to a pre-existing confidentiality agreement between National Penn and TF Financial.

•
To cooperate in the preparation of the registration statement, of which this proxy statement/prospectus forms a part, and to prepare all applications for, and use our reasonable best efforts to obtain, all required regulatory approvals.

•	To deliver to each other copies of written communications to or received from any regulatory authority, with respect to the merger.
•	To use reasonable best efforts to take, or cause to be taken, all things necessary, proper or advisable, under applicable laws and regulations, to complete the merger.
•	To, if necessary, update the disclosure schedules that National Penn and TF Financial delivered to each other in connection with the merger agreement.
•
To refrain from taking any action that would cause the merger to be subject to state or federal anti-takeover statutes or regulations and to take any action necessary to exempt the merger from any such anti-takeover law.

•	To coordinate with the other party in the payment of dividends.
•	To take such steps to allow disposition of TF Financial common stock or acquisition of National Penn common stock in the merger to be exempt under Rule 16b-3 of the Exchange Act.
•	To agree upon the form and substance of any press release or public disclosure related to the proposed merger.
•	To maintain adequate insurance.
•	To maintain accurate books and records.
•	To file all tax returns and pay all taxes when due.
•	To facilitate the integration of the businesses and operating systems of TF Financial and its subsidiaries with those of National Penn and its subsidiaries.
•
To cooperatively make decisions regarding consolidation of operations and the termination of any back-office, support, processing or other operational activities or services of TF Financial or its subsidiaries.

•	To deliver to each other monthly and quarterly financial statements.
•	To deliver to each other all public disclosure documents that may be filed under the Exchange Act.
•	To establish a retention bonus pool of $100,000 to be paid to certain designated employees of TF Financial.

Conditions to the Merger

The merger agreement contains a number of closing conditions. National Penn and TF Financial are required to complete the merger only if those conditions are satisfied or, in the alternative (and if legally permissible), the requirement to satisfy the condition is waived by the other party.

The following closing conditions apply to both National Penn and TF Financial. In other words, neither party is required to complete the merger unless the conditions listed below are satisfied (or waived).

•
All necessary governmental approvals for the merger have been obtained, all waiting periods required by law or imposed by any governmental authority have expired and no approval contains any condition or requirement which could so adversely affect the contemplated benefits from the merger that, if the condition or requirement had been known, the party would not have entered into the merger agreement.  See “The Merger - Regulatory Approvals.”

•	There is no order, decree, or injunction in effect preventing the completion of the transactions contemplated by the merger agreement.
•	The registration statement, of which this proxy statement/prospectus forms a part, has been declared effective.
•	All approvals deemed necessary by National Penn’s counsel from state securities or “blue sky” authorities have been obtained.
•	The merger agreement has been duly approved by the shareholders of TF Financial.
•	The parties have obtained all necessary third party consents, except where failure to obtain such consents would not, individually or in the aggregate, have a material adverse effect on National Penn.

In addition, National Penn and TF Financial each have their own separate closing conditions, some of which depend on the other party’s performance to be satisfied. TF Financial is not required to complete the merger unless the conditions below are satisfied (or waived):

•	National Penn has performed in all material respects all covenants and obligations required to be performed by it at or prior to the effective date of the merger.
•
The representations and warranties from National Penn to the merger agreement are true and correct both as of the date of the merger agreement and as of the closing date of the merger (or, if another date is specified in the representation and warranty, as of that other date), except that those representations and warranties that are qualified by materiality or material adverse effect are true in all respects, without regard to that qualification, as of the date of the merger agreement and as of the closing date of the merger.

•
TF Financial has received a legal opinion from its outside counsel that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. See “Material United States Federal Income Tax Considerations.”

•	The shares of National Penn common stock to be issued in the merger have been approved for listing on the NASDAQ.
•	TF Financial has received a certificate from the exchange agent certifying that it has received sufficient cash and irrevocable authorization to issue shares of National Penn common stock.
•	Since the date of the merger agreement, no material adverse effect with respect to National Penn has occurred.
•	Other conditions which are customary for transactions of the type contemplated by the merger agreement.

National Penn is not required to complete the merger unless the conditions below are satisfied (or waived):

•	TF Financial has performed in all material respects all covenants and obligations required to be performed by it at or prior to the effective date of the merger.
•
The representations and warranties from TF Financial to the merger agreement are true and correct both as of the date of the merger agreement and as of the closing date of the merger (or, if another date is specified in the representation and warranty, as of that other date), except that those representations and warranties that are qualified by materiality or material adverse effect are true in all respects, without regard to that qualification, as of the date of the merger agreement and as of the closing date of the merger.

•
National Penn has received a legal opinion from its outside counsel that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. See “Material United States Federal Income Tax Considerations.”

•	Since the date of the merger agreement, no material adverse effect with respect to TF Financial has occurred.
•	Other conditions which are customary for transactions of the type contemplated by the merger agreement.

Except for the requirements of TF Financial shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the merger agreement, we each may waive each of the conditions described above in the manner and to the extent described in “The Merger - Amendment and Waiver” below.

Amendment and Waiver

Subject to applicable law, at any time before completion of the merger the parties may (in a written agreement signed by their authorized officers):

•	Amend the merger agreement.
•	Extend the time for the performance of any of the obligations or other acts of the other required in the merger agreement.
•	Waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement.
•
Waive compliance by the other party with any of the agreements or conditions contained in the merger agreement, except the requirements of TF Financial shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated.

Termination

The merger agreement may be terminated at any time prior to the closing of the merger by mutual written consent of National Penn and TF Financial.  The merger agreement may also be terminated by either party on the basis of:

•
A breach of any representation, warranty, covenant or obligation of the other party if the breach cannot be or has not been remedied within thirty (30) days after the receipt of notice describing the breach and requesting that it be remedied; except, if the breach cannot reasonably be remedied within thirty days, but can be within sixty (60) days, termination cannot occur prior to the expiration of the sixty day period.

•
The failure of the closing to occur prior to March 31, 2015, unless the failure of the closing to occur by that date  is caused by National Penn’s or TF Financial’s breach of the merger agreement, in which case the breaching party may not terminate the merger agreement for such failure to close prior to March 31, 2015.

•
The issuance of a definitive written denial of an approval or consent from a regulatory authority, which is required for completion of the merger, where the time period for appeals and requests for reconsideration has run.

•	The issuance by a court or other governmental authority of a final, unappealable order enjoining or prohibiting the completion of the merger.
•
The failure of the TF Financial shareholders to approve the merger at the TF Financial shareholders meeting, provided that if the merger agreement is terminated by TF Financial, it has complied with its non-solicitation obligations. See “The Merger - No Solicitation of Other Transactions.”

Additionally, the merger agreement may be terminated by National Penn if:

•	TF Financial breaches its non-solicitation obligations.
•	TF Financial fails to call and hold a special shareholders meeting or solicit the votes of its shareholders in favor of the merger.
•
The TF Financial board of directors either does not recommend that the TF Financial shareholders approve the merger agreement or withdraws, modifies or changes its recommendation, pursuant to its fiduciary duties.

•
The TF Financial board of directors does not publicly recommend in this proxy statement/prospectus that the TF Financial shareholders approve the merger agreement or, after publicly recommending approval, withdraws, modifies or changes its recommendation, pursuant to its fiduciary duties.

Additionally, the merger agreement may be terminated by the TF Financial board of directors:

•
If, prior to approval of the TF Financial shareholders the board concludes, in good faith after consultation with its legal and financial advisors, that it must agree to or endorse another acquisition proposal and terminate the merger agreement in order to comply with its fiduciary duties.

•
At any time during the five business-day period commencing on the trading day before the TF Financial shareholders meeting (“the Determination Date”), if both of the following occur: (i) during the ten trading days immediately preceding the Determination Date, National Penn’s average closing stock price is less than 80.0% of $10.15 ($8.12) and  (ii) the decrease in the price of National Penn’s stock exceeds by 20.0% the change in the NASDAQ Bank Index price over the corresponding period.

Termination Fee

TF Financial has agreed to pay a fee of $4,000,000 to National Penn if the merger agreement is terminated under the following circumstances:

•
National Penn terminates the merger agreement because TF Financial has breached its non-solicitation obligations; TF Financial has failed to call and hold a special shareholders meeting or solicit the votes of its shareholders in favor of the merger; the TF Financial board of directors either has not recommended that the TF Financial shareholders approve the merger agreement or has withdrawn, modified or changed its recommendation, pursuant to its fiduciary duties; or the TF Financial board of directors has  not publicly recommend in this proxy statement/prospectus that the TF Financial shareholders approve the merger agreement or, after publicly recommending approval, withdraws, modifies or changes its recommendation, pursuant to its fiduciary duties, provided that National Penn is not in material breach of the merger agreement.

•
TF Financial terminates the merger agreement because its board of directors has concluded, prior to approval of the TF Financial shareholders, in good faith after consultation with its legal and financial advisors, that it must agree to or endorse another acquisition proposal and terminate the merger agreement in order to comply with its fiduciary duties.

•
A person or group (as those terms are defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than National Penn or an affiliate of National Penn, has entered into an agreement, letter of intent or memorandum of understanding with TF Financial relating to an acquisition proposal.

•
TF Financial has authorized, recommended, or publicly proposed or announced an intention to authorize, recommend or propose, an agreement, letter of intent or memorandum of understanding relating to an acquisition proposal.

•
If, after another potential acquirer has announced (and not withdrawn) an acquisition proposal, (i) the board of directors of TF Financial has either withdrawn or modified its recommendation that the shareholders approve the merger, or failed to call and hold the shareholders meeting, and (ii) either the shareholders vote against the merger, or the shareholders meeting is cancelled.

No Solicitation of Other Transactions

As an incentive for National Penn to enter into the merger agreement, TF Financial has agreed that it will not, and will not allow others under its control to:

•	Initiate, solicit, encourage or take any other action to facilitate, any inquiries or the making of any proposal which constitutes any acquisition proposal (as defined below);
•	Enter into or maintain or continue discussions or negotiate with any person in furtherance of an acquisition proposal; or
•	Agree to or endorse any acquisition proposal.

As used in the merger agreement, “acquisition proposal” means a bona fide proposal for: (a) any business combination involving all or substantially all the assets or liabilities of TF Financial or any of its subsidiaries; (b) any tender or exchange offer that, if consummated, would result in any third party or group beneficially owning 20.0% or more of any class of equity securities of TF Financial or any of its subsidiaries; or (c) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 20.0% or more of the outstanding shares of common stock of TF Financial or any of its subsidiaries.

TF Financial has also agreed to notify National Penn immediately, and in no event later than within two business days, if any acquisition proposal or inquiry described above is received by TF Financial from any third party, and to provide to National Penn (i) the identity of the person making the acquisition proposal, (ii) the terms and conditions of the acquisition proposal, and (iii) any written materials received in connection with such proposal, unless such materials constitute confidential information, disclosure would jeopardize attorney-client privilege, or disclosure would violate the law.

However, the merger agreement allows TF Financial to consider and participate in discussions and negotiations with respect to an acquisition proposal, to provide confidential and non-public information concerning TF Financial to the party making the acquisition proposal, and to take and disclose to its shareholders a position with respect to the proposal if:

•	the TF Financial board of directors concludes in good faith, after consultation with its outside legal counsel, that failure to do so would result in a breach of its fiduciary duties;
•	the acquisition proposal is or is reasonably expected to result in a superior proposal (as defined below);
•	TF Financial has not breached its non-solicitation obligations; and
•
TF Financial entered into a confidentiality agreement with the party that made the acquisition proposal, and the confidentiality agreement contains terms that are no less favorable to TF Financial Bancorp than those contained in its confidentiality agreement with National Penn.

“Superior proposal” as used in the merger agreement means any bona fide, unsolicited written acquisition proposal made by a third party to acquire more than 50.0% of the outstanding TF Financial common stock or all or substantially all of TF Financial’s assets, which TF Financial’s board of directors determines contains terms more favorable to the TF Financial shareholders than the terms of the proposed merger with National Penn.

The TF Financial board of directors’ determination that an acquisition proposal qualifies as a superior proposal must be made in good faith and based on its consultations with its outside legal counsel and financial advisor, taking into account a number of factors including the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing of the transaction, and all other conditions (including any adjustments to the terms and conditions of such transactions proposed by National Penn in response to the acquisition proposal).

Expenses

Except in the case of a termination (see the “The Merger - Termination” section), each party will pay all costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel.

Regulatory Approvals

Completion of the transaction is subject to the prior receipt of all required approvals of, and the provision of all notices to, federal and state authorities.

As of the date of this proxy statement/prospectus, appropriate applications and notices for approval have been filed and are being reviewed by the regulatory authorities.  National Penn and TF Financial have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transaction.  These approvals and/or reviews are undertaken by the OCC, the Federal Reserve Bank of Philadelphia, the Federal Reserve Board, and the Pennsylvania Department of Banking and Securities.  The transaction cannot proceed in the absence of a favorable regulatory review/approval from each of the foregoing regulators.

In reviewing the regulatory applications submitted, the federal and state regulators consider a broad variety of factors.  As part of its evaluation of these factors, the regulators will consider:

•
the financial and managerial resources of the companies involved, including pro forma capital ratios of the combined company (both in terms of absolute capital ratios and capital ratios relative to peer groups determined by the regulators);

•	the effect of the proposal on competition in the relevant markets;
•	the risk to the stability of the United States banking or financial system;
•	the public benefits of the proposal; and
•
the effectiveness of the companies in combatting money laundering, and (6) the ability of the merging banks to meet the credit needs of their communities, including low and moderate-income neighborhoods.

The federal and state regulatory reviews include a comment period during which the public will have the opportunity to comment on how the proposed merger should be viewed under the foregoing factors.

Moreover, following approval of the merger by the OCC, there is a 30-day waiting period (which may be shortened to 15 days), during which the Department of Justice (“DOJ”) may review the proposal for potential anti-competitive effects.  In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the OCC, and thus it is possible that the DOJ could reach a different conclusion than the OCC.

Employment; Severance

 National Penn and TF Financial have agreed to work cooperatively prior to the closing of the merger through an integration team to determine which employees will likely be redundant based on planned closings of certain offices and duplicative functions of employees following the merger.  National Penn will inform TF Financial employees of the likelihood of such employee having continued employment with National Penn, National Penn Bank or any other subsidiary following the closing of the merger.

Retention Bonuses.  National Penn and TF Financial have jointly agreed to establish a retention bonus pool in an aggregate amount of $100,000 to be paid to certain designated TF Financial employees who remain employed with National Penn or TF Financial through their established “work through” dates.  The details of the retention bonuses, including the recipients, amount and timing of payments will be agreed upon in writing by National Penn and TF Financial.

Severance Benefits.  Through the effective time of the merger, TF Financial will continue to pay severance to employees who become entitled to payment under the 3rd Fed Bank severance pay policy, and TF Financial and 3rd Fed Bank employees who terminate employment on or before the effective time of the merger will be paid for any accrued but unused vacation time, paid time off and personal days at the employee’s then-current rate of pay.  Employees of TF Financial who are terminated on the effective date of the merger, or who continue employment with National Penn and are terminated within one year of the merger, will be entitled to severance equal to the greater amount that would be awarded under the TF Financial severance policy in effect at the effective date or the National Penn severance policy in effect at the time of termination.  Employees who become eligible for severance under the 3rd Fed Bank severance pay policy will generally be entitled to receive one week’s regular straight-time pay for each completed full year of continuous service in the case of non-exempt (hourly) employees or two weeks’ base salary for each completed full year of continuous service in the case of exempt (salaried) employees, up to a maximum of 12 weeks, with no credit given for partial years of service.  Severance payments made under the 3rd Fed Bank plan will be paid in a lump sum or as salary continuation at 3rd Fed Bank’s discretion and subject to tax withholding as required by law.  Such terminated employees will have the right to continued health coverage under group health plans of TF Financial, 3rd Fed Bank, National Penn or National Penn Bank, as applicable, in accordance with the Internal Revenue Code.

Employee Benefits

Employee Benefit Plans.  National Penn has agreed to take all reasonable action prior to the merger so that each employee of TF Financial or any TF Financial subsidiary who becomes an employee of National Penn or any of its subsidiaries will be entitled to participate, as soon as administratively practicable following the merger, in each National Penn benefit plan of general applicability to the same extent as similarly-situated employees of National Penn and its subsidiaries.  To the extent that continuing employees of TF Financial or any TF Financial subsidiary are not entitled to participate in any National Penn benefit plan effective as of the closing of the merger, such employees will continue to participate in the corresponding employee benefit plan of TF Financial and its subsidiaries so as to ensure that there is not a lapse in participation or coverage prior to participation in such National Penn benefit plan, provided that National Penn will not be required to continue any employee benefit plan of TF Financial for which there is no corresponding National Penn benefit plan.  As of the effective date of the merger, each continuing employee of TF Financial or any TF Financial subsidiary will be entitled to full credit for each year of service with TF Financial or a TF Financial subsidiary for purposes of determining eligibility for participation and vesting, but not benefit accrual for periods of prior service, in National Penn’s or a National Penn subsidiary’s employee benefit plans, programs and policies, except to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

The National Penn medical, dental, disability and life insurance plans, programs or policies, if any, that become applicable to continuing employees of TF Financial or its subsidiaries will (i) waive any exclusion or limitation with respect to any pre-existing condition of any such employees or their dependents to the extent that such conditions are covered under the applicable medical, dental, disability and life insurance plans, programs or policies of TF Financial or its applicable subsidiary; (ii) honor any co-payment, out-of-pocket expenses and deductibles incurred by any continuing employees and their beneficiaries under a TF Financial health plan during the portion of the plan year prior to participation in a National Penn plan; and (iii) waive any waiting period limitation or evidence of insurability requirement, unless such employee had not yet satisfied any similar limitation or requirement under an analogous TF Financial benefit plan prior to the merger.

National Penn and National Penn Bank have agreed to assume the current amount accrued for all continuing employees of TF Financial or its subsidiaries of all accrued but unused vacation time, paid time off and personal days as of the merger to the extent such amounts were accrued and payable in the ordinary course and consistent with past practice.  Following the merger and through December 31, 2014, each continuing employee of TF Financial or a TF Financial subsidiary will accrue additional vacation time, paid time off and personal days consistent with the past practice of TF Financial or a TF Financial subsidiary, and to the extent any such continuing employee is terminated during such time, National Penn and National Penn Bank will pay out all accrued vacation time, paid time off and personal days at the employee’s then-current rate of pay, subject to certain limitations.

National Penn has agreed to honor and assume the obligations under all TF Financial benefit plans as of the effective time of the merger, subject to the terms of the merger agreement and applicable regulatory limitations, specifically including the Change in Control Severance Agreements as described in the section titled “The Merger - Interests of Management and Others in the Merger - Severance and Other Payments to Certain Persons”, and the Supplemental Retirement Plan for Carl Gregory under which benefits will continue to be paid monthly and will be unaffected by the merger.  All bonuses payable to certain officers and directors of TF Financial and 3rd Fed Bank who are participants under the TF Financial Corporation Incentive Compensation Plan will become immediately 100.0% earned and payable on the closing of the merger, as described in more detail under the heading “The Merger - Interests of Management and Others in the Merger - TF Financial Corporation Incentive Compensation Plan.”  All vested and unvested options to purchase shares of TF Financial common stock will be fully vested as of the effective time of the merger and will be cancelled and exchanged for the right to receive a cash payment as of the effective date of the merger as described in the section titled “The Merger – Interests of Management and Others in the Merger - Stock Options.”  Directors of TF Financial have previously received a portion of director compensation in the form of TF Financial common stock which was fully earned and non-forfeitable when paid, and such stock will be exchanged in the merger in the same manner as all other TF Financial common stock.

3rd Fed Bank Tax-Qualified Retirement Plans.  Pursuant to the terms of the merger agreement, 3rd Fed Bank is required to terminate the 3rd Fed Bank 401(k) Plan immediately prior to, and terminate the 3rd Fed Bank ESOP upon the effective time of the merger, subject to the consummation of the merger. As soon as administratively practicable following the termination of such plans, the account balances of all participants and beneficiaries in the plans will either be distributed or transferred to an eligible tax-qualified retirement plan or individual retirement account, as directed by the participant or beneficiary.  In addition, 3rd Fed Bank must take all necessary actions prior to the closing of the merger to freeze the 3rd Fed Bank Retirement Plan in accordance with the terms of the plan and applicable law, including providing timely notice to the participants or beneficiaries in the plan.

Interests of Management and Others in the Merger

Share Ownership.  On the TF Financial record date for the TF Financial special meeting, TF Financial’s directors and officers beneficially owned, in the aggregate, 489,570 shares of TF Financial common stock (not including shares that may be acquired upon the exercise of stock options), representing approximately 15.51% of the outstanding shares of TF Financial common stock.

As described below, certain of TF Financial’s officers and directors have interests in the merger that are in addition to, or different from, the interests of TF Financial’s shareholders generally.  TF Financial’s board of directors was aware of these potential conflicts of interest and took them into account in approving the merger.

Stock Options.  Under the terms of the merger agreement, outstanding options to purchase TF Financial common stock, whether vested or unvested, which are outstanding immediately prior to the effective time of the merger and which have not been exercised or canceled prior to such time will, at the effective time, fully vest (to the extent not vested) and be canceled.  On the effective date of the merger, TF Financial will pay to each TF Financial option holder, in exchange for the cancellation of each TF Financial option, a lump-sum cash amount equal to the product of (i) the positive difference, if any, between the per share cash consideration of $42.00 and the exercise price of such TF Financial option; and (ii) the number of shares of TF Financial common stock subject to such TF Financial option.  No consideration will be paid with respect to shares of TF Financial common stock subject to a TF Financial option which have an exercise price equal to or greater than the per share cash consideration of $42.00.  Each TF Financial option holder will be required to execute a cancellation agreement prior to receiving payment from TF Financial in connection with the cancellation of their TF Financial options.

As of the TF Financial record date, the number of TF Financial stock options held by the executive officers and non-employee directors of TF Financial, including both vested and unvested options, were as follows:

Executive Officer/Director of TF Financial	TF Financial Stock Options (#)	Weighted-Average Exercise Price ($)	Aggregate Option Cancellation Payment ($)
Kent C. Lufkin	81,792	23.59	1,505,853.74
Dennis R. Stewart	18,750	22.94	357,414.83
Elizabeth A. Kaspern	20,280	24.22	360,494.87

All non-employee directors as a group (8 persons)	94,322	24.33	1,666,341.45

Severance and Other Payments to Certain Persons.  3rd Fed Bank has previously entered into a Change in Control Severance Agreement, As Amended and Restated effective January 1, 2009 and amended as of December 31, 2013 (the “Severance Agreements”), with each of Kent C. Lufkin, President and Chief Executive Officer, Dennis R. Stewart, Executive Vice President and Chief Financial Officer, and Elizabeth A. Kaspern, Executive Vice President and Chief Retail Banking Officer (the “Executives”), which provide for payments of severance benefits that may be triggered on termination of employment in connection with the merger. In addition, TF Financial has entered into a Change in Control Severance Agreement with Robert N. Dusek, Chairman of the Board of TF Financial’s board of directors, as described below. The Severance Agreement for Mr. Lufkin has a term of thirty-six months expiring on December 31, 2016. The Severance Agreements for Mr. Stewart and Ms. Kaspern each have a term of twenty-four months expiring on December 31, 2015.

If TF Financial or 3rd Fed Bank terminates an Executive’s employment without “just cause” or the Executive terminates employment for “good reason” (each as defined in the Severance Agreements) in connection with, or within twenty-four months following a “change in control” (as defined in the Severance Agreements) of TF Financial or 3rd Fed Bank, the Executive will be entitled to a lump-sum severance payment and reimbursements for the costs associated with maintaining coverage under 3rd Fed Bank’s medical and dental insurance plans for a period of one year.  The Severance Agreement with Mr. Lufkin provides that in the event of his termination of employment in connection with, or within 24 months following a change in control of TF Financial or 3rd Fed Bank, Mr. Lufkin will be paid an amount equal to 2.99 times his most recent three calendar years’ average annual total compensation.  The Severance Agreements with Mr. Stewart and Ms. Kaspern each provide for payments equal to two times the respective Executive’s prior three calendar years’ average annual total compensation upon termination of employment in connection with, or within 24 months following a change in control of TF Financial or 3rd Fed Bank.  Each of the Severance Agreements additionally provides that all sums payable thereunder will be reduced to the extent necessary so that no such payments, when aggregated with all other payments to be made to such individual by TF Financial and 3rd Fed Bank or any successors, will be deemed an “excess parachute payment” in accordance with Section 280G of the Internal Revenue Code.

If the employment of Messrs. Lufkin and Stewart and Ms. Kaspern is involuntarily terminated without just cause, or terminated for good reason, in connection with or within 24 months following the merger during the term of their respective Severance Agreement, they will be entitled to severance payments of approximately $1,065,000, $520,000 and $345,000, respectively, under the Severance Agreements, which amounts include reimbursement for the costs associated with maintaining coverage under 3rd Fed Bank’s medical and dental insurance plans for a period of one year.  It is anticipated that Mr. Lufkin’s employment with TF Financial and 3rd Fed Bank will be involuntarily terminated without just cause as of the effective time of the merger, and that 3rd Fed Bank will make a lump-sum payment to him in the amount of approximately $1,065,000, reduced to the extent required by his Severance Agreement and in accordance with Section 280G of the Internal Revenue Code so that no payments made will exceed the amounts that would be deductible in accordance with Section 280G.  In accordance with the terms of the merger agreement, National Penn has agreed to honor the terms of the Severance Agreements, subject to regulatory limitations, and will assume all obligations of TF Financial or 3rd Fed Bank under such agreements as of and following the effective time of the merger.

TF Financial has previously entered into a Change in Control Severance Agreement, as Amended and Restated effective January 1, 2009 with Robert N. Dusek, Chairman of the Board of TF Financial’s board of directors, which will continue in effect until Mr. Dusek’s death, disability or until he no longer serves as Chairman of the Board for TF Financial.  Pursuant to the terms of the Change in Control Severance Agreement, in the event of the termination of Mr. Dusek’s service as Chairman of the Board of TF Financial’s board of directors, without just cause, upon or within 18 months following a “change in control” of TF Financial (as defined in the agreement), Mr. Dusek will be entitled to receive a lump-sum payment from TF Financial in the amount of $250,000 within five days of his termination of service.  It is anticipated that Mr. Dusek will terminate his service as Chairman of the Board of TF Financial as of the effective time of the merger and that TF Financial will make payment to Mr. Dusek in the amount of $250,000 as of the effective date of the merger in accordance with his Change in Control Severance Agreement.

Additionally, certain officers of TF Financial or 3rd Fed Bank may become entitled to receive a severance payment in connection with the merger as described above under the heading “The Merger – Employment; Severance – Severance Benefits.”

Employee Stock Ownership Plan.  The 3rd Fed Bank ESOP is a tax-qualified plan that covers substantially all of the employees of 3rd Fed Bank who have completed at least 1,000 hours of service during a consecutive six-month period or have completed at least one year of service. The 3rd Fed Bank ESOP received a share acquisition loan from TF Financial, the proceeds of which were used to acquire shares of TF Financial common stock for the benefit of plan participants. The 3rd Fed Bank ESOP has pledged the shares acquired with the loan as collateral for the loan and holds them in a suspense account, releasing them to participants’ accounts as the loan is repaid.  Prior to the effective time of the merger, the outstanding share acquisition loan of the 3rd Fed Bank ESOP will be repaid by the 3rd Fed Bank ESOP by causing the ESOP Trustees to sell a number of unallocated shares of TF Financial common stock necessary to obtain sufficient cash proceeds to repay the outstanding indebtedness to TF Financial in full.  Any unallocated shares remaining in the suspense account (after the repayment of the outstanding share acquisition loan) will be allocated to plan participants in accordance with the 3rd Fed Bank ESOP terms.  As of the effective time of the merger, the 3rd Fed Bank ESOP will be terminated and all allocated shares of TF Financial common stock held by the 3rd Fed Bank ESOP will be converted into shares of National Penn common stock or cash in the same manner as all other shares of TF Financial common stock.

As a result of the foregoing, TF Financial’s and 3rd Fed Bank’s executive officers, as well as 3rd Fed Bank’s other employees who participate in the 3rd Fed Bank ESOP, would receive an estimated benefit in connection with the 3rd Fed Bank ESOP’s termination to the extent that the stock price of TF Financial common stock multiplied by the number of shares held in the suspense account exceeds the outstanding loan used to acquire those shares.  Based on account balances as of December 31, 2013, and a stock price of $42.00, the estimated value of the additional benefit that would be payable to the executive officers under the 3rd Fed Bank ESOP upon the effective time of the merger resulting from the allocation of the remaining unallocated shares held in the 3rd Fed Bank ESOP after the 3rd Fed Bank ESOP debt is repaid is as follows: Mr. Lufkin - $76,323, Mr. Stewart - $85,799, and Ms. Kaspern - $26,997.

TF Financial Corporation Incentive Compensation Plan.  TF Financial has previously adopted the TF Financial Corporation Incentive Compensation Plan (the “Incentive Plan”).  The Incentive Plan provides the opportunity to certain directors and employees of TF Financial and 3rd Fed Bank that participate in the Incentive Plan to receive a cash bonus following the completion of a plan year, subject to the terms and conditions of the Incentive Plan and based upon TF Financial’s performance during such year.  Pursuant to the terms of the Incentive Plan, all bonuses payable to participants thereunder will become immediately 100.0% earned and payable on the closing date of a “change in control” as defined in the Incentive Plan.  Pursuant to the terms of the Incentive Plan, and in accordance with the provisions of the merger agreement, it is anticipated that as of the closing date of the merger, which will constitute a change in control for purposes of the Incentive Plan, TF Financial will pay a cash bonus under the Incentive Plan to Mr. Lufkin, Mr. Stewart and Ms. Kaspern of approximately $96,200, $44,553 and $45,050, respectively, and to the eight non-employee directors of TF Financial as a group an aggregate amount of approximately $71,737.

Continued Employment.  It is anticipated that Kent C. Lufkin’s employment with TF Financial and 3rd Fed Bank will terminate as of the effective time of the merger and that Mr. Lufkin will provide consulting services to National Penn and National Penn Bank as an independent contractor on a part-time basis following the merger, as described below.

Consulting and Noncompetition Agreement with Kent C. Lufkin.  Pursuant to and concurrent with the approval of the merger agreement, National Penn and National Penn Bank entered into a Consulting and Noncompetition Agreement with Kent C. Lufkin, President and Chief Executive Officer of TF Financial and 3rd Fed Bank, dated June 3, 2014 (the “Consulting Agreement”).  All obligations under the Consulting Agreement are conditioned on Mr. Lufkin continuing to be employed by TF Financial and 3rd Fed Bank from the date of the Consulting Agreement through the effective time of the merger and are further conditioned upon the consummation of the merger.  The Consulting Agreement acknowledges that Mr. Lufkin’s employment with TF Financial and 3rd Fed Bank will terminate upon the effective time of the merger and provides that, as of such time, Mr. Lufkin will begin a consulting relationship with National Penn and National Penn Bank for a period of one year from the effective time of the merger (the “Consulting Period”).  In the course of this relationship, Mr. Lufkin will be treated as an independent contractor and will provide his personal advice and counsel to National Penn and its subsidiaries and affiliates as may be requested by the President and Chief Executive Officer of National Penn up to one day per week during the Consulting Period.  Mr. Lufkin may provide these consulting services in person, by telephone or by correspondence, but will be available for meetings at the principal executive offices of National Penn and National Penn Bank at such times as National Penn reasonably requires.  During the Consulting Period, National Penn and National Penn Bank have agreed to reimburse Mr. Lufkin or otherwise provide for or pay for all reasonable business expenses he incurs at the request of National Penn or National Penn Bank, subject to the applicable policies of National Penn and National Penn Bank in effect at the time.  The Consulting Period may terminate before the one-year anniversary of the effective time of the merger in the event that either National Penn, National Penn Bank or Mr. Lufkin terminates the Consulting Agreement for “cause” as defined in the Consulting Agreement, upon Mr. Lufkin’s death, or in the event Mr. Lufkin accepts an “Interim Position” as defined below.

In accordance with the terms of the Consulting Agreement, Mr. Lufkin has agreed not to disclose or use any confidential information or proprietary data of National Penn or any of its subsidiaries or affiliates or predecessors, except in the limited circumstances set forth in the Consulting Agreement.  The Consulting Agreement additionally prohibits Mr. Lufkin from engaging or becoming interested in or associated with, in any capacity, an entity that is competitive with any business carried on by National Penn, National Penn Bank or any of their subsidiaries for a period of 18 months immediately following the effective time of the merger (the “Non-Compete Period”) in any county in which, as of the effective date of the merger, National Penn, National Penn Bank or any of their subsidiaries maintains a branch office (including as a result of the merger).  The Consulting Agreement provides an exception to this provision, clarifying that from and after the six-month anniversary of the effective time of the merger, Mr. Lufkin may serve another banking organization (including a bank, thrift or credit union) with operations in one or more of the restricted counties and with less than $300 million in assets as its interim President and Chief Executive Officer or in a similar consulting capacity of such organization (the “Interim Position”).  During the Non-Compete Period, Mr. Lufkin is also prohibited from soliciting or inducing, or causing others to solicit or induce, any employee of National Penn or any of its subsidiaries to leave such employment, and from soliciting any customer of National Penn or any of its subsidiaries to transact business with any other entity or to reduce or refrain from doing any business with National Penn or its subsidiaries, or interfere with or damage (or attempt to interfere with or damage) any relationship between National Penn or its subsidiaries and any such customers.

In consideration of the obligations and commitments of Mr. Lufkin under the Consulting Agreement, National Penn and National Penn Bank have agreed to pay to Mr. Lufkin the following amounts and to provide the following benefits during the Consulting Period and during the Non-Compete Period.

(a)	During the Consulting Period, National Penn or National Penn Bank will:

(i)	pay to Mr. Lufkin an aggregate amount of $100,000, payable in equal monthly installments over such period;
(ii)
provide medical and dental coverage to Mr. Lufkin under the policies offered by National Penn and National Penn Bank to their employees, with Mr. Lufkin responsible for paying the employee share of any premiums, copayments or deductibles.  Mr. Lufkin will not be entitled to participate in any other employee benefit plans, programs or arrangements of National Penn or National Penn Bank; and

(iii)	pay to Mr. Lufkin additional amounts for certain perquisites, including, but not limited to, a monthly car allowance, monthly club membership dues and a monthly cell phone allowance.

(b)	During the Non-Compete Period, National Penn or National Penn Bank will pay to Mr. Lufkin an aggregate amount of $174,000, payable in equal monthly payments over such period.

Provided, however, if Mr. Lufkin accepts an Interim Position, he will not be entitled to receive any further payments, amounts and benefits pursuant to (a) above, and if Mr. Lufkin accepts a position as the President and Chief Executive Officer, other senior executive or similar consulting capacity of a banking organization (including a bank, thrift or credit union) outside the restricted counties, he will not be entitled to receive any further amount and benefits pursuant to Section (a)(ii) and (iii) above.

The Consulting Agreement additionally contains a provision whereby Mr. Lufkin will acknowledge upon termination of employment that he received from 3rd Fed Bank all amounts he was entitled to receive pursuant to his Severance Agreement with 3rd Fed Bank and releases, waives and forever discharges National Penn, National Penn Bank and their respective present and former affiliates, employees, officers, directors, agents, and representatives of and from any and all actions, causes of action, liabilities, claims, and demands, which Mr. Lufkin ever had, then has, or thereafter can, shall, or may have against such parties arising from or relating to the Severance Agreement.

Merger-Related Executive Compensation for TF Financial’s Named Executive Officers.  The following table and related footnotes provide information about the compensation to be paid to TF Financial’s named executive officers that is based on or otherwise relates to the merger (the “Merger-Related Executive Compensation”).  The Merger-Related Executive Compensation shown in the table and described in the footnotes below is pursuant to rights, agreements, plans, policies and arrangements that are more fully described above, and is subject to an advisory (non-binding) vote of TF Financial shareholders as more fully described in the section entitled “Advisory Vote Regarding Certain Executive Compensation in Connection with the Merger.”

The table below sets forth the aggregate dollar value of the various elements of Merger-Related Executive Compensation that each named executive officer of TF Financial would receive that is based on or otherwise relates to the merger, assuming the following:

•	the anticipated closing date of the merger is October 31, 2014;
•
Mr. Kent C. Lufkin remains continuously employed with TF Financial through the effective time and as of such time, his employment with TF Financial is involuntary terminated without just cause and he begins a consulting relationship with National Penn and remains in such relationship for one year in accordance with the Consulting Agreement, as described above under “The Merger - Interests of Management and Others in the Merger - Consulting and Noncompetition Agreement with Kent C. Lufkin;”

•	the employment of Mr. Dennis R. Stewart and Ms. Elizabeth A. Kaspern with TF Financial is involuntarily terminated without just cause as of the effective time of the merger;
•	there are no regulatory restrictions to paying the Merger-Related Executive Compensation provided below to the named executive officers.

As a result of the foregoing assumptions, the actual amounts received by a named executive officer may materially differ from the amounts set forth below.

Merger-Related Executive Compensation

Named Executive Officer	Cash(1) ($)	Equity(2) ($)	Pension/ NQDC(3) ($)	Perquisites/ Benefits(4) ($)	Tax Reimbursement ($)	Other(5) ($)	Total ($)
Kent C. Lufkin	1,161,200	1,505,854	--	--	--	373,363	3,040,417
Dennis R. Stewart	564,553	357,415	--	--	--	85,799	1,007,767
Elizabeth A. Kaspern	390,050	360,495	--	--	--	26,997	777,542
___________________

(1)           For Mr. Kent C. Lufkin, the amount in this column represents a total cash payment of approximately $1,065,000, including $17,149 representing the estimated amount of reimbursement for the costs associated with maintaining coverage under 3rd Fed Bank’s medical and dental insurance plans for a period of one year, that Mr. Lufkin will receive from 3rd Fed Bank on the effective date of the merger upon his involuntary termination of employment without just cause in connection with the merger, which is subject to adjustment/cutback pursuant to Section 280G of the Internal Revenue Code, plus a cash payment of approximately $96,200 that Mr. Lufkin will receive from TF Financial on the effective date of the merger pursuant to the Incentive Plan, which will become earned and payable as a result of the merger.  For Mr. Dennis R. Stewart, the amount in this column represents a total cash payment of approximately $520,000, including $24,031 representing the estimated amount of reimbursement for the costs associated with maintaining coverage under 3rd Fed Bank’s medical and dental insurance plans for a period of one year, that Mr. Stewart will receive from 3rd Fed Bank on the effective date of the merger upon his involuntary termination of employment without just cause in connection with the merger, plus a cash payment of approximately $44,553 that Mr. Stewart will receive from TF Financial on the effective date of the merger pursuant to the Incentive Plan, which will become earned and payable as a result of the merger.  For Ms. Elizabeth A. Kaspern, the amount in this column represents a total cash payment of approximately $345,000, including $15,555 representing the estimated amount of reimbursement for the costs associated with maintaining coverage under 3rd Fed Bank’s medical and dental insurance plans for a period of one year, that Ms. Kaspern will receive from 3rd Fed Bank on the effective date of the merger upon her involuntary termination of employment without just cause in connection with the merger, plus a cash payment of approximately $45,050 that Ms. Kaspern will be entitled to receive from TF Financial on the effective date of the merger pursuant to the Incentive Plan, which will become earned and payable as a result of the merger.  It is currently anticipated that Mr. Lufkin's cash payment will be subject to an estimated cutback of approximately $ 164,000 pursuant to Section 280G of the Internal Revenue Code, and that Mr. Stewart and Ms. Kaspern will not be subject to any cutback pursuant to Section 280G of the Internal Revenue Code.

(2)           The amounts in this column represent the cash payments that will be made on the effective date of the merger by TF Financial to each of the named executive officers in cancellation of his or her options to purchase shares of TF Financial common stock, based on a per share cash-out value of $42.00, in accordance with the terms of the merger agreement.  Mr. Lufkin’s payment is in cancellation of 81,792 TF Financial stock options with a weighted-average exercise price of $23.59.  Mr. Stewart’s payment is in cancellation of 18,750 TF Financial stock options with a weighted-average exercise price of $22.94.  Ms. Kaspern’s payment is in cancellation of 20,280 TF Financial stock options with a weighted-average exercise price of $24.22.

(3)           The amounts in this column do not include the value attributable to the short-year allocation that each officer will receive to his or her account under the 3rd Fed Bank ESOP, a tax-qualified defined contribution plan in accordance with Section 401(a) of the Internal Revenue Code.

(4)           Each named executive officer will be entitled to receive reimbursement for the costs associated with maintaining coverage under 3rd Fed Bank’s medical and dental insurance plans for a period of one year in the event of his or her involuntary termination without just cause, or termination for good reason, in connection with or within 24 months following a change in control, which amounts are included in the potential lump-sum cash severance payments included in the amount under the column titled “Cash” and described in Footnote 1 above.  The value to Mr. Lufkin of the amounts that will be paid by National Penn and/or National Penn Bank for the employer share of premiums, copayments and deductibles in connection with his participation in medical and dental coverage and for perquisites during the Consulting Period are included in the amount under the column titled “Other” and described in Footnote 5 below.

(5)           Pursuant to his Consulting Agreement with National Penn and National Penn Bank, Mr. Lufkin will be entitled to receive from them an aggregate amount of $100,000, payable in equal monthly installments for his consulting services, a car allowance of $600 per month, monthly membership dues of not more than $425 per month at the Union League of Philadelphia, and a cell phone allowance of not more than $75 per month during the twelve-month Consulting Period, and at the end of the Consulting Period, Mr. Lufkin will be allowed to keep his National Penn-owned cell phone, cell phone number, laptop and portable printer, which will have an estimated aggregate value at such time of $1,611.38.  National Penn and National Penn Bank have also agreed to provide medical and dental coverage to Mr. Lufkin during the Consulting Period under the policies offered by National Penn and National Penn Bank to their employees, with Mr. Lufkin responsible for paying the employee share of any premiums, copayments or deductibles.  The value of the employer share of such amounts during the Consulting Period is estimated to be $8,229.36.  Additionally, in consideration for the non-competition restrictions set forth in the Consulting Agreement, Mr. Lufkin will receive an aggregate amount of $174,000 from National Penn and National Penn Bank payable in equal monthly installments during the term of his eighteen-month Non-Compete Period.  This column also includes the value of the remaining unallocated shares of TF Financial common stock held by the 3rd Fed Bank ESOP after the balance of the ESOP debt is repaid that will be allocated to Mr. Lufkin, Mr. Stewart and Ms. Kaspern of approximately $76,323, $85,799 and $26,997, respectively.

Indemnification and Insurance.  Pursuant to the merger agreement, National Penn has agreed to indemnify the directors, officers, employees and agents of TF Financial and the TF Financial Subsidiaries (each, an “Indemnified Party”) against all losses, expenses (including reasonable attorneys’ fees), claims, damages or liabilities and amounts paid in settlement arising out of actions or omissions or alleged acts or omissions occurring at or prior to the effective time of the merger (including the merger) to the fullest extent permitted by federal and Pennsylvania law, including provisions relating to advances of expenses incurred in the defense of any proceeding to the full extent permitted by federal and Pennsylvania law upon receipt of any undertaking required by federal and Pennsylvania law.  National Penn also agreed to maintain directors’ and officers’ liability insurance (“D&O Insurance”) for the Indemnified Parties with respect to matters occurring at or prior to the effective time of the merger, issued by a carrier assigned a claims-paying ability rating by A.M. Best Company, Inc. of “A (Excellent)” or higher or obtain coverage for the Indemnified Parties under the directors’ and officers’ liability insurance policies currently maintained by National Penn; effective on the effective date, in either case, providing at least the same coverage as the D&O Insurance currently maintained by TF Financial and containing terms and conditions which are no less favorable to the beneficiaries, for a period of six years from the effective date.  National Penn is not obligated to make annual premium payments for such six-year period that exceed, for the portion related to TF Financial’s directors and officers, $150,000 (150.0% of the annual premium payment, as of June 1, 2014, under TF Financial’s current policy in effect on the date of this Agreement) (the “Maximum Amount”).  If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, National Penn has agreed to use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount but in no event shall such insurance policy cover a period of less than three years from the effective date.

ACCOUNTING TREATMENT

National Penn will account for the merger as a “business combination,” as that term is used under GAAP, for accounting and financial reporting purposes. Under acquisition accounting, our assets, including identifiable intangible assets, and liabilities, including executory contracts and other commitments, as of the effective time of the merger will be recorded at their respective fair values and added to the balance sheet of National Penn. Any excess of the purchase price over the fair values will be recorded as goodwill. Financial statements of National Penn issued after the merger will include these fair values and our results of operations from the effective time of the merger.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences relating to the merger to TF Financial, National Penn and the holders of TF Financial common stock and National Penn common stock.  Because this is a summary that is intended to address only material federal income tax consequences of the merger that will apply to National Penn and TF Financial shareholders, it may not contain all of the information that may be important to you.  As you review this discussion, you should keep in mind that:

•	The tax consequences to you may vary depending on your particular tax situation;
•	You may be subject to special rules that are not discussed below if you are:
-	a tax-exempt organization;
-	a broker-dealer;
-	a trader in securities that elects to mark to market;
-	a person who holds TF Financial shares as part of a hedge, straddle or conversion transaction;
-	a person who acquired TF Financial shares pursuant to the exercise of employee stock options or otherwise as compensation;
-	a person who does not hold TF Financial shares as a capital asset;
-	a person that has a functional currency other than the U.S. dollar;
-	a non-U.S. corporation, non-U.S. partnership, non-U.S. trust, non-U.S. estate, or individual who is not taxed as a citizen or resident of the United States;
-	a trust;

-	an estate;
-	a regulated investment company;
-	a real estate investment trust;
-	an insurance company;
-	a bank or other financial institution;
-	a U.S. expatriate; or otherwise subject to special tax treatment under the Internal Revenue Code.

This summary does not address state, local, or foreign tax considerations.

You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of the merger on your individual tax situation, including any state, local or non-U.S. tax consequences.

The information in this section is based upon the current Internal Revenue Code, current, temporary and proposed regulations, the legislative history of the Internal Revenue Code, current administrative interpretations, and practices of the Internal Revenue Service, including its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service, and existing court decisions.  Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect interpretations of current law.  Any change could apply retroactively.  Neither TF Financial nor National Penn has requested, or plans to request, any rulings from the Internal Revenue Service concerning the tax treatment of the merger.

Reed Smith LLP, counsel to National Penn, has issued an opinion letter to National Penn stating that (i) it is their opinion that, for United States federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and TF Financial and National Penn will each be a party to the reorganization within the meaning of Section 368(b) of the Code, and (ii) the discussion and legal conclusions set forth under this heading “Material United States Federal Income Tax Considerations” constitutes and specifically represents its legal opinion with respect to the merger and the material U.S. federal income tax consequences of the merger to TF Financial shareholders.  In addition, Spidi & Fisch, PC, counsel to TF Financial, has provided an opinion to TF Financial that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.  These opinions are included as Exhibits 8.1 and 8.2, respectively, to the registration statement of which this proxy statement/prospectus is a part.  The opinions of Reed Smith LLP and Spidi & Fisch, PC are based on certain customary representations that were provided by National Penn and TF Financial in connection with the filing of the registration statement of which this proxy statement/prospectus is a part, and the assumption that such representations remain true, complete and correct until the effective time of the merger.

The delivery of updated opinions by Reed Smith LLP and Spidi & Fisch, PC, dated as of the closing date, is a condition to this merger.  The opinions of counsel will rely on customary representations made by National Penn and TF Financial and applicable factual assumptions.  If any of the factual assumptions or representations relied upon in the opinions of counsel are inaccurate, the opinions may not accurately describe the U.S. federal income tax treatment of the merger, and this discussion may not accurately describe the tax consequences of the merger.  Neither of these opinions is binding on the Internal Revenue Service or the courts.  It is possible that the Internal Revenue Service would challenge the statements in this discussion or adopt a contrary position, and that a court would agree with the Internal Revenue Service.

The conditions relating to receipt of updated opinions may be waived by both National Penn and TF Financial.  Neither National Penn nor TF Financial currently intends to waive the conditions related to the receipt of the updated opinions.  However, if these conditions were waived, TF Financial would re-solicit the approval of its shareholders prior to completing the merger.

General

It is the opinion of National Penn’s counsel that the merger will qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code, and each of National Penn and TF Financial will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code.  Accordingly, the material federal income tax consequences of the transaction will be as described below.

Federal Income Tax Consequences of the Merger to TF Financial Shareholders

You will receive in exchange for your TF Financial common stock either cash or common stock of National Penn, or a combination of cash and common stock of National Penn.  Any fractional shares of National Penn you are entitled to receive will be exchanged for cash.

If the merger of TF Financial with National Penn constitutes a reorganization under Section 368(a) of the Internal Revenue Code, the merger will have the following federal income tax consequences to you:

•
Receipt of Common Stock of National Penn. You will not recognize gain or loss on the exchange of your TF Financial shares for shares of common stock of National Penn (except with respect to any cash received in lieu of a fractional share).  Your aggregate tax basis in the National Penn shares you receive will be equal to the aggregate tax basis in the TF Financial shares which you exchanged for the National Penn shares, decreased by any basis attributable to a fractional share interest in National Penn common stock for which cash is received.  Your holding period in the National Penn shares will include your holding period in your TF Financial shares.

•
Receipt of Cash. If you receive cash in the merger, you will recognize gain or loss on the exchange of your TF Financial shares for cash. The gain or loss will equal the difference between the amount of cash you receive and your adjusted tax basis in your TF Financial shares immediately prior to the exchange. The gain or loss will be taxable as a capital gain or loss and will be long-term capital gain or loss if your holding period in your TF Financial shares is more than one year.

•
Receipt of both National Penn Common Stock and Cash. If you exchange your shares of TF Financial common stock for both shares of National Penn common stock and cash, you must generally recognize gain (but not loss) on the exchange in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the fair market value of the shares of National Penn common stock (including any fractional shares) and cash received pursuant to the merger (excluding any cash received in lieu of fractional shares) over the shareholder’s adjusted tax basis in its shares of TF Financial common stock surrendered pursuant to the merger), and (2) the amount of cash (excluding any cash received in lieu of fractional shares) received pursuant to the merger.  Your aggregate tax basis in the National Penn shares you receive will be equal to the aggregate tax basis in the TF Financial shares which you exchanged for the National Penn shares, decreased by the amount of cash received in the merger (except with respect to any cash received instead of a fractional share interest in National Penn common stock), decreased by any basis attributable to a fractional share interest in National Penn common stock for which cash is received, and increased by the amount of gain recognized on the exchange (excluding any gain or loss recognized with respect to a fractional share interest in National Penn common stock for which cash is received). Your holding period in the National Penn shares will include your holding period in your TF Financial shares.

•
Receipt of Cash in Lieu of a Fractional Share.  You will generally recognize capital gain or loss on any cash received in lieu of a fractional share of National Penn common stock equal to the difference between the amount of cash received and the tax basis allocated to that fractional share.

All or part of the gain that a particular U.S. holder of TF Financial common stock recognizes (or all or part of the cash received by a U.S. holder of TF Financial common stock, if such holder receives only cash pursuant to the merger) could be treated as dividend income under Section 302 of the Internal Revenue Code rather than capital gain if (1) such holder is a significant shareholder of National Penn or (2) such holder’s percentage ownership, taking into account constructive ownership rules under Section 318 of the Internal Revenue Code (which generally attribute to you the ownership of shares that are owned by your family members or by entities in which you own an interest or in which you have an option to acquire an interest), in National Penn after the merger is not meaningfully reduced from what its percentage ownership would have been if it had received solely shares of National Penn stock rather than cash or a combination of cash and shares of National Penn stock in the merger.  Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of the constructive ownership rules, holders of TF Financial common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

If U.S. holders of TF Financial common stock acquired different blocks of TF Financial common stock at different times or at different prices, any gain or loss (if applicable) will be determined separately with respect to each block of TF Financial common stock and such holders’ basis and holding period in their shares of National Penn common stock received may be determined with reference to each block of TF Financial common stock exchanged.  Any such holders should consult their tax advisors regarding the manner in which cash and National Penn common stock received in the exchange should be allocated among different blocks of TF Financial common stock and with respect to identifying the bases or holding periods of the particular shares of National Penn common stock received in the merger.  In addition, because a TF Financial shareholder may receive a mix of cash and stock despite having made solely a cash election or stock election, it will not be possible for holders of TF Financial common stock to determine the specific tax consequences of the merger to them at the time of making the election.

Backup Withholding

In order to avoid “backup withholding” on a payment of cash to a TF Financial common stock shareholder for any payment of the cash consideration or upon cash paid in lieu of fractional shares they would have received pursuant to the exchange, you must, unless an exception applies under applicable law and regulations, provide us with your correct taxpayer identification number on a Substitute Form W-9, and certify under penalty of perjury that you are not subject to backup withholding and that your taxpayer identification number is correct.  A Substitute Form W-9 will be included with the letter of transmittal to be sent to you by the exchange agent.  If you fail to provide your correct taxpayer identification number or the required certifications, you may be subject to penalty by the Internal Revenue Service and any cash payments you would otherwise receive in consideration for shares of TF Financial in the merger may be subject to backup withholding at a rate of 28%.  Any amount withheld under the backup withholding rules may be allowed as a refund or credit against your federal income tax liability provided that you furnish certain required information to the Internal Revenue Service.

Federal Income Tax Consequences of the Merger to National Penn and TF Financial

National Penn and TF Financial will generally not recognize gain or loss in connection with the merger, if the merger qualifies as reorganization under section 368(a) of the Internal Revenue Code.

Federal Income Tax Consequences of the Merger to TF Financial Shareholders, TF Financial, and National Penn If the Merger Did Not Qualify as a Reorganization.

If the merger failed to qualify as a reorganization, then you would recognize gain or loss, as applicable, on the exchange of your TF Financial common stock equal to the difference between:

•	The aggregate fair market value of all the consideration you receive in the exchange, including shares of National Penn, and
•	Your adjusted tax basis in your shares of TF Financial common stock exchanged for the consideration.

If the merger failed to qualify as a reorganization, TF Financial would generally recognize gain or loss on the deemed transfer of its assets to National Penn, and National Penn, as TF Financial’s successor, would incur a very significant current tax liability.

Unearned Income Medicare Contribution Tax

An additional 3.8% Medicare tax generally will be imposed on certain net investment income of U.S. holders who are individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers) and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” generally includes interest, dividends (including any amount received in the merger and treated as a dividend), annuities, royalties, rents, net gain attributable to the disposition of property not held in a trade or business (including net gain attributable to any amount received in the merger and treated as a capital gain) and certain other income, as reduced by any deductions properly allocable to such income or gain. If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of the merger.

Other Tax Consequences

You may be subject to state or local taxation in various state or local jurisdictions, including those in which you transact business or reside.  Your state and local tax treatment may not conform to the federal income tax consequences discussed above.  Consequently, you should consult your own tax advisor regarding the state and local tax consequences to you of the merger.

MARKET PRICE AND DIVIDEND INFORMATION

Shares of National Penn common stock are traded on the NASDAQ Global Select Market, and shares of TF Financial common stock are traded on the NASDAQ Global Market.  The following table sets forth the high and low sale prices for shares of National Penn Common Stock and TF Financial common stock for the periods indicated below and the cash dividends declared per share by National Penn and TF Financial for such periods.

		National Penn Common Stock				TF Financial Common Stock
Year	Quarter	High	Low	Cash Dividend Per Share		High	Low	Cash Dividend Per Share
2012
	First Quarter	$9.42	$8.28		$.05	$25.96	$22.30	$.05
	Second Quarter	$9.65	$8.18		$.07	$26.47	$22.26	$.05
	Third Quarter	$9.82	$8.60		$.09	$24.90	$22.50	$.05
	Fourth Quarter	$9.57	$8.37		$.20	$24.84	$22.06	$.05
2013
	First Quarter(a)	$10.82	$9.38	$	---	$25.87	$23.82	$.05
	Second Quarter	$10.70	$9.35		$.10	$25.40	$24.25	$.05
	Third Quarter	$11.40	$9.87		$.10	$28.50	$25.00	$.10
	Fourth Quarter	$11.63	$9.70		$.10	$28.46	$26.11	$.10
2014
	First Quarter	$11.45	$9.94		$.10	$31.42	$29.01	$.12
	Second Quarter	$10.96	$9.50		$.10	$43.36	$30.13	$.12
	Third Quarter (through July 29, 2014)	$10.85	$10.06		$.10	$43.50	$41.52	$.12

(a)	In lieu of a first quarter 2013 cash dividend, National Penn paid an additional dividend of $.10 per share in the fourth quarter of 2012.

The following table sets forth the reported last sale price of National Penn and TF Financial common stock on June 3, 2014, the last full trading day prior to announcement of the execution of the merger agreement, and on July 29, 2014, the most recent practicable trading day prior to the date of this document.  The following table also presents the pro forma equivalent per share value of a share of TF Financial common stock on those dates. We calculated the pro forma equivalent per share value by multiplying the closing price of National Penn common stock on those dates by 4.22, the exchange ratio in the merger.

	National Penn Common Stock	TF Financial Common Stock	Implied Pro Forma Equivalent Value of One Share of TF Financial Common Stock

June 3, 2014	$10.44	$31.84	$44.06
July 29, 2014	$10.37	$42.61	$43.76

The market prices of National Penn common stock and TF Financial common stock have fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the TF Financial special meeting and the date the merger is completed and thereafter. No assurance can be given concerning the market prices of National Penn common stock or TF Financial common stock before completion of the merger or National Penn common stock after completion of the merger. The exchange ratio is fixed in the merger agreement, but the market price of National Penn common stock (and therefore the value of the common stock consideration) when received by TF Financial shareholders after the merger is completed could be greater than, less than or the same as shown in the table above. Accordingly, TF Financial shareholders are advised to obtain current market quotations for National Penn common stock and TF Financial common stock in deciding whether to vote for approval of the merger agreement.

INFORMATION WITH RESPECT TO TF FINANCIAL

TF Financial Corporation is the parent company of 3rd Fed Bank and its subsidiaries Third Delaware Corporation and Teragon (collectively, “3rd Fed Bank”) and Penns Trail Development Corporation.  At March 31, 2014, total assets were $846.0 million and total stockholders’ equity was $97.0 million.  TF Financial is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage, provided that 3rd Fed Bank retains a specified amount of its assets in housing-related investments.  3rd Fed Bank is a Pennsylvania-chartered stock savings bank headquartered in Newtown, Pennsylvania, which was originally chartered in 1921 under the name “Polish American Savings Building and Loan Association.”  Deposits of 3rd Fed Bank have been federally insured since 1935 and are currently insured up to the maximum amount allowable by the FDIC.

As of March 31, 2014 3rd Fed Bank operated 18 branch offices in Bucks and Philadelphia counties, Pennsylvania and in Burlington, Mercer and Ocean counties, New Jersey.

3rd Fed Bank attracts deposits from the general public and uses such deposits, together with borrowings and other funds primarily to originate or purchase loans secured by first mortgages on owner-occupied, one-to four-family residences in its market area and to invest in mortgage-backed and investment securities.  At March 31, 2014, one-to four-family residential mortgage loans totaled $362.3 million or 59.6% of 3rd Fed Bank’s total loan portfolio.  At that same date, 3rd Fed Bank had approximately $53.5 million or 6.3% of total assets invested in mortgage-backed securities and $76.8 million or 9.1% of total assets in investment securities.  3rd Fed Bank also originates commercial real estate and multi-family, construction and consumer loans.

3rd Fed Bank has two subsidiaries, Third Delaware Corporation, which was incorporated in 1998 for the purpose of holding and investing in securities for 3rd Fed Bank, and Teragon which holds a 75.0% limited partnership interest in a captive title insurance agency, Third Fed Abstract, L. P.  During 2007, Teragon Financial Corporation was granted approval by the Commonwealth of Pennsylvania to conduct business as an insurance agency.

Acquisition of Roebling Financial Corp, Inc.

On July 2, 2013, TF Financial closed on a merger transaction with Roebling Financial Corp, Inc. (“Roebling”).  The acquisition is discussed in Note 3 to the Consolidated Financial Statements included in this proxy statement/prospectus beginning on page F-1 hereto.

Market Area

3rd Fed Bank offers a wide range of consumer and business products at its eighteen full service branch offices located in Bucks and Philadelphia counties in Pennsylvania, and Burlington, Mercer and Ocean counties in New Jersey.  Five of the branch offices are located in Bucks County, the third wealthiest county in Pennsylvania.  Bucks County is a growing region offering opportunity for growth for 3rd Fed Bank.  Six branches are located in the northeast section of Philadelphia where 3rd Fed Bank was founded.  Although Philadelphia County is experiencing population decline, 3rd Fed Bank’s branches in this section of Philadelphia represent a deposit stronghold.  Five branches were acquired due to the acquisition of Roebling.  Four of these branches are located in Burlington County and one branch is located in Ocean County.  The acquisition of these branches provides new markets in which TF Financial can offer its array of products and services.  The remaining two branches are in Mercer County, New Jersey, which has an expanding population and represents another growth area for 3rd Fed Bank.

Competition

3rd Fed Bank faces varying degrees of competition from banks, thrift institutions and credit unions at its various branch locations. Stronger competition has come from local and very large regional commercial banks based in and around the Philadelphia area. Based upon the latest available data, at June 30, 2013 TF Financial’s share of deposits in each of the counties in which it operates was as follows:

County, State	Market Share for Entire County	Market Share for ZIP Codes Including Company Branches
Philadelphia, Pennsylvania	0.53%	9.38%
Bucks, Pennsylvania	1.55%	5.39%
Mercer, New Jersey	0.64%	6.00%
Burlington, New Jersey	1.09%	11.41%
Ocean, New Jersey	0.22%	35.80%

Lending Activities

General.  3rd Fed Bank’s loan portfolio composition consists primarily of adjustable-rate (“ARM”) and fixed-rate first mortgage loans secured by one-to four-family residences.  3rd Fed Bank also makes commercial real estate and multi-family loans, construction loans and consumer and other loans.  At March 31, 2014, 3rd Fed Bank’s mortgage loans outstanding were $533.8 million, of which $362.3 million were secured by first mortgages on one-to four-family residential property.  Of the one-to four-family residential mortgage loans outstanding at that date, 18.2% were ARMs and 81.8% were fixed-rate loans.  At that same date, commercial loans secured by real estate totaled $164.6 million, and construction loans totaled $6.9 million.  The construction loans are predominately floating-rate, prime-rate-based loans.

Consumer and other loans held by 3rd Fed Bank totaled $66.2 million or 10.9% of total loans outstanding at March 31, 2014, of which $64.7 million consisted of home equity and second mortgage loans.  At that same date, commercial business loans totaled $7.6 million or 1.3% of total loans.

The following table sets forth the composition of TF Financial’s loan portfolio and mortgage-backed and related securities portfolios in dollar amounts and in percentages of the respective portfolios at the dates indicated.

	At March 31,		At December 31,
	2014		2013		2012		2011		2010		2009
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Loans receivable:
Mortgage loans:
Residential mortgages	$360,992	59.53%	$371,961	60.05%	$323,665	60.84%	$277,824	55.44%	$269,077	52.84%	$271,651	50.85%
Commercial - real estate secured	164,614	27.15%	165,973	26.79%	145,454	27.34%	156,450	31.22%	163,910	32.19%	168,098	31.46%
Construction loans	6,915	1.14%	8,773	1.42%	16,288	3.06%	16,336	3.26%	18,799	3.69%	29,671	5.55%
Total mortgage loans	532,521	87.82%	546,707	88.26%	485,407	91.24%	450,610	89.92%	451,786	88.72%	469,420	87.86%
Consumer loans:
Home equity and second mortgage	64,654	10.66%	64,202	10.37%	40,143	7.55%	44,165	8.81%	49,430	9.71%	54,811	10.26%
Other consumer	1,595	0.26%	1,697	0.27%	1,835	0.34%	1,971	0.39%	2,407	0.47%	2,565	0.48%
Total consumer and other loans	66,249	10.92%	65,899	10.64%	41,978	7.89%	46,136	9.20%	51,837	10.18%	57,376	10.74%
Commercial loans:
Commercial and industrial loans	7,630	1.26%	6,849	1.10%	4,646	0.87%	4,414	0.88%	5,575	1.10%	7,462	1.40%
Total commercial-business loans	7,630	1.26%	6,849	1.10%	4,646	0.87%	4,414	0.88%	5,575	1.10%	7,462	1.40%
Total loans	606,400	100.00%	619,455	100.00%	532,031	100.00%	501,160	100.00%	509,198	100.00%	534,258	100.00%
Net of:
Deferred loan origination costs and unamortized premiums	1,318		1,288		1,611		1,065		658		609
Allowance for loan losses	(4,062)		(6,575)		(6,922)		(8,100)		(8,328)		(5,215)
Total loans, held for investment, net	$603,656		$614,168		$526,720		$494,125		$501,528		$529,652

	At March 31,		At December 31,
	2014		2013		2012		2011		2010		2009
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Loans held for sale:
Mortgage loans:
Residential mortgages	$1,319	100.00%	$349	100.00%	$706	100.00%	$488	100.00%	$130	100.00%	$1,082	100.00%
Total loans held for sale	$1,319	100.00%	$349	100.00%	$706	100.00%	$488	100.00%	$130	100.00%	$1,082	100.00%

Mortgage-backed securities held to maturity:
Federal Home Loan Mortgage Corporation (“FHLMC”)	$335	18.99%	$381	25.57%	$342	17.40%	$449	17.35%	$566	17.86%	$754	20.20%
Federal National Mortgage Association (“FNMA”)	461	37.83%	477	32.01	895	45.55%	1,242	47.99%	1,489	46.99%	1,698	45.49%
Government National Mortgage Association (“GNMA”)	605	43.18%	632	42.42	728	37.05%	897	34.66%	1,114	35.15%	1,281	34.31%
Total mortgage-backed securities held to maturity	$1,401	100.00%	$1,490	100.00%	$1,965	100.00%	$2,588	100.00%	$3,169	100.00%	$3,733	100.00%

Mortgage-backed securities available-for-sale:
FHLMC	$9,559	18.35%	$10,009	22.10%	$2,159	5.06%	$3,586	6.36%	$2,355	3.54%	$3,440	4.40%
FNMA	30,246	58.06%	29,153	64.39%	30,001	70.30%	22,454	41.60%	9,734	14.64%	9,146	11.70%
GNMA	2,994	5.75%	2,164	4.78%	726	1.70%	1,140	2.02%	1,637	2.46%	1,886	2.41%
Real estate investment mortgage conduit (“REMICs”)	9,294	17.84%	3,954	8.73%	9,788	22.94%	28,202	50.02%	52,765	79.36%	63,726	81.49%
Total mortgage-backed securities available for sale	$52,093	100.00%	$45,280	100.00%	$42,674	100.00%	$56,382	100.00%	$66,491	100.00%	$78,198	100.00%

Loan Maturity and Repricing Information.  The following table sets forth certain information at December 31, 2013, regarding the dollar amount of loans maturing in 3rd Fed Bank’s loan portfolio based on their maturity date.  Demand loans, loans having no stated schedule of repayments and no stated maturity, overdrafts and delinquent loans maturing prior to December 31, 2013 are reported as due in one year or less.  The table does not include prepayments or scheduled principal repayments.

	Due 1/1/14 - 12/31/14	Due 1/1/15 - 12/31/18	Due After 12/31/18
	(In thousands)
Loans held for sale:
Residential mortgages	$—	$—	$349
Total loans held for sale	$—	$—	$349

Loans receivable:
Residential mortgages	$163	$4,679	$367,119
Commercial - real estate secured	7,600	14,181	144,192
Construction loans	8,773	—	—
Consumer and other	301	3,096	62,502
Commercial and industrial loans	1,914	1,336	3,599
Total loans receivable	$18,751	$23,292	$577,412

The following table sets forth the dollar amount of all loans due after December 31, 2014, which have predetermined interest rates and which have floating or adjustable interest rates.  Loans which have rate adjustments after ten years are considered to have predetermined rates

	Predetermined Rates	Floating or Adjustable Rate
	(In thousands)
Loans held for sale:
Residential mortgages	$349	$—
Total loans held for sale	$349	$—

Loans receivable:
Residential mortgages	$304,142	$67,656
Commercial - real estate secured	38,880	119,493
Consumer and other	35,241	30,357
Commercial and industrial loans	2,958	1,977
Total loans receivable	$381,221	$219,483

One-to Four-Family Mortgage Lending. 3rd Fed Bank offers first mortgage loans secured by one-to four-family residences in 3rd Fed Bank’s lending area.  Typically, such residences are single-family homes that serve as the primary residence of the owner.  3rd Fed Bank generally originates and invests in one-to four-family residential mortgage loans in amounts up to 80.0% of the lesser of the appraised value or selling price of the mortgaged property.  Loans originated in amounts over 80.0% of the lesser of the appraised value or selling price of the mortgaged property must be owner-occupied and private mortgage insurance is typically required.

Loan originations are obtained through 3rd Fed Bank’s retail banking channels, the local community, and referrals from established builders and realtors within 3rd Fed Bank’s lending area using direct advertising in local newspapers, branch signage and promotions, and word of mouth referrals.  3rd Fed Bank also has a mortgage lending department that is separate as to its sales efforts from the consumer lending department of 3rd Fed Bank.  This department employs a lending manager and several commissioned loan officers.  The mortgage loan officers support 3rd Fed Bank’s branches and customers, and additionally engage in calling efforts directed toward realtors, builders, other loan originators and others that can be sources of lending business for 3rd Fed Bank.

3rd Fed Bank offers a variety of ARM loans with terms of 30 years with interest rates that adjust at the end of six months, one, three, five, seven and 10 years and adjust by a maximum of 3% to 5% per adjustment with a cap of 5% to 6% over the life of the loan.

3rd Fed Bank offers fixed-rate mortgage loans with terms of 10 to 30 years, which are payable monthly.  Interest rates charged on fixed-rate mortgage loans are competitively priced based on market conditions.  The origination fees for fixed-rate loans range from 0.0% to 3.0% depending on the underlying loan coupon.  Generally, 3rd Fed Bank’s standard underwriting guidelines for fixed-rate mortgage loans conform to FNMA guidelines.

3rd Fed Bank sells a portion of its conforming fixed-rate mortgage loan originations in the secondary market to FNMA while retaining the servicing rights on these loans.  As of March 31, 2014, 3rd Fed Bank’s portfolio of loans serviced for FHLMC or FNMA totaled approximately $151.5 million.  3rd Fed Bank also brokers a small portion of its loan closings to correspondents on a servicing released basis.  However, 3rd Fed Bank is primarily a portfolio lender.

Commercial Lending. 3rd Fed Bank originates permanent loans secured by commercial real estate including non-owner occupied residential, multi-family dwelling units, professional office buildings and hotels/motels.  3rd Fed Bank generally originates commercial real estate and multi-family loans up to 75.0% of the appraised value of the property securing the loan.  Currently, it is 3rd Fed Bank’s practice to originate commercial real estate and multi-family loans primarily on properties in its general market area.  The commercial real estate and multi-family loans in 3rd Fed Bank’s portfolio consist of fixed-rate, ARM and balloon loans originated at prevailing market rates for terms of up to 25 years, and typically either have a scheduled interest rate reset or are callable by 3rd Fed Bank after a five to ten year period.

Loans secured by commercial and multi-family real estate are generally larger and involve a greater degree of risk than one-to four-family residential mortgage loans.  Of primary concern in commercial and multi-family real estate lending is the feasibility and cash flow potential of the project and the borrower’s creditworthiness.  Loans secured by income properties are generally larger and involve greater risks than residential mortgage loans because payments on loans secured by income properties are often dependent on successful operation or management of the properties.  As a result, repayment of such loans may be impacted to a greater extent by adverse conditions in the real estate market or the economy than residential real estate loans.  In order to monitor cash flows on income properties, 3rd Fed Bank requires borrowers and loan guarantors, if any, to provide annual financial statements and rent rolls on multi-family loans.  Similarly, on commercial office buildings and hotel properties, 3rd Fed Bank requires minimum debt service coverage and obtains operating statements of such properties.  At March 31, 2014, the five largest commercial real estate and multi-family loans totaled $25.3 million with no single loan larger than $7.5 million.

Construction and Land Acquisition Lending. At March 31, 2014, 3rd Fed Bank’s construction and land acquisition loans totaled $6.9 million or 1.1% of 3rd Fed Bank’s total loan portfolio.  Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate.  Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property’s value at completion of construction or development and the estimated cost (including interest) of construction.  During the construction phase, a number of factors could result in delays and cost overruns.  If the estimate of construction costs proves to be inaccurate, 3rd Fed Bank may be required to advance funds beyond the amount originally committed to permit completion of the construction.  If the estimate of value proves to be inaccurate, 3rd Fed Bank may be confronted, at or prior to the maturity of the loan, with a project having a value which is insufficient to assure full repayment.  Land acquisition lending is susceptible to the risks of obtaining necessary approvals and permits, and the feasibility of the project once such approvals are obtained.  At March 31, 2014, the five largest construction and land acquisition loans totaled $5.0 million with no single loan larger than $1.6 million.

Consumer and Other Loans. 3rd Fed Bank also offers consumer and other loans in the form of home equity and second mortgage loans (referred to hereinafter collectively as “second mortgage loans”), automobile loans and student loans.  These loans totaled $66.2 million or 10.9% of 3rd Fed Bank’s total loan portfolio at March 31, 2014.  3rd Fed Bank originates consumer loans through its retail banking channel and mortgage loan department.

In connection with consumer loan applications, 3rd Fed Bank verifies the borrower’s income and reviews a credit bureau report.  In addition, the relationship of the loan to the value of the collateral is evaluated.  All automobile loan applications are reviewed and approved by 3rd Fed Bank.  3rd Fed Bank reviews the credit report of the borrower as well as the value of the vehicle which secures the loan.

Consumer loans tend to be originated at higher interest rates than conventional residential mortgage loans and for shorter terms, thus facilitating 3rd Fed Bank’s interest rate risk management.  Consumer loans can have a higher risk of default than residential mortgage loans.

3rd Fed Bank offers second mortgage loans on one-to four-family residences.  At March 31, 2014, second mortgage and home equity loans totaled $64.7 million, or 10.7% of 3rd Fed Bank’s total loan portfolio.  Second mortgage loans are offered as fixed-rate loans for a term not to exceed 15 years or prime-rate-based floating rate loans with amortization periods up to 15 years and in some cases, an interest-only period of up to the first 60 months of the loan term.  Such loans are only made on owner-occupied one-to four-family residences and are subject to a 90.0% combined loan to value ratio.  The underwriting standards for second mortgage loans are the same as 3rd Fed Bank’s standards applicable to one-to four-family residential loans.

Commercial and Industrial Loans. 3rd Fed Bank makes commercial business loans predominantly on a secured or guaranteed basis.  The terms of these loans generally do not exceed five years.  These loans can have floating interest rates which adjust with changes in market interest rates, usually the prime rate, or have a fixed rate related to their term to maturity.  3rd Fed Bank’s commercial business loans primarily consist of short-term loans for equipment, working capital, business expansion, interim financing for the purchase of income-producing property and inventory financing, and may not be real estate secured.

3rd Fed Bank customarily requires a personal guaranty of payment by the principals of any borrowing entity and reviews the financial statements and income tax returns of the guarantors.  At March 31, 2014, 3rd Fed Bank had approximately $7.6 million outstanding in commercial business loans, which represented approximately 1.3% of its total loan portfolio.  At March 31, 2014, the five largest commercial business loans totaled $4.0 million with no single loan larger than $1.2 million.

Loan Approval Authority and Underwriting. The board of directors of 3rd Fed Bank sets the authority to approve loans based on the amount, type of loan (i.e., secured or unsecured) and total exposure to the borrower.  Where there are one or more existing loans to a borrower, the level of approval required is governed by the proposed total exposure including the new loan.  The Board has approved loan authority and limits for certain of 3rd Fed Bank’s lending personnel and senior officers, including the president of 3rd Fed Bank.  Individual approval authority ranges from $100,000 to $1.0 million for secured loans, and $10,000 to $100,000 for unsecured loans.  Members of an in-house loan committee including five senior members of management can approve in certain combinations all loans over $1.0 million up to $2.0 million.  The committee has the authority to approve secured loans up to $2.0 million and unsecured loans up to $200,000.  Secured loans greater than $2.0 million through $5.0 million and unsecured loans greater than $200,000 through $3.0 million require the approval of the Loan Committee of the board of directors, which is composed of four members of the board of directors of 3rd Fed Bank.  All loans over $5 million or loans that cause the aggregate lending relationship to exceed $5.0 million must be approved by 3rd Fed Bank’s board of directors.

One-to four-family residential mortgage loans are generally underwritten according to FNMA guidelines.  For all loans originated by 3rd Fed Bank, upon receipt of a completed loan application from a prospective borrower, a credit report is obtained, income and certain other information is verified and, if necessary, additional financial information may be required.  3rd Fed Bank does not engage in sub-prime, stated income or “no-doc” style portfolio lending.  An appraisal of the real estate intended to secure the proposed loan is required and is performed by an independent appraiser designated and approved by 3rd Fed Bank.  3rd Fed Bank makes construction/permanent loans on individual properties.  Funds advanced during the construction phase are held in a loan-in-process account and disbursed based upon various stages of completion.  An independent appraiser or loan officer determines the stage of completion based upon a physical inspection of the construction and funds are advanced only for work in place.  It is 3rd Fed Bank’s policy to obtain title insurance or a title opinion on all real estate first mortgage loans in excess of $500,000.  Borrowers must also obtain hazard or flood insurance (for loans on property located in a flood zone) prior to closing the loan.

Loans to One Borrower. Under applicable Pennsylvania and federal law, 3rd Fed Bank has, subject to certain exemptions, a lending limit to one borrower in an amount equal to 15.0% of 3rd Fed Bank’s capital account.  In addition, 3rd Fed Bank may extend credit to a single borrower secured by federal and state securities and other specified collateral in an amount up to an additional 10.0% of its capital account.  A Pennsylvania bank’s capital account includes the aggregate of all capital, surplus, undivided profits, capital securities, and general reserves for loan losses.  3rd Fed Bank’s maximum loan-to-one borrower limit was approximately $13.9 million as of March 31, 2014 and 3rd Fed Bank’s five largest aggregate lending relationships pursuant to the loans to one borrower regulations had balances ranging from $5.6 million to $8.4 million.

Mortgage-Backed Securities

To supplement lending activities, 3rd Fed Bank invests in residential mortgage-backed securities.  The majority of such securities are classified as available for sale.  In addition, they serve as collateral for borrowings and, through repayments, are a source of liquidity.

The mortgage-backed securities portfolio as of March 31, 2014, consisted of pass-through certificates issued by the FHLMC ($9.9 million), FNMA ($30.7 million), GNMA ($3.6 million) and REMICs formed from pass-through certificates issued by these same agencies ($9.3 million).

At March 31, 2014, the amortized cost of mortgage-backed securities totaled $53.0 million, or 6.0% of total assets, and the fair value of such securities totaled approximately $53.7 million.

3rd Fed Bank’s mortgage-backed securities which are so-called “pass-through” represent a participation interest in a pool of single-family or multi-family mortgages, the principal and interest payments on which are passed through intermediaries (generally quasi-governmental agencies) to investors such as 3rd Fed Bank.  Such quasi-governmental agencies, which guarantee the payment of principal and interest to investors, include FHLMC, FNMA and GNMA.  The REMIC securities are composed of the same loan types as the pass-through certificates, but offer differing characteristics as to their expected cash flows depending on the class of such securities purchased.  3rd Fed Bank’s REMICs are primarily “planned amortization classes,” “very accurately defined maturity” classes, and short-term “sequential” classes that, when purchased, offered a high probability of predictable cash flows.

Mortgage-Backed Securities Carrying Value.  The following table sets forth the carrying value of 3rd Fed Bank’s mortgage-backed securities held in portfolio at the dates indicated.

	At March 31,	At December 31,
	2014	2013	2012	2011
	(In thousands)
Held to maturity:
FHLMC ARMs	$38	$40	$5	$9
FHLMC-fixed rate	297	341	337	440
FNMA ARMs	11	21	—	—
FNMA-fixed rate	450	456	895	1,242
GNMA ARMs	16	17	—	—
GNMA-fixed rate	589	615	728	897
Total mortgage-backed securities held to maturity	$1,401	$1,490	$1,965	$2,588

Available-for-sale:
FHLMC ARMs	$3,023	$3,211	$—	$—
FHLMC-fixed rate	6,536	6,798	2,159	3,586
FNMA ARMs	4,664	4,963	—	—
FNMA-fixed rate	25,582	24,190	30,001	23,454
GNMA ARMs	1,444	1,620	—	—
GNMA-fixed rate	1,550	544	726	1,140
REMICs-fixed rate	9,294	3,954	9,788	28,202
Total mortgage-backed securities available for sale	$52,093	$45,280	$42,674	$56,382

Mortgage-Backed Securities Maturity. The following table sets forth the maturity and the weighted average coupon (“WAC”) of 3rd Fed Bank’s mortgage-backed securities portfolio at March 31, 2014.  The table does not include estimated prepayments.  ARM-backed securities are shown as maturing based on contractual maturities.

Contractually Due	Held to Maturity	WAC	Available for Sale	WAC
	(Dollars in thousands)

Less than 1 year	$1	5.19%	$54	4.26%
1 to 3 years	4	1.62%	64	5.22%
3 to 5 years	116	5.35%	1,172	4.39%
5 to 10 years	18	3.00%	7,387	3.35%
10 to 20 years	1,262	6.34%	30,218	3.02%
Over 20 years	—	—%	13,198	3.59%
Total mortgage-backed securities	$1,401	6.20%	$52,093	3.24%

Nonperforming and Problem Assets

Loan Collection. When a borrower fails to make a required payment on a loan, 3rd Fed Bank takes a number of steps to have the borrower cure the delinquency and restore the loan to current status.  In the case of residential mortgage loans and consumer loans, 3rd Fed Bank generally sends the borrower a written notice of non-payment after the loan is 15 days past due.  In the event payment is not then received, additional letters and phone calls are made.  If the loan is still not brought current and it becomes necessary for 3rd Fed Bank to take legal action, which typically occurs after a loan is delinquent more than 90 days, 3rd Fed Bank will commence foreclosure proceedings against any real property that secures the loan and attempt to repossess any personal property that secures a consumer loan.  If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is obtained by 3rd Fed Bank at foreclosure.

In the case of commercial real estate and multi-family loans, and construction loans, 3rd Fed Bank generally attempts to contact the borrower by telephone after any loan payment is ten days past due and a senior loan officer reviews all collection efforts made if payment is not received after the loan is 30 days past due. Decisions as to when to commence foreclosure actions for commercial real estate and multi-family loans and construction loans are made on a case-by-case basis. 3rd Fed Bank may consider loan work-out arrangements with these types of borrowers in certain circumstances.

Delinquent Loans. Generally, 3rd Fed Bank establishes a reserve for uncollected interest on loans past due more than 90 days. These loans are included in the table of nonaccrual loans below. Loans also are placed on a nonaccrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is deducted from interest income and the further accrual of interest ceases unless the underlying facts that prompted a nonaccrual determination are deemed to have improved significantly.

Nonperforming Assets. The following table sets forth information regarding nonaccrual loans and real estate owned by 3rd Fed Bank at the dates indicated.  3rd Fed Bank had no loans contractually past due more than 90 days for which accrued interest has been recorded.

	At March 31,	At December 31,
	2014	2013	2012	2011	2010	2009
	(Dollars in thousands)
Loans accounted for on a nonaccrual basis:
Residential mortgages	$1,015	$2,994	$2,265	$5,502	$3,618	$1,117
Commercial - real estate secured	1,770	1,861	1,149	2,711	9,594	2,506
Construction loans	233	3,177	4,794	4,044	4,307	4,554
Consumer and other	199	300	151	278	1,415	107
Commercial and industrial loans	—	—	—	6	44	—
Total nonaccrual loans	3,217	8,332	8,359	12,541	18,978	8,284

Real estate owned, net	6,108	5,601	7,282	11,730	7,482	1,279

Total nonperforming assets	$9,325	$13,933	$15,641	$24,271	$26,460	$9,563
Total nonaccrual loans to loans	0.53%	1.35%	1.56%	2.49%	3.72%	1.55%
Total nonaccrual loans to total assets	0.38%	1.00%	1.17%	1.84%	2.74%	1.16%
Total nonperforming assets to total assets	1.10%	1.67%	2.20%	3.56%	3.82%	1.34%

At March 31, 2014, 3rd Fed Bank was not aware of any other significant potential problem loans.  “Potential problem loans” are loans where information about possible credit problems of borrowers has caused management to have serious doubts about the borrowers’ ability to comply with present repayment terms.

At March 31, 2014, 3rd Fed Bank had no foreign loans and no loan concentrations exceeding 10.0% of total loans.  “Loan concentrations” are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities that would cause them to be similarly impacted by economic or other conditions.

Real Estate Owned. Real estate acquired by 3rd Fed Bank as a result of foreclosure, judgment or by deed in lieu of foreclosure is classified as real estate owned until it is sold.  When property is acquired it is recorded at the lower of fair value, minus estimated cost to sell, or the recorded investment in the loan.  If the property subsequently decreases in estimated value from the initial recorded amount, 3rd Fed Bank will provide a valuation allowance, through a charge to earnings, if the decrease is judged by management to be temporary.  If the decrease is judged to be permanent, 3rd Fed Bank will reduce the recorded amount, through a charge to earnings, to the new estimated fair value.

Allowances for Loan Losses. 3rd Fed Bank provides valuation allowances for estimated losses from uncollectible loans.  Management determines the adequacy of the allowance on a quarterly basis to ensure that a provision for loan losses has been charged against earnings in an amount necessary to maintain the allowance at a level that is appropriate based upon management’s estimate of probable losses.  Several sources of data are used in making the evaluation as to the appropriateness of the allowance.

In establishing allowances, an impairment reserve is established for loans which because of past payment history, a review of recent financial information, or other facts regarding the credit, pose a higher than normal amount of perceived risk of collection.  In addition, an allowance is assigned based upon qualitative and quantitative risk factors which are inherent in class of the loan portfolio.

Although the allowance has been determined based on loan class, the total allowance is available to absorb any and all losses from any class of the loan portfolio.  At March 31, 2014, management believes that the allowance for loan losses is at an adequate level.

The following table sets forth information with respect to activity in 3rd Fed Bank’s allowance for loan losses by loan type at the dates and for the periods indicated:

	For the Three Months Ended March 31,	For the Years Ended December 31,
	2014	2013	2012	2011	2010	2009
	(Dollars in thousands)

Balance at beginning of period	$6,575	$6,922	$8,100	$8,328	$5,215	$3,855
Provision for loan losses	—	839	2,400	3,728	4,241	2,930
Charge-offs:
Residential mortgages	(169)	(465)	(768)	(172)	(49)	(149)
Commercial - real estate secured	(107)	(525)	(1,438)	(2,041)	(831)	(278)
Construction loans	(2,179)	(150)	(1,182)	(1,521)	(59)	(1,092)
Consumer and other	(61)	(85)	(116)	(237)	(53)	(88)
Commercial and industrial loans	—	(10)	(156)	(44)	(146)	(9)
Recoveries
Residential mortgages	1	12	56	12	—	—
Construction loans	—	14	—	1	—	5
Consumer and other	1	14	4	8	9	13
Commercial and industrial loans	1	9	22	38	1	28
Balance at end of year	4,062	6,575	6,922	8,100	8,328	5,215

Ratio of net charge-offs during the period to average loans outstanding during the period	0.41%	0.21%	0.70%	0.79%	0.22%	0.29%

Ratio of allowance of loan losses to nonperforming loans at the end of the period	126.27%	78.91%	82.81%	64.59%	43.88%	63.00%
Ratio of allowance for loan losses to loans receivable at the end of the period	0.67%	1.06%	1.30%	1.61%	1.63%	0.98%

The following table sets forth the allocation of 3rd Fed Bank’s allowance for loan losses by loan category and the percent of loans in each category to total loans receivable, gross, at the dates indicated.

	At March 31,		At December 31,
	2014		2013		2012		2011		2010		2009
	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans
	(Dollars in thousands)
At end of period allocated to:
Residential mortgages	$1,614	59.5%	$1,722	60.0%	$1,849	60.8%	$2,194	55.5%	$1,839	52.8%	$962	50.9%
Commercial - real estate secured	1,499	27.2%	1,793	26.8%	2,607	27.3%	3,071	31.2%	3,099	32.2	2,031	31.5%
Construction loans	355	1.1%	2,208	1.4%	1,697	3.1%	1,830	3.2%	2,479	3.7%	1,736	5.5%
Consumer and other loans	261	10.9%	264	10.7%	262	7.9%	470	9.2%	623	10.2%	317	10.7%
Commercial and industrial loans	101	1.3%	97	1.1%	119	0.9%	138	0.9%	76	1.1%	169	1.4%
Unallocated	232	—%	491	—%	388	—%	397	—%	212	—%	—	—%
Total allowance	$4,062	100.00%	$6,575	100.0%	$6,922	100.0%	$8,100	100.0%	$8,328	100.0%	$5,215	100.0%

Investment Securities

The purchase of investment securities is designed primarily to provide and maintain liquidity, to generate a favorable return on investments without incurring undue interest rate and credit risk, and to complement 3rd Fed Bank’s lending activities.  In establishing its investment strategies, 3rd Fed Bank considers its business and growth plans, the economic environment, the types of securities to be held and other factors.  Pennsylvania-chartered savings banks have the authority to invest in various types of assets, including U.S. Treasury obligations, securities of various federal and state agencies, certain certificates of deposit of insured depository institutions, certain bankers’ acceptances and bills of exchange, and commercial paper and other corporate debt obligations.

The following table sets forth certain information regarding the amortized cost and fair values of 3rd Fed Bank’s investment securities at the dates indicated.

	At March 31,		At December 31,
	2014		2013		2012		2011
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)

Interest-earning deposits	$53,255	$53,255	$41,092	$41,092	$26,440	$26,440	$10,430	$10,430

Securities available for sale:
U.S. government and agency obligations	$16,666	$16,387	$18,572	$18,063	$—	—	2,995	3,030
State and political subdivisions	59,093	60,411	60,159	60,669	55,254	59,610	51,287	55,091
Total	$75,759	$76,798	$78,731	$78,732	55,254	$59,610	$54,282	$58,121

Investment Portfolio Maturities

The following table sets forth certain information regarding the amortized cost, weighted average yields and maturities of 3rd Fed Bank’s investment securities portfolio, exclusive of interest-earning deposits, at March 31, 2014.  Yields on tax exempt obligations have been computed on a tax equivalent basis.

	One Year or Less		One to Five Years		Five to Ten Years		More than Ten Years		Total Investment Securities
	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Fair Value
U.S. government and agency obligations	$—	—%	$6,029	1.18%	$10,638	1.67%	$—	—%	$16,666	1.49%	$16,387
State and political subdivisions	$2,042	5.04%	$10,206	4.93%	$27,036	4.37%	$19,808	5.26%	$59,093	4.79%	$60,411
Total	$2,042	5.04%	$16,235	3.54%	$37,674	3.61%	$19,808	5.26%	$75,759	4.06%	$76,798

Sources of Funds

General.  Deposits, borrowings, loan repayments and cash flows generated from operations are the primary sources of  3rd Fed Bank’s funds for use in lending, investing and other general purposes.

Deposits. 3rd Fed Bank offers a variety of deposit accounts having a range of interest rates and terms.  3rd Fed Bank’s deposits consist of regular savings, noninterest-bearing checking, NOW checking, money market, and certificate accounts.  Of the deposit accounts, $47.0 million or 7.0% consist of IRA, Keogh or SEP retirement accounts at March 31, 2014.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates and competition.  3rd Fed Bank’s deposits are primarily obtained from areas surrounding its offices, and 3rd Fed Bank relies primarily on customer service and long-standing relationships with customers to attract and retain these deposits.  3rd Fed Bank has historically maintained a high level of core deposits consisting of regular savings, money market, noninterest-bearing checking, and NOW checking, which has contributed to a low cost-of-funds.  At March 31, 2014, core deposits amounted to 73.0% of total deposits.

The following table sets forth the distribution of 3rd Fed Bank’s deposit accounts at the dates indicated and the weighted average nominal interest rates on each category of deposits presented.  3rd Fed Bank does not have a significant amount of deposits from outside its market area.  Management does not believe that the use of year end balances instead of average balances resulted in any material difference in the information presented.

	At March 31,			At December 31,
	2014			2013			2012			2011
	Amount	Percent of Total Deposits	Weighted Average Nominal Rate	Amount	Percent of Total Deposits	Weighted Average Nominal Rate	Amount	Percent of Total Deposits	Weighted Average Nominal Rate	Amount	Percent of Total Deposits	Weighted Average Nominal Rate
	(Dollars in thousands)
Transaction Accounts:
Interest-bearing checking accounts	$116,507	16.83%	0.28%	$114,184	16.70%	0.28%	$76,370	13.63%	0.23%	$65,677	11.91%	0.34%
Money market accounts	186,028	26.88%	0.46%	180,215	26.35%	0.46%	153,827	27.45%	0.51%	155,010	28.12%	0.62%
Noninterest-bearing checking accounts	70,197	10.14%	—%	68,133	9.96%	—%	52,433	9.36%	—%	43,910	7.96%	—%
Total transaction accounts	372,732	53.85%	0.32%	362,532	53.01%	0.32%	282,630	50.44%	0.34%	264,597	47.99%	0.45%
Passbook accounts	132,335	19.12%	0.22%	130,878	19.14%	0.22%	106,268	18.97%	0.23%	105,617	19.16%	0.39%
Certificates of deposit	187,143	27.03%	0.99%	190.,492	27.03%	1.03%	171,417	30.59%	1.06%	181,074	32.85%	1.56%
Total deposits	$692,210	100.00%	0.48%	$683,902	100.00%	0.50%	$560,315	100.00%	0.54%	$551,288	100.00%	0.79%

At March 31, 2014, 3rd Fed Bank had outstanding certificates of deposit in amounts of $100,000 or more maturing as follows:

Maturing Period	Amount
(In Thousands)
Three months or less	$11,084
Over three through six months	7,517
Over six through twelve months	9,299
Over twelve months	19,829
Total	$47,729

Borrowings.  Deposits are the primary source of funds of 3rd Fed Bank’s lending and investment activities and for its general business purposes.  3rd Fed Bank may obtain advances from the Federal Home Loan Bank (“FHLB”) of Pittsburgh to supplement its supply of lendable funds.  Advances from the FHLB are typically secured by a pledge of 3rd Fed Bank’s stock in the FHLB and a portion of 3rd Fed Bank’s first mortgage loans.  3rd Fed Bank may also access the Federal Reserve Bank discount window.  The following tables set forth the maximum month-end balance, period ending balance, and weighted average balance of outstanding FHLB advances at the dates and for the periods indicated, together with the applicable weighted average interest rates.

	At March 31,	At December 31,
	2014	2013	2012	2011

	(Dollars in thousands)

FHLB advances	$48,311	$49,605	$60,656	$46,908

Weighted average interest rate	1.56%	1.59%	1.88%	3.37%

	Three Months Ended March 31,	Years Ended December 31,
	2014	2013	2012	2011

	(Dollars in thousands)

Maximum balance of FHLB advances	$49,605	$60,656	$83,238	$65,001
Weighted average balance of FHLB advances	48,872	53,747	56,837	55,274
Weighted average interest rate of FHLB advances	1.60%	1.68%	2.47%	3.52%

Subsidiary Activity

At March 31, 2014, 3rd Fed Bank had two wholly-owned operating subsidiaries, Third Delaware Corporation and Teragon.  Third Delaware Corporation was formed in 1998 for the purpose of investing in securities.  At March 31, 2014, 3rd Fed Bank had $259.3 million invested in Third Delaware Corporation.  During 2004, Teragon invested $7,500 in a limited partnership entitled Third Fed Abstract, L. P., whose purpose is to operate a title insurance agency, primarily to capture certain title insurance premiums generated by 3rd Fed Bank’s lending activities.  At March 31, 2014 3rd Fed Bank had an investment of $226,000 in Teragon.  During 2007, Teragon was granted approval by the state of Pennsylvania to conduct business as an insurance agency, and during the three months ended March 31, 2014, Teragon received $3,000 of insurance commissions.

Personnel

As of March 31, 2014, TF Financial had 183 full-time and 21 part-time employees.  None of TF Financial’s employees are represented by a collective bargaining group.  TF Financial believes that its relationship with its employees is good.

Regulation

Set forth below is a brief description of all material laws and regulations which relate to the regulation of 3rd Fed Bank and TF Financial. The description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

Financial Reform Legislation. On July 21, 2010, the President signed the Dodd-Frank Act into law. The Dodd-Frank Act has and will likely result in dramatic changes across the financial regulatory system, some of which became effective immediately and some of which will not become effective until various future dates. Implementation of the Dodd-Frank Act will require many new rules to be made by various federal regulatory agencies over the next several years, some of which have been made, and the effect of many of the Dodd-Frank Act’s provisions will be determined through the rulemaking process.

Some of the provisions may have the consequence of increasing our expenses, decreasing our revenues, and changing the activities in which we choose to engage. At a minimum, we expect that the Dodd-Frank Act will increase our operating and compliance costs. The specific impact of the Dodd-Frank Act on our current activities or new financial activities will be considered in the future, and our financial performance and the markets in which we operate will depend on the manner in which the relevant agencies develop and implement the required rules and the reaction of market participants to these regulatory developments. Many aspects of the Dodd-Frank Act are subject to rulemaking and will take effect over several years, making it difficult to anticipate the overall financial impact on TF Financial, its customers, or the financial industry in general.

Holding Company Regulation

General.  TF Financial is a unitary savings and loan holding company subject to regulatory oversight by the Federal Reserve Board. As such, TF Financial is required to register and file reports with the Federal Reserve Board and is subject to regulation and examination by the Federal Reserve Board. In addition, the Federal Reserve Board has enforcement authority over TF Financial and its non-savings association subsidiaries, which also permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to the subsidiary institution. This regulation and oversight is intended primarily for the protection of the depositors of 3rd Fed Bank and not for the benefit of stockholders of TF Financial.

TF Financial must obtain the prior approval of the Federal Reserve Board before it may acquire control of another bank or savings institution, merge or consolidate with another bank holding company or savings and loan holding company or acquire all or substantially all of the assets of another bank, savings institution or depository institution holding company. TF Financial must also obtain prior Federal Reserve approval before it may acquire ownership or control of any voting shares of any bank, savings institution or depository institution holding company if, after such acquisition, TF Financial would directly or indirectly own or control more than 5.0% of such shares. TF Financial is also required to file certain reports with, and otherwise comply with, the rules and regulations of the Federal Reserve Board and the SEC.

Sarbanes-Oxley Act of 2002.  The Sarbanes-Oxley Act implemented legislative reforms intended to address corporate and accounting fraud and improve public company reporting. The SEC has promulgated new regulations pursuant to the Sarbanes-Oxley Act and may continue to propose additional implementing or clarifying regulations as necessary in furtherance of the Sarbanes-Oxley Act. The passage of the Sarbanes-Oxley Act by Congress and the implementation of new regulations by the SEC subjected publicly-traded companies to additional and more cumbersome reporting regulations and disclosure.

Financial Modernization. The Gramm-Leach-Bliley Act (“GLB”) permits qualifying bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. GLB defines “financial in nature” to include securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking activities; and activities that the Federal Reserve Board has determined to be closely related to banking. A qualifying bank also may engage, subject to limitations on investment, in activities that are financial in nature, other than insurance underwriting, insurance company portfolio investment, real estate development, and real estate investment, through a financial subsidiary of the bank.

GLB also prohibits new unitary thrift holding companies from engaging in nonfinancial activities or from affiliating with a nonfinancial entity. As a grandfathered unitary thrift holding company, TF Financial has retained its authority to engage in nonfinancial activities.

Qualified Thrift Lender Test.  As a unitary savings and loan holding company, TF Financial generally is not subject to activity restrictions, provided 3rd Fed Bank satisfies the qualified thrift lender (“QTL”) test. See “Bank Regulation - Qualified Thrift Lender Test.” If TF Financial acquires control of another savings association as a separate subsidiary, it would become a multiple savings and loan holding company, and the activities of TF Financial and any of its subsidiaries (other than 3rd Fed Bank) would become subject to restrictions applicable to bank holding companies unless such other associations each also qualify as a QTL and were acquired in a supervisory acquisition.

Restrictions on Dividends.  The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank and savings and loan holding companies, which expresses the Federal Reserve Board’s view that a holding company should pay cash dividends only to the extent that the holding company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition. The Federal Reserve Board also indicated that it would be inappropriate for a holding company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the federal prompt corrective action regulations, the Federal Reserve Board may prohibit a bank holding company from paying any dividends if the holding company’s bank subsidiary is classified as “undercapitalized.”

Bank Regulation

General.  As a Pennsylvania-chartered, FDIC insured savings bank, 3rd Fed Bank is subject to extensive regulation and regular examination by the Department of Banking and by the FDIC, which insures its deposits to the maximum extent permitted by law. The federal and state laws and regulations applicable to banks regulate, among other things, the scope of their business, their investments, the reserves required to be kept against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for certain loans.

3rd Fed Bank must file reports with the Department of Banking and the FDIC concerning its financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other banks or savings institutions. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the FDIC and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulations, whether by the Department of Banking, the FDIC or the Congress could have a material adverse impact on TF Financial, 3rd Fed Bank and their operations.

Pennsylvania Savings Bank Law.  The Pennsylvania Banking Code (“Banking Code”) contains detailed provisions governing the organization, location of offices, rights and responsibilities of directors, officers, and employees, as well as the corporate powers, lending authority, savings and investment operations and other aspects of 3rd Fed Bank and its affairs. The Banking Code delegates extensive rule-making power and administrative discretion to the Department of Banking so that the supervision and regulation of state-chartered savings banks may be flexible and readily responsive to changes in economic conditions and in savings and lending practices.

The Banking Code also provides state-chartered savings banks with all the powers enjoyed by the federal savings institutions, subject to regulation by the Department of Banking.  The Federal Deposit Insurance Act, however, prohibits state-chartered banks from making new investments, loans, or becoming involved in activities as principal and equity investments that not permitted for national banks unless (1) the FDIC determines the activity or investment does not pose a significant risk of loss to the Deposit Insurance Fund (“DIF”) and (2) the bank meets all applicable capital requirements. Accordingly, the additional operating authority provided to 3rd Fed Bank by the Banking Code is significantly restricted by the Federal Deposit Insurance Act.

Insurance of Deposit Accounts.  3rd Fed Bank’s deposits are insured by the DIF of the FDIC. Pursuant to the Dodd-Frank Act, the Federal Deposit Insurance Act was amended to increase the maximum deposit insurance amount from $100,000 to $250,000 and extended the unlimited deposit insurance coverage for noninterest-bearing transaction accounts until December 31, 2013. The FDIC determines insurance premiums based on a number of factors, primarily the risk of loss that insured institutions pose to the DIF.

In May 2009, the FDIC imposed a 5 basis point special assessment on each insured depository institution's assets minus Tier 1 capital as of June 30, 2009, subject to a limit that the amount of the special assessment for any institution could not exceed 10 basis points times the institution's deposit insurance assessment base for the second quarter 2009. Further, in November 2009, the FDIC adopted a final rule imposing a 13-quarter prepayment of FDIC premiums. The prepayment amount was paid in December 2009 and represented an estimated prepayment for deposit insurance assessments for the fourth quarter of 2009 through the fourth quarter of 2012. The prepayment amount was used to offset future FDIC premiums beginning with the March 2010 payment through the June 2013 payment. The remaining unexhausted prepayment was refunded to TF Financial in June 2013.

The Dodd-Frank Act eliminated the previous statutory maximum limit on the FDIC’s reserve ratio (which is generally the ratio of the DIF balance to the estimated amount of deposits insured by the DIF) and set the minimum reserve ratio to not less than 1.35 percent of estimated insured deposits or the comparable percentage of the FDIC’s assessment base. The Dodd-Frank Act also required the FDIC to take the steps necessary to attain the 1.35 percent ratio by September 30, 2020, subject to an offsetting requirement for certain institutions.

On February 7, 2011, the FDIC issued a final rule to implement changes to the assessment base used to determine risk-based premiums for insured depository institutions as required under the Dodd-Frank Act and also changed the risk-based pricing system necessitated by changes to the assessment base. These changes took effect for the quarter beginning April 1, 2011, and were reflected in the invoices for DIF assessments due September 30, 2011.

Future changes in insurance premiums could have an adverse effect on the operating expenses and results of operations and we cannot predict what insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not know of any practice, condition or violation that might lead to termination of its deposit insurance.

In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize a predecessor deposit insurance fund.

Regulatory Capital Requirements.  The FDIC has promulgated capital adequacy requirements for state-chartered banks that, like us, are not members of the Federal Reserve System. The FDIC’s capital regulations require banks to meet two capital standards:

           (1) a leverage capital requirement of Tier 1 capital equal to at least 4.0% of total adjusted assets; and (2) a risk-based capital requirement of qualifying total capital equal to at least 8.0% of total risk-weighted assets. In addition, the FDIC’s prompt corrective action regulation provides that a bank that has less than the minimum leverage capital requirement will be deemed to be “undercapitalized” and will be subject to various capital plan and activities restriction requirements. The prompt corrective action regulation also provides that any insured depository institution with a ratio of Tier 1 capital to total assets that is less than 2.0% is deemed to be operating in an unsafe or unsound condition pursuant to Section 8(a) of the Federal Deposit Insurance Act and could be subject to termination of deposit insurance.

3rd Fed Bank is also subject to minimum capital requirements imposed by the Department of Banking on Pennsylvania-chartered depository institutions. Under the Department of Banking’s capital regulations, a Pennsylvania bank or savings bank must maintain a minimum leverage ratio of Tier 1 capital (as defined under the FDIC’s capital regulations) to total assets of 4.0%. In addition, the Department of Banking has the supervisory discretion to require a higher leverage ratio for any institution based on the institution’s substandard performance in any of a number of areas.

At December 31, 2013, 3rd Fed Bank was in compliance with all of its regulatory capital requirements.

Dividend Limitations.  The Banking Code provides that dividends may be declared and paid by a Pennsylvania bank only out of accumulated net earnings and may not be declared or paid unless surplus (retained earnings) is at least equal to contributed capital. 3rd Fed Bank has not declared or paid any dividends that have caused its retained earnings to be reduced below the amount required. In addition, 3rd Fed Bank may not declare or pay a dividend if 3rd Fed Bank is in default in payment of any assessment due the FDIC or if the effect of the dividend would be to reduce the regulatory capital of 3rd Fed Bank below the amount required for the liquidation account established at the time of 3rd Fed Bank’s mutual-to-stock conversion. Furthermore, as the subsidiary of a savings and loan holding company, 3rd Fed Bank is required to provide the Federal Reserve Bank with notice of a proposed capital distribution at least 30 days before declaring a dividend to TF Financial.

Qualified Thrift Lender Test.  The Home Owners’ Loan Act (“HOLA”), as amended, requires subsidiary institutions of savings and loan holding companies to meet a QTL test. If 3rd Fed Bank maintains an appropriate level of Qualified Thrift Investments (primarily residential mortgages and related investments, including certain mortgage-backed securities) (“QTIs”) and otherwise qualifies as a QTL, TF Financial will continue its status as a grandfathered unitary savings and loan holding company. The required percentage of QTIs is 65.0% of portfolio assets (defined as all assets minus intangible assets, property used by the institution in conducting its business and liquid assets equal to 10.0% of total assets). Certain assets are subject to a percentage limitation of 20.0% of portfolio assets. In addition, savings institutions may include shares of stock of the FHLBs, FNMA and FHLMC as qualifying QTIs. The method for measuring compliance with the QTL test requires an institution to be in compliance nine out of every twelve months. As of March 31, 2014, 3rd Fed Bank was in compliance with its QTL requirement.

Federal Home Loan Bank System.  3rd Fed Bank is a member of the FHLB of Pittsburgh, one of twelve regional FHLBs that administer the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB.

As a member, 3rd Fed Bank is required to purchase and maintain an investment in the capital stock of the FHLB of Pittsburgh in an amount equal to 4. 0% of its advances outstanding from the FHLB plus 0.35% of its member asset value (“MAV”). The FHLB determines 3rd Fed Bank’s MAV by assigning a borrowing factor to 3rd Fed Bank’s investment in loans and securities. At December 31, 2013, 3rd Fed Bank was in compliance with this requirement with a MAV of $394.3 million and $3.4 million in FHLB stock.

Federal Reserve System.  The Federal Reserve Board requires all depository institutions to maintain noninterest-bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts) and non-personal time deposits. As of December 31, 2013, no reserves were required to be maintained on the first $12.4 million of transaction accounts, reserves of 3.0% were required to be maintained against the next $79.5 million of transaction accounts and a reserve of 10.0% against all remaining transaction accounts. This percentage is subject to adjustment by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or in a noninterest-bearing account at a Federal Reserve Bank, the effect of the reserve requirement may reduce the amount of an institution’s interest-earning assets.

Savings associations have authority to borrow from the Federal Reserve Bank “discount window.”

Recent Amendments to Regulatory Capital Requirements

In July 2013, the federal banking agencies approved amendments to their regulatory capital rules to conform with the international regulatory standards agreed to by the Basel Committee on Banking Supervision in the accord often referred to as “Basel III.” The revisions establish new higher capital ratio requirements, tighten the definitions of capital, impose new operating restrictions on banking organizations with insufficient capital buffers and increase the risk weighting of certain assets. The new capital requirements will apply to all banks and savings associations, bank holding companies with more than $500 million in assets and all savings and loan holding companies (other than certain savings and loan holding companies engaged in insurance underwriting and grandfathered diversified holding companies) regardless of asset size. The rules will become effective for the institutions with assets over $250 billion and internationally active institutions starting in January 2014 and will become effective for all other institutions beginning in January 2015. The following discussion summarizes the changes which are believed most likely to affect TF Financial and 3rd Fed Bank.

New and Higher Capital Requirements. The regulations establish a new capital measure called “Common Equity Tier 1 Capital” which will consist of common stock instruments and related surplus (net of treasury stock), retained earnings, accumulated other comprehensive income and, subject to certain adjustments, minority common equity interests in subsidiaries. Unlike the current rules which exclude unrealized gains and losses on available-for-sale debt securities from regulatory capital, the amended rules would require accumulated other comprehensive income to flow through to regulatory capital unless a one-time, irrevocable opt-out election is made in the first regulatory reporting period under the new rule. Depository institutions and their holding companies will be required to maintain Common Equity Tier 1 Capital equal to 4.5% of risk-weighted assets by 2015.

The regulations increase the required ratio of Tier 1 Capital to risk-weighted assets from the current 4.0% to 6.0% by 2015. Tier 1 Capital will consist of Common Equity Tier 1 Capital plus Additional Tier 1 Capital elements which would include non-cumulative perpetual preferred stock. Cumulative preferred stock (other than cumulative preferred stock issued to the U.S. Treasury under the TARP Capital Purchase Program or the Small Business Lending Fund) will no longer qualify as Additional Tier 1 Capital. Trust preferred securities and other non-qualifying capital instruments issued prior to May 19, 2010 by bank and savings and loan holding companies with less than $15 billion in assets as of December 31, 2009 or by mutual holding companies may continue to be included in Tier 1 Capital but will be phased out over 10 years beginning in 2016 for all other banking organizations. These non-qualifying capital instruments, however, may be included in Tier 2 Capital which could also include qualifying subordinated debt. The amended regulations also require a minimum Tier 1 leverage ratio of 4.0% for all institutions, eliminating the 3.0% option for institutions with the highest supervisory ratings. The minimum required ratio of total capital to risk-weighted assets will remain at 8.0%.

Capital Conservation Buffer Requirement. In addition to higher capital requirements, depository institutions and their holding companies will be required to maintain a common equity Tier 1 capital conservation buffer of at least 2.5% of risk-weighted assets over and above the minimum risk-based capital requirements. Institutions that do not maintain the required capital buffer will become subject to progressively more stringent limitations on the percentage of earnings that can be paid out in dividends or used for stock repurchases and on the payment of discretionary bonuses to senior executive management. The capital conservation buffer requirement will be phased in over four years beginning in 2016. The capital conservation buffer requirement effectively raises the minimum required risk-based capital ratios to 7.0% Common Equity Tier 1 Capital, 8.5% Tier 1 Capital and 10.5% Total Capital on a fully phased-in basis.

Changes to Prompt Corrective Action Capital Categories. The Prompt Corrective Action rules will be amended effective January 1, 2015 to incorporate a Common Equity Tier 1 Capital requirement and to raise the capital requirements for certain capital categories. In order to be adequately capitalized for purposes of the prompt corrective action rules, a banking organization will be required to have at least an 8.0% Total Risk-Based Capital Ratio, a 6.0% Tier 1 Risk-Based Capital Ratio, a 4.5% Common Equity Tier 1 Risk Based Capital Ratio and a 4.0% Tier 1 Leverage Ratio. To be well capitalized, a banking organization will be required to have at least a 10.0% Total Risk-Based Capital Ratio, an 8.0% Tier 1 Risk-Based Capital Ratio, a 6.5% Common Equity Tier 1 Risk Based Capital Ratio and a 5.0% Tier 1 Leverage Ratio.

Additional Deductions from Capital. Banking organizations will be required to deduct goodwill and other intangible assets (other than certain mortgage servicing assets), net of associated deferred tax liabilities, from Common Equity Tier 1 Capital. Deferred tax assets arising from temporary timing differences that cannot be realized through net operating loss carrybacks will continue to be deducted. Deferred tax assets that can be realized through NOL carrybacks will not be deducted but will be subject to 100.0% risk weighting. Defined benefit pension fund assets, net of any associated deferred tax liability, will be deducted from Common Equity Tier 1 Capital unless the banking organization has unrestricted and unfettered access to such assets. Reciprocal cross-holdings of capital instruments in any other financial institutions will now be deducted from capital, not just holdings in other depository institutions. For this purpose, financial institutions are broadly defined to include securities and commodities firms, hedge and private equity funds and non-depository lenders. Banking organizations will also be required to deduct non-significant investments (less than 10.0% of outstanding stock) in the capital of other financial institutions (including investments in trust preferred securities) to the extent these exceed 10.0% of Common Equity Tier 1 Capital subject to a 15.0% of Common Equity Tier 1 Capital cap. Greater than 10.0% investments must be deducted if they exceed 10.0% of Common Equity Tier 1 Capital. If the aggregate amount of certain items excluded from capital deduction due to a 10.0% threshold exceeds 17.65% of Common Equity Tier 1 Capital, the excess must be deducted. Savings associations will continue to be required to deduct investments in subsidiaries engaged in activities not permitted for national banks.

Changes in Risk-Weightings. The federal banking agencies did not adopt a proposed rule that would have significantly changed the risk-weighting for residential mortgages. Instead, the amended regulations will continue to follow the previous capital rules which assign a 50.0% risk-weighting to “qualifying mortgage loans” which generally consist of residential first mortgages with an 80.0% loan-to-value ratio (or which carry mortgage insurance that reduces the bank’s exposure to 80.0%) that are not more than 90 days past due. All other mortgage loans will have a 100.0% risk weight. The revised regulations apply a 250.0% risk-weighting to mortgage servicing rights, deferred tax assets that cannot be realized through NOL carrybacks and investments in the capital instruments of other financial institutions that are not deducted from capital. The revised regulations also create a new 150.0% risk-weighting category for “high volatility commercial real estate loans” which are credit facilities for the acquisition, construction or development of real property other than for certain community development projects, agricultural land and one- to four-family residential properties or commercial real projects where: (i) the loan-to-value ratio is not in excess of interagency real estate lending standards; and (ii) the borrower has contributed capital equal to not less than 15.0% of the real estate’s “as completed” value before the loan is made.

Properties

TF Financial is located and conducts its business at 3 Penns Trail, Newtown, Pennsylvania. At December 31, 2013, 3rd Fed Bank operated from its administrative offices and eighteen branch offices located in Philadelphia and Bucks Counties, Pennsylvania and in Mercer, Burlington and Ocean Counties, New Jersey. 3rd Fed Bank also owns one parcel of land and a building behind its Doylestown branch office. The parcel is available to be leased to a third-party. The net book value of the land and building was $17,026. In addition, a subsidiary of TF Financial, Penns Trail Development Corporation, owns investment property with a book value of $687,000.

           The following table sets forth certain information regarding 3rd Fed Bank’s operating properties:

Location	Leased or Owned
ADMINISTRATIVE OFFICE
Newtown Office	Owned
3 Penns Trail
Newtown, PA 18940

BRANCH AND LOAN OFFICES
Frankford Office	Leased
4625 Frankford Avenue
Philadelphia, PA 19124

Ewing Office	Owned
2075 Pennington Road
Ewing, NJ 08618

Hamilton Office	Owned
1850 Route 33
Hamilton Square, NJ 08690

Fishtown Office	Owned
York & Memphis Streets
Philadelphia, PA 19125

Cross Keys Office	Owned
834 North Easton Road
Doylestown, PA 18902

Bridesburg Office	Owned
Orthodox & Almond Streets
Philadelphia, PA 19137

New Britain Office	Leased
600 Town Center
New Britain, PA 18901

Newtown Office	Leased
950 Newtown Yardley Road
Newtown, PA 18940

Mayfair Office	Owned
Roosevelt Blvd. at Unruh
Philadelphia, PA 19149

Doylestown Office	Owned
60 North Main Street
Doylestown, PA 18901

Feasterville Office	Leased
1201 Buck Road
Feasterville, PA 19053

Woodhaven Office	Leased
12051 Knights Road
Philadelphia, PA 19154

Girard Office	Leased
136 West Girard Avenue
Philadelphia, PA 19123

Village Office	Owned
34 Main Street
Roebling, NJ 08554

Florence Office	Owned
Route 130 & Delaware Avenue
Roebling, NJ 08554

Westampton Office	Leased
1934 Route 541
Westampton, NJ 08060

Delran Office	Owned
3104 Bridgeboro Road
Delran, NJ 08075

New Egypt Office	Owned
8 Jacobstown Road
New Egypt, NJ 08533

PROCESSING OPERATIONS
Operations Center	Owned
62-66 Walker Lane
Newtown, PA 18940

Operations Center	Owned
70 Walker Lane
Newtown, PA 18940

Legal Proceedings

Neither TF Financial nor its subsidiaries are involved in any pending legal proceedings, other than routine legal matters occurring in the ordinary course of business that in the aggregate involve amounts which are believed by management to be material to the consolidated financial condition or results of operations of TF Financial.

TF FINANCIAL MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General. The following discussion and analysis should be read in conjunction with TF Financial’s consolidated financial statements and is intended to assist in understanding and evaluating the major changes in the financial position and results of operations of TF Financial with a primary focus on an analysis of operating results.

TF Financial may from time to time make written or oral “forward-looking statements,” including statements contained in TF Financial’s filings with the SEC, in its reports to stockholders and in other communications by TF Financial, which are made in good faith by TF Financial pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, such as statements of TF Financial’s plans, objectives, expectations, estimates and intentions that are subject to change based on various important factors (some of which are beyond TF Financial’s control). The following factors, among others, could cause TF Financial’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which TF Financial conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board, inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services of TF Financial and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services; the willingness of users to substitute competitors’ products and services for TF Financial’s products and services; the success of TF Financial in gaining regulatory approval of its products and services, when required; the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes; acquisitions; changes in consumer spending and saving habits; failure to realize the anticipated benefits as a result of our acquisition of Roebling and Roebling Bank; the possibility that any remaining integration of Roebling’s business and operations with TF Financial, may be more difficult and/or take longer than anticipated and may have unanticipated adverse results; and the success of TF Financial at managing the risks involved in the foregoing.

TF Financial cautions that the foregoing list of important factors is not exclusive. TF Financial does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of TF Financial.

TF Financial’s income on a consolidated basis is derived substantially from its investment in its subsidiary 3rd Fed Bank. The earnings of 3rd Fed Bank depend primarily on its net interest income. Net interest income is affected by the interest income that 3rd Fed Bank receives from its loans and investments and by the interest expense that 3rd Fed Bank incurs on its deposits, borrowings and other sources of funds. In addition, the mix of 3rd Fed Bank’s interest-bearing assets and liabilities can have a significant effect on 3rd Fed Bank’s net interest income; loans generally have higher yields than securities; retail deposits generally have lower interest rates than other borrowings.

3rd Fed Bank also receives income from service charges and other fees and occasionally from sales of investment securities, loan sales and real estate owned. 3rd Fed Bank incurs expenses in addition to interest expense in the form of provisions for loan losses, salaries and benefits, deposit insurance premiums, property operations and maintenance, advertising and other related business expenses.

Critical Accounting Policies

Certain critical accounting policies of TF Financial require the use of significant judgment and accounting estimates in the preparation of the consolidated financial statements and related data of TF Financial. These accounting estimates require management to make assumptions about matters that are highly uncertain at the time the accounting estimate is made.

Management believes that the most critical accounting policy requiring the use of a significant amount of accounting estimates and judgment is the determination of the allowance for loan losses. Allowances are established based on an analysis of individual loans, pools of similar loans, delinquencies, loss experience, economic conditions generally and as they may affect individual borrowers, and other factors. Individual loans are evaluated based on cash flows or value of the underlying collateral, and the financial strength of any guarantors. All of these evaluation factors are subject to a high degree of uncertainty. If the financial condition and collateral values of a significant amount of debtors should deteriorate more than TF Financial has estimated, present allowances for loan losses may be insufficient and additional provisions for loan losses may be required. In addition, a single loan may result in the loss of a substantial amount and may significantly reduce the allowance. The allowance for loan losses was $6.6 million at December 31, 2013.

Comparison of Financial Condition at December 31, 2013 and 2012

Assets.  TF Financial’s total assets at December 31, 2013 were $835.7 million, an increase of $123.9 million, during the year which was largely due to the acquisition of Roebling.

Loans receivable, net increased by $87.4 million during 2013. The acquisition of Roebling resulted in an increase in loans receivable of $102.0 million in addition to originations of consumer and single-family residential mortgage loans totaling $67.8 million and originations of commercial loans totaling $29.8 million. Offsetting these increases were principal repayments on loans totaling $110.5 million. TF Financial increased the allowance for loan losses by $839,000, transferred $737,000 from loans to real estate acquired through foreclosure and amortized $178,000 of net deferred loan origination costs. Loans receivable held for sale were $349,000 at December 31, 2013. During the year, originations of loans for sale in the secondary market totaled $31.8 million and proceeds from loan sales totaled $32.6 million. Investment securities increased by $21.7 million which was mainly the result of securities acquired from Roebling totaling $37.3 million and purchases of $20.5 million. Offsetting these increases were principal repayments, maturities and sales totaling $30.4 million, a decrease in the fair value of available for sale securities of $5.5 million and net premium amortization of $719,000. Cash and cash equivalents increased during the year by $14.2 million.
Liabilities. Total liabilities increased by $111.9 million during 2013. Deposit balances increased $123.6 million during the period. The branches acquired in the Roebling acquisition resulted in an addition of $127.8 million of deposits. Excluding deposits held at the Roebling branches, checking, money market and savings accounts increased by $25.8 million, and retail CDs decreased by $29.5 million during 2013. Advances from the FHLB decreased by $11.1 million, the result of scheduled amortization and maturities including repayment of $3.1 million of advances acquired from Roebling.

 Stockholders’ Equity. Total consolidated stockholders’ equity of TF Financial was $94.9 million or 11.4% of total assets at December 31, 2013. During 2013, in conjunction with the Roebling acquisition, TF Financial issued 306,873 shares of its common stock, which increased stockholders equity by $7.7 million. Additionally, TF Financial issued 27,377 shares of its common stock associated with the 3rd Fed Bank ESOP, the 2011 Director Stock Compensation Plan and upon the exercise of stock options which combined with stock option expense, resulted in an increase to stockholders’ equity of $1.0 million. Stockholders’ equity was also increased by net income for the year of $6.6 million. Offsetting these increases were cash dividends paid of $884,000, a decrease in accumulated other comprehensive income net of tax of $2.1 million, and repurchases of 10,412 shares of common stock totaling $274,000. At December 31, 2013, there were approximately 99,000 shares available for repurchase under the previously announced share repurchase plan.

Average Balance Sheet.  The following tables set forth information (dollars in thousands) relating to TF Financial’s average balance sheet and reflect the average yield on assets and average cost of liabilities for the periods indicated. The yields and costs are computed by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively for the periods indicated.

	For the years ended December 31,
	2013			2012
	Average		Average	Average		Average
	balance	Interest	yld/cost	balance	Interest	yld/cost
ASSETS
Interest-earning assets:
Loans receivable, net (1)	$573,373	$25,858	4.51%	$513,178	$25,205	4.91%
Mortgage-backed securities	44,487	1,126	2.53%	57,164	1,933	3.38%
Investment securities (2)	75,702	3,075	4.06%	65,813	2,849	4.33%
Other interest-earning assets (3)	35,016	27	0.08%	6,155	8	0.13%
Total interest-earning assets	728,578	30,086	4.13%	642,310	29,995	4.67%
Noninterest-earning assets	47,531			47,726
Total assets	$776,109			$690,036
LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Deposits	$626,716	3,025	0.48%	$545,677	3,532	0.65%
Advances from the FHLB	53,747	898	1.67%	56,837	1,405	2.47%
Total interest-bearing liabilities	680,463	3,923	0.58%	602,514	4,937	0.82%
Noninterest-bearing liabilities	6,788			6,957
Total liabilities	687,251			609,471
Stockholders’ equity	88,858			80,565
Total liabilities and stockholders’ equity	$776,109			$690,036
Net interest income—tax equivalent basis		26,163			25,058
Interest rate spread (4)—tax equivalent basis			3.55%			3.85%
Net yield on interest-earning assets (5)—tax equivalent basis			3.59%			3.90%
Ratio of average interest-earning assets to average interest-bearing liabilities			107.07%			106.60%
Less: tax equivalent interest adjustment		(773)			(775)
Net interest income		$25,390			$24,283
Interest rate spread (4)			3.45%			3.73%
Net yield on interest-earning assets (5)			3.48%			3.78%

(1)	Nonaccrual loans have been included in the appropriate average loan balance category, but interest on nonaccrual loans has not been included for purposes of determining interest income.
(2)
Tax equivalent adjustments to interest on investment securities were $773,000 and $775,000 for the years ended December 31, 2013 and 2012, respectively. Tax equivalent interest income is based upon a marginal effective tax rate of 34.0%.

(3)	Includes interest-bearing deposits in other banks.
(4)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5)           Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis. The following table presents, for the periods indicated, the change in interest income and interest expense attributed to (i) changes in volume (changes in the weighted average balance of the total interest-earning asset and interest-bearing liability portfolios multiplied by the prior year rate), and (ii) changes in rate (changes in rate multiplied by prior year volume). Changes attributable to the combined impact of volume and rate have been allocated proportionately based on the absolute value of changes due to volume and changes due to rate.

	For the years ended December 31,
	2013 vs 2012 Increase (decrease) due to
	Volume	Rate	Net
	(in thousands)
Interest income:
Loans receivable, net	$2,814	$(2,161)	$653
Mortgage-backed securities	(378)	(429)	(807)
Investment securities (1)	409	(183)	226
Other interest-earning assets	23	(4)	19
Total interest-earning assets	2,868	(2,777)	91
Interest expense:
Deposits	475	(982)	(507)
Advances from the FHLB	(73)	(434)	(507)
Total interest-bearing liabilities	402	(1,416)	(1,014)
Net change in net interest income	$2,466	$(1,361)	$1,105

(1)
Tax equivalent adjustments to interest on investment securities were $773,000 and $775,000 for the years ended December 31, 2013 and 2012, respectively. Tax equivalent interest income is based upon a marginal effective rate of 34.0%.

Comparison of Results of Operations for the Years Ended December 31, 2013 and December 31, 2012

Net Income. Net income was $6.6 million for the year ended December 31, 2013 compared with net income of $5.4 million for the year ended December 31, 2012.

Total Interest Income. Total interest income, on a taxable equivalent basis, increased by $91,000 between the years 2013 and 2012. Interest income from loans receivable increased by $653,000 as the result of a $60.2 million increase in the average balance of loans outstanding netted against the effect of a decrease in the average yield on loans of 40 basis points. The merger with Roebling resulted in the increase in the average balance of loans outstanding whereas the decrease in the yield was caused by the combined effects of a large number of higher rate loans being prepaid, and new loans added to the portfolio with lower yields than the existing portfolio loans that had matured or refinanced. Interest income from mortgage-backed securities was lower in 2013 in comparison to 2012 mainly because the yield associated with principal repayments was higher than the yield on the remaining mortgage-backed securities as well as the low yield on the mortgage-backed securities acquired from Roebling. Interest income from investment securities increased during 2013 as compared with 2012 due to the higher outstanding average balance of agency securities acquired from Roebling as well as purchases of municipal securities during 2013. Offsetting the increase in balance was the effect of lower yields on the securities acquired from Roebling.

Total Interest Expense. Total interest expense decreased by $1.0 million to $3.9 million during 2013 as compared with 2012. The average outstanding balance of deposits increased $81.0 million during 2013 as compared to 2012 mainly as a result of the Roebling acquisition. The average interest rate paid on 3rd Fed Bank’s deposits was 17 basis points lower in 2013 due to the maturity of certificates of deposit that had higher interest rates than current market rates offered on the products into which the maturing CDs were renewed or reinvested, as well as a favorable change in the deposit mix and pricing. Interest expense associated with borrowings from the FHLB decreased $507,000 in 2013 when compared to 2012. During 2013, the average outstanding borrowings decreased by $3.1 million. In addition, the cost of borrowed funds decreased 80 basis points because the weighted average rate of advances that matured in 2012 was higher than in 2013.

Noninterest Income. Total noninterest income was $6.1 million for the year ended December 31, 2013 compared with $4.1 million for the year ended December 31, 2012. TF Financial had a purchase gain associated with the acquisition of Roebling of $1.1 million. In addition, income from the benefits paid on 3rd Fed Bank owned life insurance policies was $934,000 during the second quarter of 2013 due to the death of two insured individuals. Service fees, charges and other operating income increased $577,000 mainly due to an increase in fair value adjustments to mortgage servicing rights of $319,000 between 2012 and 2013. Gain on disposition of premises and equipment included $417,000 related to an eminent domain matter affecting a parcel of Company property, a $143,000 increase over the amount recorded in 2012 related to the same matter, which is now finalized. Offsetting these increases was a decrease of $645,000 in the gain on sale of loans in the secondary market due to the lower level of residential loan sale activity.

Noninterest Expense. Total noninterest expense increased by $3.2 million to $22.1 million for the year ended December 31, 2013 compared to 2012. Acquisition costs attributable to Roebling totaled $1.4 million during 2013 and included contract exit fees as well as technology-related costs and consultant fees incurred for the system conversion of the data from the systems used by Roebling to 3rd Fed Bank. Merger-related costs attributable to the acquisition of Roebling increased $630,000 in 2013 as compared to 2012. Employee compensation increased by $1.1 million in 2013, which was mainly the result of employee costs associated with staffing the five additional branches acquired from Roebling. In addition, stock option expense increased $285,000 for 2013 as compared to 2012, mainly due to the expense associated with granting 205,000 stock options during 2013. The occupancy costs increased $311,000 in 2013, largely the result of operating and maintaining the five additional branch offices acquired from Roebling.

Income Tax Expense. TF Financial’s effective tax rate was 22.9% for 2013 compared to 24.3% for 2012. These effective tax rates are lower than TF Financial’s marginal tax rate of 34.0% largely due to the tax-exempt income associated with TF Financial’s investments in tax-exempt municipal bonds, bank owned life insurance and purchase gain associated with the Roebling acquisition, offset by merger-related costs treated as nondeductible.

Comparison of Financial Condition at March 31, 2014 and December 31, 2013

TF Financial’s total assets at March 31, 2014 and December 31, 2013 were $846.0 million and $835.7 million, respectively, representing an increase of $10.3 million during the three-month period. Largely as a result of the repayment of loans receivable and an increase in customer deposits, cash and cash equivalents increased by $14.9 million during the first three months of 2014. Investment securities increased by $4.8 million due to security purchases of $10.2 million and an increase in the fair value of available for sale securities of $1.2 million, which were offset by principal repayments, maturities and sales totaling $6.5 million and net premium amortization of $173,000. Loans receivable, net decreased by $10.5 million during the first quarter of 2014. Principal repayments of $19.4 million on loans were partially offset by originations of consumer and single-family residential mortgage loans totaling $6.0 million and originations of commercial loans totaling $3.5 million. TF Financial also transferred $562,000 from loans to real estate acquired through foreclosure. Loans receivable held for sale increased to $1.3 million at March 31, 2014 as originations of loans for sale in the secondary market totaled $4.5 million during the quarter and proceeds from loan sales totaled $3.5 million.

Total liabilities increased by $8.2 million during the first three months of 2014. Deposit balances increased $8.3 million during the period with checking, money market and savings accounts increasing by $11.6 million. Retail certificates of deposit (“CDs”) decreased $3.3 million during the first three months of 2014.  Advances from the FHLB decreased by $1.3 million, the result of scheduled amortization and maturities.

Total consolidated stockholders’ equity of TF Financial was $97.0 million or 11.5% of total assets at March 31, 2014. At March 31, 2014, there were approximately 99,000 shares available for repurchase under the previously announced share repurchase plan.

Comparison Of Results Of Operations For The Three Months Ended March 31, 2014 and 2013

Net Income. TF Financial recorded net income of $1,381,000 or $0.45 per diluted share, for the three months ended March 31, 2014 as compared to net income of $1,223,000, or $0.45 per diluted share, for the three months ended March 31, 2013.

Average Balance Sheet. The following table sets forth information (dollars in thousands) relating to TF Financial’s average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated. Yields and costs are computed by dividing income or expense by the average daily balance of interest-earning assets or interest-bearing liabilities, respectively, for the three-month periods indicated.

	Three Months Ended March 31,
	2014			2013
	Average balance	Interest	Average yld/cost	Average balance	Interest	Average yld/cost
ASSETS
Interest-earning assets:
Loans receivable (1)	$610,590	$6,677	4.43%	$525,275	$6,066	4.68%
Mortgage-backed securities	48,185	309	2.60%	41,988	273	2.64%
Investment securities (2)	80,063	801	4.06%	65,131	711	4.43%
Other interest-earning assets (3)	46,666	3	0.03%	28,877	4	0.06%
Total interest-earning assets	785,504	7,790	4.02%	661,271	7,054	4.33%
Noninterest-earning assets	50,462			46,572
Total assets	$835,966			$707,843
LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Deposits	$684,900	766	0.45%	$560,750	731	0.53%
Borrowings from the FHLB	48,872	193	1.60%	56,114	248	1.79%
Total interest-bearing liabilities	733,772	959	0.53%	616,864	979	0.64%
Noninterest-bearing liabilities	6,316			7,216
Total liabilities	740,088			624,080
Stockholders’ equity	95,878			83,763
Total liabilities and stockholders’ equity	$835,966			$707,843
Net interest income—tax equivalent basis		6,831			6,075
Interest rate spread (4)—tax equivalent basis			3.49%			3.69%
Net yield on interest-earning assets (5)—tax equivalent basis			3.53%			3.73%
Ratio of average interest-earning assets to average interest-bearing liabilities			107.05%			107.20%
Less: tax equivalent interest adjustments		(191)			(197)
Net interest income		$6,640			$5,878
Interest rate spread (4)			3.39%			3.56%
Net yield on interest-earning assets (5)			3.43%			3.60%
__________________

(1)	Nonperforming loans have been included in the appropriate average loan balance category, but interest on nonperforming loans has not been included for purposes of determining interest income.
(2)
Tax equivalent adjustments to interest on investment securities were $191,000 and $197,000 for the quarters ended March 31, 2014 and 2013, respectively. Tax equivalent interest income is based upon a marginal effective tax rate of 34.0%.

(3)	Includes interest-bearing deposits in other banks.
(4)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5)	Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis. The following table presents, for the periods indicated, the change in interest income and interest expense (dollars in thousands) attributed to (i) changes in volume (changes in the weighted average balance of the total interest-earning asset and interest-bearing liability portfolios multiplied by the prior year rate), and (ii) changes in rate (changes in rate multiplied by prior year volume). Changes attributable to the combined impact of volume and rate have been allocated proportionately based on the absolute value of changes due to volume and changes due to rate.

	For the three months ended March 31
	2014 vs 2013 Increase (decrease) due to
	Volume	Rate	Net
Interest income:
Loans receivable, net	$2,429	$(1,818)	$611
Mortgage-backed securities	61	(25)	36
Investment securities (1)	419	(329)	90
Other interest-earning assets	9	(10)	(1)
Total interest-earning assets	2,918	(2,182)	736
Interest expense:
Deposits	534	(499)	35
Borrowings from the FHLB	(30)	(25)	(55)

Total interest-bearing liabilities	504	(524)	(20)
Net change in net interest income	$2,414	$(1,658)	$756
_________________________
(1)          Tax equivalent adjustments to interest on investment securities were $191,000 and $197,000 for the quarters ended March 31, 2014 and 2013, respectively. Tax equivalent interest income is based upon a marginal effective tax rate of 34.0%.

Total Interest Income. Total interest income, on a taxable equivalent basis, increased by $736,000, or 10.4%, to $7.8 million for the quarter ended March 31, 2014 compared with the first quarter of 2013. Interest income from loans receivable increased by $611,000, the result of an $85.3 million increase in the average balance of loans outstanding offset by the effect of a decrease in the average yield on loans of 25 basis points. The merger with Roebling resulted in the increase in the average balance of loans outstanding whereas the decrease in the yield was caused by the combined effects of a large number of higher rate loans being prepaid, and new loans added to the portfolio with lower yields than the existing portfolio loans that had been repaid. Interest income from investment and mortgage-backed securities was higher in the quarter ended March 31, 2014 in comparison to the same period of 2013 mainly because of the securities acquired from Roebling. Offsetting the increase in the average balance was the effect of lower yields on the agency securities acquired from Roebling.

Total Interest Expense. Total interest expense decreased by $20,000 to $959,000 during the three-month period ended March 31, 2014 as compared with the same period in 2013. Interest expense associated with borrowings from the FHLB decreased $55,000 in the first quarter of 2014 compared to the same quarter of 2013. 3rd Fed Bank decreased its average outstanding borrowings by $7.2 million which resulted in a decrease in the cost of borrowed funds of 19 basis points. The average outstanding balance of deposits increased $124.2 million during the first quarter of 2014 as compared to the same period in 2013 mainly as a result of the Roebling acquisition. The average interest rate paid on 3rd Fed Bank’s deposits was eight basis points lower in the first quarter of 2014 due to the maturity of certificates of deposit with higher interest rates than current market rates offered on the products into which the maturing CDs were renewed or reinvested, and a favorable change in the deposit mix and pricing.

Noninterest Income. Total noninterest income was $722,000 for the first quarter of 2014 compared with $1.4 million for the same period in 2013. The decrease was mainly the result of a $417,000 gain related to an eminent domain matter affecting a parcel of TF Financial property recorded in 2013 whereas there was no such disposition in the 2014 period. Additionally, gain on sale of loans in the secondary market decreased $231,000 between the quarters due to weak loan activity during the first quarter of 2014.

Noninterest Expense. Total noninterest expense increased by $460,000 to $5.5 million for the three months ended March 31, 2014 compared to the same period in 2013. Employee compensation increased by $566,000 in the first quarter of 2014, which was mainly the result of employee costs associated with staffing the five additional branches acquired from Roebling. In addition, as a result of slow loan origination activity, compensation expense deferred was lower in the first quarter of 2014 as compared to the same period in 2013. Occupancy costs increased $210,000 in 2014, largely the result of operating and maintaining the five additional branch offices acquired from Roebling. Additionally, there was an increase of $85,000 in costs incurred related to snow removal during the first quarter of 2014 over the same period in 2013. Marketing and advertising expenses increased in the first quarter of 2014 as compared to the same period in 2013 due to an aggressive and integrated print-TV-direct mail- telemarketing outreach campaign designed to raise 3rd Fed Bank’s visibility and position in specific sub-markets to capture share and grow loans. Offsetting these increases, was a decrease in merger-related costs of $320,000 attributable to the acquisition of Roebling incurred during 2013, while there were no such costs in 2014. Foreclosed real estate expense decreased $211,000 in first quarter of 2014 mainly due to a decrease in the holding costs of real estate acquired through foreclosure, resulting from the disposition of such properties during the intervening period.

Income tax expense. TF Financial’s effective tax rate was 26.2% for the quarter ended March 31, 2014 compared to 32.2% for the quarter ended March 31, 2013. These effective tax rates differ from TF Financial’s marginal tax rate of 34.0% largely due to tax-exempt income associated with TF Financial’s investments in tax-exempt municipal bonds and bank owned life insurance, and the treatment of merger-related costs as nondeductible during 2013.

Asset Quality

Nonperforming assets include real estate owned, which is carried at estimated fair value less costs to sell, and nonperforming loans. Nonperforming loans include loan balances 90 days or more past due and impaired loans for which the accrual of interest has been discontinued. The following table sets forth information regarding TF Financial’s nonperforming assets:

	At
Nonperforming Assets	March 31, 2014	December 31, 2013	March 31, 2013
	(Dollars in thousands)
Loans receivable, net:
Residential
Residential mortgages	$1,015	$2,994	$2,242
Commercial
Real estate-commercial	897	774	552
Real estate-residential	682	896	50
Real estate-multi-family	191	191
Construction loans	233	3,177	4,649
Commercial and industrial loans	—	—	—
Consumer
Home equity and second mortgage	199	300	143
Other consumer	—	—	11
Total nonperforming loans	3,217	8,332	7,647
Real estate owned	6,108	5,601	7,170
Total nonperforming assets	$9,325	$13,933	$14,817
Total loans 90 days or more past due as to interest or principal and accruing interest	$—	$—	$—
Ratio of nonperforming loans to gross loans	0.53%	1.34%	1.45%
Ratio of nonperforming loans to total assets	0.38%	1.00%	1.07%
Ratio of total nonperforming assets to total assets	1.10%	1.67%	2.07%

Foreclosed property at March 31, 2014 consisted of ten parcels of real estate with a combined carrying value of $6.1 million. During the first quarter of 2014, 3rd Fed Bank foreclosed on four mortgage loans secured by seven residential properties valued at $562,000. Also, 3rd Fed Bank sold one property acquired through foreclosure with a carrying value of $55,000. All foreclosed properties are listed or are in the process of being listed with real estate agents for sale in a timely manner. Foreclosed real estate is included in other assets in the Consolidated Balance Sheets.

Allowance for Loan Losses

3rd Fed Bank provides valuation allowances for estimated losses from uncollectible loans. The allowance is increased by provisions charged to expense and reduced by net charge-offs. On a quarterly basis, TF Financial prepares an allowance for loan losses (ALLL) analysis. In the analysis, the loan portfolio is segmented into groups of homogeneous loans that share similar risk characteristics: commercial loans secured by nonresidential or non-owner occupied residential real estate; construction; commercial and industrial loans; single-family residential; and consumer which is predominately real estate-secured by junior liens and home equity lines of credit. Each segment is assigned reserve factors based on quantitative and qualitative measurements. In addition, 3rd Fed Bank reviews its internally classified loans, its loans classified for regulatory purposes, delinquent loans, and other relevant information in order to isolate loans for further scrutiny as potentially impaired loans.

Quantitative factors include an actual expected loss factor based on historical loss experience over a relevant look-back period. Quantitative factors also include 3rd Fed Bank’s actual risk ratings for the commercial loan segments as determined in accordance with loan review and loan grading policies and procedures, and additional factors as determined by management to be representative of additional risk due to the loan’s geographic location, type, and other attributes. These quantitative factors are adjusted if necessary, up or down, based on actual experience and an evaluation of the qualitative factors.

Qualitative factors are based upon: (1) changes in lending policies and procedures, including but not limited to changes in underwriting standards and collection, charge-off, and recovery practices not considered elsewhere in estimating credit losses; (2) changes in international, national, regional, and local economic and business conditions and developments that affect the collectability of the portfolio, including the condition of various market segments; (3) changes in the nature and volume of the portfolio and in the terms of loans; (4) changes in the experience, ability, and depth of lending management and other relevant staff; (5) changes in the volume and severity of past due loans, the volume of nonaccrual loans, and the volume and severity of adversely classified or graded loans; (6) changes in the quality of the loan review system; (7) changes in the value of underlying collateral for collateral dependent loans; (8) the existence and effect of any concentration of credit, and changes in the level of such concentrations; and (9) the effect of other external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in the existing loan portfolio.

Potentially impaired loans selected for individual evaluation are reviewed in accordance with US GAAP which governs the accounting for impaired assets, as well as regulatory guidance regarding treatment of troubled, collateral-dependent loans. Each potentially impaired loan is evaluated using all available information such as recent appraisals, whether the loan is currently on accrual or nonaccrual status, discounted cash flow analyses, guarantor financial strength, the value of additional collateral, and the loan’s and borrower’s past performance to determine whether in management’s best judgment it is probable that 3rd Fed Bank will be unable to collect all contractual interest and principal in accordance with the loan’s terms. Loans deemed not to be impaired are assigned a reserve factor based upon the segment from which they were selected.

Loans deemed impaired are evaluated to determine the estimated fair value of the collateral, and a portion of the ALLL will be allocated to the deficiency. Troubled collateral-dependent real estate secured loans are valued using the appraised value of the collateral, and a portion of the ALLL will be allocated to these loans based on the difference between the loan amount and the appraised value. If such amounts are judged by management to be permanent, they will be charged-off. In addition, if foreclosure is probable, a portion of the ALLL will be allocated to the estimated additional costs to acquire and the estimated costs to sell. Upon completion of the foreclosure process, these amounts will be charged-off.

The ALLL needed as a result of the foregoing evaluation is compared with the unadjusted amount, and an adjustment is made by means of a provision to the allowance for loan losses. Recognizing the inherently imprecise nature of the loss estimates and the large number of assumptions needed in order to perform the analysis, the required reserve may be less than the actual level of reserves at the end of any evaluation period, and thus there may be an unallocated portion of the ALLL. Management adjusts the unallocated portion to an amount which management considers reasonable under the circumstances.

Liquidity and Capital Resources

Liquidity. 3rd Fed Bank’s liquidity is a measure of its ability to fund loans and pay withdrawals of deposits and other cash outflows in an efficient, cost-effective manner. 3rd Fed Bank’s short-term sources of liquidity include maturities, repayment and sales of assets, excess cash and cash equivalents, new deposits, brokered deposits, other borrowings, and new borrowings from the Federal Home Loan Bank and the Federal Reserve Bank. There has been no material adverse change during the three-month period ended March 31, 2014 in the ability of 3rd Fed Bank and its subsidiaries to fund their operations.

At March 31, 2014, 3rd Fed Bank had commitments outstanding under letters of credit of $1.1 million, commitments to originate loans of $53.6 million, and commitments to fund undisbursed balances of closed loans and unused lines of credit of $60.7 million. At March 31, 2014, 3rd Fed Bank had $4.5 million in outstanding commitments to sell loans. There has been no material change during the three months ended March 31, 2014 in any of 3rd Fed Bank’s other contractual obligations or commitments to make future payments.

TF Financial’s primary sources of liquidity are dividends from 3rd Fed Bank, principal and interest payments received from a loan made to 3rd Fed Bank’s ESOP, and tax benefits arising from the use of TF Financial’s tax deductions by other members of its consolidated group pursuant to a tax sharing agreement. TF Financial is dependent upon these sources and cash on hand which totaled approximately $2.2 million at March 31, 2014 in order to fund its operations and pay the dividend to its shareholders. There has been no material adverse change in the ability of TF Financial to fund its operations during the three-month period ended March 31, 2014.

Capital Resources. Under current FDIC regulations, 3rd Fed Bank must maintain Tier 1 capital equal to at least 4.0% of adjusted total assets of which 1.5% must be tangible capital, and risk-based capital equal to 8.0% of risk-weighted assets. On March 31, 2014, 3rd Fed Bank met its regulatory capital requirements.

Management believes that under current regulations, 3rd Fed Bank will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of 3rd Fed Bank, such as increased interest rates or a downturn in the economy in areas in which 3rd Fed Bank operates, could adversely affect future earnings and as a result, the ability of 3rd Fed Bank to meet its future minimum capital requirements.

Impact of Inflation and Changing Prices

The consolidated financial statements and related data have been prepared in accordance with GAAP which require the measurement of financial position and operating results in terms of historical dollars, without consideration for changes in the relative purchasing power of money over time caused by inflation. Unlike industrial companies, nearly all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such goods and services are affected by inflation. In the current interest rate environment, liquidity and the maturity structure of TF Financial’s assets and liabilities are critical to the maintenance of acceptable performance levels.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk Management.  3rd Fed Bank has established an Asset/Liability Management Committee (“ALCO”) for the purpose of monitoring and managing market risk, which is defined as the risk of loss of net interest income or economic value arising from changes in market interest rates and prices.

The type of market risk which most affects TF Financial’s financial instruments is interest rate risk, which is best quantified by simulating the hypothetical change in the economic value of 3rd Fed Bank that would occur under specific changes in interest rates. Substantially all of 3rd Fed Bank’s interest-bearing assets and liabilities are exposed to interest rate risk, and a large percentage of 3rd Fed Bank’s assets are longer term loans with the interest rate fixed for a significant period of time. Thus, the change in the economic value of 3rd Fed Bank’s net assets is a more meaningful measurement, rather than the volatility of net interest income, to use in measuring and monitoring 3rd Fed Bank’s interest rate risk. Change in economic value is measured using an internal model, wherein the net portfolio value (“NPV”) of 3rd Fed Bank’s current interest-sensitive assets and liabilities is measured at different hypothetical interest rate levels centered on the current term structure of interest rates. 3rd Fed Bank’s exposure to interest rate risk results from, among other things, the difference in maturities in interest-earning assets and interest-bearing liabilities. Since 3rd Fed Bank’s assets currently have a longer maturity than its liabilities, 3rd Fed Bank’s economic value could be negatively impacted during a period of rising interest rates. Alternatively, in periods of falling interest rates 3rd Fed Bank’s mortgage loans will repay at an increasing rate and cause 3rd Fed Bank to reinvest these cash flows in periods of low interest rates, also negatively affecting 3rd Fed Bank’s economic value. The relationship between the interest rate sensitivity of 3rd Fed Bank’s assets and liabilities is continually monitored by management and ALCO.

3rd Fed Bank prices and originates loans, and prices and originates its deposits, including CDs, at market interest rates. Volumes of such loans and deposits at various maturity and repricing horizons will vary according to customer preferences as influenced by the term structure of market interest rates. 3rd Fed Bank utilizes its available for sale investment portfolios to generate additional interest income, to manage its liquidity, and to manage its interest rate risk. These securities provide 3rd Fed Bank with a cash flow stream to fund asset growth or liability maturities. In addition, if management determines that it is advisable to do so, 3rd Fed Bank can lengthen or shorten the average maturity of all interest-bearing assets through the selection of fixed rate or variable rate securities, respectively.

3rd Fed Bank utilizes advances from the FHLB in managing its interest rate risk and as a tool to augment deposits in funding asset growth. 3rd Fed Bank typically utilizes these funding sources to better match its fixed rate interest-bearing assets with longer maturities or repricing characteristics.

The nature of 3rd Fed Bank’s current operations is such that it is not subject to foreign currency exchange or commodity price risk. Additionally, neither TF Financial nor 3rd Fed Bank owns any trading assets. At December 31, 2013, 3rd Fed Bank did not have any hedging transactions in place such as interest rate swaps, caps, or floors, although these derivatives are often used by banks to manage interest rate risk.

3rd Fed Bank has policies or procedures in place for measuring interest rate risk. These policies and procedures stipulate acceptable levels of interest rate risk. The key measurement of interest rate risk is the calculation of the sensitivity of 3rd Fed Bank’s economic value, or NPV which is defined as the net present value of 3rd Fed Bank’s existing assets, liabilities and off-balance sheet instruments. The calculated estimates of the change in NPV and the change in the ratio of NPV to the economic value of 3rd Fed Bank’s assets in each rate scenario (“NPV Ratio”) at March 31, 2014 are as follows:

			NPV Amount		NPV Ratio
Change in Interest Rates	NPV Amount	NPV Ratio	% Change	Policy Limitation	% Change	Policy Limitation
	(in thousands)
+400 Basis Points	$115,160	16.05%	-3%	-40%	-2.90%	-5.00%
+300 Basis Points	123,062	16.60%	-2%	-30%	-2.35%	-5.00%
+200 Basis Points	133,819	17.38%	-2%	-25%	-1.57%	-6.00%
+100 Basis Points	146,869	18.31%	-1%	-15%	-0.64%	-7.00%
Flat Rates	158,249	18.95%	—%	—%	—%	—%
-100 Basis Points	166,703	19.23%	—%	-15%	0.28%	-7.00%

Management believes that the assumptions utilized in evaluating the vulnerability of TF Financial’s net portfolio value to changes in interest rates are reasonable; however, the interest rate sensitivity of 3rd Fed Bank’s assets and liabilities as well as the estimated effect of changes in interest rates on NPV could vary substantially if different assumptions are used or actual experience differs from the experience on which the assumptions were based.

Recent Accounting Pronouncements

See Note 2 in the consolidated financial statements for a discussion on this topic.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS

Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security. The rules also treat as outstanding all shares of TF Financial common stock that a person would receive upon exercise of stock options held by that person, which are immediately exercisable or exercisable within 60 days of the beneficial ownership determination date. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest.

Security Ownership of Certain Beneficial Owners. Persons and groups owning in excess of 5.0% of TF Financial common stock are required to file reports regarding such ownership pursuant to the Exchange Act. The following table sets forth, as of the record date, certain information as to the shares of TF Financial common stock beneficially owned by persons and groups owning in excess of 5.0% of the TF Financial common stock. Management knows of no persons or groups other than those set forth below who own more than 5.0% of the outstanding shares of TF Financial common stock as of the record date.

	Amount and Nature Of Beneficial Ownership	Percent of Class
Dimensional Fund Advisors, LP Palisades West, Building One, 6300 Bee Cave Road Austin, Texas 78746	187,967(1)	5.96%

Lawrence B. Seidman 100 Misty Lane 1st Floor Parsippany, New Jersey 07054	161,870(2)	5.13%

3rd Fed Bank Employee Stock Ownership Plan 3 Penns Trail Newtown, Pennsylvania 18940	277,698(3)	8.80%

Brown Trout Management, LLC Steven R. Gerbel 311 South Wacker Drive Suite 6025 Chicago, Illinois 60606	161,562(4)	5.12%

Security Ownership of Management.  The following table sets forth information with respect to the beneficial ownership as of the record date of each of TF Financial’s directors and executive officers and by all directors and executive officers as a group of TF Financial common stock.

	Amount and Nature of Beneficial Ownership		Percent of Class
Name
Robert N. Dusek	138,087	(3)(5)	4.37%
Carl F. Gregory	113,512	(6)	3.59%
Kent C. Lufkin	89,072	(7)	2.77%
Elizabeth A. Kaspern	12,603	(8)	.40%
H. Donald Perkins, Jr.	10,304	(9)	.33%
Dennis Pollack	14,905	(10)	.47%
Joseph F. Slabinski, III	24,098	(11)	.76%
Dennis R. Stewart	32,573	(12)	1.03%
Kenneth A. Swanstrom	14,339	(13)	.45%
Albert M. Tantala, Sr.	150,388	(3)(14)	4.75%
James B. Wood	15,833	(15)	.50%
All directors and executive officers as a group (11 persons)	615,714	(16)	18.76%

(1)	Based on the Schedule 13F filed with the Securities and Exchange Commission on March 31, 2014.
(2)	Based on the Schedule 13F filed with the Securities and Exchange Commission on March 31, 2014.
(3)
Directors Dusek and Tantala serve as the 3rd Fed Bank ESOP Trustees.  The Board instructs the 3rd Fed Bank ESOP Trustees regarding investment of 3rd Fed Bank ESOP assets.  The 3rd Fed Bank ESOP Trustees, subject to their fiduciary duties, must vote all shares allocated to participant accounts under the 3rd Fed Bank ESOP as directed by participants. Allocated 3rd Fed Bank ESOP shares for which no voting instructions are timely received, shares for which participants vote to “Abstain” and unallocated 3rd Fed Bank ESOP shares will be voted by the 3rd Fed Bank ESOP Trustees as directed by the 3rd Fed Bank board of directors, subject to their fiduciary duties, in the same proportions as the 3rd Fed Bank ESOP Trustees vote the allocated shares for which it has received timely voting instructions marked “For” or “Against” from all 3rd Fed Bank ESOP participants.  As of the record date, 187,513 shares have been allocated to participant accounts under the 3rd Fed Bank ESOP including 14,527 shares to executive officers, and 90,185 shares are unallocated for which the 3rd Fed Bank ESOP Trustees have shared voting and dispositive power.

(4)	Based on the Schedule 13G filed with the Securities and Exchange Commission on June 12, 2014.
(5)	Includes 7,500 shares which may be acquired pursuant to the exercise of stock options which are exercisable within 60 days of the record date.
(6)	Includes 5,000 shares which may be acquired pursuant to the exercise of stock options which are exercisable within 60 days of the record date.
(7)
Includes 54,292 shares which may be acquired pursuant to the exercise of stock options which are exercisable within 60 days of the record date.  Includes 5,863 shares allocated to Mr. Lufkin’s account held in the 3rd Fed Bank ESOP.

(8)
Includes 10,530 shares which may be acquired pursuant to the exercise of stock options which are exercisable within 60 days of the record date.  Includes 2,073 shares allocated to Ms. Kaspern’s account held in the 3rd Fed Bank ESOP.

(9)
Includes 5,000 shares which may be acquired pursuant to the exercise of stock options which are exercisable within 60 days of the record date. Includes 5,000 shares which have been pledged to secure a loan.

(10)	Includes 5,000 shares which may be acquired pursuant to the exercise of stock options which are exercisable within 60 days of the record date.
(11)	Includes 5,000 shares which may be acquired pursuant to the exercise of stock options which are exercisable within 60 days of the record date.
(12)
Includes 12,000 shares which may be acquired pursuant to the exercise of stock options which are exercisable within 60 days of the record date.  Includes 6,591 shares allocated to Mr. Stewart’s account held in the 3rd Fed Bank ESOP.

(13)	Includes 5,000 shares which may be acquired pursuant to the exercise of stock options which are exercisable within 60 days of the record date.
(14)	Includes 7,500 shares which may be acquired pursuant to the exercise of stock options which are exercisable within 60 days of the record date.
(15)
Includes 9,322 shares which may be acquired pursuant to the exercise of stock options which are exercisable within 60 days of the record date.  Includes 2,500 shares which have been pledged to secure a loan.

(16)
Includes shares of TF Financial common stock held directly as well as by spouses or minor children, in trust and other indirect beneficial ownership. Includes 14,527 shares held in the 3rd Fed Bank ESOP allocated to the accounts of executive officers of TF Financial and 3rd Fed Bank for which officers and directors possess shared voting power and no investment power and options to purchase an additional 126,144 shares which executive officers and directors may acquire pursuant to the exercise of options exercisable within 60 days of the record date.  Excludes 90,185 shares held by the 3rd Fed Bank ESOP which have not been allocated to participant accounts, which will be voted in the manner described in footnote 3 above.

DESCRIPTION OF NATIONAL PENN CAPITAL STOCK

The authorized capital stock of National Penn consists of 250,000,000 shares of common stock with no par value and 1,000,000 shares of preferred stock with no par value.

As of June 30, 2014, there are 139,240,318 shares of National Penn common stock issued and outstanding, 13,034,780 shares held by National Penn as treasury stock, and no shares of National Penn preferred stock issued or outstanding.  There are no other shares of capital stock of National Penn authorized, issued or outstanding.

National Penn has no subscriptions, options, warrants, calls, commitments, agreements, or other rights authorized, issued or outstanding other than options and rights granted under National Penn’s various stock compensation and dividend reinvestment plans.

Common Stock

Dividends. The holders of National Penn common stock share ratably in dividends when, as and if declared by National Penn’s board of directors from legally available funds.  Declaration and payment of cash dividends by National Penn depends upon cash dividend payments to it by National Penn’s direct and indirect subsidiaries, which are National Penn’s primary source of revenue and cash flow.  National Penn is a legal entity separate and distinct from its subsidiaries.  Accordingly, the right of National Penn, and consequently the right of creditors and shareholders of National Penn, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of National Penn in its capacity as a creditor may be recognized.

Voting Rights. Unless National Penn issues any preferred stock with voting rights (see “Preferred Stock” below), the holders of shares of National Penn common stock have exclusive voting rights.  Each holder of shares of National Penn common stock has one vote for each share held.  National Penn shareholders cannot cumulate votes in the election of directors.

National Penn common stock currently trades on the NASDAQ Global Select Market of the NASDAQ Stock Market LLC.  Under the NASDAQ Stock Market 's rules, approval of National Penn’s shareholders is required for the issuance of shares of National Penn common stock or securities convertible into or exercisable for National Penn common stock, if the issuance of such securities:

•
Is in connection with the acquisition of a company, is not in connection with a public offering for cash, and the securities to be issued will have 20.0% or more of the voting power outstanding before such issuance;

•
Is in connection with the acquisition of a company in which a director, officer of substantial shareholder of National Penn has a 5.0% or greater interest, and the issuance of the securities could result in an increase in outstanding National Penn common stock or voting power of 5.0% or more;

•
Is in connection with a transaction, other than a public offering, at a price less than the greater of book or market value in which the shares issued will equal 20.0% or more of the shares of National Penn common stock, or have 20.0% or more of the voting power, outstanding before issuance; or

•	Would result in a change in control of National Penn.

Under NASDAQ Global Select Market’s rules, shareholder approval is also required to establish a stock option or purchase plan in which stock may be acquired by officers and directors other than a broadly-based plan in which other National Penn securities holders or employees may participate.

Pre-Emptive Rights, Redemption. Holders of National Penn common stock do not have pre-emptive rights to acquire any additional shares of National Penn common stock.  National Penn common stock is not subject to redemption.

Liquidation Rights. In the event of National Penn’s liquidation, dissolution or winding-up, whether voluntary of involuntary, holders of National Penn common stock will share ratably in any of its assets or funds that are available for distribution to its shareholders after satisfaction, or adequate provision is made for satisfaction, of its liabilities, and after payment of any liquidation preferences of any outstanding shares of National Penn preferred stock.

Preferred Stock

National Penn’s board of directors is authorized to issue shares of National Penn preferred stock, without shareholder approval.  National Penn’s board will determine the rights, qualifications, limitations and restrictions of each series of National Penn preferred stock at the time of issuance, including without limitation, rights as to dividends, voting and convertibility into shares of National Penn common stock.  Shares of National Penn preferred stock may have dividend, redemption, voting, and liquidation rights that take priority over the National Penn common stock, and may be convertible into National Penn common stock.

Anti-Takeover Charter and Pennsylvania Law Provisions

National Penn’s articles of incorporation and bylaws contain certain provisions which may have the effect of deterring or discouraging an attempt to take control of National Penn.  These provisions:

•	Empower National Penn's board of directors, without shareholder approval, to issue shares of National Penn preferred stock the terms of which, including voting power, are set by National Penn's board;
•	Divide National Penn's board of directors into three classes serving staggered three-year terms;
•	Restrict the ability of shareholders to remove directors;
•
Require that shares with at least 80.0% of total voting power approve a merger or other similar transaction with a person or entity holding stock with more than 5.0% of National Penn's total voting power, if the transaction is not approved, in advance, by National Penn's board of directors;

•	Do not permit shareholders' actions without a meeting;
•	Require that shares with at least 80.0%, 67.0%, or a majority, of total voting power approve the repeal or amendment of certain provisions of National Penn's articles of incorporation;
•	Eliminate cumulative voting in the election of directors; and
•	Require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders.

The Pennsylvania Business Corporation Law also contains certain provisions applicable to National Penn that may have the effect of deterring or discouraging an attempt to take control of National Penn.  These provisions, among other things:

•
Require that, following any acquisition by any person or group of 20.0% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the “fair value” of the shares, including an increment representing a proportion of any value payable for control of the corporation [Subchapter 25E of the Business Corporation Law];

•
Prohibit for five years, subject to certain exceptions, a “business combination” (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning 20.0% or more of a public corporation's voting power [Subchapter 25F of the Business Corporation Law];

•
Prevent a person or group acquiring different levels of voting power (20.0%, 33.0% and 50.0%) from voting any shares over the applicable threshold, unless “disinterested shareholders” approve such voting rights [Subchapter 25G of the Business Corporation Law];

•
Require any person or group that publicly announces that it may acquire control of a corporation, or that acquires or publicly discloses an intent to acquire 20.0% or more of the voting power of a corporation, to disgorge to the corporation any profits that it receives from sales of the corporation's equity securities purchased over the prior 18 months [Subchapter 25H of the Business Corporation Law];

•	Expand the factors and groups (including shareholders) which a corporation's board of directors can consider in determining whether an action is in the best interests of the corporation;
•	Provide that a corporation's board of directors need not consider the interests of any particular group as dominant or controlling;

•
Provide that a corporation's directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

•
Provide that actions relating to acquisitions of control that are approved by a majority of “disinterested directors” are presumed to satisfy the directors' standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

•
Provide that the fiduciary duty of a corporation's directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

The Pennsylvania Business Corporation Law also explicitly provides that the fiduciary duty of directors does not require them to:

•	Redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;
•
Render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

•
Act as the board of directors, a committee of the board or an individual director, solely because of the effect such action might have on an acquisition or potential acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

COMPARISON OF RIGHTS OF HOLDERS OF
NATIONAL PENN AND TF FINANCIAL COMMON STOCK

Upon completion of the merger, to the extent the common stock consideration is received, shareholders of TF Financial will become shareholders of National Penn.  Accordingly, their rights as shareholders will be governed by National Penn’s articles of incorporation and bylaws, and will continue to be governed by the Pennsylvania Business Corporation Law of 1988, as amended.  While both National Penn and TF Financial are governed by Pennsylvania law, certain differences in the rights of shareholders arise from differences between National Penn’s articles of incorporation and bylaws and TF Financial’s articles and bylaws.

The following is a summary of material differences in the rights of TF Financial shareholders and National Penn shareholders.  This discussion is not a complete statement of all differences affecting the rights of shareholders.  We qualify this discussion in its entirety by reference to the Pennsylvania Business Corporation Law, the articles of incorporation and bylaws of National Penn and the articles and bylaws of TF Financial.

Directors

Nomination

TF Financial

TF Financial’s amended and restated articles of incorporation set forth the procedures for director nominations by shareholders of TF Financial common stock.  Notice of any nominations by shareholders must be given to TF Financial’s corporate secretary at least 120 days prior to the anniversary date of the initial mailing of the proxy materials or a notice of the immediately preceding annual meeting by TF Financial, and such notice must set forth the information specified in Article X of the amended and restated articles of incorporation, including, among other things, the information that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC.

National Penn

National Penn’s bylaws permit nominations for election to National Penn’s board of directors to be made by the board of directors or by any shareholder entitled to vote for the election of directors.

Nominations for director made by shareholders must be made in writing and received by National Penn’s corporate secretary: (a) not later than 150 days prior to the anniversary date of the previous year’s annual meeting and not more than 180 days prior to such anniversary date; or (b) if the date of the annual meeting has been changed by more than 30 calendar days from the date of the most recent previous annual meeting, (1) on or before the later of (A) 150 calendar days before the date of the annual meeting at which such business is to be presented or B) 30 calendar days following the first public announcement by National Penn of the date of such annual meeting and (2) not later than 15 calendar days prior to the scheduled mailing date of National Penn’s proxy materials for such annual meeting.

Any notice of a director nomination must contain certain information, as specified in National Penn’s bylaws.

Election

TF Financial

TF Financial’s amended and restated articles of incorporation provide that its board of directors will consist of not less than three nor more than 15 members, with the precise number to be established from time to time in accordance with the bylaws. Presently there are nine members on the board of directors. TF Financial’s board is divided into three classes, each serving staggered three-year terms, so that approximately one-third of the directors are elected at each annual meeting.

National Penn

National Penn’s articles of incorporation provide that its board of directors will be comprised of not less than eight nor more than 20 directors, the number of which may be determined from time to time by the board of directors.  Presently, the board of directors has 12 members.  National Penn’s board of directors is divided into three classes, each serving staggered three-year terms, so that one-third of the directors are elected at each annual meeting of shareholders.

Qualification

TF Financial

TF Financial’s articles of incorporation and bylaws do not have a mandatory retirement age set for the members of the board of directors.  However, TF Financial’s bylaws do provide that at all times members of the board of directors must maintain a permanent primary residence within 90 miles of Newtown, Pennsylvania.  In addition, each director must be a shareholder and own at least 5,000 shares of TF Financial common stock.  An individual is not eligible to be a director if he or she is a management official of another depository institution or depository institution holding company or if he or she is under indictment or been convicted of certain criminal offenses.

National Penn

National Penn’s bylaws provide that no person who has reached age 72 is qualified for nomination or election to National Penn’s board of directors and that a director, upon reaching age 72, must retire from the board of directors on the date of the annual meeting of shareholders following his or her 72nd birthday.  However, on the recommendation of the Nominating/Corporate Governance Committee, National Penn’s board of directors may at any time, or again at any later time, exempt the Board Chairman, any Board Vice Chairman, any Lead Independent Director, or any other Director serving as the Chairman of a standing Board Committee from this retirement obligation for a one-year period, but not for more than a total of three years.

Removal

TF Financial

TF Financial’s articles of incorporation provide that no member of the board of directors may be removed except for “cause,” and then only by the affirmative vote of at least 80.0% of the outstanding shares of capital stock of TF Financial entitled to vote generally in the election of directors cast at a meeting of the shareholders called for that purpose.

National Penn

National Penn’s articles of incorporation provide that any director or the entire board of directors may be removed from office at any time, with or without “cause,” but only by the affirmative vote of the holders of at least two-thirds of the outstanding National Penn stock then entitled to vote in the election of directors at a meeting of shareholders called for that purpose.

Shareholder Meetings

Call

TF Financial

TF Financial’s bylaws provide that the annual meeting of the shareholders for the election of directors and for the transaction of any other business shall be held annually at such date and time as the board of directors may determine.  TF Financial’s bylaws provide that, other than as specifically permitted by the Pennsylvania Business Corporation Law, special meetings of shareholders may be called at any time by the majority of the board of directors or the chairman of the board.

National Penn

National Penn’s bylaws provide that the annual meeting of shareholders for the election of directors whose terms are expiring and the transaction of any other business properly brought before the meeting is held on the fourth Tuesday in April each year or such other date as the board of directors will determine.  Special meetings of National Penn shareholders may be called at any time by National Penn’s board of directors or chief executive officer.  National Penn shareholders are not entitled to call a special meeting of shareholders.

Notice

TF Financial

TF Financial’s bylaws provide that notice of the place, day and hour of any meeting of shareholders and the purpose or purposes for which the meeting is called must be given to each shareholder entitled to vote at the meeting not less than ten days nor more than sixty days before the meeting.

TF Financial’s articles provide that only such business as shall have been properly brought before an annual meeting of shareholders shall be conducted at the annual meeting.  Business shall have been brought by the board of directors, or any shareholder who complies with the notice requirements.  For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to TF Financial’s secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at TF Financial’s principal executive offices at least 120 days prior to the anniversary date of the immediately preceding annual meeting by TF Financial, and such notice must set forth the information required by the articles of incorporation of TF Financial, including, among other things, the information that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC. The board of directors may reject any shareholder proposal not made in accordance with the articles of incorporation.

National Penn

National Penn’s bylaws provide that at least 20 days in advance of the meeting date, written notice of the date, place and time of all meetings of shareholders, and of the general nature of the business to be transacted at special meetings, will be given to each shareholder of record entitled to vote at the meeting.

A National Penn shareholder desiring to present a proposal for action at an annual meeting must comply with applicable rules of the SEC and provide written notice of the proposal to National Penn’s corporate secretary at National Penn’s principal office (a) not later than 150 days prior to the anniversary date of the previous year’s annual meeting and not more than 180 days prior to such anniversary date; or (b) if the date of the annual meeting has been changed by more than 30 calendar days from the date of the most recent previous annual meeting, (1) on or before the later of (A) 150 calendar days before the date of the annual meeting at which such business is to be presented or B) 30 calendar days following the first public announcement by National Penn of the date of such annual meeting and (2) not later than 15 calendar days prior to the scheduled mailing date of National Penn’s proxy materials for such annual meeting.

Quorum

TF Financial

TF Financial’s bylaws provide that the presence of shareholders entitled to vote at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at a meeting of the shareholders shall constitute a quorum for all purposes.

National Penn

National Penn’s bylaws provide that the presence, in person or by proxy, of National Penn shareholders entitled to cast a majority of the votes which all shareholders are entitle to cast on a particular matter constitutes a quorum for purposes of considering such matter.

Required Shareholder Vote

General

TF Financial

Subject to the voting rights of any series of TF Financial preferred stock then outstanding and the limitation on voting of shares by shareholders beneficially owning in excess of 10.0% of the outstanding shares, each holder of record of TF Financial common stock is entitled to cast one vote for each share owned.  TF Financial’s articles provide that shareholders are not entitled to cumulate their votes in the election of directors.  Except as otherwise provided by law or as otherwise specified in TF Financial’s articles of incorporation, for general corporate action of the shareholders of TF Financial, the affirmative vote of a majority of the votes cast at a meeting of shareholders is required for approval.  Abstentions with respect to any matter are not considered votes “cast” under the Pennsylvania Business Corporation Law.

TF Financial’s amended and restated articles of incorporation restrict the voting rights of shareholders beneficially owning in excess of 10.0% of the outstanding shares of TF Financial common stock.

National Penn

Subject to the voting rights of any series of National Penn preferred stock then outstanding, if any, the holders of National Penn common stock possess exclusive voting rights.  National Penn’s articles of incorporation provide that shareholders are not entitled to cumulate their votes in the election of directors. Each holder of National Penn common stock is entitled to one vote for each share held of record.  Except as otherwise provided by law or as otherwise specified in TF Financial’s articles of incorporation, for general corporate action of the shareholders of National Penn, the affirmative vote of a majority of the votes cast at a meeting of shareholders is required for approval.  Abstentions with respect to any matter are not considered votes “cast” under the Pennsylvania Business Corporation Law.

Fundamental Changes

TF Financial

Except in certain circumstances discussed below, a merger or sale involving TF Financial (such the merger being considered at the special meeting) requires only the shareholder approval required by Pennsylvania law which is a majority of the votes cast.  However, any merger, reorganization, consolidation, sale, exchange or other disposition of all or substantially all of the assets of TF Financial, liquidation or dissolution involving TF Financial and any person that beneficially owns 10.0% or more of the outstanding shares of voting stock of TF Financial (a “Principal Shareholder”) must be approved by a vote of at least 80.0% of the votes entitled to be voted thereon.  Additionally, any sale, exchange or other transfer of assets to TF Financial by a Principal Shareholder in exchange for shares of voting stock of TF Financial, or any reclassification of securities or recapitalization or other transaction that would result in a decrease in the number of holders of the outstanding shares of voting stock of TF Financial would also require approval by at least 80.0% of the votes entitled to be voted thereon.   TF Financial’s articles provide that, notwithstanding the preceding sentence, if any such action is approved by at least two-thirds of TF Financial’s board of directors, who were directors prior to the time when the Principal Shareholder became a Principal Shareholder, the 80.0% shareholder vote set forth in the preceding sentence will not be applicable, and, in such event, the action will require only such affirmative vote as is required by law.

National Penn

National Penn’s articles of incorporation require that a plan of merger, consolidation, share exchange, or asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of National Penn other than in the usual and regular course of business) or similar transaction must be approved by the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast, except as follows.

National Penn’s articles of incorporation require the affirmative vote of shareholders with at least 80.0% of National Penn’s total voting power to approve any merger, consolidation, share exchange, or asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of National Penn) or similar transaction involving a shareholder holding 5.0% or more of National Penn’s voting power, unless the transaction has been approved in advance by a majority of National Penn’s directors who are not affiliated with the 5.0% or more shareholder.

Amendment of Articles of Incorporation

TF Financial

No amendment, alteration, repeal or rescission of TF Financial’s articles shall be made unless such amendment, alteration, repeal or rescission is first proposed and approved by the board of directors pursuant to a resolution proposed and adopted by the affirmative vote of a majority of the directors then in office, and thereafter is approved by the holders of a majority (except as provided below) of the shares of TF Financial entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of TF Financial’s preferred stock as may be required by the provisions of any series thereof.  Unless otherwise provided by the Pennsylvania Business Corporation Law, the shareholders of TF Financial shall not be entitled to propose amendments to the articles of incorporation.  Notwithstanding the foregoing, the affirmative vote of the holders of not less than 80.0% of the outstanding shares of capital stock of TF Financial entitled to vote generally in the election of directors cast at a meeting of the shareholders called for that purpose is required to repeal, alter, amend or rescinded in any respect certain provisions of the articles of incorporation, with respect to:

•	Meetings of Shareholders; Cumulative Voting.
•	Notice for Nominations and Proposals.
•	Directors.
•	Removal of Directors.
•	Certain Limitations on Voting Rights.
•	Approval of Business Combinations.
•	Fair Price Requirements.
•	Evaluation of Offers.
•	Elimination of Director’s Liability.
•	Indemnification.
•	Amendment of Bylaws of TF Financial.
•	Amendment of Articles of Incorporation of TF Financial.

National Penn

As a general matter, the approval of a majority of the votes cast by all shareholders entitled to vote is necessary to amend National Penn’s articles of incorporation.  National Penn’s articles of incorporation contain two provisions that require a super-majority vote of shareholders to amend, repeal, or adopt any provision inconsistent, with particular sections of such articles:

•
Amendment or repeal of, or adoption of any provision inconsistent with, the provisions of National Penn’s articles of incorporation relating to the classification of directors, the filling of board vacancies, or the removal of directors, requires the affirmative vote of shareholders holding at least two-thirds of the votes which all shareholders then hold for an election of directors.

•
Amendment or repeal of, or adoption of any provision inconsistent with, the provisions of National Penn’s articles of incorporation relating to a merger, consolidation or similar transaction with a 5.0% or more shareholders of National Penn requires the affirmative vote of shareholders holding at least 80.0% of the votes which all shareholders then hold.

Amendment of Bylaws

TF Financial

TF Financial’s board of directors is expressly authorized to make, repeal, alter, amend and rescind TF Financial’s bylaws.  TF Financial’s articles further provide that the bylaws shall not be made, repealed, altered, amended or rescinded by the shareholders of the corporation except by the vote of the holders of not less than 80.0% of the outstanding shares of capital stock of TF Financial entitled to vote generally in the election of directors cast at a meeting of the shareholders called for that purpose.

National Penn

The authority to amend or repeal National Penn’s bylaws is vested in National Penn’s board of directors, subject to the power of National Penn’s shareholders to change such action by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon with the following exception.  Any amendment to the limitation of directors’ liability and indemnification provisions of the bylaws requires the affirmative vote of 80.0% of the members of National Penn’s entire board of directors or of shareholders holding at least 80.0% of the votes that all shareholders are entitled to cast.

Inspection Rights

TF Financial

As required by Pennsylvania law, TF Financial makes available for inspection by any shareholder at the time and place of any shareholder meeting a complete list of the shareholders entitled to vote at the meeting.  The list includes the address of and the number of shares and class of shares held by each shareholder.  In addition, shareholders of TF Financial, upon written demand under oath stating the purpose thereof, have the right, for any proper purpose, to examine during usual business hours the share register, books or records of account and records of the proceedings of TF Financial’s shareholders and directors, and to make copies or extracts therefrom.

National Penn

As required by Pennsylvania law, National Penn makes available for inspection by any shareholder at the time and place of any shareholder meeting a complete list of the shareholders entitled to vote at the meeting.  The list includes the address of and the number of shares held by each shareholder.  In addition, shareholders of National Penn, upon written demand under oath stating the purpose thereof, have the right, for any proper purpose, to examine during usual business hours the share register, books or records of account and records of the proceedings of National Penn’s shareholders and directors, and to make copies or extracts therefrom.

Voluntary Dissolution

National Penn and TF Financial

If the board of directors of a Pennsylvania corporation, such as TF Financial or National Penn, recommends that the corporation be dissolved and directs that the question be submitted to a vote at a meeting of the corporation’s shareholders, the corporation may be dissolved upon the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any class of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote.

Dissenters’ Rights

TF Financial

Under the Pennsylvania Business Corporation Law, if a corporation is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or, if it has more than 2,000 combined beneficial shareholders or shareholders of record, the holders of such corporation’s shares do not have dissenter’s rights.  As of the record date, the TF Financial common stock was listed on the NASDAQ Global Market, a national securities exchange. Consequently, TF Financial’s shareholders would not have dissenters’ rights under Pennsylvania law.

Further, TF Financial’s articles of incorporation and bylaws do not grant dissenters’ rights to TF Financial’s shareholders.

National Penn

Under the Pennsylvania Business Corporation Law, if a corporation is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or, if it has more than 2,000 combined beneficial shareholders or shareholders of record, the holders of such corporation’s shares do not have dissenter’s rights.  As of the record date, National Penn was listed on the NASDAQ Global Select Market , a national securities exchange. Consequently, National Penn’s shareholders would not have dissenters’ rights under Pennsylvania law.

Further, National Penn’s articles of incorporation and bylaws do not grant dissenters’ rights to National Penn’s shareholders.

Pennsylvania Statutory Anti-Takeover Provisions

TF Financial

The Pennsylvania Business Corporation Law also contains certain provisions applicable to Pennsylvania corporations that may have the effect of deterring or discouraging an attempt to take control of a Pennsylvania corporation.  As permitted by Pennsylvania law, TF Financial has explicitly provided in its articles of incorporation that certain statutory anti-takeover provisions are not applicable to it.

National Penn

National Penn has not opted out of the statutory anti-takeover provisions so these provisions are applicable to it.  These provisions, among other things:

•
Require that, following any acquisition by any person or group of 20.0% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the “fair value” of the shares, including an increment representing a proportion of any value payable for control of the corporation [Subchapter 25E of the Business Corporation Law];

•
Prohibit for five years, subject to certain exceptions, a “business combination” (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning 20.0% or more of a public corporation's voting power [Subchapter 25F of the Business Corporation Law];

•
Prevent a person or group acquiring different levels of voting power (20.0%, 33.0% and 50.0%) from voting any shares over the applicable threshold, unless “disinterested shareholders” approve such voting rights [Subchapter 25G of the Business Corporation Law];

•
Require any person or group that publicly announces that it may acquire control of a corporation, or that acquires or publicly discloses an intent to acquire 20.0% or more of the voting power of a corporation, to disgorge to the corporation any profits that it receives from sales of the corporation's equity securities purchased over the prior 18 months [Subchapter 25H of the Business Corporation Law].

ADVISORY VOTE REGARDING CERTAIN EXECUTIVE COMPENSATION
IN CONNECTION WITH THE MERGER

As required by Item 402(t) of Regulation S-K and Section 14A of the Exchange Act, TF Financial is providing its stockholders with the opportunity to cast an advisory vote on the golden parachute compensation that may become payable to its named executive officers in connection with the completion of the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the table above titled “Merger-Related Executive Compensation” and the footnotes to that table and other narrative disclosure. This proposal is commonly known as “say-on-golden parachute” and is referred to in this proxy statement/prospectus as the “golden parachute” compensation proposal or the advisory compensation proposal.

Your vote in favor of the “golden parachute” compensation proposal is requested. TF Financial believes that the information regarding “golden parachute” compensation that may become payable to its named executive officers in connection with the completion of the merger is reasonable and demonstrates that TF Financial’s executive compensation program was designed appropriately and structured to ensure the retention of talented executives and a strong alignment with the long-term interests of its stockholders. This vote is not intended to address any specific item of compensation, but rather the overall golden parachute compensation that may become payable to TF Financial’s named executive officers in connection with the completion of the merger.

The TF Financial Board of Directors encourages you to review carefully the “golden parachute” compensation information disclosed in this joint proxy statement/prospectus. The TF Financial Board of Directors unanimously recommends that the stockholders of TF Financial approve the following resolution:

“RESOLVED, that the stockholders of TF Financial approve, on an advisory (non-binding) basis, the compensation that will or may become payable by TF Financial to its named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the related narrative disclosures.”

The vote on the “golden parachute” compensation proposal is a vote separate and apart from the vote on the approval of the merger agreement. Accordingly, you may vote to approve the approval of the merger agreement and vote not to approve the “golden parachute” compensation proposal and vice versa. Because the vote on the “golden parachute” compensation proposal is advisory only, it will not be binding on either TF Financial or National Penn, nor will it overrule any prior decision or require TF Financial’s Board of Directors (or any committee thereof) to take any action.

The affirmative vote of a majority of the votes cast at the TF Financial special meeting by holders of shares of TF Financial common stock is required to approve, on an advisory (non-binding) basis, the “golden parachute” compensation proposal. Assuming a quorum under Pennsylvania law is present, abstentions and broker non-votes do not count as votes cast and thus will have no effect on the outcome of the “golden parachute” compensation proposal.

Recommendation of the TF Financial Board of Directors

The TF Financial Board of Directors unanimously recommends that TF Financial stockholders vote “FOR” the “golden parachute” compensation proposal.

ADJOURNMENT

In the event that a quorum is present at the TF Financial special meeting but there are insufficient votes to approve the merger agreement, the merger proposal will fail unless the special meeting is adjourned in order to solicit additional proxies from TF Financial shareholders. An adjournment under such circumstances will allow extra time to solicit additional proxies. In order to allow shares present in person or by proxy at the TF Financial special meeting to vote FOR approval of the adjournment of the special meeting, if necessary, an adjournment of the TF Financial special meeting is being submitted to you as a separate matter for consideration. Properly submitted proxy cards will be voted FOR approval of the adjournment proposal, unless otherwise indicated on the proxy. If TF Financial shareholders approve the adjournment proposal, TF Financial is not required to give any further notice of the time and place of the adjourned meeting other than an announcement of the time and place provided at the special meeting.

If a quorum is not present at the meeting, the meeting will be adjourned to a later time without a vote.

Recommendation of the TF Financial Board of Directors

The TF Financial Board of Directors recommends that TF Financial shareholders vote “FOR” approval of the adjournment proposal.

EXPERTS

The consolidated financial statements of National Penn and subsidiaries appearing in National Penn’s Annual Report (Form 10-K) as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and managements's assessment of the effectiveness of National Penn’s internal control over financial reporting as of December 31, 2013, have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of TF Financial and subsidiaries as of and for the years ended December 31, 2013 and 2012 and for each of the two years in the period ended December 31, 2013 have been included in this proxy statement/prospectus in reliance upon the report of S.R. Snodgrass, P.C., independent registered public accounting firm, as set forth in its report appearing herein, and upon the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Reed Smith LLP, Philadelphia, Pennsylvania, has passed upon the validity of the National Penn common stock being issued in connection with the merger. Reed Smith LLP and Spidi & Fisch, PC will deliver their opinions to National Penn and TF Financial, respectively, as to certain U.S. federal income tax consequences of the merger. See “Material United States Federal Income Tax Considerations.”

OTHER BUSINESS

As of the date of this proxy statement/prospectus, TF Financial does not know of any matter that a shareholder will present for consideration at the TF Financial special meeting other than approval of the merger agreement and merger, approval on an advisory (non-binding) basis of the compensation payable to TF Financial’s named executive officers in connection with the merger, and approval of the adjournment proposal. However, if any other matter properly comes before the special meeting or any adjournment or postponement of the special meeting, TF Financial will deem all executed proxy cards it receives as conferring discretionary authority on the individuals named as proxies in such proxy cards to vote the shares represented by such proxy cards as to any such matters. The proxies will vote such shares in accordance with their judgment.

We have not authorized any person to give any information or make any representation other than those National Penn or TF Financial have included in this proxy statement/prospectus or that National Penn has incorporated by reference in this proxy statement/prospectus, and, if given or made, you should not rely upon such information or representation as having been authorized by National Penn or TF Financial.

This proxy statement/prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, the National Penn common stock this proxy statement/prospectus offers, nor does it constitute the solicitation of a proxy in any jurisdiction in which National Penn or TF Financial is not authorized to make such offer or solicitation or to or from any person to whom it is unlawful to make such offer or solicitation.

The information contained in this proxy statement/prospectus speaks as of the date of this proxy statement/prospectus unless we specifically indicate otherwise. The delivery of this proxy statement/prospectus shall not, under any circumstances, create any implication that there has been no change in the affairs of National Penn or TF Financial since the date of this proxy statement/prospectus or that the information in this proxy statement/prospectus or in the documents National Penn incorporates by reference in this proxy statement/prospectus is correct at any time subsequent to the date of such information.

This proxy statement/prospectus does not cover any resales of the National Penn common stock issued as common stock consideration pursuant to this proxy statement/prospectus by any shareholder deemed an affiliate of National Penn upon the consummation of the merger.  National Penn has not authorized any person to make use of this proxy statement/prospectus in connection with any such resales.

TF FINANCIAL ANNUAL MEETING SHAREHOLDER PROPOSALS

If the merger is completed, TF Financial will no longer have a separate corporate existence or any shareholders. However, if the merger is not completed or if TF Financial is otherwise required to do so under applicable law, TF Financial will hold an annual meeting of shareholders. Under the SEC’s proxy rules, if the date of the annual meeting of shareholders is changed by more than 30 days from the date of the previous year’s annual meeting, then the deadline for submission of shareholder proposals to be included in the proxy statement of a company for the current year’s annual meeting is a “reasonable time” before TF Financial begins to print and send its proxy materials for such meeting.  If TF Financial held an annual meeting and it was held by May 23, 2015, the deadline for submission of proposals for inclusion in the proxy statement for that annual meeting would be November 25, 2014.  In the event that TF Financial held an annual meeting of shareholders after May 23, 2015, the deadline for submission of shareholder proposals for inclusion in the proxy statement will be disclosed in a Current Report on Form 8-K or Form 10-Q filed by TF Financial.

Under TF Financial’s amended and restated articles of incorporation, a stockholder proposal that is not included in TF Financial’s proxy statement for any 2015 annual meeting of shareholders, would only be considered at such meeting if the shareholder submits notice of the proposal to TF Financial by November 25, 2014, regardless of whether the date of the annual meeting is more than 30 days after the anniversary of the prior year’s meeting. In addition, any such shareholder proposal must meet other applicable criteria as set forth in TF Financial’s bylaws in order to be considered at the 2015 annual meeting of shareholders.

WHERE YOU CAN FIND MORE INFORMATION

National Penn and TF Financial each file annual, quarterly and current reports, proxy and information statements, and other information with the SEC under the Exchange Act.  You may read and copy this information at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549.  You may call the SEC at 1-800-SEC-0330 for further information on the public reference room. National Penn’s and TF Financial’s SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC, http://www.sec.gov.

The reports and other information filed by National Penn with the SEC are available at National Penn’s website at http://www.nationalpennbancshares.com under the heading “Documents/SEC Filings.”  The reports and other information filed by TF Financial with the SEC are available at TF Financial’s website at https://www.3rdfedbank.com under the section “Investor Relations” and under the heading “SEC Filings.”

National Penn filed a registration statement on Form S-4 with the SEC under the Securities Act to register the shares of National Penn common stock issuable to TF Financial shareholders as consideration in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of National Penn and a proxy statement of TF Financial for the TF Financial special meeting. As SEC rules permit, this proxy statement/prospectus does not contain all of the information contained in the registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC rules allow National Penn to incorporate information into this proxy statement/prospectus by reference. Incorporation by reference means that National Penn can disclose important information to you by referring you to another document that National Penn. filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information that the information in this proxy statement/prospectus supersedes. This proxy statement/prospectus incorporates by reference the documents set forth below that National Penn previously filed with the SEC. Those documents contain important information about National Penn.

National Penn hereby incorporates by reference into this proxy statement/prospectus the following documents that National Penn (SEC File No. 000-22537-01) previously filed with the SEC, other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•
National Penn's Annual Report on Form 10-K for the year ended December 31, 2013 (including the portion of the Proxy Statement on Schedule 14A filed on March 12, 2014, incorporated by reference therein).

•	National Penn’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.
•	National Penn's Current Reports on Form 8-K, filed with the SEC on January 28, 2014, April 23, 2014, April 25, 2014, and June 4, 2014.
•
The description of National Penn common stock contained in National Penn's registration statement on Form 8-A dated February 24, 1983, and any amendment or report filed for the purpose of updating such description.

National Penn further incorporates by reference into this proxy statement/prospectus any additional documents that it files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date on which the special meeting of the shareholders of TF Financial is held (other than the portions of those documents not deemed to be filed). Those documents include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

If you would like to receive a copy of any of the documents incorporated in this proxy statement/prospectus by reference, please contact National Penn at its address or telephone number listed under the heading “How to Obtain More Information.”

TF FINANCIAL CORPORATION INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

TF FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	At
	March 31, 2014	December 31, 2013
	(in thousands, except share and per share data)
ASSETS
Cash and cash equivalents	$60,175	$45,310
Investment securities
Available for sale	128,891	124,012
Held to maturity (fair value of $1,577 and $1,680 as of March 31, 2014 and December 31, 2013, respectively)	1,401	1,490
Loans receivable, net	603,656	614,168
Loans receivable, held for sale	1,319	349
Federal Home Loan Bank ("FHLB") stock — at cost	3,314	3,370
Accrued interest receivable	2,571	2,520
Premises and equipment, net	8,510	8,616
Goodwill	4,324	4,324
Core deposit intangible	478	503
Bank owned life insurance	18,717	18,586
Other assets	12,660	12,441
TOTAL ASSETS	$846,016	$835,689

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits	$692,210	$683,902
Advances from the FHLB	48,311	49,605
Advances from borrowers for taxes and insurance	2,609	3,228
Accrued interest payable	713	671
Other liabilities	5,215	3,408
Total liabilities	749,058	740,814

Stockholders’ equity
Preferred stock, no par value; 2,000,000 shares authorized at March 31, 2014 and December 31, 2013, none issued	—	—
Common stock, $0.10 par value; 10,000,000 shares authorized, 5,290,000 shares issued, 3,150,244 and 3,149,239 shares outstanding at March 31, 2014 and December 31, 2013, respectively, net of shares in treasury of 2,139,756 and 2,140,761, respectively.	529	529
Additional paid-in capital	56,361	56,197
Unearned ESOP shares	(815)	(846)
Treasury stock — at cost	(44,481)	(44,502)
Retained earnings	85,689	84,675
Accumulated other comprehensive loss	(325)	(1,178)
Total stockholders’ equity	96,958	94,875
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$846,016	$835,689

The accompanying notes are an integral part of these statements

TF FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the three months ended March 31,
	2014	2013
	(dollars in thousands, except per share data)

Interest income
Loans, including fees	$6,677	$6,066
Investment securities
Fully taxable	502	369
Exempt from federal taxes	417	418
Interest-bearing deposits and other	3	4
TOTAL INTEREST INCOME	7,599	6,857
Interest expense
Deposits	766	731
Borrowings	193	248
TOTAL INTEREST EXPENSE	959	979
NET INTEREST INCOME	6,640	5,878
Provision for loan losses	—	439
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,640	5,439
Noninterest income
Service fees, charges and other operating income	516	527
Bank owned life insurance	131	143
Gain on sale of loans	74	305
Gain on sale of investment securities	1	—
Gain on disposition of premises and equipment	—	420
TOTAL NONINTEREST INCOME	722	1,395
Noninterest expense
Compensation and benefits	3,383	2,817
Occupancy and equipment	907	697
Federal deposit insurance premiums	134	110
Professional fees	305	288
Merger-related costs	—	320
Marketing and advertising	144	39
Foreclosed real estate expense	13	224
Core deposit intangible amortization	25	—
Other operating	579	535
TOTAL NONINTEREST EXPENSE	5,490	5,030
INCOME BEFORE INCOME TAXES	1,872	1,804
Income tax expense	491	581
NET INCOME	$1,381	$1,223

Earnings per share—basic	$0.45	$0.45
Earnings per share—diluted	$0.45	$0.45
Dividends paid per share	$0.12	$0.05
Weighted average shares outstanding:
Basic	3,061,790	2,738,375
Diluted	3,080,659	2,741,889

The accompanying notes are an integral part of these statements

TF FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	For the three months ended March 31,
	2014	2013
	(in thousands)

Net income	$1,381	$1,223
Other comprehensive income (loss):
Investment securities available for sale:
Unrealized holding gains (losses)	1,231	(1,273)
Tax effect	(419)	433
Reclassification adjustment for gains realized in net income	(1)	—
Tax effect	—	—
Net of tax amount	811	(840)

Pension plan benefit adjustment:
Related to actuarial losses	62	66
Tax effect	(20)	(23)
Net of tax amount	42	43
Total other comprehensive income (loss)	853	(797)
Comprehensive income	$2,234	$426

The accompanying notes are an integral part of these statements

TF FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the three months ended March 31,
	2014	2013
	(in thousands)
OPERATING ACTIVITIES
Net income	$1,381	$1,223
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and impairment adjustment of mortgage loan servicing rights	64	23
Premiums and discounts on investment securities, net	72	69
Premiums and discounts on mortgage-backed securities, net	101	114
Accretion of premiums on certificates of deposits	(65)	—
Deferred loan origination costs, net	44	67
Provision for loan losses	—	439
Amortization of core deposit intangible	25	—
Depreciation of premises and equipment	166	167
Increase in value of bank owned life insurance	(131)	(143)
Stock-based compensation	215	174
Proceeds from sale of loans originated for sale	3,519	11,860
Origination of loans held for sale	(4,454)	(11,680)
Loss on foreclosed real estate	—	178
Gain on:
Sale of loans	(74)	(305)
Sale of investment securities	(1)	—
Disposition of premises and equipment	—	(420)
(Increase) decrease in:
Accrued interest receivable	(51)	5
Other assets	325	267
Increase (decrease) in:
Accrued interest payable	42	67
Other liabilities	1,368	(236)
NET CASH PROVIDED BY OPERATING ACTIVITIES	2,546	1,869

INVESTING ACTIVITIES
Loan originations	(9,531)	(29,085)
Loan principal payments	19,437	34,343
Proceeds from sale of foreclosed real estate	55	34
Proceeds from disposition of premises and equipment	—	417
Proceeds from maturities of investment securities available for sale	2,115	1,945
Proceeds from sale of investment securities available for sale	1,921	—
Principal repayments on mortgage-backed securities held to maturity	89	87
Principal repayments on mortgage-backed securities available for sale	2,375	5,879
Purchase of investment securities available for sale	(1,135)	(2,792)
Purchase of mortgage-backed securities available for sale	(9,096)	—
Purchase of premises and equipment	(60)	(85)
Redemption of FHLB stock	56	798
NET CASH PROVIDED BY INVESTING ACTIVITIES	6,226	11,541

TF FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the three months ended March 31,
	2014	2013
	(in thousands)
FINANCING ACTIVITIES
Net increase in customer deposits	8,373	11,015
Repayment of long-term FHLB borrowings	(1,294)	(6,505)
Net decrease in advances from borrowers for taxes and insurance	(619)	(230)
Common stock dividends paid	(367)	(137)
NET CASH PROVIDED BY FINANCING ACTIVITIES	6,093	4,143
NET INCREASE IN CASH AND CASH EQUIVALENTS	14,865	17,553
Cash and cash equivalents at beginning of period	45,310	31,137
Cash and cash equivalents at end of period	$60,175	$48,690
Supplemental disclosure of cash flow information
Cash paid for:
Interest on deposits and borrowings	$982	$912
Income taxes	$750	$250
Noncash transactions:
Capitalization of mortgage servicing rights	$39	$120
Transfers from loans to foreclosed real estate	$562	$100

The accompanying notes are an integral part of these statements

TF FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — PRINCIPLES OF CONSOLIDATION

The consolidated financial statements as of March 31, 2014 (unaudited) and December 31, 2013 and for the three month periods ended March 31, 2014 and 2013 (unaudited) include the accounts of TF Financial Corporation (the “Company”) and its wholly owned subsidiaries: 3rd Fed Bank (the “Bank”) and Penns Trail Development Corporation. The accompanying consolidated balance sheet at December 31, 2013, has been derived from the audited consolidated balance sheet but does not include all of the information and notes required by accounting principles generally accepted in the United States of America (“US GAAP”) for complete financial statements. The Company’s business is conducted principally through the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

NOTE 2 — BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements were prepared in accordance with the instructions for Form 10-Q and, therefore, do not include all of the disclosures or footnotes required by US GAAP. In the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for fair presentation of the consolidated financial statements have been included. The results of operations for the period ended March 31, 2014 are not necessarily indicative of the results which may be expected for the entire fiscal year or any other period. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

NOTE 3 — CONTINGENCIES

The Company, from time to time, is a party to routine litigation that arises in the normal course of business. In the opinion of management, the resolution of this litigation, if any, would not have a material adverse effect on the Company’s consolidated financial position or results of operations.

NOTE 4 — ACQUISITION OF ROEBLING FINANCIAL CORP, INC.

On July 2, 2013, the Company closed on a merger transaction pursuant to which the Company acquired Roebling Financial Corp, Inc. (“Roebling”), the parent company of Roebling Bank, in a stock and cash transaction.

Under the terms of the merger agreement, the Company acquired all of the outstanding shares of Roebling for a total purchase price of approximately $14.9 million.  As a result of the acquisition, the Company issued 306,873 common shares to former shareholders of Roebling.  Roebling was merged with and into the Company, and Roebling Bank was merged with and into the Bank.

The acquired assets and assumed liabilities were measured at estimated fair values. Management made certain estimates and exercised judgment in accounting for the acquisition. The following condensed statement reflects the values assigned to Roebling’s net assets as of the acquisition date:

	At July 2, 2013
	(in thousands)
Total purchase price		$14,926

Net assets acquired:
Cash	$4,081
Investment securities	37,339
Loans receivable	102,026
Premises and equipment	2,154
Core deposit intangible	553
Other assets	2,531
Time deposits	(49,061)
Deposits other than time deposits	(78,689)
Other liabilities	(4,888)
		16,046
Purchase gain on acquisition		$1,120

NOTE 5 — EARNINGS PER SHARE

The following tables illustrate the reconciliation of the numerators and denominators of the basic and diluted earnings per share computations (dollars in thousands, except share and per share data):

	For the three months ended March 31, 2014
	Income (numerator)	Weighted average shares (denominator)	Per share Amount
Basic earnings per share
Income available to common stockholders	$1,381	3,061,790	$0.45
Effect of dilutive securities
Stock options and grants	—	18,869	—

Diluted earnings per share
Income available to common stockholders plus effect of dilutive securities	$1,381	3,080,659	$0.45

There were 71,500 options to purchase shares of common stock with an exercise price of $30.03 per share which were outstanding during the three months ended March 31, 2014 that were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares.

	For the three months ended March 31, 2013
		Weighted
		average
	Income	shares	Per share
	(numerator)	(denominator)	Amount
Basic earnings per share
Income available to common stockholders	$1,223	2,738,375	$0.45
Effect of dilutive securities
Stock options and grants	—	3,514	—

Diluted earnings per share
Income available to common stockholders plus effect of dilutive securities	$1,223	2,741,889	$0.45

There were 31,963 options to purchase shares of common stock with exercise prices ranging from $25.71 to $32.51 per share which were outstanding during the three months ended March 31, 2013 that were not included in the computation of diluted earnings per share because the options’ exercise prices were greater than the average market price of the common shares.

NOTE 6 — ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME

The activity in accumulated other comprehensive (loss) income for the three months ended March 31, 2014 and 2013 is as follows:

	Accumulated Other Comprehensive (Loss) Income (1), (2)
	Unrealized gains (losses) on securities available for sale	Defined benefit pension plan	Total
	(in thousands)
Balance at December 31, 2013	$176	$(1,354)	$(1,178)
Other comprehensive income before reclassifications	812	—	812
Amounts reclassified from accumulated other comprehensive income	(1)	42	41
Period change	811	42	853
Balance at March 31, 2014	$987	$(1,312)	$(325)

Balance at December 31, 2012	$3,805	$(2,835)	$970
Other comprehensive loss before reclassifications	(840)	—	(840)
Amounts reclassified from accumulated other comprehensive income	—	43	43
Period change	(840)	43	(797)
Balance at March 31, 2013	$2,965	$(2,792)	$173

(1)	All amounts are net of tax. Related income tax expense or benefit is calculated using a Federal income tax rate approximating 34%.
(2)	Amounts in parenthesis indicate debits.

	Amount reclassified from accumulated other comprehensive income (loss) For the three months ended March 31, (1)		Affected line item in the consolidated statements of net income
	2014	2013
	(in thousands)
Investment securities available for sale
Net securities gains reclassified into earnings	$(1)	$—	Gain on sale of investment securities
Related income tax expense	—	—	Income tax expense
Net effect on accumulated other income (loss) for the period	(1)	—	Net of tax
Defined benefit pension plan (2)
Amortization of net actuarial loss and prior service cost	62	66	Compensation and benefits
Related income tax expense	(20)	(23)	Income tax expense
Net effect on accumulated other comprehensive income (loss) for the period	42	43
Total reclassification for the period	$41	$43	Net income

(1)	Amounts in parenthesis indicate debits.
(2)	Included in the computation of net periodic pension cost. See Note 11 – Employee Benefit Plans for additional detail.

NOTE 7 — INVESTMENT SECURITIES

The amortized cost, gross unrealized gains and losses, and fair value of the Company’s investment securities are summarized as follows:

	At March 31, 2014

		Gross	Gross
	Amortized	unrealized	unrealized	Fair
	cost	gains	losses	value
	(in thousands)
Available for sale
U.S. Government and federal agencies	$16,666	$15	$(294)	$16,387
State and political subdivisions	59,093	1,840	(522)	60,411
Residential mortgage-backed securities issued by quasi-governmental agencies	51,636	614	(157)	52,093
Total investment securities available for sale	127,395	2,469	(973)	128,891

Held to maturity
Residential mortgage-backed securities issued by quasi-governmental agencies	1,401	176	—	1,577
Total investment securities	$128,796	$2,645	$(973)	$130,468

	At December 31, 2013

		Gross	Gross
	Amortized	unrealized	unrealized	Fair
	cost	gains	losses	value
	(in thousands)
Available for sale
U.S. Government and federal agencies	$18,572	$4	$(513)	$18,063
State and political subdivisions	60,159	1,526	(1,016)	60,669
Residential mortgage-backed securities issued by quasi-governmental agencies	45,015	540	(275)	45,280
Total investment securities available for sale	123,746	2,070	(1,804)	124,012

Held to maturity
Residential mortgage-backed securities issued by quasi-governmental agencies	1,490	191	(1)	1,680
Total investment securities	$125,236	$2,261	$(1,805)	$125,692

Gross realized gains were $5,000 from the sale proceeds of investment securities available for sale of $1.0 million for the quarter ended March 31, 2014. Gross realized losses were $4,000 from the sale proceeds of investment securities available for sale of $1.0 million for the quarter ended March 31, 2014. There were no sales of investment securities during the three months ended March 31, 2013.

The amortized cost and fair value of investment and mortgage-backed securities, by contractual maturity, are shown below.

	At March 31, 2014
	Available for sale		Held to maturity
	Amortized	Fair	Amortized	Fair
	cost	value	cost	value
	(in thousands)
Investment securities
Due in one year or less	$2,042	$2,051	$—	$—
Due after one year through five years	16,235	16,528	—	—
Due after five years through ten years	37,674	37,784	—	—
Due after ten years	19,808	20,435	—	—
	75,759	76,798	—	—

Mortgage-backed securities	51,636	52,093	1,401	1,577
Total investment and mortgage-backed securities	$127,395	$128,891	$1,401	$1,577

The table below indicates the length of time individual securities have been in a continuous unrealized loss position at March 31, 2014:

		Less than		12 months
	Number	12 months		or longer		Total
Description of Securities	of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in thousands)
U.S. Government and federal agencies	8	$12,445	$(294)	$—	$—	$12,445	$(294)
State and political subdivisions	9	6,970	(241)	4,325	(281)	11,295	(522)
Residential mortgage-backed securities issued by quasi-governmental agencies	53	25,759	(157)	—	—	25,759	(157)
Total temporarily impaired securities	70	$45,174	$(692)	$4,325	$(281)	$49,499	$(973)

The table below indicates the length of time individual securities have been in a continuous unrealized loss position at December 31, 2013:

		Less than		12 months
	Number	12 months		or longer		Total
Description of Securities	of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in thousands)
U.S. Government and federal agencies	13	$17,028	$(513)	$—	$—	$17,028	$(513)
State and political subdivisions	24	19,646	(1,016)	—	—	19,646	(1,016)
Residential mortgage-backed securities issued by quasi- governmental agencies	65	24,508	(276)	—	—	24,508	(276)
Total temporarily impaired securities	102	$61,182	$(1,805)	$—	$—	$61,182	$(1,805)

On a quarterly basis, temporarily impaired securities are evaluated to determine whether such impairment is an other-than-temporary impairment (“OTTI”). The Company has performed this evaluation and has determined that the unrealized losses at March 31, 2014 and December 31, 2013, respectively, are not considered other-than-temporary but are the result of changes in interest rates, and are therefore reflected in other comprehensive loss.

NOTE 8 — LOANS RECEIVABLE

Loans receivable are summarized as follows:

	At
	March 31, 2014	December 31, 2013
	(in thousands)
Held for investment:
Residential
Residential mortgages	$360,992	$371,961

Commercial
Real estate-commercial	122,294	129,345
Real estate-residential	24,123	20,005
Real estate-multi-family	18,197	16,623
Construction loans	6,915	8,773
Commercial and industrial loans	7,630	6,849
Total commercial loans	179,159	181,595

Consumer
Home equity and second mortgage	64,654	64,202
Other consumer	1,595	1,697
Total consumer loans	66,249	65,899

Total loans	606,400	619,455
Net deferred loan origination costs and unamortized premiums	1,318	1,288
Less allowance for loan losses	(4,062)	(6,575)
Total loans receivable	$603,656	$614,168

Held for sale:
Residential
Residential mortgages	$1,319	$349

The following table presents the composition of the commercial loan portfolio by credit quality indicators:

	At March 31, 2014
	Pass	Special mention	Substandard	Doubtful	Total
	(in thousands)
Real estate-commercial	$110,425	$2,955	$8,914	$—	$122,294
Real estate-residential	22,033	483	1,607	—	24,123
Real estate-multi-family	14,702	—	3,495	—	18,197
Construction loans	6,682	—	233	—	6,915
Commercial and industrial loans	7,600	30	—	—	7,630
Total	$161,442	$3,468	$14,249	$—	$179,159

	At December 31, 2013
	Pass	Special mention	Substandard	Doubtful	Total
	(in thousands)
Real estate-commercial	$113,260	$7,142	$8,943	$—	$129,345
Real estate-residential	17,182	487	2,336	—	20,005
Real estate-multi-family	13,114	—	3,509	—	16,623
Construction loans	5,596	—	3,177	—	8,773
Commercial and industrial loans	6,817	32	—	—	6,849
Total	$155,969	$7,661	$17,965	$—	$181,595

In order to assess and monitor the credit risk associated with commercial loans, the Company employs a risk rating methodology whereby each commercial loan is initially assigned a risk grade. At least annually, all risk ratings are reviewed in light of information received such as tax returns, rent rolls, cash flow statements, appraisals, and any other information which may affect the then-current risk rating, which is adjusted upward or downward as needed. At the end of each quarter the risk ratings are summarized and become a component of the evaluation of the allowance for loan losses. The Company’s risk rating definitions mirror those promulgated by banking regulators and are as follows:

Pass: A good quality loan that is characterized by satisfactory liquidity; reasonable debt capacity and coverage; acceptable management in all critical positions and normal operating results for its peer group. The Company has grades 1 through 6 within the Pass category which reflect the increasing amount of attention paid to the individual loan because of, among other things, trends in debt service coverage, management weaknesses, or collateral values.

Special mention: A loan that has potential weaknesses that deserves management’s close attention. Although the loan is currently protected, if left uncorrected, potential weaknesses may result in the deterioration of the loan’s repayment prospects or in the borrower’s future credit position. Potential weaknesses include: weakening financial condition; an unrealistic repayment program; inadequate sources of funds; lack of adequate collateral; credit information; or documentation. There is currently the capacity to meet interest and principal payments, but further adverse business, financial, or economic conditions may impair the borrower’s capacity or willingness to pay interest and repay principal.

Substandard: A loan that is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged. Although no loss of principal or interest is presently apparent, there is the distinct possibility that a partial loss of interest and/or principal will be sustained if the deficiencies are not corrected. There is a current identifiable vulnerability to default and the dependence upon favorable business, financial, or economic conditions to meet timely payment of interest and repayment of principal.

Doubtful: A loan which has all the weaknesses inherent in a substandard asset with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. The possibility of loss is extremely high, but because of certain important and reasonable specific pending factors which may work to strengthen the asset, classification as an estimated loss is deferred until a more exact status is determined. Pending factors include: proposed merger, acquisition, liquidation, capital injection, perfecting liens on additional collateral, and refinancing plans.

Loss: Loans which are considered uncollectible and have been charged off. The Company has charged-off all loans classified as loss.

Loans classified as special mention, substandard or doubtful are monitored individually on a monthly basis. Loans which require impairment evaluation are placed on nonaccrual status and are classified as substandard or doubtful.

The following table presents the composition of the residential mortgage and consumer loan portfolios by credit quality indicators:

	At March 31, 2014
	Performing	Non performing	Total
	(in thousands)
Residential mortgages	$359,977	$1,015	$360,992
Home equity and second mortgage	64,455	199	64,654
Other consumer	1,595	—	1,595
Total	$426,027	$1,214	$427,241

	At December 31, 2013
	Performing	Non performing	Total
	(in thousands)
Residential mortgages	$368,967	$2,994	$371,961
Home equity and second mortgage	63,902	300	64,202
Other consumer	1,697	—	1,697
Total	$434,566	$3,294	$437,860

In order to assess and monitor the credit risk associated with residential mortgage loans and consumer loans which include second mortgage loans and home equity secured lines of credit, the Company relies upon the payment status of the loan. Residential mortgage and other consumer loans 90 days or more past due are placed on nonaccrual status, classified as nonperforming, and evaluated for impairment.

The following table presents by class nonperforming loans including impaired loans and loan balances 90 days or more past due for which the accrual of interest has been discontinued:

	At
	March 31, 2014	December 31, 2013
	(in thousands)
Residential
Residential mortgages	$1,015	$2,994
Commercial
Real estate-commercial	897	774
Real estate-residential	682	896
Real estate-multi-family	191	191
Construction loans	233	3,177
Commercial and industrial loans	—	—
Consumer
Home equity and second mortgage	199	300
Other consumer	—	—
Total nonperforming loans	$3,217	$8,332

The following tables present loans individually evaluated for impairment by class:

	At March 31, 2014
	Recorded investment	Unpaid principal balance	Related allowance	Average recorded investment	Interest income recognized
	(in thousands)
With an allowance recorded:
Residential
Residential mortgages	$1,127	$1,127	$127	$1,131	$—
Commercial
Real estate-residential	498	498	46	791	—
Construction loans	233	233	21	1,705	—
	1,858	1,858	194	3,627	—
With no allowance recorded:
Residential
Residential mortgages	22	33	—	603	—
Commercial
Real estate-commercial	897	897	—	835	—
Real estate-residential	184	322	—	184	—
Real estate-multifamily	191	372	—	191	—
Consumer
Home equity and second mortgage	16	16	—	39	—
	1,310	1,640	—	1,852	—
Total	$3,168	$3,498	$194	$5,479	$—

	At December 31, 2013
	Recorded investment	Unpaid principal balance	Related allowance	Average recorded investment	Interest income recognized
	(in thousands)
With an allowance recorded:
Residential
Residential mortgages	$1,135	$1,135	$128	$1,620	$—
Commercial
Real estate-commercial	—	—	—	109	—
Real estate-residential	712	712	77	211	—
Construction loans	3,177	3,375	2,021	3,701	—
	5,024	5,222	2,226	5,641	—
With no allowance recorded:
Residential
Residential mortgages	1,184	1,184	—	241	—
Commercial
Real estate-commercial	774	774	—	607	—
Real estate-residential	184	321	—	108	—
Real estate-multi-family	191	372	—	77	—
Consumer
Home equity and second mortgage	47	81	—	7	—
	2,380	2,732	—	1,040	—
Total	$7,404	$7,954	$2,226	$6,681	$—

The following tables present the contractual aging of delinquent loans by class:

	At March 31, 2014
	Current	30-59 Days past due	60-89 Days past due	Loans past due 90 days or more	Total past due	Total loans	Recorded investment over 90 days and accruing interest
	(in thousands)
Residential
Residential mortgages	$359,724	$173	$80	$1,015	$1,268	$360,992	$—
Commercial
Real estate-commercial	121,397	—	131	766	897	122,294	—
Real estate-residential	23,441	—	—	682	682	24,123	—
Real estate-multi-family	18,006	—	—	191	191	18,197	—
Construction loans	6,682	—	—	233	233	6,915	—
Commercial and industrial loans	7,630	—	—	—	—	7,630	—
Consumer
Home equity and second mortgage	64,314	105	36	199	340	64,654	—
Other consumer	1,595	—	—	—	—	1,595	—
Total	$602,789	$278	$247	$3,086	$3,611	$606,400	$—

	At December 31, 2013
	Current	30-59 Days past due	60-89 Days past due	Loans past due 90 days or more	Total past due	Total loans	Recorded investment over 90 days and accruing interest
	(in thousands)
Residential
Residential mortgages	$369,271	$111	$—	$2,579	$2,690	$371,961	$—
Commercial
Real estate-commercial	127,786	785	—	774	1,559	129,345	—
Real estate-residential	18,589	180	340	896	1,416	20,005	—
Real estate-multi-family	16,432	—	—	191	191	16,623	—
Construction loans	5,596	—	—	3,177	3,177	8,773	—
Commercial and industrial loans	6,849	—	—	—	—	6,849	—
Consumer
Home equity and second mortgage	63,543	355	4	300	659	64,202	—
Other consumer	1,686	7	4	—	11	1,697	—
Total	$609,752	$1,438	$348	$7,917	$9,703	$619,455	$—

Activity in the allowance for loan losses for the three months ended March 31, 2014 and 2013 is summarized as follows:

	Balance January 1, 2014	Provision	Charge-offs	Recoveries	Balance March 31, 2014
	(in thousands)
Residential
Residential mortgages	$1,722	$60	$(169)	$1	$1,614
Commercial
Real estate-commercial	1,220	(270)	—	—	950
Real estate-residential	437	82	(107)	—	412
Real estate-multi-family	136	1	—	—	137
Construction loans	2,208	326	(2,179)	—	355
Commercial and industrial loans	97	3	—	1	101
Consumer
Home equity and second mortgage	214	60	(47)	—	227
Other consumer	50	(3)	(14)	1	34
Unallocated	491	(259)	—	—	232
Total	$6,575	$—	$(2,516)	$3	$4,062

	Balance January 1, 2013	Provision	Charge-offs	Recoveries	Balance March 31, 2013
	(in thousands)
Residential
Residential mortgages	$1,849	$49	$(98)	$—	$1,800
Commercial
Real estate-commercial	1,754	(8)	(435)	—	1,311
Real estate-residential	608	52	(59)	—	601
Real estate-multi-family	245	(8)	—	—	237
Construction loans	1,697	297	(111)	11	1,894
Commercial and industrial loans	119	3	—	3	125
Consumer
Home equity and second mortgage	251	(33)	(15)	8	211
Other consumer	11	3	(3)	—	11
Unallocated	388	84	—	—	472
Total	$6,922	$439	$(721)	$22	$6,662

Despite the above allocation, the allowance for credit losses is general in nature and is available to absorb losses from any portfolio segment.

Loans receivable include certain loans that have been modified as troubled debt restructurings (“TDRs”), where economic concessions have been granted to borrowers experiencing financial difficulties. The objective for granting the concessions is to maximize the recovery of the investment in the loan and may include reductions in the interest rate, payment extensions, forgiveness of interest or principal, forbearance or other actions. TDRs are classified as nonperforming at the time of restructuring and typically return to performing status after considering the borrower’s positive repayment performance for a reasonable period of time, usually six months.

Loans modified in a TDR are evaluated individually for impairment based on the present value of expected cash flows or the fair value of the underlying collateral less selling costs for collateral dependent loans. If the value of the modified loan is less than the recorded investment in the loan, impairment is recognized through an increase by an additional provision to the allowance for loan losses. In periods subsequent to modification, TDRs are evaluated for possible additional impairment.

There were no new loan modifications deemed TDRs during the three months ended March 31, 2014 and 2013. Additionally, there were no loans previously identified as TDRs which defaulted on the modified terms during the three months ended March 31, 2014 and 2013.

In 2013, the Company acquired loans for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable that all contractually required payments would not be collected. The following table presents information regarding the outstanding principal balance and related carrying amount:

	At March 31, 2014	At December 31, 2013
	(in thousands)
Outstanding principal balance	$743	$808
Carrying amount	413	444

The table below presents changes in the amortizable yield for purchased credit-impaired loans as follows for the three months ended March 31, 2014:

At March 31, 2014
(in thousands)
Balance at beginning of period	$154
Acquisition of impaired loans	—
Accretion	(12)
Balance at end of period	$142

There has been no allowance for loan losses recorded for acquired loans with or without specific evidence of deterioration in credit quality as of March 31, 2014 and December 31, 2013.

The following tables present the ending balance of the allowance for loan losses and ending loan balance by portfolio and by class based on impairment method as of March 31, 2014. Acquired loans were recorded at fair value on their purchase date without a carryover of the related allowance for loan losses.

	Evaluated for impairment
Allowance for loan losses	Loans acquired without credit deterioration	Loans acquired with credit deterioration	Individually	Collectively	Total
	(in thousands)
Residential
Residential mortgages	$—	$—	$127	$1,487	$1,614
Commercial
Real estate-commercial	—	—	—	950	950
Real estate-residential	—	—	46	366	412
Real estate-multi-family	—	—	—	137	137
Construction loans	—	—	21	334	355
Commercial and industrial loans	—	—	—	101	101
Consumer
Home equity and second mortgage	—	—	—	227	227
Other consumer	—	—	—	34	34
Unallocated	—	—	—	232	232
Total	$—	$—	$194	$3,868	$4,062

	Evaluated for impairment
Loans receivable	Loans acquired without credit deterioration	Loans acquired with credit deterioration	Individually	Collectively	Total
	(in thousands)
Residential
Residential mortgages	$49,198	$22	$1,127	$310,645	$360,992
Commercial
Real estate-commercial	12,229	—	897	109,168	122,294
Real estate-residential	4,913	184	498	18,528	24,123
Real estate-multi-family	1,092	191	—	16,914	18,197
Construction loans	—	—	233	6,682	6,915
Commercial and industrial loans	258	—	—	7,372	7,630
Consumer
Home equity and second mortgage	23,706	16	—	40,932	64,654
Other consumer	114	—	—	1,481	1,595
Total	$91,510	$413	$2,755	$511,722	$606,400

The following tables present the ending balance of the allowance for loan losses and ending loan balance by portfolio and by class based on impairment method as of December 31, 2013. Acquired loans were recorded at fair value on their purchase date without a carryover of the related allowance for loan losses.

	Evaluated for impairment
Allowance for loan losses	Loans acquired without credit deterioration	Loans acquired with credit deterioration	Individually	Collectively	Total
	(in thousands)
Residential
Residential mortgages	$—	$—	$128	$1,594	$1,722
Commercial
Real estate-commercial	—	—	—	1,220	1,220
Real estate-residential	—	—	77	360	437
Real estate-multi-family	—	—	—	136	136
Construction loans	—	—	2,021	187	2,208
Commercial and industrial loans	—	—	—	97	97
Consumer
Home equity and second mortgage	—	—	—	214	214
Other consumer	—	—	—	50	50
Unallocated	—	—	—	491	491
Total	$—	$—	$2,226	$4,349	$6,575

	Evaluated for impairment
Loans receivable	Loans acquired without credit deterioration	Loans acquired with credit deterioration	Individually	Collectively	Total
	(in thousands)
Residential
Residential mortgages	$50,985	$22	$2,297	$318,657	$371,961
Commercial
Real estate-commercial	12,787	—	774	115,784	129,345
Real estate-residential	4,913	184	712	14,196	20,005
Real estate-multi-family	1,116	191	—	15,316	16,623
Construction loans	—	—	3,177	5,596	8,773
Commercial and industrial loans	279	—	—	6,570	6,849
Consumer
Home equity and second mortgage	24,806	47	—	39,349	64,202
Other consumer	126	—	—	1,571	1,697
Total	$95,012	$444	$6,960	$517,039	$619,455

NOTE 9 — FAIR VALUE MEASUREMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

The following tables present information about the Company’s financial instruments measured at fair value as of March 31, 2014 and December 31, 2013. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement hierarchy has been established for inputs in valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Determination of the appropriate level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement for the instrument or security.

The fair value hierarchy levels are summarized below:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.
•	Level 2 inputs are inputs that are observable for the asset or liability, either directly or indirectly.
•	Level 3 inputs are unobservable and contain assumptions of the party assessing the fair value of the asset or liability.

Assets measured at fair value on a recurring basis, segregated by fair value hierarchy level are summarized below:

				Balance as of
	Fair value hierarchy levels			March 31,
	Level 1	Level 2	Level 3	2014
	(in thousands)
Assets
Investment securities available for sale
U.S. Government and federal agencies	$—	$16,387	$—	$16,387
State and political subdivisions	—	60,411	—	60,411
Residential mortgage-backed securities issued by quasi-governmental agencies	—	52,093	—	52,093
Total investment securities available for sale	$—	$128,891	$—	$128,891

Loans receivable, held for sale	$—	$1,319	$—	$1,319

				Balance as of
	Fair value hierarchy levels			December 31,
	Level 1	Level 2	Level 3	2013
	(in thousands)
Assets
Investment securities available for sale
U.S. Government and federal agencies	$—	$18,063	$—	$18,063
State and political subdivisions	—	60,669	—	60,669
Residential mortgage-backed securities issued by quasi-governmental agencies	—	45,280	—	45,280
Total investment securities available for sale	$—	$124,012	$—	$124,012

Loans receivable, held for sale	$—	$349	$—	$349

Investment securities available for sale and mortgage-backed securities available for sale are valued primarily by a third party pricing agent. U.S. Government and federal agency securities are primarily priced through a multidimensional relational model, a Level 2 hierarchy, which incorporates dealer quotes and other market information including, defined sector breakdown, benchmark yields, base spread, yield to maturity, and corporate actions. State and political subdivision securities are valued within the Level 2 hierarchy using inputs with a series of matrices that reflect benchmark yields, ratings updates, and spread adjustments. Mortgage-backed securities include Government National Mortgage Association (“GNMA”), Federal Home Loan Mortgage Corporation (“FHLMC”) and Federal National Mortgage Association (“FNMA”) certificates which are valued under a Level 2 hierarchy using a matrix correlation to benchmark yields, spread analysis, and prepayment speeds.

 Values for loans held for sale utilize active pricing quotes which exist in the secondary market and are therefore deemed a Level 2 hierarchy.

Assets measured at fair value on a nonrecurring basis segregated by fair value hierarchy level at March 31, 2014 are summarized below:

				Balance as of
	Fair value hierarchy levels			March 31,
	Level 1	Level 2	Level 3	2014
	(in thousands)

Impaired loans	$—	$—	$2,974	$2,974
Real estate acquired through foreclosure	—	—	6,108	6,108
Mortgage servicing rights	—	1,452	—	1,452

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Bank has utilized Level 3 inputs to determine fair value at March 31, 2014:

				Range of
	Fair value	Valuation	Unobservable	inputs
Description	estimate	technique	Input	(weighted average)
	(in thousands)

Impaired loans	$2,974	Appraisal of collateral (1)	Discount rate to reflect current market conditions and ultimate recoverability	5%-15% (7.39%)

Real estate acquired through foreclosure	6,108	Appraisal of collateral (1)	Discount rate to reflect current market conditions and liquidation expenses	5%-20% (16.67%)

(1)	Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses.

Assets measured at fair value on a nonrecurring basis segregated by fair value hierarchy level at December 31, 2013 are summarized below:

				Balance as of
	Fair value hierarchy levels			December 31,
	Level 1	Level 2	Level 3	2013
	(in thousands)

Impaired loans	$—	$—	$5,178	$5,178
Real estate acquired through foreclosure	—	—	5,601	5,601
Mortgage servicing rights	—	1,472	—	1,472

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Bank has utilized Level 3 inputs to determine fair value at December 31, 2013:

				Range of
	Fair value	Valuation	Unobservable	inputs
Description	estimate	technique	Input	(weighted average)
	(in thousands)

Impaired loans	$5,178	Appraisal of collateral (1)	Discount rate to reflect current market conditions and ultimate recoverability	5%-15% (6.59%)

Real estate acquired through foreclosure	5,601	Appraisal of collateral (1)	Discount rate to reflect current market conditions and liquidation expenses	5%-20% (17.47%)

(1)	Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses.

The fair value of impaired loans is generally determined through independent appraisals of the underlying collateral, which generally include Level 3 inputs that are not identifiable. Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses. Impaired loans are evaluated and valued while the loan is identified as impaired, at the lower of the recorded investment in the loan or fair value. The range and weighted average of liquidation expenses are presented as a percent of the appraised value.

Real estate acquired through foreclosure is initially valued at the lower of the recorded investment in the loan or fair value at foreclosure and subsequently adjusted for further decreases in market value, less costs to sell, if necessary. Fair value is determined by using the value of the real estate acquired through foreclosure based on appraisals prepared by qualified independent licensed appraisers contracted by the Company to perform the assessment and is therefore classified as a Level 3 hierarchy.

The Company retains a qualified valuation service to calculate the amortized cost and to determine the fair value of the mortgage servicing rights. The valuation service utilizes discounted cash flow analyses adjusted for prepayment speeds, market discount rates and conditions existing in the secondary servicing market. Hence, the fair value of mortgage servicing rights is deemed a Level 2 hierarchy. The amortized cost basis of the Company’s mortgage servicing rights was $1.5 million at March 31, 2014 and December 31, 2013, respectively. The fair value of the mortgage servicing rights was $1.5 million at March 31, 2014 and December 31, 2013, respectively, and was included in other assets in the consolidated balance sheets.

In addition to financial instruments recorded at fair value in the Company’s financial statements, disclosure of the estimated fair value of all of an entity’s assets and liabilities considered to be financial instruments is also required. For the Bank, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments. However, many such instruments lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. Also, it is the Company’s general practice and intent to hold its financial instruments to maturity or available for sale and to not engage in trading or significant sales activities. For fair value disclosure purposes, the Company substantially utilized the established fair value measurement hierarchy.

Changes in the assumptions or methodologies used to estimate fair values may materially affect the estimated amounts. In addition, there may not be reasonable comparability between entities due to the wide range of permitted assumptions and methodologies in the absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instrument fair values.

Fair values have been estimated using data which management considered the best available, as generally provided by estimation methodologies deemed suitable for the pertinent category of financial instrument. The recorded carrying amounts and fair values segregated by fair value hierarchy level at March 31, 2014 and December 31, 2013 are summarized below:

	At March 31, 2014
	Carrying	Fair	Fair value hierarchy levels
	value	value	Level 1	Level 2	Level 3
Assets	(in thousands)
Cash and cash equivalents	$60,175	$60,175	$60,175	$—	$—
Investment securities	76,798	76,798	—	76,798	—
Mortgage-backed securities	53,494	53,670	—	53,670	—
Loans receivable, net	604,975	613,668	—	1,319	612,349

Liabilities
Deposits with stated maturities	$187,143	$188,734	$—	$—	$188,734
Deposits with no stated maturities	505,067	505,067	505,067	—	—
Borrowings with stated maturities	48,311	47,450	—	—	47,450

	At December 31, 2013
	Carrying	Fair	Fair value hierarchy levels
	value	value	Level 1	Level 2	Level 3
Assets	(in thousands)
Cash and cash equivalents	$45,310	$45,310	$45,310	$—	$—
Investment securities	78,732	78,732	—	78,732	—
Mortgage-backed securities	46,770	46,960	—	46,960	—
Loans receivable, net	614,517	614,246	—	349	613,897

Liabilities
Deposits with stated maturities	$190,492	$193,258	$—	$—	$193,258
Deposits with no stated maturities	493,410	493,410	493,410	—	—
Borrowings with stated maturities	49,605	48,426	—	—	48,426

The fair value of cash and cash equivalents equals the historical book value. The fair value of investment and mortgage-backed securities is described and presented under fair value measurement guidelines as discussed earlier.

The fair value of loans receivable has been estimated using the present value of cash flows, discounted at the approximate current market rates, and giving consideration to estimated prepayment risk but not adjusted for credit risk. Loans receivable also includes loans receivable held for sale.

The fair value of deposits and borrowings with stated maturities has been estimated using the present value of cash flows, discounted at rates approximating current market rates for similar liabilities. Fair value of deposits and borrowings with floating interest rates is generally presumed to approximate the recorded carrying amounts.

The fair value of deposits with no stated maturities is generally presumed to approximate the carrying amount (the amount payable on demand). The fair value of deposits with floating interest rates is generally presumed to approximate the recorded carrying amounts.

The Bank’s remaining assets and liabilities are not considered financial instruments. No disclosure of the relationship value of the Bank’s depositors or customers is required.

NOTE 10 — STOCK-BASED COMPENSATION

The Company has stock benefit plans that allow the Company to grant options and restricted stock to employees and directors. The awards, which have a term of up to seven years when issued, vest over a two to five year period. The exercise price of each award equals the market price of the Company’s stock on the date of the grant. The fair value of each option grant during the three months ended March 31, 2014 and 2013 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	For the three months ended March 31,
Weighted average assumptions	2014	2013
Dividend yield	1.61%	0.83%
Expected volatility	15.85%	17.24%
Risk-free interest rate	0.56%	0.67%
Fair value of options granted during the period	$3.90	$3.13
Expected lives in years	5	5

At March 31, 2014, there was $541,000 of total unrecognized compensation cost, net of estimated forfeitures, related to non-vested awards under the Company’s stock option plan. That cost is expected to be recognized over a weighted average period of 20 months. Option activity under the Company’s stock option plan for the quarter ended March 31, 2014 was as follows:

	At March 31, 2014
	Number of shares	Weighted average exercise price per share	Weighted average remaining contractual term (in years)	Aggregate intrinsic value ($000)
Outstanding at January 1, 2014	254,144	$23.71	2.81	$1,132
Options granted	71,500	30.03	5.00	—
Options exercised	—	—	—	—
Options forfeited	—	—	—	—
Options expired	—	—	—	—
Outstanding At March 31, 2014	325,644	$25.10	3.06	1,562
Options exercisable At March 31, 2014	149,894	$23.26	2.37	988

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between the Company’s closing stock price on the last trading day of the first quarter and the exercise price, multiplied by the number of in-the-money options).

There were no exercises of stock options for the three months ended March 31, 2014 or 2013.

The Company issues stock of the Company as payment for director fees as permitted by the 2011 Director Stock Compensation Plan. The cost associated with these grants is included as a component of stock-based compensation. The following tables provide information regarding the Company’s stock-based compensation expense:

	For the three months ended March 31,
	2014	2013
	(in thousands)
Stock-based compensation expense
Director fees	$28	$34
Stock option expense	89	59
Employee Stock Ownership Plan ("ESOP") expense	81	73
Total stock-based compensation expense	$198	$166

The Bank reports ESOP expense in an amount equal to the fair value of shares released from the ESOP to employees less dividends received on the allocated shares in the plan used for debt service. Dividends on allocated shares used to reduce ESOP expense totaled $17,000 and $8,000 for the three months ended March 31, 2014 and 2013, respectively. Stock-based compensation expense related to stock options resulted in a tax benefit of $24,000 and $18,000 for the three months ended March 31, 2014 and 2013, respectively.

NOTE 11 — EMPLOYEE BENEFIT PLANS

Net periodic defined benefit pension cost included the following:

	For the three months ended March 31,
	2014	2013
	(in thousands)
Components of net periodic benefit cost
Service cost	$205	$206
Interest cost	128	89
Expected return on plan assets	(209)	(182)
Recognized net actuarial loss	62	66

Net periodic benefit cost	$186	$179

There were no employer contributions for the three months ended March 31, 2014 and 2013.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
TF Financial Corporation

We have audited the accompanying consolidated balance sheets of TF Financial Corporation and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of TF Financial Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. TF Financial Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of TF Financial Corporation’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TF Financial Corporation and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Wexford, Pennsylvania
March 26, 2014

S.R. Snodgrass, P.C. * 2100 Corporate Drive, Suite 400 * Wexford, Pennsylvania 15090-8399 * Phone: (724) 934-0344 * Facsimile: (724) 934-0345

TF Financial Corporation and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	At December 31,
	2013	2012
	(in thousands, except shares and per share data)
ASSETS
Cash and cash equivalents	$45,310	$31,137
Investment securities
Available for sale	124,012	102,284
Held to maturity (fair value of $1,680 and $2,271 as of December 31, 2013 and 2012, respectively)	1,490	1,965
Loans receivable, net	614,168	526,720
Loans receivable, held for sale	349	706
FHLB stock—at cost	3,370	5,431
Accrued interest receivable	2,520	2,460
Premises and equipment, net	8,616	6,108
Goodwill	4,324	4,324
Core deposit intangible	503	—
Bank owned life insurance	18,586	19,109
Other assets	12,441	11,592
TOTAL ASSETS	$835,689	$711,836

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits	$683,902	$560,315
Advances from the FHLB	49,605	60,656
Advances from borrowers for taxes and insurance	3,228	2,880
Accrued interest payable	671	817
Other liabilities	3,408	4,223
Total liabilities	740,814	628,891
Stockholders’ equity
Preferred stock, no par value; 2,000,000 shares authorized at December 31, 2013 and 2012, none issued	—	—
Common stock, $0.10 par value; 10,000,000 shares authorized, 5,290,000 shares issued, 3,149,239 and 2,838,493 shares outstanding at December 31, 2013 and 2012, respectively, net of shares in treasury: 2013-2,140,761; 2012-2,451,507.	529	529
Additional paid-in capital	56,197	54,328
Unearned ESOP shares	(846)	(970)
Treasury stock—at cost	(44,502)	(50,896)
Retained earnings	84,675	78,984
Accumulated other comprehensive (loss) income	(1,178)	970
Total stockholders’ equity	94,875	82,945
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$835,689	$711,836

The accompanying notes are an integral part of these statements.

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

	For the years ended December 31,
	2013	2012
	(in thousands, except shares and per share data)
Interest income
Loans, including fees	$25,858	$25,205
Investment securities
Fully taxable	1,739	2,315
Exempt from federal taxes	1,689	1,692
Interest-bearing deposits and other	27	8
TOTAL INTEREST INCOME	29,313	29,220
Interest expense
Deposits	3,025	3,532
Borrowings	898	1,405
TOTAL INTEREST EXPENSE	3,923	4,937
NET INTEREST INCOME	25,390	24,283
Provision for loan losses	839	2,400
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	24,551	21,883
Noninterest income
Service fees, charges and other operating income	2,348	1,771
Gain on sale of investment securities	4	85
Earnings on bank owned life insurance	551	603
Bank owned life insurance death benefit proceeds	934	—
Gain on sale of loans	705	1,350
Gain on disposition of premises and equipment	420	277
Gain on acquisition	1,120	—
TOTAL NONINTEREST INCOME	6,082	4,086
Noninterest expense
Compensation and benefits	12,053	10,982
Occupancy and equipment	3,106	2,795
Federal deposit insurance premiums	521	596
Merger-related costs	738	108
Professional fees	903	1,176
Marketing and advertising	356	346
Foreclosed real estate expense	609	811
Core deposit intangible amortization	50	—
Other operating	3,765	2,047
TOTAL NONINTEREST EXPENSE	22,101	18,861
INCOME BEFORE INCOME TAXES	8,532	7,108
Income tax expense	1,957	1,725
NET INCOME	$6,575	$5,383
Earnings per share—basic	$2.27	$1.97
Earnings per share—diluted	$2.27	$1.97
Weighted average shares outstanding:
Basic	2,899,025	2,726,133
Diluted	2,902,932	2,729,762

The accompanying notes are an integral part of these statements.

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the years ended December 31,
	2013	2012
	(in thousands)

Net income	$6,575	$5,383
Other comprehensive (loss) income:
Investment securities available for sale:
Unrealized holding (losses) gains	(5,495)	321
Tax effect	1,869	(109)
Reclassification adjustment for gains realized in net income	(4)	(85)
Tax effect	1	29
Net of tax amount	(3,629)	156
Pension plan benefit adjustment:
Related to net actuarial gain and prior service cost	2,246	103
Tax effect	(765)	(35)
Net of tax amount	1,481	68
Total other comprehensive (loss) income	(2,148)	224
Comprehensive income	$4,427	$5,607

The accompanying notes are an integral part of these statements.

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years ended December 31, 2013 and 2012

							Accumulated
	Common Stock		Additional	Unearned			other
		Par	paid-in	ESOP	Treasury	Retained	comprehensive
	Shares	value	capital	shares	stock	Earnings	(loss) income	Total
	(in thousands, except shares and per share data)
Balance at December 31, 2011	2,716,119	$529	$54,118	$(1,097)	$(51,032)	$74,144	$746	$77,408
Allocation of ESOP shares	13,104	—	190	127	—	—	—	317
Cash dividends-common stock($0.20 per share)	—	—	—	—	—	(543)	—	(543)
Director compensation	6,304	—	20	—	129	—	—	149
Exercise of options	315	—	—	—	7	—	—	7
Deferred tax adjustment arising from stock compensation	—	—	(27)	—	—	—	—	(27)
Stock option expense	—	—	27	—	—	—	—	27
Other comprehensive income	—	—	—	—	—	—	224	224
Net income for the year ended December 31, 2012	—	—	—	—	—	5,383	—	5,383
Balance at December 31, 2012	2,735,842	529	54,328	(970)	(50,896)	78,984	970	82,945
Allocation of ESOP shares	13,092	—	216	124	—	—	—	340
Purchase of treasury stock	(10,412)	—	—	—	(274)	—	—	(274)
Cash dividends-common stock ($0.30 per share)	—	—	—	—	—	(884)	—	(884)
Director compensation	5,738	—	26	—	119	—	—	145
Exercise of options	8,547	—	38	—	178	—	—	216
Deferred tax adjustment arising from stock compensation	—	—	(24)	—	—	—	—	(24)
Stock option expense	—	—	312	—	—	—	—	312
Acquisition of Roebling net of fractional shares	306,873	—	1,301	—	6,371	—	—	7,672
Other comprehensive loss	—	—	—	—	—	—	(2,148)	(2,148)
Net income for the year ended December 31, 2013	—	—	—	—	—	6,575	—	6,575
Balance at December 31, 2013	3,059,680	$529	$56,197	$(846)	$(44,502)	$84,675	$(1,178)	$94,875

The accompanying notes are an integral part of these statements.

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2013	2012
	(in thousands)
OPERATING ACTIVITIES
Net income	$6,575	$5,383
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and impairment adjustment of mortgage loan servicing rights, net	(13)	358
Premiums and discounts on investment securities, net	276	245
Premiums and discounts on mortgage-backed securities, net	443	320
Amortization of premiums on deposits	(178)	—
Deferred loan origination costs, net	178	150
Deferred income taxes	(75)	1,194
Provision for loan losses	839	2,400
Amortization of core deposit intangible	50	—
Depreciation of premises and equipment	672	781
Increase in value of bank owned life insurance	(551)	(603)
Income from life insurance death benefit	(934)	—
Stock-based compensation	797	493
Proceeds from sale of loans originated for sale	32,555	53,521
Origination of loans held for sale	(31,840)	(52,940)
Gain on acquisition	(1,120)	—
Loss on foreclosed real estate	446	471
Gain on:
Sale of investment securities	(4)	(85)
Sale of loans	(705)	(1,350)
Disposition of premises and equipment	(420)	(277)
Decrease (increase) in:
Accrued interest receivable	316	150
Other assets	232	(248)
(Decrease) increase in:
Accrued interest payable	(152)	(558)
Other liabilities	584	307
NET CASH PROVIDED BY OPERATING ACTIVITIES	$7,971	$9,712

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	For the years ended December 31,
	2013	2012
	(in thousands)
INVESTING ACTIVITIES
Loan originations	$(97,640)	$(132,292)
Loan principal payments	110,256	93,622
Proceeds from sale of foreclosed real estate	2,008	7,626
Proceeds from disposition of premises and equipment	443	356
Proceeds from maturities of investment securities available for sale	8,115	5,765
Proceeds from bank owned life insurance	2,183	—
Principal repayments on mortgage-backed securities held to maturity	552	622
Principal repayments on mortgage-backed securities available for sale	17,691	26,195
Proceeds from sale of mortgage-backed securities available for sale	—	3,822
Proceeds from sale of investment securities available for sale	4,039	—
Purchase of investment securities available for sale	(17,331)	(6,982)
Purchase of mortgage-backed securities available for sale	(3,194)	(16,824)
Purchase of premises and equipment	(1,062)	(409)
Redemption of FHLB stock	2,450	2,226
Acquisition, net of cash acquired	(3,173)	—
NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	25,337	(16,273)
FINANCING ACTIVITIES
Net (decrease) increase in customer deposits	(3,986)	9,027
Proceeds of long-term FHLB borrowings	—	39,197
Repayment of long-term FHLB borrowings	(14,102)	(25,449)
Net (decrease) increase in advances from borrowers for taxes and insurance	(81)	558
Purchase of treasury stock	(274)	—
Exercise of stock options	216	7
Deferred tax adjustment arising from stock compensation	(24)	(27)
Common stock dividends paid	(884)	(543)
NET CASH (USED) PROVIDED BY FINANCING ACTIVITIES	(19,135)	22,770
NET INCREASE IN CASH AND CASH EQUIVALENTS	14,173	16,209
Cash and cash equivalents at beginning of period	31,137	14,928
Cash and cash equivalents at end of period	$45,310	$31,137
Supplemental disclosure of cash flow information
Cash paid for:
Interest on deposits and borrowings	$4,247	$5,495
Income taxes	$900	$475
Noncash transactions:
Capitalization of mortgage servicing rights	$347	$551
Transfers from loans to foreclosed real estate	$737	$3,525

TF Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

For the year ended December 31,
2013
(in thousands)
Acquisition of Roebling
Noncash assets acquired:
Investment securities
Available for sale	$37,260
Held to maturity	79
Loans	102,026
FHLB stock	389
Accrued interest receivable	376
Premises and equipment, net	2,154
Core deposit intangible	553
Bank owned life insurance	175
Other assets	1,591
144,603
Liabilities assumed:
Deposits	127,750
Advances from the FHLB	3,051
Advances from borrowers for taxes and insurance	429
Other liabilities	1,408
132,638
Net noncash assets acquired	11,965
Cash acquired	$4,081

The accompanying notes are an integral part of these statements.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

TF Financial Corporation (the “Company”) is a unitary savings and loan holding company, organized under the laws of the Commonwealth of Pennsylvania, which conducts its consumer banking operations primarily through its wholly owned subsidiary, 3rd Fed Bank (“3rd Fed” or the “Bank”). 3rd Fed is a Pennsylvania-chartered stock savings bank insured by the FDIC. 3rd Fed is a community-oriented savings institution and conducts operations from its main office in Newtown, Pennsylvania, eleven full-service branch offices located in Philadelphia and Bucks counties, Pennsylvania, and seven full-service branch offices located in Burlington, Mercer and Ocean counties, New Jersey. The Bank competes with other banking and financial institutions in its primary market communities, including financial institutions with resources substantially greater than its own. Commercial banks, savings banks, savings and loan associations, credit unions and money market funds actively compete for savings and time deposits and loans. Such institutions, as well as consumer finance and insurance companies, may be considered competitors of the Bank with respect to one or more of the services it renders.

The Bank is subject to regulations of certain state and federal agencies and, accordingly, those regulatory authorities conduct periodic examinations. As a consequence of the extensive regulation of commercial banking activities, the Bank’s business is particularly susceptible to being affected by state and federal legislation and regulations.

a. Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries: Penns Trail Development Corporation and 3rd Fed, including 3rd Fed’s wholly owned subsidiaries, Third Delaware Corporation and Teragon Financial Corporation (collectively, the “Company”). All material intercompany balances and transactions have been eliminated in consolidation.

The accounting policies of the Company conform to accounting principles generally accepted in the United States of America (“US GAAP”) and predominant practices within the banking industry. The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The more significant accounting policies are summarized below.

b. Business Combinations

At the date of acquisition the Company records the net assets of acquired companies on the Consolidated Balance Sheet at their estimated fair value, and a gain is recognized for the excess of the estimated fair value over the purchase price of acquired net assets. The results of operations for acquired companies are included in the Company’s Consolidated Statements of Income beginning at the acquisition date. Expenses arising from acquisition activities are recorded in the Consolidated Statements of Income during the period incurred.

c. Cash and Cash Equivalents

The Company considers cash, due from banks, and interest-bearing deposits in other financial institutions, with original terms to maturity of less than three months, as cash equivalents for presentation purposes in the Consolidated Balance Sheets and Cash Flows. The Company is required to maintain certain cash reserves relating to deposit liabilities. This requirement is ordinarily satisfied by cash on hand.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

d. Investment and Mortgage-Backed Securities

The Company classifies its investment and mortgage-backed securities in one of three categories: held to maturity, trading, or available for sale. The Company does not presently engage in security trading activities.

Investment and mortgage-backed securities available for sale are stated at fair value, with net unrealized gains and losses excluded from income and reported in other comprehensive income (loss). See Note 18 - Fair Value Measurements and Fair Value of Financial Instruments which defines the basis for determining fair value. Realized gains and losses on the sale of securities are recognized using the specific identification method.

Mortgage-backed securities held to maturity are carried at cost, net of unamortized premiums and discounts, which are recognized in interest income using the interest method.

On a quarterly basis, temporarily impaired securities are evaluated to determine whether such impairment is other-than-temporary impairment (“OTTI”). This evaluation involves consideration of the length of time and the amount by which the fair value has been lower than amortized cost, the financial condition and credit rating of the issuer, the changes in fair value in relation to the change in market interest rates and other relevant information. In addition, with respect to mortgage-backed securities issued by government and quasi-governmental agencies (i.e. Government National Mortgage Association (“GNMA”), Federal Home Loan Mortgage Corporation (“FHLMC”) and Federal National Mortgage Association (“FNMA”)), the Company considers the ultimate payment of principal and interest as an obligation of the United States Government and thus assured. The Company also evaluates its intent to hold, intent to sell or need to sell the securities in light of its investment strategy, cash flow needs, interest rate risk position, prospects for the issuer and all other relevant factors.

e. Loans Receivable, net

Loans receivable that management has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are stated at unpaid principal balances less the allowance for loan losses, and net of deferred loan origination fees and direct origination costs as well as unamortized fair value adjustments on acquired loans. Loan origination fees, costs and adjustments on loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for actual prepayments.

The Bank provides valuation allowances for estimated losses from uncollectible loans. The allowance is increased by provisions charged to expense and reduced by net charge-offs. On a quarterly basis, the Bank prepares an allowance for loan losses (“ALLL”) analysis. In the analysis, the loan portfolio is segmented into groups of homogeneous loans that share similar risk characteristics: owner and non-owner occupied commercial, multi-family real estate, construction, commercial and industrial, one-to four-family residential, and consumer which is predominately real estate secured junior liens and home equity lines of credit as well as other consumer loans. Each segment is assigned reserve factors based on quantitative and qualitative measurements. In addition, the Bank reviews its internally classified loans, its loans classified for regulatory purposes, delinquent loans, and other relevant information in order to isolate loans for further scrutiny as potentially impaired loans.

Quantitative factors include an actual expected loss factor based on historical loss experience over a relevant look-back period. Quantitative factors also include the Bank’s actual risk ratings for the commercial loan segments as determined in accordance with loan review and loan grading policies and procedures, and additional factors as determined by management to be representative of additional risk due to the loan’s geographic location, type, and other attributes. These quantitative factors are adjusted if necessary, up or down, based on actual experience and an evaluation of qualitative factors.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Qualitative factors are based upon: (1) changes in lending policies and procedures, including but not limited to changes in underwriting standards and collection, charge-off, and recovery practices not considered elsewhere in estimating credit losses; (2) changes in international, national, regional, and local economic and business conditions and developments that affect the collectability of the portfolio, including the condition of various market segments; (3) changes in the nature and volume of the portfolio and in the terms of loans; (4) changes in the experience, ability, and depth of lending management and other relevant staff; (5) changes in the volume and severity of past due loans, the volume of nonaccrual loans, and the volume and severity of adversely classified or graded loans; (6) changes in the quality of the loan review system; (7) changes in the value of underlying collateral for collateral dependent loans; (8) the existence and effect of any concentration of credit, and changes in the level of such concentrations; and (9) the effect of other external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in the existing loan portfolio.

Potentially impaired loans selected for individual evaluation are reviewed in accordance with US GAAP ASC 310-10, Accounting by Creditors for Impairment of a Loan, which governs the accounting for impaired assets and consideration of regulatory guidance regarding treatment of troubled, collateral dependent loans. Each potentially impaired loan is evaluated using all available information such as recent appraisals, whether the loan is currently on accrual or nonaccrual status, discounted cash flow analyses, guarantor financial strength, the value of additional collateral, and the loan’s and borrower’s past performance to determine whether in management’s best judgment it is probable that the Bank will be unable to collect all contractual interest and principal in accordance with the loan’s terms. Loans deemed impaired are generally assigned a reserve derived from the value of the underlying collateral. Loans deemed not to be impaired are assigned a reserve factor based upon the class from which they were selected.

The ALLL needed as a result of the foregoing evaluations is compared with the unadjusted amount, and an adjustment is made by means of a provision charged to expense for loan losses. Recognizing the inherently imprecise nature of the loss estimates and the large number of assumptions needed in order to perform the analysis, there may be an unallocated portion of the ALLL. Management adjusts the unallocated portion to an amount which management considers reasonable under the circumstances.

The Bank provides an allowance for accrued but uncollected interest when a loan becomes more than ninety days past due or is identified as impaired. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management’s judgment, the borrower’s ability to make periodic interest and principal payments is no longer impaired, in which case the loan is returned to accrual status.

f. Loans Receivable, Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at fair value on an individual basis. Any resulting gain or loss is included in other operating income.

g. Troubled Debt Restructurings

Loans whose terms are modified are classified as troubled debt restructurings (“TDRs”) if the Company grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a TDR may include extending the maturity date of the loan, reducing the interest rate on the loan to a rate which is below market, a combination of rate adjustments and maturity extensions, or by other means including covenant modifications, forbearances or other concessions. Interest income is not accrued on loans that had been placed on nonaccrual prior to the restructuring until they have performed in accordance with their restructured terms for a period of at least six months. The Company evaluates the ALLL needed with respect to TDRs under the same policy and guidelines as all other loans, and TDRs are evaluated individually for impairment.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

h. Transfers of Financial Assets

The Company accounts for the transfers of financial assets using the financial–components approach. This approach recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Mortgage servicing rights (“MSRs”) are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Under the applicable accounting guidance regarding servicing assets and liabilities, servicing rights resulting from the sale of loans originated by the Company are initially measured at fair value at the date of transfer. Fair value is based on market prices for comparable mortgage servicing rights, when available, or alternatively is based on a valuation model that calculates the present value of estimated future net servicing income. The Company subsequently recognizes mortgage servicing expense for each class of servicing assets using the amortization method. MSRs are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated quarterly for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights into tranches based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance charged to servicing fee income for an individual tranche, to the extent that fair value is less than the amortized cost for the tranche. If the Company later determines that all or a portion of the impairment no longer exists for a particular tranche, a reduction of the allowance may be recorded as an increase to other operating income. These servicing rights are included in other assets in the Consolidated Balance Sheets and are discussed in Note 18 - Fair Value Measurements and Fair Value of Financial Instruments.

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal, or a fixed amount per loan, and are recorded as income when earned. The amortization of loan servicing rights is recorded as a reduction of service fee income.

i. Premises and Equipment

Land is carried at cost. Buildings and furniture, fixtures and equipment are carried at cost less accumulated depreciation. Depreciation is provided by the straight-line method over the estimated useful lives of the assets. The Company records any impairment of long-lived assets to be held and used or to be disposed of by sale. The Company had no impaired long-lived assets at December 31, 2013 and 2012.

j. Foreclosed Real Estate

Real estate acquired through, or in lieu of, loan foreclosure is carried at the fair value of the property, based on an appraisal less estimated cost to sell. Revenue and expenses from operations and changes in the fair value are included in foreclosed real estate expense. Included in other assets is foreclosed real estate of $5.6 million and $7.3 million at December 31, 2013 and 2012, respectively.

k. Goodwill

Goodwill does not require amortization but is subject to impairment testing. Goodwill impairment testing allows entities to first assess qualitative factors and circumstance to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. At December 31, 2013, the Company performed an assessment of key factors and determined that impairment of goodwill was not likely

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

l. Core Deposit Intangible

The Company recorded a core deposit intangible of $553,000 in conjunction with the acquisition of Roebling discussed in Note 3 – Acquisition of Roebling Financial Corp, Inc.

m. Bank Owned Life Insurance

The Company maintains life insurance policies on the lives of current and former executives and officers. The Company is the owner and beneficiary of the policies. The cash surrender values of the policies were approximately $18.6 million and $19.1 million at December 31, 2013 and 2012, respectively.

n. Benefit Plans

The Company has established an ESOP covering eligible employees with six months of service, as defined by the ESOP. The Company records compensation expense in the amount equal to the fair value of shares committed to be released from the ESOP to employees less dividends received on the allocated shares applied to the required debt service of the plan.

The Company has a defined benefit pension plan covering substantially all full-time employees meeting certain requirements. The Company recognizes the overfunded or underfunded status of the defined benefit postretirement plan as an asset or liability in its Consolidated Balance Sheets and recognizes changes in that funded status, including the gains and or losses and prior service costs or credits that were not recognized as components of net periodic benefit cost, in the year in which the changes occur through accumulated other comprehensive income. The Company measures the funded status of the plan as of the date of its year-end Consolidated Balance Sheet.

o. Stock-Based Compensation

The Company has stock benefit plans that allow the Company to grant options and stock to employees and directors and which are more fully discussed in Note 12 - Benefit Plans. The options, may have terms of up to 7 years when issued, vest over a two to five year period. The exercise price of each option equals the market price of the Company’s stock on the date of the grant. The Company measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period which is usually the vesting period. The fair value of each option grant during 2013 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

Weighted average assumptions
Dividend yield	0.81%
Expected volatility	16.82%
Risk-free interest rate	0.65%
Fair value of options granted during the period	$3.12
Expected lives in years	5

There were no options granted in 2012.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

p. Income Taxes

The Company accounts for income taxes under the liability method whereby deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes due to change in tax rates is recognized in income in the period that includes the enactment date.

q. Advertising Costs

The Company expenses marketing and advertising costs as incurred.

r. Earnings Per Share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

s. Segment Reporting

The Company has one reportable segment, “Community Banking.” All of the Company’s activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Company supports the others. For example, commercial lending is dependent upon the ability of the Bank to fund itself with retail deposits and other borrowings and to manage interest rate and credit risk. This situation is also similar for consumer and residential mortgage lending. Accordingly, all significant operating decisions are based upon analysis of the Company as one operating segment or unit.

t. Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 18 - Fair Value Measurements and Fair Value of Financial Instruments. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.

NOTE 2 — RECENT ACCOUNTING PRONOUNCEMENTS

In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The amendments in this update require an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under US GAAP to be reclassified in its entirety to net income. For other amounts that are not required under US GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under US GAAP that provide additional detail about those amounts. For public entities, the amendments are effective prospectively for reporting periods beginning after December 15, 2012. The Company has provided the necessary disclosures in Note 4 – Accumulated Other Comprehensive (Loss) Income.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 2 — RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

In February 2013, FASB issued ASU 2013-04, Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date. The objective of the amendments in this update is to provide guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date, except for obligations addressed within existing guidance in US GAAP. Examples of obligations within the scope of this update include debt arrangements, other contractual obligations, and settled litigation and judicial rulings. US GAAP does not include specific guidance on accounting for such obligations with joint and several liability, which has resulted in diversity in practice. Some entities record the entire amount under the joint and several liability arrangement on the basis of the concept of a liability and the guidance that must be met to extinguish a liability. Other entities record less than the total amount of the obligation, such as an amount allocated, an amount corresponding to the proceeds received, or the portion of the amount the entity agreed to pay among its co-obligors, on the basis of the guidance for contingent liabilities. The amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. This ASU is not expected to have a significant impact on the Company’s financial statements.

In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. This update applies to all entities that have unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists at the reporting date. An unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date. The amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption is permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations. However, the Company has no unrecognized deferred tax benefits at December 31, 2013.

In January 2014, the FASB issued ASU 2014-04, Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The amendments in this update clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments in this update are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. An entity can elect to adopt the amendments in this update using either a modified retrospective transition method or a prospective transition method. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 3 — ACQUISITION OF ROEBLING FINANCIAL CORP, INC.

On July 2, 2013, the Company closed on a merger transaction pursuant to which the Company acquired Roebling Financial Corp, Inc. (“Roebling”), the parent company of Roebling Bank, in a stock and cash transaction.

Under the terms of the merger agreement, the Company acquired all of the outstanding shares of Roebling for a total purchase price of approximately $14.9 million. As a result of the acquisition, the Company issued 306,873 common shares to former shareholders of Roebling. As a result of the merger, Roebling was merged with and into the Company, and Roebling Bank was merged with and into 3rd Fed.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 3 — ACQUISITION OF ROEBLING FINANCIAL CORP, INC. (Continued)

The following table summarizes the purchase of Roebling as of July 2, 2013:

	At July 2, 2013
	(in thousands, except shares and per share data)
Purchase Price Consideration in Common Stock
Roebling common shares settled for stock	843,058
Exchange Ratio	0.364
TF Financial Corporation shares issued	306,873
Value assigned to TF Financial Corporation common share	$25.00
Purchase price assigned to Roebling common shares exchanged for TF Financial common shares		$7,672

Purchase Price Consideration - Cash for Common Stock
Roebling shares exchanged for cash	843,478
Purchase price paid to each Roebling common share exchanged for cash	$8.60
Purchase price assigned to Roebling common shares exchanged for cash		7,254

Total Purchase Price		14,926

Net Assets Acquired:

Roebling shareholders’ equity	$16,461

Adjustments to reflect assets acquired at fair value:
Investments	2
Loans
Interest rate	932
General credit	(1,069)
Specific credit - non-amortizing	(325)
Specific credit - amortizing	(198)
Eliminate allowance for loan losses	1,214
Core deposit intangible	553
Owned premises	(976)
Leased premises contracts	33
Deferred tax assets	(276)
Other assets	186
Adjustments to reflect liabilities acquired at fair value:
Time deposits	(440)
FHLB advances	(51)
		16,046
Purchase gain resulting from acquisition		$1,120

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 3 — ACQUISITION OF ROEBLING FINANCIAL CORP, INC. (Continued)

The following condensed statement reflects the values assigned to Roebling’s net assets as of the acquisition date:

	At July 2, 2013
	(in thousands)

Total purchase price		$14,926

Net assets acquired:
Cash	$4,081
Investment securities	37,339
Loans receivable	102,026
Premises and equipment	2,154
Core deposit intangible	553
Other assets	2,531
Time deposits	(49,061)
Deposits other than time deposits	(78,689)
Other liabilities	(4,888)
		16,046
Purchase gain on acquisition		$1,120

The acquired assets and assumed liabilities were measured at estimated fair values. Management made certain estimates and exercised judgment in accounting for the acquisition. The following is a description of the methods used to determine fair value of significant assets and liabilities at the acquisition date:

Cash and cash equivalents — The Company acquired $4.1 million in cash and cash equivalents, which management deemed to reflect fair value based on the short term nature of the asset.

Investment Securities — The Company acquired $37.3 million in U.S. Government and federal agency and mortgage-backed securities that were recorded at fair value. Please refer to Note 18 - Fair Value Measurements and Fair Value of Financial Instruments for a discussion of methodologies used to determine fair value.

Loans — The Company acquired $102.0 million in loans receivable with and without evidence of credit quality deterioration. The loans consisted of residential mortgage loans, consumer loans which include second mortgage loans and home equity secured lines of credit, commercial real estate loans, and other consumer loans.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 3 — ACQUISITION OF ROEBLING FINANCIAL CORP, INC. (Continued)

At the acquisition date, the Company recorded $101.2 million of loans receivable without evidence of credit quality deterioration and $797,000 of loans acquired with evidence of credit quality deterioration. The following table reflects the composition of the loans receivable acquired:

	At July 2, 2013
	Loans acquired with no credit quality deterioration	Loans acquired with credit quality deterioration	Total
	(in thousands)
Residential
Residential mortgages	$54,965	$21	$54,986
Commercial
Real estate-commercial	13,262	—	13,262
Real estate-residential	5,143	356	5,499
Real estate-multi-family	1,595	331	1,926
Commercial and industrial loans	308	—	308
Consumer
Home equity and second mortgage	25,847	89	25,936
Other consumer	109	—	109
Total	$101,229	$797	$102,026

The Company estimated the general credit risk fair value adjustment based on guidance from ASC 820-10, Fair Value Measurements which defines fair value as the price which would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. There is no active observable market for sale information on community bank loans and thus Level 3 fair value procedures were utilized, primarily the use of present value techniques incorporating assumptions which market participants would use in estimating fair values. In the absence of reliable market information, the Company used its own assumptions in an effort to determine a reasonable estimate of fair value. Loans acquired without credit quality deterioration were evaluated using a two-part general credit fair value analysis for all loan groups: 1) expected lifetime credit migration losses and 2) estimated fair value adjustment for qualitative factors. A decrease of $1.1 million was made to reflect a general credit risk fair value. Additionally, the Company recorded an increase of $932,000 to reflect the fair value of loans based on current interest rates on loans similar to those acquired.

A specific credit fair value adjustment was made as prescribed by ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. Accordingly, the Company reviewed the Roebling loan portfolio on a loan by loan basis to determine whether loans met the definition of credit impaired as set forth in ASC 310-30. Specifically: 1) Had there been credit deterioration from the loan's inception until the acquisition date and 2) Is it probable that not all of the contractual cash flows will be collected on the loan. Based on this analysis, loans with a principal balance of $1.3 million were identified as being within the scope of ASC 310-30. The Company estimated the cash flows on each loan whether from expected monthly payments or from the liquidation of the underlying collateral on collateral dependent loans. As a result, an adjustment of $325,000 was recorded to reflect the fair value of the loans. Additionally, the aggregate expected cash flows less the acquisition date fair value resulted in an accretable yield amount of $198,000.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 3 — ACQUISITION OF ROEBLING FINANCIAL CORP, INC. (Continued)

Premises and equipment, net — The fair value of land and buildings acquired in the Roebling merger totaled $2.2 million. The fair value as of the acquisition date was determined by an independent qualified appraiser.

Core deposit intangible — The Company recorded a core deposit intangible of $553,000. A core deposit intangible arises from a financial institution having a deposit base comprised of stable customer relationships. These deposits are generally at interest rates or on terms that are favorable to the financial institution. Fair value of the core deposit intangible was estimated based on guidance from ASC 820-10. There is no active observable market or sales information on community bank core deposits and thus Level 3 fair value procedures were utilized, primarily the use of the income approach which is based on an analysis of the expected after tax cash flow benefits of the acquired core deposits versus the cost of utilizing an alternative source (brokered deposits) for funding. Core deposits exclude certificates of deposit, which the Company judged to be non-core deposits. The cost of core deposits incorporated estimates of the costs of maintaining and supporting the deposits such as interest, branch expenses, personnel, and data processing. This cost was compared to the alternative funding source and the resulting economic benefit was discounted over the expected life of the acquired core deposits using a long-term market-based after tax rate of return.

Core deposit intangibles are amortized over the expected useful lives. Such lives are also periodically reassessed to determine if any amortization period adjustments are required. During the year ended December 31, 2013, no such adjustments were recorded. The gross carrying amount of the core deposit intangible at December 31, 2013 was $503,000 with $50,000 accumulated amortization as of that date.

As of December 31, 2013, the remaining estimated future amortization expense for the core deposit was as follows:

At December 31, 2013
(in thousands)
2014	$96
2015	86
2016	75
2017	65
2018	55
2019	45
2020	35
2021	25
2022	15
2023	6
$503

Deposits — The Company assumed $127.8 million in deposits which included $49.1 million of interest-bearing time deposits ("CDs"). An increase of $440,000 was made to reflect the fair value of the CDs. This fair value adjustment is based on guidance derived from ASC 820-10 and is based on current market interest rates on CDs of the same remaining maturity as Roebling's CDs. Market rates were obtained from independent third party sources for CDs offered in New Jersey on or about the acquisition date.

Results of operations for Roebling prior to the acquisition date are not included in the Consolidated Statements of Income for the year ended December 31, 2013. The following table presents financial information regarding the former Roebling operations included in the Consolidated Statements of Income from the date of acquisition through December 31, 2013 under the column “Actual from acquisition date through December 31, 2013.”

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 3 — ACQUISITION OF ROEBLING FINANCIAL CORP, INC. (Continued)

Actual from acquisition date
through December 31, 2013
(in thousands)
Net interest income	$2,192
Noninterest income	210
Net income	291

In addition, the following table presents unaudited pro forma information as if the acquisition of Roebling had occurred on January 1, 2012 under the “Pro Forma” columns. The table below has been prepared for comparative purposes only and is not necessarily indicative of the actual results that would have been attained had the acquisition occurred as of the beginning of the periods presented, nor is it indicative of future results. Furthermore, the unaudited pro forma information does not reflect management’s estimate of any revenue-enhancing opportunities nor anticipated cost savings as a result of the integration and consolidation of the acquisition. Merger and acquisition integration costs and amortization of fair value adjustments net of the related income tax effects are included in the amounts below, but any purchase gain has been excluded.

	Proformas (Unaudited)
	For the years ended December 31,
	2013	2012
	(in thousands, except per share data)
Net interest income	$28,855	$29,589
Noninterest income	5,365	4,621
Net income	5,463	5,616
Pro forma earnings per share:
Basic	$1.70	$1.85
Diluted	$1.70	$1.85

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 4 — ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME

The activity in accumulated other comprehensive (loss) income for the year ended December 31, 2013 is as follows:

	Accumulated Other Comprehensive (Loss) Income (1), (2)
	Unrealized gains (losses) on securities available for sale	Defined benefit pension plan	Total
	(in thousands)
Balance at December 31, 2012	$3,805	$(2,835)	$970
Other comprehensive (loss) income before reclassifications	(3,626)	1,307	(2,319)
Amounts reclassified from accumulated other comprehensive (loss) income	(3)	174	171
Period change	(3,629)	1,481	(2,148)
Balance at December 31, 2013	$176	$(1,354)	$(1,178)

(1)	Amounts in parentheses indicate debits.
(2)	All amounts are net of tax. Related income tax expense or benefit is calculated using a Federal income tax rate of 34%.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 4 — ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME (Continued)

	Amount reclassified from accumulated other comprehensive income (loss) For the year ended December 31, (1)	Affected line item in the consolidated statements of income
	2013
	(in thousands)

Investment securities available for sale
Net securities gains reclassified into earnings	$4	Gain on sale of investment securities
Related income tax expense	(1)	Income tax expense
Net effect on accumulated other income (loss) for the period	3	Net of tax
Defined benefit pension plan (2)
Amortization of net actuarial loss and prior service cost	(264)	Compensation and benefits
Related income tax expense	90	Income tax expense
Net effect on accumulated other comprehensive income (loss) for the period	(174)	Net of tax
Total reclassification for the period	$(171)	Net income

(1)	Amounts in parentheses indicate debits.
(2)	Included in the computation of net periodic pension cost. See Note 12 – Benefit Plans for additional detail.

NOTE 5 — CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of the following:

	At December 31,
	2013	2012
	(in thousands)
Cash and due from banks	$4,218	$4,697
Interest-bearing deposits in other financial institutions	41,092	26,440
	$45,310	$31,137

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 6 — INVESTMENT SECURITIES

The amortized cost, gross unrealized gains and losses, and fair value of the Company’s investment securities, are summarized as follows:

	At December 31, 2013
		Gross	Gross
	Amortized	unrealized	unrealized	Fair
	cost	gains	losses	value
	(in thousands)
Available for sale
U.S. Government and federal agencies	$18,572	$4	$(513)	$18,063
State and political subdivisions	60,159	1,526	(1,016)	60,669
Residential mortgage-backed securities issued by quasi-governmental agencies	45,015	540	(275)	45,280
Total investment securities available for sale	123,746	2,070	(1,804)	124,012

Held to maturity
Residential mortgage-backed securities issued by quasi-governmental agencies	1,490	191	(1)	1,680
Total investment securities	$125,236	$2,261	$(1,805)	$125,692

	At December 31, 2012
		Gross	Gross
	Amortized	unrealized	unrealized	Fair
	cost	gains	losses	value
	(in thousands)
Available for sale
State and political subdivisions	$55,254	$4,360	$(4)	$59,610
Residential mortgage-backed securities issued by quasi-governmental agencies	41,265	1,409	—	42,674
Total investment securities available for sale	96,519	5,769	(4)	102,284

Held to maturity
Residential mortgage-backed securities issued by quasi-governmental agencies	1,965	306	—	2,271
Total investment securities	$98,484	$6,075	$(4)	$104,555

Gross realized gains were $13,000 and $112,000 for the years ended December 31, 2013 and 2012, respectively. These gains resulted from the sale proceeds of investment and mortgage-backed securities available for sale of $2.0 million and $2.7 million for the years ended December 31, 2013 and 2012, respectively. Gross realized losses were $9,000 and $27,000 for the years ended December 31, 2013 and 2012, respectively, which resulted from the sale proceeds of investment and mortgage-backed securities available for sale of $2.0 million and $1.1 million for the years ended December 31, 2013 and 2012, respectively.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 6 — INVESTMENT SECURITIES (Continued)

The amortized cost and fair value of investment securities by contractual maturity and mortgage-backed securities are shown below.

	At December 31, 2013
	Available for sale		Held to maturity
	Amortized	Fair	Amortized	Fair
	cost	value	cost	value
	(in thousands)
Investment securities
Due in one year or less	$1,645	$1,666	$—	$—
Due after one year through five years	16,666	16,961	—	—
Due after five years through ten years	39,508	39,004	—	—
Due after ten years	20,912	21,101	—	—
	78,731	78,732	—	—

Mortgage-backed securities	45,015	45,280	1,490	1,680
Total investment securities	$123,746	$124,012	$1,490	$1,680

Investment securities having an aggregate amortized cost of approximately $14.8 million and $7.0 million were pledged to secure public deposits at December 31, 2013 and 2012, respectively.

There were no securities held other than U.S. Government and agencies from a single issuer that represented more than 10% of stockholders’ equity at year end.

The Company also holds stock in the FHLB totaling $3.4 million and $5.4 million as of December 31, 2013 and 2012, respectively. The Company is required to maintain a minimum amount of FHLB stock as determined by its borrowing levels and amount of eligible assets. At December 31, 2013 the Company was required to hold $3.4 million in FHLB stock. FHLB stock can only be repurchased by the FHLB or sold to another member, and all sales must be at par. The Company holds FHLB stock as a long term investment based on the ultimate recoverability of the par value. The Company evaluates potential impairment of its investment in FHLB stock quarterly and considers the following: 1) the magnitude and direction of the change in the net assets of the FHLB as compared to the capital stock amount and the duration of this condition, 2) the ability of the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, 3) the impact of regulatory changes on the FHLB and on its members and 4) the liquidity position of the FHLB. Redemptions of FHLB stock totaled $2.5 million and $2.2 million for the years ended December 31, 2013 and 2012, respectively. After evaluating these factors the Company has concluded that the par value of its investment in FHLB stock is recoverable and no impairment has been recorded during the years ended December 31, 2013 and 2012.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 6 — INVESTMENT SECURITIES (Continued)

The table below indicates the length of time individual securities, both held to maturity and available for sale, have been in a continuous unrealized loss position at December 31, 2013:

	Number	Less than 12 months		12 months or longer		Total
Description of Securities	of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in thousands)
U.S. Government and federal agencies	13	$17,028	$(513)	$—	$—	$17,028	$(513)
State and political subdivisions	24	19,646	(1,016)	—	—	19,646	(1,016)
Residential mortgage-backed securities issued by quasi- governmental agencies	65	24,508	(276)	—	—	24,508	(276)
Total temporarily impaired securities	102	$61,182	$(1,805)	$—	$—	$61,182	$(1,805)

The table below indicates the length of time individual securities, both held to maturity and available for sale, have been in a continuous unrealized loss position at December 31, 2012:

	Number	Less than 12 months		12 months or longer		Total
Description of Securities	of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in thousands)
State and political subdivisions	1	$617	$(4)	$—	$—	$617	$(4)
Total temporarily impaired securities	1	$617	$(4)	$—	$—	$617	$(4)

The Company evaluates debt securities on a quarterly basis to determine whether OTTI exists. Unrealized losses primarily relate to interest rate fluctuations and not credit concerns. The Company does not intend to sell these securities and it is not more likely than not that it will be required to sell these securities. Accordingly, unrealized losses at December 31, 2013 and 2012 are not considered other-than-temporary and are therefore reflected in other comprehensive income (loss).

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 7 — LOANS RECEIVABLE

Loans receivable are summarized as follows:

	At December 31,
	2013	2012
	(in thousands)
Held for investment:
Residential
Residential mortgages	$371,961	$323,665

Commercial
Real estate-commercial	129,345	104,766
Real estate-residential	20,005	21,570
Real estate-multi-family	16,623	19,118
Construction loans	8,773	16,288
Commercial and industrial loans	6,849	4,646
Total commercial loans	181,595	166,388

Consumer
Home equity and second mortgage	64,202	40,143
Other consumer	1,697	1,835
Total consumer loans	65,899	41,978

Total loans	619,455	532,031
Net deferred loan origination costs and unamortized premiums	1,288	1,611
Less allowance for loan losses	(6,575)	(6,922)
Total loans receivable	$614,168	$526,720

Held for sale:
Residential
Residential mortgages	$349	$706

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 7 — LOANS RECEIVABLE (Continued)

The following tables present by credit quality indicator the composition of the commercial loan portfolio:

Commercial credit exposure-credit risk profile by internally assigned grade

	At December 31, 2013
	Pass	Special mention	Substandard	Doubtful	Total
	(in thousands)
Real estate-commercial	$113,260	$7,142	$8,943	$—	$129,345
Real estate-residential	17,182	487	2,336	—	20,005
Real estate-multi-family	13,114	—	3,509	—	16,623
Construction loans	5,596	—	3,177	—	8,773
Commercial and industrial loans	6,817	32	—	—	6,849
Total	$155,969	$7,661	$17,965	$—	$181,595

	At December 31, 2012
	Pass	Special mention	Substandard	Doubtful	Total
	(in thousands)
Real estate-commercial	$91,446	$4,192	$9,128	$—	$104,766
Real estate-residential	19,244	1,018	1,308	—	21,570
Real estate-multi-family	15,751	—	3,367	—	19,118
Construction loans	7,397	4,097	4,794	—	16,288
Commercial and industrial loans	4,565	81	—	—	4,646
Total	$138,403	$9,388	$18,597	$—	$166,388

In order to assess and monitor the credit risk associated with commercial loans, the Company employs a risk rating methodology whereby each commercial loan is initially assigned a risk grade. At least annually, all risk ratings are reviewed in light of information received such as tax returns, rent rolls, cash flow statements, appraisals, and any other information which may affect the then-current risk rating, which may be adjusted upward or downward as a result of this review. At the end of each quarter, the risk ratings are summarized and become a component of the evaluation of the allowance for loan losses. The Company’s risk rating definitions mirror those promulgated by banking regulators and are as follows:

Pass: A good quality loan characterized by satisfactory liquidity; reasonable debt capacity and coverage; acceptable management in all critical positions and normal operating results for its peer group. The Company has grades 1 through 6 within the Pass category which reflect the increasing amount of attention paid to the individual loan because of, among other things, trends in debt service coverage, management weaknesses, or collateral values.

Special mention: A loan that has potential weaknesses that deserves management’s close attention. Although the loan is currently protected, if left uncorrected, potential weaknesses may result in deterioration of the loan’s repayment prospects or in the Company’s future credit position. Potential weaknesses include: weakening financial condition; an unrealistic repayment program; inadequate sources of funds; lack of adequate collateral; or credit information, or documentation. There is currently the capacity to meet interest and principal payments, but further adverse business, financial, or economic conditions may impair the borrower’s capacity or willingness to pay interest and repay principal.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 7 — LOANS RECEIVABLE (Continued)

Substandard: A loan that is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged. Although no loss of principal or interest is presently apparent, there is the distinct possibility that a partial loss of interest and/or principal will be sustained if the deficiencies are not corrected. There is a current identifiable vulnerability to default and the dependence upon favorable business, financial, or economic conditions to meet timely payment of interest and repayment of principal.

Doubtful: A loan which has all the weaknesses inherent in a substandard asset with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. The possibility of loss is extremely high, but because of certain important and reasonable specific pending factors which may work to strengthen the asset, classification as an estimated loss if deferred until a more exact status is determined. Pending factors include: proposed merger, acquisition, liquidation, capital injection, perfecting liens on additional collateral, and refinancing plans.

Loss: Loans which are considered uncollectible and should be charged off. The Company has charged-off all loans classified as loss.

Loans classified as special mention, substandard or doubtful are monitored individually on a monthly basis. Loans which require impairment evaluation are placed on nonaccrual status and are classified as substandard or doubtful.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 7 — LOANS RECEIVABLE (Continued)

The following tables present by credit quality indicator the composition of the residential mortgage and consumer loan portfolios:

Mortgage and consumer credit exposure-credit risk profile by payment activity

	At December 31, 2013
	Performing	Nonperforming	Total
	(in thousands)
Residential mortgages	$368,967	$2,994	$371,961
Home equity and second mortgage	63,902	300	64,202
Other consumer	1,697	—	1,697
Total	$434,566	$3,294	$437,860

	At December 31, 2012
	Performing	Nonperforming	Total
	(in thousands)
Residential mortgages	$321,400	$2,265	$323,665
Home equity and second mortgage	40,000	143	40,143
Other consumer	1,827	8	1,835
Total	$363,227	$2,416	$365,643

In order to assess and monitor the credit risk associated with residential mortgage loans and consumer loans, which include second mortgage loans and home equity secured lines of credit, the Company relies upon the payment status of the loan. Residential mortgage and other consumer loans 90 days or more past due are placed on nonaccrual status and evaluated for impairment on a pooled basis with the exception of loans with balances in excess of $1.0 million and loans that have been modified as TDRs. An individual impairment analysis is performed using a recent appraisal or current sales contract for TDRs as well as nonperforming mortgage and consumer loans with balances in excess of $1.0 million.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 7 — LOANS RECEIVABLE (Continued)

The following table presents by class nonperforming loans including impaired loans and loan balances past due over 90 days for which the accrual of interest has been discontinued:

	At December 31,
	2013	2012
	(in thousands)
Residential
Residential mortgages	$2,994	$2,265
Commercial
Real estate-commercial	774	1,098
Real estate-residential	896	51
Real estate-multi-family	191	—
Construction loans	3,177	4,794
Commercial and industrial loans	—	—
Consumer
Home equity and second mortgage	300	143
Other consumer	—	8
Total nonperforming loans	$8,332	$8,359

Additional interest income that would have been recorded under the original terms of the loan agreements amounted to $301,000 and $413,000 for the years ended December 31, 2013 and 2012, respectively.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 7 — LOANS RECEIVABLE (Continued)

The following tables present by class loans individually evaluated for impairment:

	At December 31, 2013
	Recorded investment	Unpaid principal balance	Related allowance	Average recorded investment	Interest income recognized
With an allowance recorded:	(in thousands)
Residential
Residential mortgages	$1,135	$1,135	$128	$1,620	$—
Commercial
Real estate-commercial	—	—	—	109	—
Real estate-residential	712	712	77	211	—
Construction loans	3,177	3,375	2,021	3,701	—
	5,024	5,222	2,226	5,641	—
With no allowance recorded:
Residential
Residential mortgages	1,184	1,184	—	241	—
Commercial
Real estate-commercial	774	774	—	607	—
Real estate-residential	184	321	—	108	—
Real estate-multi-family	191	372	—	77	—
Consumer
Home equity and second mortgage	47	81	—	7	—
	2,380	2,732	—	1,040	—
Total	$7,404	$7,954	$2,226	$6,681	$—

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 7 — LOANS RECEIVABLE (Continued)

	At December 31, 2012
	Recorded investment	Unpaid principal balance	Related allowance	Average recorded investment	Interest income recognized
With an allowance recorded:	(in thousands)
Residential
Residential mortgages	$2,137	$2,214	$218	$2,061	$—
Commercial
Real estate-commercial	546	1,497	296	697	—
Real estate-residential	51	51	4	298	—
Construction loans	4,737	5,137	1,029	3,604	—
Commercial and industrial loans	—	—	—	2	—
	7,471	8,899	1,547	6,662	—
With no allowance recorded:
Residential
Residential mortgages	—	—	—	698	—
Commercial
Real estate-commercial	552	552	—	1,012	—
Real estate-residential	—	—	—	216	—
Construction loans	57	116	—	1,932	—
	609	668	—	3,858	—
Total	$8,080	$9,567	$1,547	$10,520	$—

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 7 — LOANS RECEIVABLE (Continued)

The following tables present by class the contractual aging of delinquent loans:

	At December 31, 2013
	Current	30-59 Days past due	60-89 Days past due	Loans past due 90 days or more	Total past due	Total loans	Recorded investment over 90 days and accruing interest
	(in thousands)
Residential
Residential mortgages	$369,271	$111	$—	$2,579	$2,690	$371,961	$—
Commercial
Real estate-commercial	127,786	785	—	774	1,559	129,345	—
Real estate-residential	18,589	180	340	896	1,416	20,005	—
Real estate-multi-family	16,432	—	—	191	191	16,623	—
Construction loans	5,596	—	—	3,177	3,177	8,773	—
Commercial and industrial loans	6,849	—	—	—	—	6,849	—
Consumer
Home equity and second mortgage	63,543	355	4	300	659	64,202	—
Other consumer	1,686	7	4	—	11	1,697	—
Total	$609,752	$1,438	$348	$7,917	$9,703	$619,455	$—
	At December 31, 2012
	Current	30-59 Days past due	60-89 Days past due	Loans past due 90 days or more	Total past due	Total loans	Recorded investment over 90 days and accruing interest
	(in thousands)
Residential
Residential mortgages	$319,982	$1,161	$329	$2,193	$3,683	$323,665	$—
Commercial
Real estate-commercial	102,868	800	—	1,098	1,898	104,766	—
Real estate-residential	21,488	31	—	51	82	21,570	—
Real estate-multi-family	19,118	—	—	—	—	19,118	—
Construction loans	11,494	—	—	4,794	4,794	16,288	—
Commercial and industrial loans	4,646	—	—	—	—	4,646	—
Consumer
Home equity and second mortgage	39,842	34	124	143	301	40,143	—
Other consumer	1,824	—	3	8	11	1,835	—
Total	$521,262	$2,026	$456	$8,287	$10,769	$532,031	$—

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 7 — LOANS RECEIVABLE (Continued)

Activity in the allowance for loan losses is summarized as follows:

	Balance January 1, 2013	Provision	Charge-offs	Recoveries	Balance December 31, 2013
	(in thousands)
Residential
Residential mortgages	$1,849	$326	$(465)	$12	$1,722
Commercial
Real estate-commercial	1,754	(99)	(435)	—	1,220
Real estate-residential	608	(81)	(90)	—	437
Real estate-multi-family	245	(109)	—	—	136
Construction loans	1,697	647	(150)	14	2,208
Commercial and industrial loans	119	(21)	(10)	9	97
Consumer
Home equity and second mortgage	251	13	(58)	8	214
Other consumer	11	60	(27)	6	50
Unallocated	388	103	—	—	491
Total	$6,922	$839	$(1,235)	$49	$6,575

	Balance January 1, 2012	Provision	Charge-offs	Recoveries	Balance December 31, 2012
	(in thousands)
Residential
Residential mortgages	$2,194	$367	$(768)	$56	$1,849
Commercial
Real estate-commercial	2,352	353	(951)	—	1,754
Real estate-residential	369	726	(487)	—	608
Real estate-multi-family	350	(105)	—	—	245
Construction loans	1,830	1,049	(1,182)	—	1,697
Commercial and industrial loans	138	115	(156)	22	119
Consumer
Home equity and second mortgage	448	(104)	(93)	—	251
Other consumer	22	8	(23)	4	11
Unallocated	397	(9)	—	—	388
Total	$8,100	$2,400	$(3,660)	$82	$6,922

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 7 — LOANS RECEIVABLE (Continued)

The following tables present by class the ending balance of the allowance for loan losses and ending loan balance based on the impairment method as of December 31, 2013. Acquired loans were recorded at fair value on their purchase date without a carryover of the related allowance for loan losses.

	Evaluated for impairment
Allowance for loan losses	Loans acquired without credit deterioration	Loans acquired with credit deterioration	Individually	Collectively	Total
	(in thousands)
Residential
Residential mortgages	$—	$—	$128	$1,594	$1,722
Commercial
Real estate-commercial	—	—	—	1,220	1,220
Real estate-residential	—	—	77	360	437
Real estate-multi-family	—	—	—	136	136
Construction loans	—	—	2,021	187	2,208
Commercial and industrial loans	—	—	—	97	97
Consumer
Home equity and second mortgage	—	—	—	214	214
Other consumer	—	—	—	50	50
Unallocated	—	—	—	491	491
Total	$—	$—	$2,226	$4,349	$6,575

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 7 — LOANS RECEIVABLE (Continued)

	Evaluated for impairment
Loans receivable	Loans acquired without credit deterioration	Loans acquired with credit deterioration	Individually	Collectively	Total
	(in thousands)
Residential
Residential mortgages	$50,985	$22	$2,297	$318,657	$371,961
Commercial
Real estate-commercial	12,787	—	774	115,784	129,345
Real estate-residential	4,913	184	712	14,196	20,005
Real estate-multi-family	1,116	191	—	15,316	16,623
Construction loans	—	—	3,177	5,596	8,773
Commercial and industrial loans	279	—	—	6,570	6,849
Consumer
Home equity and second mortgage	24,806	47	—	39,349	64,202
Other consumer	126	—	—	1,571	1,697
Total	$95,012	$444	$6,960	$517,039	$619,455

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 7 — LOANS RECEIVABLE (Continued)

The following tables present by class the ending balance of the allowance for loan losses and ending loan balance based on impairment method as of December 31, 2012:

	Evaluated for impairment
Allowance	Individually	Collectively	Total
	(in thousands)
Residential
Residential mortgages	$218	$1,631	$1,849
Commercial
Real estate-commercial	296	1,458	1,754
Real estate-residential	4	604	608
Real estate-multi-family	—	245	245
Construction loans	1,029	668	1,697
Commercial and industrial loans	—	119	119
Consumer
Home equity and second mortgage	—	251	251
Other consumer	—	11	11
Unallocated	—	388	388
Total	$1,547	$5,375	$6,922

	Evaluated for impairment
Loan balance	Individually	Collectively	Total
	(in thousands)
Residential
Residential mortgages	$2,137	$321,528	$323,665
Commercial
Real estate-commercial	1,098	103,668	104,766
Real estate-residential	51	21,519	21,570
Real estate-multi-family	—	19,118	19,118
Construction loans	4,794	11,494	16,288
Commercial and industrial loans	—	4,646	4,646
Consumer
Home equity and second mortgage	—	40,143	40,143
Other consumer	—	1,835	1,835
Total	$8,080	$523,951	$532,031

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 7 — LOANS RECEIVABLE (Continued)

The following table presents by class loans classified as TDRs segregated for the periods indicated:

	For the year ended December 31, 2013			For the year ended December 31, 2012
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post Modification Outstanding Recorded Investment	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post Modification Outstanding Recorded Investment
Residential	(dollars in thousands)
Residential mortgage	0	$—	$—	2	$950	$923
Total	0	$—	$—	2	$950	$923

The following table presents loans classified as TDRs that subsequently defaulted:

	For the year ended December 31, 2013
	Number of Contracts	Recorded Investment
Residential	(in thousands)
Residential mortgage	1	$337
Total	1	$337

There were no TDRs modified during 2012 that subsequently defaulted. However, a TDR identified in 2011 was in default of its modified terms and was subsequently discharged in a short sale during 2012 with a $40,000 loss charged to the allowance for loan losses.

The carrying value of the loans acquired and accounted for in accordance with ASC 310-30 was determined by projecting discounted contractual cash flows. The table below presents the components of the purchase accounting adjustments related to the purchased impaired loans acquired in the Roebling acquisition as of July 2, 2013:

At July 2, 2013
(in thousands)
Unpaid principal balance	$1,320
Interest	638
Contractual cash flows	1,958
Non-accretable discount	(963)
Expected cash flows	995
Accretable discount	(198)
Estimated fair value	$797

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 7 — LOANS RECEIVABLE (Continued)

Changes in the amortizable yield for purchased credit-impaired loans were as follows for the year ended December 31, 2013:

At December 31, 2013
(in thousands)
Balance at beginning of period	$—
Acquisition of impaired loans	198
Accretion	(44)
Balance at end of period	$154

The following table presents additional information regarding loans acquired and accounted for in accordance with ASC 310-30:

	At July 2, 2013	At December 31, 2013
	Acquired Loans with	Acquired Loans with
	Specific Evidence of	Specific Evidence of
	Deterioration in Credit	Deterioration in Credit
	Quality (ASC 310-30)	Quality (ASC 310-30)
(in thousands)
Outstanding balance	$1,958	$1,508
Carrying amount	797	444

There has been no allowance for loan losses recorded for acquired loans with or without specific evidence of deterioration in credit quality as of December 31, 2013.

The Bank had no concentration of loans to borrowers engaged in similar activities that exceeded 10% of loans at December 31, 2013 and 2012. In the ordinary course of business, the Bank has granted loans to certain executive officers, directors and their related interests. Related party loans are made on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectability. The aggregate dollar amount of these loans was approximately $210,000 and $125,000 at December 31, 2013 and 2012, respectively. Acquired loans to related parties totaled $188,000 during 2013. For the year ended December 31, 2013, principal repayments of $103,000 of related party loans were received. Unused lines of credit available were $360,000 at December 31, 2013 and 2012.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 8 — LOAN SERVICING

Mortgage loans serviced for others are not included in the accompanying Consolidated Balance Sheets. The unpaid principal balances of these loans are summarized as follows:

	At December 31,
	2013	2012
	(in thousands)
Mortgage loan servicing portfolios
FHLMC	$154	$235
FNMA	150,670	127,677
Other investors	10,717	8,294
	$161,541	$136,206

Custodial balances maintained in connection with the foregoing loan servicing totaled approximately $1.7 million and $2.8 million and are included as deposits at December 31, 2013 and 2012, respectively. Net servicing revenue/(loss) on mortgage loans serviced for others was $338,000 and $(66,000) for the years ended December 31, 2013 and 2012, respectively.

NOTE 9 — PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	Estimated	At December 31,
	useful lives	2013	2012
		(in thousands)

Buildings	30 years	$9,559	$7,614
Leasehold improvements	5-10 years	3,216	3,243
Furniture, fixtures and equipment	3-7 years	7,320	7,292
		20,095	18,149
Less accumulated depreciation		13,788	13,640
		6,307	4,509
Land		2,309	1,599
		$8,616	$6,108

The Company recognized depreciation expense of $672,000 and $781,000 for the years ended December 31, 2013 and 2012, respectively.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 10 — DEPOSITS

Deposits are summarized as follows:

	At December 31,
	2013	2012
	(in thousands)
Deposit Type

Noninterest-bearing checking	$68,133	$52,433
Interest-bearing checking	114,184	76,370
Money market	180,215	153,827
Passbook savings	130,878	106,268
Total checking and passbook deposits	493,410	388,898
Certificates of deposit	190,492	171,417
	$683,902	$560,315

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $47.9 million and $50.7 million at December 31, 2013 and 2012, respectively.

At December 31, 2013, scheduled maturities of certificates of deposit by year are as follows:

Maturity year
2014	2015	2016	2017	2018	Thereafter	Total
(in thousands)
$129,723	$35,829	$11,901	$7,172	$5,737	$130	$190,492

Related party deposits are on substantially the same terms as are comparable transactions with unrelated persons. Related parties include certain executive officers, directors and their related interests. The aggregate dollar amount of these deposits was approximately $5.3 million and $5.0 million at December 31, 2013 and 2012, respectively.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 11 — ADVANCES FROM THE FHLB

Advances from the FHLB consist of the following:

	At December 31,
	2013		2012
		Weighted		Weighted
Principal payments due during	Amount	average rate	Amount	average rate
	(in thousands)

2013	$—	—%	$11,051	3.18%
2014	4,287	2.40%	4,287	2.40%
2015	3,669	2.16%	3,669	2.16%
2016	10,887	1.38%	10,887	1.38%
2017	14,895	1.12%	14,895	1.12%
2018	1,330	1.87%	1,330	1.87%
Thereafter	14,537	1.83%	14,537	1.83%
	$49,605	1.59%	$60,656	1.88%

The advances are collateralized by certain first mortgage loans totaling approximately $353.5 million and the FHLB stock owned by the Bank which allow for a maximum borrowing capacity of $271.1 million. Total unused lines of credit at the FHLB were $60.0 million at December 31, 2013. All of the advances from the FHLB are fixed rate, fixed term.

NOTE 12 — BENEFIT PLANS

a. Defined Contribution Plan

The Bank maintains a 401(k) profit-sharing plan for eligible employees. Participants may contribute up to 50% of pretax eligible compensation. The Bank makes matching discretionary contributions equal to 75% of the initial $1,000 deferral. Matching contributions to the 401(k) plan totaled $75,000 and $78,000 for the years ended December 31, 2013 and 2012, respectively.

b. Defined Benefit Plan

The Bank has a noncontributory defined benefit pension plan covering substantially all full-time employees meeting certain eligibility requirements. The benefits are based on each employee’s years of service and an average earnings formula. An employee becomes fully vested upon completion of five years of qualifying service.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 12 — BENEFIT PLANS (Continued)

The following tables set forth the projected benefit obligation, the fair value of assets of the plan and funded status of the defined benefit pension plan as reflected in the Consolidated Balance Sheets:

	At December 31,
	2013	2012
	(in thousands)
Reconciliation of projected benefit obligation
Benefit obligation at beginning of year	$8,940	$8,045
Service cost	823	736
Interest cost	355	360
Actuarial (gain) loss	(1,116)	339
Amendments	—	—
Benefits paid	(769)	(540)
Benefit obligation at end of year	$8,233	$8,940

Reconciliation of fair value of assets
Fair value of plan assets at beginning of year	$9,767	$8,006
Actual return on plan assets	1,593	801
Employer contribution	654	1,500
Benefits paid	(769)	(540)
Fair value of plan assets at end of year	$11,245	$9,767
Funded status at end of year	$3,012	$827

The accumulated benefit obligation at December 31, 2013 and 2012 was $7.1 million and $8.1 million, respectively.

Employer contributions and benefits paid in the above table include only those amounts contributed directly to, or paid directly from, plan assets. No employer contribution is anticipated for 2014.

The following table sets forth the amounts recognized in accumulated other comprehensive income (loss) for the years ended:

	At December 31,
	2013	2012
	(in thousands)

Net loss	$(2,028)	$(4,270)
Prior service cost	(23)	(27)
Total	$(2,051)	$(4,297)
The net gain recognized in accumulated other comprehensive income (loss) as an adjustment to the funded status of the plan was $2.2 million and $103,000 at December 31, 2013 and 2012, respectively. The amounts expected to be amortized from accumulated other comprehensive income in 2014 is $76,000 of net actuarial gain and prior service cost.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 12 — BENEFIT PLANS (Continued)

	At December 31,
	2013	2012

Weighted-average assumptions used to determine benefit obligations:
Discount rate	5.00%	4.00%
Rate of compensation increase	3.00%	3.00%

	For the years ended December 31,
	2013	2012
	(in thousands)
Components of net periodic benefit cost
Service cost	$823	$736
Interest cost	355	360
Expected return on plan assets	(728)	(644)
Amortization of prior service cost	2	2
Recognized net actuarial loss	262	283
Net periodic benefit cost	$714	$737

	For the years ended December 31,
	2013	2012

Weighted-average assumptions used to determine net benefit costs:
Discount rate	4.00%	4.50%
Expected return on plan assets	7.50%	8.00%
Rate of compensation increase	3.00%	4.00%

The long-term expected rate of return used for the plan year 2013 was determined by analyzing average rates of return over a number of prior periods on the assets in which the plan is currently invested.

Estimated future benefits payments are as follows:

Amount
Year ending December 31,	(in thousands)
2014	$202
2015	234
2016	277
2017	282
2018	319
2019-2023	2,058

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 12 — BENEFIT PLANS (Continued)

The financial statements of the Company’s defined benefit pension plan are prepared in conformity with US GAAP. Investments of the plan are stated at fair value. Purchases and sales of securities are recorded on a trade date basis. Interest income is recorded on an accrual basis. Dividends are recorded on the ex-dividend date. Fair value of plan assets is determined using the fair value hierarchy discussed in Note 18 - Fair Value Measurements and Fair Value of Financial Instruments. The fair value hierarchy requires the plan to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value and provides three levels of inputs that may be used to measure fair value.

The following table sets forth by level, within the fair value hierarchy, the plan’s financial assets at fair value as of December 31, 2013:

				Balance as of
	Fair value hierarchy levels			December 31,
	Level 1	Level 2	Level 3	2013
	(in thousands)
Assets
Collective investment trust funds	$—	$11,245	$—	$11,245
Total plan assets at fair value	$—	$11,245	$—	$11,245

The following table sets forth by level, within the fair value hierarchy, the plan’s financial assets at fair value as of December 31, 2012:

				Balance as of
	Fair value hierarchy levels			December 31,
	Level 1	Level 2	Level 3	2012
	(in thousands)
Assets
Collective investment trust funds	$—	$9,767	$—	$9,767
Total plan assets at fair value	$—	$9,767	$—	$9,767

Collective investment trust funds are valued by the trustee. The trustee follows written procedures for establishing unit values on a periodic basis which incorporate observable market data; however the collective investment trust fund itself is not traded on an established market and therefore is categorized as a Level 2 hierarchy.

The plan’s weighted-average asset allocations by asset category are as follows:

	Percentage of plan assets at December 31,
	2013	2012
Asset Category
Collective investment trust funds	100.00%	100.00%
Total	100.00%	100.00%

Trustees of the plan are responsible for defining and implementing the investment objectives and policies for the plan’s assets. Assets are invested in accordance with sound investment practices that emphasize long-term investment fundamentals that closely match the demographics of the plan’s participants. The plan’s goal is to earn long-term returns that match or exceed the benefit obligations of the plan, giving consideration to the timing of expected future benefit payments, through a well-diversified portfolio structure. The plan’s return objectives and risk parameters are managed through a diversified mix of assets and targeted allocation percentage ranges. The asset mix and investment strategy are reviewed on a quarterly basis and rebalanced based on the actual percentage in comparison to the targeted range.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 12 — BENEFIT PLANS (Continued)

c. ESOP

The Company has an internally leveraged ESOP for eligible employees who have completed six months of service with the Company or its subsidiaries. The ESOP borrowed $4.2 million from the Company in 1996 to purchase 423,200 newly issued shares of common stock. Any dividends received by the ESOP will be used to pay debt service. The Company makes discretionary contributions to the ESOP in order to service the ESOP’s debt if necessary. The ESOP shares are pledged as collateral for its debt. As the debt is repaid, shares are released from collateral based on the proportion of debt service paid in the year and allocated to qualifying employees. The Company reports compensation expense in the amount equal to the fair value of shares allocated from the ESOP to employees less dividends received on the allocated shares in the plan used for debt service. The allocated shares are included in outstanding shares for earnings per share computations. ESOP compensation expense included in stock-based compensation totaled $284,000 and $286,000 for the years ended December 31, 2013 and 2012, respectively.

	At December 31,
	2013	2012

Allocated shares	187,000	184,000
Unreleased shares	90,000	103,000
Total ESOP shares	277,000	287,000
Fair value of unreleased shares (in thousands)	$2,534	$2,446

d. Stock-Based Compensation Plans

A summary of the status of the Company’s stock option plans as of December 31, 2013 and 2012, and changes for each of the years then ended, is as follows:

	2013		2012
	Number of shares	Weighted average exercise price per share	Number of shares	Weighted average exercise price per share

Outstanding at beginning of year	89,279	$24.08	109,765	$24.41
Options granted	205,000	24.28	—	—
Options exercised	(8,547)	25.24	(315)	19.67
Options forfeited	(4,271)	27.10	(1,904)	28.59
Options expired	(27,317)	28.19	(18,267)	25.68
Outstanding at end of year	254,144	23.71	89,279	24.08
Options exercisable	50,644	$21.41	80,652	$24.55

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 12 — BENEFIT PLANS (Continued)

The following table summarizes information about stock options outstanding at December 31, 2013:

	Options outstanding			Options exercisable
Range of exercise prices	Number	Weighted average remaining contractual life (years)	Weighted average exercise price	Number	Weighted average exercise price
$19.67 - 26.90	254,144	2.81	$23.71	50,644	$21.41

The following table reflects information on the aggregate intrinsic value of options as well as cash receipts from option exercises:

	For the years ended December 31,
	2013	2012
	(in thousands)
Aggregate intrinsic value of
Options outstanding	$1,132	$179
Options exercisable	342	144
Options exercised	5	1
Cash receipts	216	7

The aggregate intrinsic value represents the total pre-tax intrinsic value (the difference between the Company’s closing stock price on the last trading day of the year and the exercise price, multiplied by the number of exercisable in-the-money options). The Company has a policy of issuing shares from treasury to satisfy share option exercises.

Stock-based compensation expense related to stock options resulted in a tax benefit of $94,000 and $9,000, for the years ended December 31, 2013 and 2012, respectively. There was $340,000 of total unrecognized compensation cost, net of estimated forfeitures, related to non-vested options under the stock option plans at December 31, 2013. That cost is expected to be recognized over a weighted average period of 7 months at December 31, 2013.

The following table provides information regarding the Company’s stock-based compensation expense associated with stock options and grants:

	For the years ended December 31,
	2013	2012
	(in thousands)
Stock-based compensation expense
Director fees	$145	$149
Stock option expense	312	27
Total stock-based compensation expense	$457	$176

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 13 — INCOME TAXES

The components of income tax expense are summarized as follows:

	For the years ended December 31,
	2013	2012
	(in thousands)
Federal
Current	$1,822	$524
Deferred	(75)	1,194
	1,747	1,718
State and local – current	210	7
Income tax provision	$1,957	$1,725

The Company’s effective income tax rate was different than the statutory federal income tax rate as follows:

	For the years ended December 31,
	2013	2012

Statutory federal income tax	34.0%	34.0%
(Decrease) increase resulting from
Tax-exempt income	(8.1)	(10.3)
State tax, net of federal benefit	1.6	0.1
Other	(4.6)	0.5
	22.9%	24.3%

Deferred taxes are included as other liabilities in the accompanying Consolidated Balance Sheets at December 31, 2013 and 2012, for the estimated future tax effects of differences between the financial statement and federal income tax bases of assets and liabilities according to the provisions of currently enacted tax laws. No valuation allowance was established at December 31, 2013 and 2012, in view of the Company’s ability to carry back to taxes paid in previous years and certain tax strategies, coupled with the anticipated future taxable income as evidenced by the Company’s earnings potential.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 13 — INCOME TAXES (Continued)

The Company’s net deferred tax liability was as follows:

	At December 31,
	2013	2012
	(in thousands)
Deferred tax assets
Deferred compensation	$484	$138
Allowance for loan losses, net	2,236	2,353
Stock compensation	147	78
Adjustment to record funded status of pension plan	697	1,462
Nonaccrual interest	209	333
Adjustment for real estate acquired thru foreclosure	—	20
Acquisition related	355	—
Net operating loss carryforward acquired	327	—
Other	18	5
	$4,473	$4,389

Deferred tax liabilities
Accrued pension expense	$1,721	$1,704
Unrealized gain on securities available for sale	90	1,960
Prepaid expenses	51	151
Deferred loan costs	1,123	1,172
Amortization of goodwill	1,470	1,470
Fixed assets	580	296
	5,035	6,753
Net deferred tax liability	$(562)	$(2,364)

The Company files consolidated income tax returns on the basis of a calendar year. The Company is subject to income taxes in the U.S. federal jurisdiction, and various state and local jurisdictions, with the majority of activity occurring in Pennsylvania. The statute of limitations for the federal return has expired on years prior to 2010. The expirations of the statutes of limitations related to the various state income tax returns that the Company and its subsidiaries file, vary by state, and are expected to expire over the term of 2014 through 2018. There are no material uncertain tax positions at December 31, 2013.

The Bank is not required to recapture approximately $5.7 million of its tax bad debt reserve, attributable to bad debt deductions taken by it prior to 1988, as long as the Bank continues to operate as a bank under federal tax law and does not use the reserve for any other purpose. The Bank has not recorded any deferred tax liability on this portion of its tax bad debt reserve. The tax that would be paid were the Bank ultimately required to recapture that portion of the reserve would amount to approximately $1.9 million.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 14 — REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the FDIC and the Pennsylvania Department of Banking. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items, as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

The Bank’s actual capital amounts and ratios are presented in the following table:

	Actual		For capital adequacy purposes		To be well capitalized under prompt corrective action provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio

At December 31, 2013
Tangible capital (to tangible assets)	$86,550	10.35%	$12,544	1.50%	$—	N/A
Core capital (to adjusted tangible assets)	86,550	10.35%	33,450	4.00%	41,812	5.00%
Tier 1 capital (to risk weighted assets)	86,550	16.23%	21,334	4.00%	32,001	6.00%
Total Risk	93,125	17.46%	42,668	8.00%	53,336	10.00%

At December 31, 2012
Tangible capital (to tangible assets)	73,612	10.45%	10,562	1.50%	—	N/A
Core capital (to adjusted tangible assets)	73,612	10.45%	28,164	4.00%	35,206	5.00%
Tier 1 capital (to risk weighted assets)	73,612	16.63%	17,703	4.00%	26,555	6.00%
Total Risk	79,161	17.89%	35,407	8.00%	44,259	10.00%

At December 31, 2013 and 2012, the Bank exceeded all regulatory requirements for classification as a “well-capitalized” institution. A “well-capitalized” institution must have risk-based capital of 10% and core capital of 5%. There are no conditions or events that have occurred that management believes have changed the Bank’s classification as a “well-capitalized” institution.

The Bank maintains a liquidation account for the benefit of eligible savings account holders who maintained deposit accounts in the Bank at the time the Bank converted to a stock form of ownership and who continue as depositors. The Bank may not declare or pay a cash dividend on or repurchase any of its common shares if the effect thereof would cause the Bank’s stockholders’ equity to be reduced below either the amount required for the liquidation account or the regulatory capital requirements for insured institutions.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 15 — FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are primarily commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the Consolidated Balance Sheets when they become receivable or payable. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheets. The contract or notional amounts of those instruments reflect the extent of the Bank’s involvement in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Unless noted otherwise, the Company requires collateral to support financial instruments with credit risk.

Financial instruments, the contract amounts of which represent credit risk, are as follows:

	At December 31,
	2013	2012
	(in thousands)

Commitments to extend credit	$77,663	$74,571
Standby letters of credit	856	780
Loans sold with recourse	-	50
	$78,519	$75,401

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral held generally includes residential or commercial real estate.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

NOTE 16 — COMMITMENTS AND CONTINGENCIES

The Bank had optional commitments of $1.7 million and $7.5 million to sell mortgage loans to investors at December 31, 2013 and 2012, respectively.

The Bank leases branch facilities and office space for periods ranging up to ten years. These leases are classified as operating leases and contain options to renew for additional periods. Rental expense was approximately $594,000 and $554,000 for the years ended December 31, 2013 and 2012, respectively.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 16 — COMMITMENTS AND CONTINGENCIES (Continued)

The minimum annual rental commitments of the Bank under all noncancelable leases with terms of one year or more at December 31, 2013 are as follows:

Year ending December 31,	2013
(in thousands)
2014	$489
2015	399
2016	329
2017	294
2018	294
Thereafter	888
Total	$2,693

The Company has agreements with certain key executives that provide severance pay benefits if there is a change in control of the Company. The agreements will continue in effect until terminated or not renewed by the Company or key executives. In the event that the employment of certain executives is not continued following a change in control, the Company will make a lump-sum payment and reimburse the executives for certain benefits for one year. The contingent liability under the agreements at December 31, 2013 was approximately $2.2 million.

From time to time, the Company and its subsidiaries are parties to routine litigation that arises in the normal course of business. In the opinion of management, the resolution of these lawsuits would not have a material adverse effect on the Company’s consolidated financial position or results of operations.

NOTE 17 — SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

The Bank is principally engaged in originating and investing in one-to four-family residential real estate and commercial real estate loans in eastern Pennsylvania and New Jersey. The Bank offers both fixed and adjustable rates of interest on these loans that have amortization terms ranging to 30 years. The loans are generally originated or purchased on the basis of an 80% or less loan-to-value ratio, which has historically provided the Bank with more than adequate collateral coverage in the event of default. Nevertheless, the Bank, as with any lending institution, is subject to the risk that real estate values in the primary lending area will deteriorate, thereby potentially impairing underlying collateral values. However, management believes that weakened residential and commercial real estate values have been taken into consideration and that the loan loss allowances have been provided for in amounts commensurate with its current perception of the foregoing risks in the portfolio.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 18 — FAIR VALUE MEASUREMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

The following tables present information about the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2013 and 2012. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement hierarchy has been established for inputs in valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The fair value hierarchy levels are summarized below:

• Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.
• Level 2 inputs are inputs that are observable for the asset or liability, either directly or indirectly.
• Level 3 inputs are unobservable and contain assumptions of the party fair valuing the asset or liability.

Determination of the appropriate level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement for the instrument or security. Assets and liabilities measured at fair value on a recurring basis segregated by fair value hierarchy level are summarized below:

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 18 — FAIR VALUE MEASUREMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

				Balance as of
	Fair value hierarchy levels			December 31,
	Level 1	Level 2	Level 3	2013
	(in thousands)
Assets
Investment securities available for sale
U.S. Government and federal agencies	$—	$18,063	$—	$18,063
State and political subdivisions	—	60,669	—	60,669
Residential mortgage-backed securities issued by quasi- governmental agencies	—	45,280	—	45,280
Total investment securities available for sale	$—	$124,012	$—	$124,012

Loans receivable, held for sale	$—	$349	$—	$349

				Balance as of
	Fair value hierarchy levels			December 31,
	Level 1	Level 2	Level 3	2012
	(in thousands)
Assets
Investment securities available for sale
State and political subdivisions	$—	$59,610	$—	$59,610
Residential mortgage-backed securities issued by quasi- governmental agencies	—	42,674	—	42,674
Total investment securities available for sale	$—	$102,284	$—	$102,284

Loans receivable, held for sale	$—	$706	$—	$706

Investment and mortgage-backed securities available for sale are valued primarily by a third party pricing agent. U.S. Government and federal agency securities are primarily priced through a multidimensional relational model, a Level 2 hierarchy, which incorporates dealer quotes and other market information including, defined sector breakdown, benchmark yields, base spread, yield to maturity, and corporate actions. State and political subdivision securities are also valued within the Level 2 hierarchy using inputs with a series of matrices that reflect benchmark yields, ratings updates, and spread adjustments. Mortgage-backed securities include GNMA, FHLMC, and FNMA certificates and privately issued real estate mortgage investment conduits which are valued under a Level 2 hierarchy using a matrix correlation to benchmark yields, spread analysis, and prepayment speeds.

Values for loans held for sale utilize active pricing quotes which exist in the secondary market and are therefore deemed a Level 2 hierarchy.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 18 — FAIR VALUE MEASUREMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Assets and liabilities measured at fair value on a nonrecurring basis segregated by fair value hierarchy level at December 31, 2013 are summarized below:

				Balance as of
	Fair value hierarchy levels			December 31,
	Level 1	Level 2	Level 3	2013
	(in thousands)
Impaired loans	$—	$—	$5,178	$5,178
Real estate acquired through foreclosure	—	—	5,601	5,601
Mortgage servicing rights	—	1,472	—	1,472

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Bank has utilized Level 3 inputs to determine fair value at December 31, 2013:

	Fair value	Valuation	Unobservable	Range of
Description	estimate	technique	Input	inputs
	(in thousands)

Impaired loans	$5,178	Appraisal of collateral (1)	Discount rate to reflect current market conditions and ultimate recoverability	5%-15%
Real estate acquired through foreclosure	5,601	Appraisal of collateral (1)	Discount rate to reflect current market conditions and liquidation expenses	5%-20%

(1)	Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 18 — FAIR VALUE MEASUREMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Assets and liabilities measured at fair value on a nonrecurring basis segregated by fair value hierarchy level at December 31, 2012 are summarized below:

				Balance as of
	Fair value hierarchy levels			December 31,
	Level 1	Level 2	Level 3	2012
	(in thousands)
Impaired loans	$—	$—	$6,533	$6,533
Real estate acquired through foreclosure	—	—	7,282	7,282
Mortgage servicing rights	—	956	—	956

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Bank has utilized Level 3 inputs to determine fair value at December 31, 2012:

	Fair value	Valuation	Unobservable	Range of
Description	estimate	technique	Input	inputs
	(in thousands)

Impaired loans	$6,533	Appraisal of collateral (1)	Discount rate to reflect current market conditions and ultimate recoverability	5%-15%
Real estate acquired through foreclosure	7,282	Appraisal of collateral (1)	Discount rate to reflect current market conditions and liquidation expenses	5%-20%

(1)	Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses.

The fair value of impaired loans is generally determined through independent appraisals of the underlying collateral, which generally include Level 3 inputs that are not identifiable. Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses. Impaired loans are evaluated and valued while the loan is identified as impaired, at the lower of the recorded investment in the loan or fair value. The range and weighted average of liquidation expenses are presented as a percent of the appraised value. The significant unobservable inputs used in the fair value measurements of the Company’s impaired loans using discounted cash flow valuation technique include temporary changes in payment amounts and the probability of default. Significant increases (decreases) in payment amounts would result in significantly higher (lower) fair value measurements.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 18 — FAIR VALUE MEASUREMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Real estate acquired through foreclosure is initially valued at the lower of the recorded investment in the loan or fair value at foreclosure and subsequently adjusted for further decreases in market value, if necessary. Fair value is determined by using the value of the real estate acquired through foreclosure based on appraisals prepared by qualified independent licensed appraisers contracted by the Company to perform the assessment and is therefore classified as a Level 3 hierarchy.

The Company retains a qualified valuation service to calculate the amortized cost and to determine the fair value of the mortgage servicing rights. The valuation service utilizes discounted cash flow analyses adjusted for prepayment speeds, market discount rates and conditions existing in the secondary servicing market. Hence, the fair value of mortgage servicing rights is deemed a Level 2 hierarchy. The amortized cost basis of the Company’s mortgage servicing rights was $1.5 million and $1.3 million at December 31, 2013 and 2012, respectively. The fair value of the mortgage servicing rights was $1.5 million and $956,000 at December 31, 2013 and 2012, respectively.

In addition to financial instruments recorded at fair value in the Company’s financial statements, disclosure of the estimated fair value of all of an entity’s assets and liabilities considered to be financial instruments is also required. For the Bank, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments. However, many such instruments lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. Also, it is the Company’s general practice and intent to hold its financial instruments to maturity and to not engage in trading or significant sales activities. For fair value disclosure purposes, the Company substantially utilized the established fair value measurement hierarchy.

Changes in the assumptions or methodologies used to estimate fair values may materially affect the estimated amounts. In addition, there may not be reasonable comparability between institutions due to the wide range of permitted assumptions and methodologies in the absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instrument fair values.

Fair values have been estimated using data which management considered the best available, as generally provided by estimation methodologies deemed suitable for the pertinent category of financial instrument. The recorded carrying amounts and fair values segregated by fair value hierarchy level at December 31, 2013 are summarized below:

	Carrying	Fair	Fair value hierarchy levels
	value	value	Level 1	Level 2	Level 3
Assets	(in thousands)
Cash and cash equivalents	$45,310	$45,310	$45,310	$—	$—
Investment securities	78,732	78,732	—	78,732	—
Mortgage-backed securities	46,770	46,960	—	46,960	—
Loans receivable, net	614,517	614,246	—	349	613,897

Liabilities
Deposits with stated maturities	$190,492	$193,258	$—	$—	$193,258
Deposits with no stated maturities	493,410	493,410	493,410	—	—
Borrowings with stated maturities	49,605	48,426	—	—	48,426

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 18 — FAIR VALUE MEASUREMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The recorded carrying amounts and fair values at December 31, 2012 are summarized below:

	Carrying	Fair	Fair value hierarchy levels
	value	value	Level 1	Level 2	Level 3
Assets	(in thousands)
Cash and cash equivalents	$31,137	$31,137	$31,137	$—	$—
Investment securities	59,610	59,610	—	59,610	—
Mortgage-backed securities	44,639	44,945	—	44,945	—
Loans receivable, net	527,426	539,665	—	706	538,959

Liabilities
Deposits with stated maturities	$171,417	$175,025	$—	$—	$175,025
Deposits with no stated maturities	388,898	388,898	388,898	—	—
Borrowings with stated maturities	60,656	60,939	—	—	60,939

The fair value of cash and cash equivalents equals historical book value. The fair value of investment and mortgage-backed securities is described and presented under fair value measurement guidelines as discussed earlier.

The fair value of loans receivable has been estimated using the present value of cash flows, discounted at the approximate current market rates, and giving consideration to estimated prepayment risk. Loans receivable also includes loans receivable held for sale.

The fair value of deposits and borrowings with stated maturities has been estimated using the present value of cash flows, discounted at rates approximating current market rates for similar liabilities. Fair value of deposits and borrowings with floating interest rates is generally presumed to approximate the recorded carrying amounts.

The fair value of deposits with no stated maturities is generally presumed to approximate the carrying amount (the amount payable on demand). The fair value of deposits with floating interest rates is generally presumed to approximate the recorded carrying amounts.

The Bank’s remaining assets and liabilities are not considered financial instruments. No disclosure of the relationship value of the Bank’s depositors or customers is required.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 19 — SERVICE FEES, CHARGES AND OTHER OPERATING INCOME AND OTHER OPERATING EXPENSE

	For the years ended December 31,
	2013	2012
	(in thousands)
Service fees, charges and other operating income
Loan servicing fees, net	$481	$139
Late charge income	124	117
Deposit service charges	820	581
Debit card income	623	539
Other income	300	395
	$2,348	$1,771

Other operating expense
Insurance and surety bond	$193	$178
Office supplies	219	184
Loan expense	309	228
Debit card and ATM expense	307	272
Postage	260	246
Telephone	312	288
Supervisory examination fees	65	73
Conversion costs	1,417	—
Other expenses	683	578
	$3,765	$2,047

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 20 — EARNINGS PER SHARE

The following tables set forth the reconciliation of the numerators and denominators of the basic and diluted earnings per share computations:

	For the years ended December 31, 2013
		Weighted
		average
	Income	shares	Per share
	(numerator)	(denominator)	Amount
	(dollars in thousands, except share data)
Basic earnings per share
Income available to common stockholders	$6,575	2,899,025	$2.27
Effect of dilutive securities
Stock compensation plans	—	3,907	—

Diluted earnings per share
Income available to common stockholders plus effect of dilutive securities	$6,575	2,902,932	$2.27

There were options to purchase 22,466 shares of common stock with exercise prices ranging from $25.71 to $32.51 per share which were outstanding during 2013 that were not included in the computation of diluted earnings per share because the options’ exercise prices were greater than the average market price of the common shares.

	For the years ended December 31, 2012
		Weighted
		average
	Income	shares	Per share
	(numerator)	(denominator)	Amount
	(dollars in thousands, except share data)
Basic earnings per share
Income available to common stockholders	$5,383	2,726,133	$1.97
Effect of dilutive securities
Stock compensation plans	—	3,629	—

Diluted earnings per share
Income available to common stockholders plus effect of dilutive securities	$5,383	2,729,762	$1.97

There were options to purchase 42,462 shares of common stock with exercise prices ranging from $23.53 to $32.51 per share which were outstanding during 2012 that were not included in the computation of diluted earnings per share because the options’ exercise prices were greater than the average market price of the common shares.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 21 — CONDENSED FINANCIAL INFORMATION – PARENT COMPANY ONLY

Condensed financial information for TF Financial Corporation (parent company only) follows:

BALANCE SHEETS

	At December 31,
	2013	2012
	(in thousands)
ASSETS
Cash	$2,220	$2,031
Investment in 3rd Fed	89,501	78,032
Investment in Penns Trail Development	1,065	1,077
Notes receivable ESOP	1,161	1,208
Other assets	964	723
Total assets	$94,911	$83,071

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total liabilities	$36	$126
Stockholders’ equity	94,875	82,945
Total liabilities and stockholders’ equity	$94,911	$83,071

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
	For the years ended December 31,
	2013	2012
	(in thousands)
INCOME
Equity in earnings of subsidiaries	$7,929	$5,963
Interest and dividend income	18	22
Total income	7,947	5,985
EXPENSES
Other	1,372	602
Total expenses	1,372	602
NET INCOME	6,575	5,383
Total other comprehensive (loss) income (1)	(2,148)	224
Total comprehensive income	$4,427	$5,607

(1)	See Consolidated Statements of Comprehensive Income for other comprehensive income detail.

TF Financial Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

NOTE 21 — CONDENSED FINANCIAL INFORMATION – PARENT COMPANY ONLY (Continued)

STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2013	2012
	(in thousands)
Cash flows from operating activities
Net income	$6,575	$5,383
Adjustments to reconcile net income to net cash used in operating activities
Stock compensation plans	457	176
Equity in earnings of subsidiaries	(7,929)	(5,963)
Net change in assets and liabilities	(180)	(16)
Net cash used in operating activities	(1,077)	(420)

Cash flows from investing activities
Capital distribution from subsidiaries	7,800	1,600
Acquisition net of cash acquired	(5,568)	—
Net cash provided by investing activities	2,232	1,600

Cash flows from financing activities
Common stock dividends paid	(884)	(543)
Treasury stock acquired	(274)	—
Exercise of stock options	216	7
Deferred tax adjustment arising from stock compensation	(24)	(27)
Net cash used in financing activities	(966)	(563)
NET INCREASE IN CASH	189	617
Cash at beginning of year	2,031	1,414
Cash at end of year	$2,220	$2,031

Appendix A

AGREEMENT AND PLAN OF MERGER

BETWEEN

NATIONAL PENN BANCSHARES, INC.

AND

TF FINANCIAL CORPORATION

Dated June 3, 2014

A-i

A-ii

A-iii

8.8	Captions	A-74
8.9	Counterparts	A-75
8.10	Severability	A-75
8.11	Governing Law	A-75
8.12	Interpretation	A-75
8.13	Delivery by Facsimile or Electronic Transmission	A-75

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of June 3, 2014 (this “Agreement”), is made by and between NATIONAL PENN BANCSHARES, INC., a Pennsylvania corporation (“National Penn”), and TF FINANCIAL CORPORATION, a Pennsylvania corporation (“TF Financial”).

BACKGROUND

1.             National Penn owns directly all of the outstanding capital stock of National Penn Bank, a national banking association.

2.             TF Financial owns directly all of the outstanding capital stock of 3rd Fed Bank, a state-chartered stock savings bank.

3.             National Penn and TF Financial desire for TF Financial to merge with and into National Penn (the “Merger”), with National Penn surviving such Merger, in accordance with this Agreement and the applicable laws of the Commonwealth of Pennsylvania.

4.              As a condition and inducement to National Penn to enter into this Agreement, the directors and certain officers of TF Financial are each concurrently executing a Letter Agreement in the form attached hereto as Exhibit 1 (the “Letter Agreement”).

5.              As a condition and inducement to National Penn to enter into this Agreement, Kent C. Lufkin is concurrently executing a consulting agreement in the form attached hereto as Exhibit 2 (the “Consulting Agreement”).

6.              Each of the parties, by signing this Agreement, adopts it as a plan of reorganization as defined in IRC Section 368(a), and intends the Merger to be a reorganization as defined in IRC Section 368(a).

7.              National Penn and TF Financial desire to set forth in this Agreement the terms and conditions governing the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1
GENERAL

1.1           Definitions.   As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition Proposal” has the meaning given to that term in Section 5.5 of this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer, director or 10% equity owner of such Person.

“Aggregate Cash Consideration” has the meaning given to that term in Section 2.2(a) of this Agreement.

“Aggregate Common Stock Consideration” has the meaning given to that term in Section 2.2(a) of this Agreement.

“Agreement” means this Agreement, including any amendment or supplement hereto.

“Application” means an application for regulatory approval or regulatory consent which is required for the consummation of the Contemplated Transactions.

“Articles of Merger” means the articles of merger to be executed by National Penn and TF Financial and to be filed in the PDS, in accordance with the applicable laws of the Commonwealth of Pennsylvania.

“Bank Merger” has the meaning given to that term in Section 1.3 of this Agreement.

“BCL” means the Pennsylvania Business Corporation Law of 1988, as amended.

“BCSRA” means the Brownfield and Contaminated Site Remediation Act, N.J.S.A. 10.58:10B-1, et seq, as amended.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“Business Day” means any day, other than Saturday, Sunday and any day which is a legal holiday under the laws of the Commonwealth of Pennsylvania or is a day on which banking institutions located in the Commonwealth of Pennsylvania are authorized or required by law or other governmental action to close.

“Cash Consideration” has the meaning given to that term in Section 2.2(a)(ii) of this Agreement.

“Cash Election Shares” has the meaning given to that term in Section 2.2(b)(ii) of this Agreement.

“CERCLA” has the meaning given to that term in Section 3.15(b) of this Agreement.

“CERCLIS” has the meaning given to that term in Section 3.15(b) of this Agreement.

“Change of Recommendation” has the meaning given to that term in Section 5.14(a)(ii) of this Agreement.

“Closing” has the meaning given to that term in Section 1.2(a) of this Agreement.

“Closing Date” means the date on which the last condition precedent provided in this Agreement (other than those conditions which are to be fulfilled at the Closing) has been fulfilled or waived, or such other date as soon as practicable thereafter as the parties hereto may agree shall be the Closing Date.

“Common Stock Consideration” has the meaning given to that term in Section 2.2(a)(i) of this Agreement.

“Common Stock Election Shares” has the meaning given to that term in Section 2.2(b)(i) of this Agreement.

“Confidentiality Agreement” means the confidentiality agreement dated March 7, 2014 between National Penn and TF Financial.

“Consulting Agreement” has the meaning given to that term in the Background Section of this Agreement.

“Contemplated Transactions” means (a) the Merger, (b) the Bank Merger and (c) the performance by National Penn and TF Financial of their respective covenants and obligations under this Agreement.

“Continuing Employee” has the meaning given to that term in Section 5.14(c)(i)(B) of this Agreement.

“CRA” means the Community Reinvestment Act of 1977, as amended, and the rules and regulations promulgated from time to time thereunder.

“Derivative Contract” has the meaning given to that term in Section 3.23 of this Agreement.

“Determination Date” means the trading day one day prior to the TF Financial Shareholders Meeting.

“Determination Period” means the ten (10) trading days immediately preceding (and not including) the Determination Date.

“D&O Insurance” has the meaning given to that term in Section 5.14(c)(ii)(B)(1) of this Agreement.

“Effective Date” means the date on which the Merger is effective, which is the date that the Articles of Merger are filed in the PDS (or such later date as specified in the Articles of Merger), and shall be the same as the Closing Date or as soon thereafter as is practicable.

“Effective Time” has the meaning given to that term in Section 1.2(b) of this Agreement.

“Election” means (i) a Common Stock Election (that is, the election by a TF Financial shareholder to receive Common Stock Consideration in the Merger pursuant to Section 2.2(b)(i)), (ii) a Cash Election (that is, the election by a TF Financial shareholder to receive Cash Consideration in the Merger pursuant to Section 2.2(b)(ii)), or (iii) a Mixed Election (that is, the election by a TF Financial shareholder to receive a mixture of Common Stock Consideration and Cash Consideration in the Merger pursuant to Section 2.2(c)).

“Election Deadline” means 5:00 p.m., Philadelphia, Pennsylvania time, on the day of the TF Financial Shareholders Meeting.

“Election Form” means a form, in such form as National Penn and TF Financial shall mutually agree, on which holders of TF Financial Common Stock shall make an Election.

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority (any such agreements only as applicable to National Penn or TF Financial, as the case may be) relating to (i) the protection, preservation or restoration of the environment, including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource, and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ESOP” means the 3rd Fed Bank Employee Stock Ownership Plan, an “employee stock ownership plan” as defined in Section 4975(e)(7) of the IRC.

“ESOP Amendment” has the meaning given to that term in Section 5.12 of this Agreement.

“ESOP Organizational Documents” has the meaning given to that term in Section 3.30(g) of this Agreement.

“ESOP Trust” means the 3rd Fed Bank Employee Stock Ownership Trust, a Pennsylvania trust established pursuant to the ESOP.

“ESOP Trustee” means Robert N. Dusek and Albert M. Tantala in their respective capacities as trustees of the ESOP Trust and independent fiduciaries of the ESOP, and not in an individual or corporate capacity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

“Exchange Agent” means Computershare (or such other agent designated by National Penn and reasonably acceptable to TF Financial) that will act as the exchange agent for purposes of conducting the election procedures described in Section 2.2(b) and the exchange procedure described in Section 2.6.

“Exchange Ratio” has the meaning given to that term in Section 2.2(a)(i) of this Agreement.

“FDIC” means the Federal Deposit Insurance Corporation.

“Final Index Price” means the average of the closing price of the Index for the ten (10) trading days immediately preceding the Determination Date.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“FRB” means the Federal Reserve Board or the Federal Reserve Bank of Philadelphia, as applicable.

“GAAP” means accounting principles generally accepted in the United States.

“Indemnified Party” has the meaning given to that term in Section 5.14(c)(ii)(A) of this Agreement.

“Index” means the NASDAQ Bank Index.

“Initial National Penn Market Value” means $10.15, which is the average of the closing sale price of a share of National Penn Common Stock, as reported on NASDAQ, for the ten (10) trading days immediately preceding the date of this Agreement.

“Initial Index Price” means $2,477.97, which is the average of the closing price of the Index for the ten (10) trading days immediately preceding the date of this Agreement.

“Intellectual Property” means any and all: (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby; (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues thereof; (iii) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, algorithms, processes, designs, discoveries and inventions (whether or not patentable); (iv) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights.

“IRC” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“ISRA” means the New Jersey Industrial Site Remediation Act, N.J.S.A. 13:1K-6, et seq., as amended.

“IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

“Knowledge of National Penn” means the actual knowledge, after reasonable inquiry, of National Penn’s executive officers and directors.

“Knowledge of TF Financial” means the actual knowledge, after reasonable inquiry, of TF Financial’s executive officers and directors.

“Letter Agreement” has the meaning given to that term in the Background Section of this Agreement.

“Licensed Intellectual Property” means, with respect to any Person, the Intellectual Property owned by third parties that is used in or necessary for the operation of the respective businesses of such Person and each of its Subsidiaries as presently conducted.

“Loans” has the meaning given to that term in Section 3.21(a) of this Agreement.

“LSRP” has the meaning given to that term in Section 5.10 of this Agreement.

“Material Adverse Effect” means, with respect to any party, a material adverse effect on (i) the financial condition, results of operations, assets, liabilities or business of such party and its Subsidiaries, taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement  provided, however, that a Material Adverse Effect shall not be deemed to include effects to the extent arising out of, relating to or resulting from (A) changes after the date hereof in applicable GAAP or regulatory accounting requirements, (B) changes after the date hereof in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate or interpretations thereof by any Regulatory Authority, (C) changes after the date hereof in general global, national or regional political conditions or general economic or market conditions (including such changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its Subsidiaries operate, (D) changes after the date hereof in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally and including changes to any previously correctly applied asset marks resulting therefrom, (E) failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof, (F) the downgrade in rating of any debt or debt securities of such party or any of its Subsidiaries (but not including any underlying causes thereof), or any change in the value of deposits, borrowings or loan servicing rights resulting from a change in interest rates generally, (G) the public disclosure of this Agreement or the transactions contemplated hereby, the impact of complying with the terms hereof, including expenses incurred as a result of the negotiation and compliance with the terms hereof or the consummation of the transactions contemplated hereby, (H) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or (I) actions or omissions taken with the prior written consent of the other party or expressly required by this Agreement; except, with respect to clauses (A), (B), (C), (D) and (H), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations, assets, liabilities or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which such party and its Subsidiaries operate.

“Maximum Amount” has the meaning given to that term in Section 5.14(c)(ii)(B)(2) of this Agreement.

“Merger” has the meaning given to that term in the Background Section of this Agreement.

“Merger Consideration” has the meaning given to that term in Section 2.2(a)(ii) of this Agreement.

“Mixed Election” has the meaning given that term in Section 2.2(c) of this Agreement.

“NASDAQ” means the NASDAQ Global Select Market operated by the NASDAQ OMX Group.

“National Penn” has the meaning given to that term in the Preamble to this Agreement.

“National Penn Benefit Plan” means any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, incentive compensation plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements currently sponsored, maintained or contributed to, or required to be contributed to, for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of National Penn or any other entity that, together with National Penn, is treated as a single employer under IRC Sections 414(b),(c),(m) or (o).

“National Penn Common Stock” means the shares of common stock, without par value, of National Penn.

“National Penn Disclosure Schedule” means, collectively, the disclosure schedules delivered by National Penn to TF Financial at or prior to the execution and delivery of this Agreement.

“National Penn Financial Advisor” has the meaning given to that term in Section 4.13 of this Agreement.

“National Penn Financial Statements” means (a) the audited consolidated financial statements of National Penn as of December 31, 2013 and 2012 and for each of the three years in the three-year period ended December 31, 2013, and (b) the unaudited interim consolidated financial statements of National Penn for each calendar quarter after December 31, 2013.

“National Penn Market Value” means the average of the closing sale price of a share of National Penn Common Stock, as reported on NASDAQ, for the Determination Period.

“NJDEP” means the New Jersey Department of Environmental Protection.

“No-Election Shares” has the meaning given to that term in Section 2.2(b)(ii) of this Agreement.

“NPL” has the meaning given to that term in Section 3.15(b) of this Agreement.

“OCC” means the Office of the Comptroller of the Currency.

“Owned Intellectual Property” means, with respect to any Person, Intellectual Property owned or purported to be owned by such Person or any of its Subsidiaries.

“PBGC” has the meaning given to that term in Section 3.12(b) of this Agreement.

“PDS” means the Department of State of the Commonwealth of Pennsylvania.

“PDBS” means the Department of Banking and Securities of the Commonwealth of Pennsylvania.

“Person” means any individual, corporation, general or limited partnership, limited liability partnership, joint venture, estate, trust, company (including limited liability company or joint stock company), firm or other enterprise, association, organization, or other entity.

“Pension Plan” has the meaning given to that term in Section 3.12(a) of this Agreement.

“Plan” means: (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA, including any “multiemployer plan” as defined in Section 3(37) of ERISA, each determined without regard to whether such plan is subject to ERISA; and (ii) any other plan, fund, policy, program, arrangement or scheme, qualified or nonqualified, whether or not considered legally binding, that involves any pension, retirement, thrift, saving, profit sharing, welfare, wellness, medical, voluntary employees’ beneficiary association or related trust, disability, group insurance, life insurance, severance pay, compensation, deferred compensation, flexible benefit, excess or supplemental benefit, vacation, summer hours, stock-related, stock option, phantom stock, supplemental unemployment, layoff, “golden parachute”, retention, fringe benefit or incentives, in either case which pertains to any employee, former employee, member, manager, director, officer, or equityholder of TF Financial or any ERISA Affiliate and (a) to which TF Financial or any ERISA Affiliate is or has been a party or sponsoring, participating or contributing employer or by which any of them is or has been bound as of the date of this Agreement or (b) to which TF Financial or any ERISA Affiliate may otherwise have any liability, whether direct or indirect (including any such plan or arrangement formerly maintained by or participated in or contributed to by TF Financial or any ERISA Affiliate).

“Prior Acts” has the meaning given to that term in Section 5.14(c)(ii)(A) of this Agreement.

“Prospectus/Proxy Statement” means the prospectus/proxy statement, together with any supplements thereto, to be sent to holders of TF Financial Common Stock in connection with the TF Financial Shareholders Meeting.

“Reallocated Cash Shares” has the meaning given to that term in Section 2.2(e)(i)(C) of this Agreement.

“Reallocated Common Stock Shares” has the meaning given to that term in Section 2.2(e)(ii)(B) of this Agreement.

“Registration Statement” means the registration statement on Form S-4, which includes the Prospectus/Proxy Statement as a part thereof, and including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the National Penn Common Stock to be issued in connection with the Contemplated Transactions.

“Regulatory Agreement” has the meaning given to that term in Section 3.11(d)(iv) of this Agreement.

“Regulatory Authority” means any agency or department of any federal, state or local government or of any self-regulatory organization, including without limitation the SEC, the OCC, the FDIC, the FINRA, the FRB, the PDBS, NASDAQ and the U.S. Department of Justice.

“Rights” means warrants, options, rights, convertible securities and other capital stock equivalents which obligate a Person to issue its securities.

“Sarbanes-Oxley Act” has the meaning given to that term in Section 3.28(a) of this Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

“Securities Documents” means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

“Securities Laws” means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

“SRRA” means the New Jersey Site Remediation Reform Act, N.J.S.A. 58:10C-1, et seq., as amended.

“Subsidiary” means any Person, 50% or more of the capital stock of which is owned, either directly or indirectly, by another Person, except any Person the stock of which is held in the ordinary course of the lending activities of a bank.

“Superior Proposal” means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal that (i) TF Financial’s Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the shareholders of TF Financial than the Contemplated Transactions (taking into account all factors relating to such proposed transaction deemed relevant by TF Financial’s Board of Directors, including without limitation the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing thereof and all other conditions thereto, (including any adjustments to the terms and conditions of such transactions proposed by National Penn in response to such Acquisition Proposal)) and (ii) is for 50% of the outstanding shares of TF Financial Common Stock or all or substantially all of the assets of TF Financial.

“Takeover Laws” has the meaning given to that term in Section 3.13 of this Agreement.

“TF Financial” has the meaning given to that term in the Preamble to this Agreement.

“TF Financial Benefit Plan” has the meaning given to that term in Section 3.12(a) of this Agreement.

“TF Financial Certificate” has the meaning given to that term in Section 2.6(a) of this Agreement.

“TF Financial Common Stock” has the meaning given to that term in Section 3.2(a) of this Agreement.

“TF Financial Disclosure Schedule” means, collectively, the disclosure schedules delivered by TF Financial to National Penn at or prior to the execution and delivery of this Agreement.

“TF Financial ERISA Affiliate” has the meaning given to that term in Section 3.12(a) of this Agreement.

“TF Financial Advisor” has the meaning given to that term in Section 3.14 of this Agreement.

“TF Financial Statements” means (a) the audited consolidated financial statements of TF Financial as of December 31, 2013 and 2012 and for each of the two years in the two-year period ended December 31, 2013, and (b) the unaudited interim consolidated financial statements of TF Financial for each calendar quarter after December 31, 2013.

“TF Financial Option” has the meaning given to that term in Section 2.5 of this Agreement.

“TF Financial Option Plans” means the TF Financial Corporation 1997 Stock Option Plan, TF Financial Corporation 2005 Stock-Based Incentive Plan, and TF Financial Corporation 2012 Stock Option Plan maintained by TF Financial immediately prior to the Effective Time.

“TF Financial Shareholders Meeting” means the meeting of the holders of TF Financial Common Stock to approve this Agreement and the Merger.

1.2           The Merger.

(a)            Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place on the Closing Date at a time and place to be agreed upon by the parties hereto; provided, in any case, that all conditions to Closing set forth in Article 6 of this Agreement (other than the delivery of certificates, opinions, and other instruments and documents to be delivered at the Closing) have been satisfied or waived at or prior to the Closing Date.

(b)            Effective Time.  The Merger shall become effective on the Closing Date, as set forth in the Articles of Merger to be filed with the PDS on the Closing Date.  The term “Effective Time” shall be the date and time when the Merger becomes effective on the Closing Date, as set forth in the Articles of Merger.

(c)            The Merger.  Subject to the terms and conditions of this Agreement and in accordance with the BCL, on the Effective Date:

(i)            TF Financial shall merge with and into National Penn;

(ii)            the separate existence of TF Financial shall cease;

(iii)           National Penn shall be the surviving corporation and continue to exist under the BCL; and

(iv)           all of the property (real, personal and mixed), rights, powers, duties, obligations and liabilities of TF Financial shall be taken and deemed to be transferred to and vested in National Penn, as the surviving corporation in the Merger, without further act or deed; all in accordance with the applicable laws of the Commonwealth of Pennsylvania and applicable federal law.

(d)            National Penn’s Articles of Incorporation and Bylaws.  On and after the Effective Date, the articles of incorporation and bylaws of National Penn, as in effect immediately prior to the Effective Date, shall automatically be and remain the articles of incorporation and bylaws of National Penn, as the surviving corporation in the Merger, until thereafter altered, amended or repealed.

(e)            National Penn’s Board of Directors and Officers.

(i)             On and after the Effective Date, the members of the Board of Directors of National Penn duly elected and holding office immediately prior to the Effective Date shall be the directors of National Penn, as the surviving corporation in the Merger, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, the articles of incorporation and bylaws of National Penn.

(ii)            On and after the Effective Date, the officers of National Penn duly elected and holding office immediately prior to the Effective Date shall be the officers of National Penn, as the surviving corporation in the Merger, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, the articles of incorporation and bylaws of National Penn.

1.3           Bank Merger.   National Penn and TF Financial shall cause the Boards of Directors of National Penn Bank and 3rd Fed Bank, respectively, to approve the Agreement and Plan of Merger in substantially the form of Exhibit 3 (the “Bank Merger Agreement”), attached hereto, and cause the Agreement and Plan of Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement. Pursuant to the terms of the Bank Merger Agreement, 3rd Fed Bank will merge with and into National Penn Bank as soon as practicable following the Effective Time (the “Bank Merger”).

1.4           No Dissenters Rights.   Consistent with the provisions of the BCL, no shareholder of TF Financial shall have any right to dissent with respect to the Merger.

ARTICLE 2
CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES

2.1           National Penn Common Stock.

(a)           Outstanding Shares.  Each share of National Penn Common Stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, continue to be issued and outstanding as an identical share of National Penn Common Stock.

(b)           Treasury Stock.  Each share of National Penn Common Stock issued and held in the treasury of National Penn immediately prior to the Effective Time, if any, shall, on and after the Effective Time, continue to be issued and held in the treasury of National Penn.

2.2           TF Financial Common Stock.

(a)            Conversion Alternatives.  Subject to Sections 2.3 and 2.4 below with respect to treasury stock and fractional shares, each share of TF Financial Common Stock issued and outstanding immediately prior to the Effective Time, shall, at the Effective Time, by reason of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be converted into the right to receive, at the election of the holder thereof:

(i)             4.22 shares of National Penn Common Stock (the “Exchange Ratio”) subject to the adjustment as provided in Section 2.7 below (the “Common Stock Consideration”); or

(ii)            $42.00 per share in cash (the “Cash Consideration,” and collectively with the Common Stock Consideration, the “Merger Consideration”).

Notwithstanding the foregoing, (X) the number of shares of TF Financial Common Stock to be converted into the right to receive the Cash Consideration at the Effective Time shall be equal to forty percent (40%) of the total number of shares of TF Financial Common Stock issued and outstanding at the Effective Time (the “Aggregate Cash Consideration”), and (Y) the number of shares of TF Financial Common Stock to be converted into the right to receive the Common Stock Consideration at the Effective Time (the “Aggregate Common Stock Consideration”) shall be equal to sixty percent (60%) of the total number of shares of TF Financial Common Stock issued and outstanding at the Effective Time.

(b)           Election Procedures.  National Penn and TF Financial shall cause the Exchange Agent to mail an Election Form together with the Prospectus/Proxy Statement to holders of TF Financial Common Stock as of the record date for the TF Financial Shareholders Meeting.  Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation):

(i)             to elect to receive the Common Stock Consideration with respect to any or all of their shares of TF Financial Common Stock (the “Common Stock Election Shares”); or

(ii)            to elect to receive the Cash Consideration with respect to any or all of their shares of TF Financial Common Stock (the “Cash Election Shares”).
If a holder of TF Financial Common Stock either: (i) does not submit a properly completed Election Form before the Election Deadline or (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline the shares of TF Financial Common Stock held by such holder shall be designated “No-Election Shares”.  Nominee record holders who hold TF Financial Common Stock on behalf of multiple beneficial owners shall indicate how many of the shares held by them are Common Stock Election Shares, Cash Election Shares and No-Election Shares.

(c)            Mixed Election.  Subject to the immediately following sentence, each record holder of shares of TF Financial Common Stock immediately prior to the Effective Time shall be entitled to elect to receive shares of National Penn Common Stock for a portion of such holder’s shares of TF Financial Common Stock and cash for the remaining portion of such holder’s shares of TF Financial Common Stock (the “Mixed Election”).  With respect to each holder of TF Financial Common Stock who makes a Mixed Election, the shares of TF Financial Common Stock that such holder elects to be converted into the right to receive the Common Stock Consideration shall be treated as Common Stock Election Shares and the shares such holder elects to be converted into the right to receive the Cash Consideration shall be treated as Cash Election Shares.

(d)            Effective Election.  Any Election shall be properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline.  The Exchange Agent shall have reasonable discretion to (i) determine whether any Election, modification or revocation is received, (ii) determine whether any Election, modification or revocation has been properly made, and (iii) disregard immaterial defects in any Election Form.  Good faith determinations made by the Exchange Agent regarding such matters shall be binding and conclusive.  Neither National Penn, TF Financial nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(e)           Allocation.  The Exchange Agent shall effect the allocation among the holders of TF Financial Common Stock of rights to receive National Penn Common Stock or cash in accordance with the Election Forms as follows:

(i)            Aggregate Cash Consideration Under Subscribed.  If the amount of cash represented by the aggregate Cash Election Shares is less than the Aggregate Cash Consideration, then:

(A)           all Cash Election Shares shall be converted into the right to receive the Cash Consideration;

(B)           No-Election Shares shall be deemed to be Cash Election Shares to the extent necessary to have the amount of cash represented by the aggregate Cash Election Shares equal the Aggregate Cash Consideration.  If less than all of the No-Election Shares need to be treated as Cash Election Shares, then the Exchange Agent shall deem a pro rata portion of the TF Financial Common Stock of each holder who holds No-Election Shares as Cash Election Shares.  All remaining No-Election Shares shall thereafter be treated as Common Stock Election Shares;

(C)           If all of the No-Election Shares are treated as Cash Election Shares under the preceding Subsection and the amount of cash represented by the aggregate Cash Election Shares remains less than the Aggregate Cash Consideration, then the Exchange Agent shall convert, on a pro rata basis described in Subsection 2.2(e)(iv) below, a sufficient number of Common Stock Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the amount of cash represented by the aggregate Cash Election Shares, including the Reallocated Cash Shares, equals the Aggregate Cash Consideration, and thereafter all Reallocated Cash Shares will be converted into the right to receive the Cash Consideration; and

(D)           the Common Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive the Common Stock Consideration.

(ii)           Aggregate Cash Consideration Oversubscribed.  If the amount of cash represented by the aggregate Cash Election Shares is more than the Aggregate Cash Consideration, then:

(A)           all Common Stock Election Shares and No-Election Shares shall be converted into the right to receive the Common Stock Consideration;

(B)           the Exchange Agent shall convert, on a pro rata basis described in Subsection 2.2(e)(iv) below, a sufficient number of Cash Election Shares into Common Stock Election Shares (“Reallocated Common Stock Shares”) such that the amount of cash represented by the remaining aggregate Cash Election Shares equals the Aggregate Cash Consideration, and thereafter all Reallocated Common Stock Shares will be converted into the right to receive the Common Stock Consideration; and

(C)           the Cash Election Shares which are not Reallocated Common Stock Shares shall be converted into the right to receive the Cash Consideration.

(iii)           Aggregate Cash Consideration and Aggregate Common Stock Consideration Satisfied.  If the amount of cash represented by the aggregate Cash Election Shares is equal to the Aggregate Cash Consideration, then Subsections (e)(i) and (ii) shall not apply, and all Cash Election shares shall be converted into the right to receive the Cash Consideration and all Common Stock Election Shares and all No-Election Shares shall be converted into the right to receive the Common Stock Consideration.

(iv)           Pro Rata Reallocations.  If the Exchange Agent is required pursuant to Subsection 2.2(e)(i)(C) to convert some Common Stock Election Shares into Reallocated Cash Shares, each holder of Common Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares.  If the Exchange Agent is required pursuant to Subsection 2.2(e)(ii)(B) to convert some Cash Election Shares into Reallocated Common Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Common Stock Shares.

2.3           Treasury Stock and Stock Owned by TF Financial.   Notwithstanding anything in this Agreement to the contrary, each share of TF Financial Common Stock which is either issued and held in the treasury of TF Financial or issued and held by TF Financial or its Subsidiaries (other than shares held in an agency or fiduciary capacity or as a result of debts previously contracted) as of the Effective Time, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

2.4           No Fractional Shares.   Notwithstanding any other provision of this Agreement, no fraction of a share of National Penn Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, National Penn shall pay to each holder of TF Financial Common Stock who would otherwise be entitled to a fraction of a share of National Penn Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the average closing price of a share of National Penn Common Stock on NASDAQ for the 10 full trading days ending on the third Business Day prior to the Effective Date.

2.5           Stock Options.   Each option to purchase TF Financial Common Stock (each a “TF Financial Option”) granted under the TF Financial Option Plans, whether vested or unvested, which is outstanding immediately prior to the Effective Time and which has not been exercised or canceled prior thereto shall, at the Effective Time, fully vest (to the extent not vested) and be canceled and, on the Effective Date, TF Financial shall pay to the holder thereof cash in an amount determined by multiplying (i) the positive difference, if any, between the Cash Consideration and the exercise price of such TF Financial Option by (ii) the number of shares of TF Financial Common Stock subject to such TF Financial Option.  No consideration shall be paid hereunder in respect of shares of TF Financial Common Stock subject to a TF Financial Option which has an exercise price equal to or greater than the Cash Consideration.  Prior to the payment of such amount to any TF Financial option holder in connection with the cancellation of the TF Financial Options, such option holder shall execute a cancellation agreement, substantially in the form set forth in Section 2.5 of the TF Financial Disclosure Schedule.

2.6           Surrender and Exchange of TF Financial Stock Certificates.

(a)            On or prior to the Effective Date, National Penn shall deposit with the Exchange Agent, in trust for the benefit of the holders of shares of TF Financial Common Stock receiving Cash Consideration pursuant to Section 2.2(b), Section 2.2(c) or Section 2.2(e), sufficient cash to pay the Aggregate Cash Consideration, and, to the extent determinable, an amount of cash sufficient to pay the cash in lieu of fractional shares pursuant to Section 2.4.  On or prior to the Effective Date, National Penn shall provide the Exchange Agent with a letter of instruction, in such form as the Exchange Agent may reasonably require, directing the Exchange Agent to pay the Common Stock Consideration in the form of book-entry shares to holders of shares of TF Financial Common Stock receiving Common Stock Consideration pursuant to Section 2.2(b), Section 2.2(c) or Section 2.2(e) and in accordance with this Article 2.  As soon as reasonably practicable after the Effective Date, but in any event not later than five (5) Business Days after delivery by TF Financial to National Penn of the correct mailing address for each TF Financial shareholder, National Penn shall cause the Exchange Agent to mail to each holder of one or more certificates representing TF Financial Common Stock (each, a “TF Financial Certificate”) who has not previously surrendered his or her TF Financial Certificates with the Election Form:

(i)             a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the TF Financial Certificates shall pass, only upon delivery of the TF Financial Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as National Penn reasonably may specify; and

(ii)            instructions for effecting the surrender of such TF Financial Certificates in exchange for the Merger Consideration payable for the shares represented thereby.

After completion of the allocation referred to in Subsection 2.2(e), and upon surrender of a TF Financial Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as reasonably may be required by the Exchange Agent, the holder of such TF Financial Certificate shall be entitled to receive in exchange therefor:

(A)           a statement evidencing book-entry shares representing, in the aggregate the number of shares (including any fraction thereof) that such holder has the right to receive pursuant to Section 2.2 (after taking into account all shares of TF Financial Common Stock then held by such holder); and/or

(B)           a check in the amount of the cash that such holder has the right to receive pursuant to the provisions of Section 2.2, Section 2.4 and, with respect to dividends and other distributions, pursuant to the provisions of Section 2.6(b).

(b)           Any statement evidencing book-entry shares issued in exchange for TF Financial Certificates pursuant to Section 2.6(a) above shall be dated the Effective Date and any holder shall be entitled to dividends and all other rights and privileges pertaining to such shares of stock from the Effective Date.  Until surrendered, each TF Financial Certificate shall, from and after the Effective Date, evidence solely the right to receive the Merger Consideration.

(c)            If a TF Financial Certificate is exchanged on a date following one or more record dates after the Effective Date for the payment of dividends or any other distribution on shares of National Penn Common Stock, National Penn shall pay to such shareholder cash in an amount equal to dividends payable on such shares of National Penn Common Stock received in exchange for TF Financial Certificates and pay or deliver any other distribution to which such shareholder is entitled.  No interest shall accrue or be payable in respect of dividends or any other distribution otherwise payable under this Section 2.6(c) upon surrender of TF Financial Certificates.  Notwithstanding the foregoing, no party hereto shall be liable to any holder of TF Financial Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law.  Until such time as TF Financial Certificates are surrendered to National Penn for exchange or the Exchange Agent has received all necessary documents to evidence a lost, stolen or destroyed TF Financial Certificate including any bond that may be required pursuant to Section 2.6(g), as applicable, National Penn shall have the right to withhold dividends or any other distributions on the shares of National Penn Common Stock issuable to such shareholder.

(d)           Each TF Financial Certificate delivered for exchange under this Section 2.6 must be endorsed in blank by the registered holder thereof or accompanied by a power of attorney to transfer such shares endorsed in blank by such holder.

(e)            Upon the Effective Time, the stock transfer books for TF Financial Common Stock will be closed and no further transfers of TF Financial Common Stock will thereafter be made or recognized.  All TF Financial Certificates surrendered pursuant to this Section 2.6 will be cancelled.

(f)            If there is a transfer of ownership of TF Financial Common Stock which is not registered in the transfer records of TF Financial, a statement of book-entry shares evidencing, in the aggregate, the proper number of shares of National Penn Common Stock and any dividends or other distributions to which such holder is entitled pursuant to Section 2.6(c), as applicable and appropriate, may be issued with respect to such TF Financial Common Stock to such a transferee if the TF Financial Certificate representing such shares of TF Financial Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(g)           If any TF Financial Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed TF Financial Certificate, upon the making of a sworn affidavit of that fact by the holder thereof in form satisfactory to the Exchange Agent, the Merger Consideration as may be required pursuant to this Agreement; provided, however, that the Exchange Agent may, in its sole discretion and as a condition precedent to the delivery of the Merger Consideration to which the holder of such TF Financial Certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed TF Financial Certificate to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against TF Financial, National Penn or the Exchange Agent or any other party with respect to the TF Financial Certificate alleged to have been lost, stolen or destroyed.

2.7           Anti-Dilution Provisions.  If National Penn shall, at any time before the Effective Date:

(a)            declare a dividend in shares of National Penn Common Stock with a record date prior to the Effective Date;

(b)            resolve to combine the outstanding shares of National Penn Common Stock into a smaller number of shares;

(c)            resolve to effect a split or subdivide the outstanding shares of National Penn Common Stock with a record date prior to the Effective Date; or

(d)            reclassify the shares of National Penn Common Stock;

then, in any such event, the number of shares of National Penn Common Stock to be delivered to TF Financial shareholders who are entitled to receive shares of National Penn Common Stock in exchange for shares of TF Financial Common Stock shall be adjusted so that each TF Financial shareholder shall be entitled to receive such number of shares of National Penn Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred prior to the happening of such event.  (By way of illustration, if National Penn shall declare a stock dividend of 3% payable with respect to a record date on or prior to the Effective Date, the Exchange Ratio shall be adjusted upward by 3%.).  In addition, in the event that, prior to the Effective Date, National Penn enters into an agreement pursuant to which shares of National Penn Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each TF Financial shareholder entitled to receive shares of National Penn Common Stock in the Merger shall be entitled to receive, pro rata, such number of shares or other securities or amount or obligations of such other corporation as such shareholder would be entitled to receive if the Effective Date had occurred immediately prior to the happening of such event.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF TF FINANCIAL

TF Financial hereby represents and warrants to National Penn as follows:

3.1           Organization.

(a)            TF Financial is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  TF Financial is a savings and loan holding company duly registered under the Home Owners’ Loan Act of 1933.  TF Financial has the corporate power and authority to carry on its businesses and operations as now being conducted and to own, lease and operate the properties and assets now owned and being operated by it.  TF Financial is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(b)            3rd Fed Bank is a state-chartered stock savings bank duly organized and validly existing under the laws of the Commonwealth of Pennsylvania.  3rd Fed Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  3rd Fed Bank is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(c)           The deposits of 3rd Fed Bank are insured by the Deposit Insurance Fund of the FDIC to the extent provided in the Federal Deposit Insurance Act.

(d)            TF Financial has no Subsidiaries other than 3rd Fed Bank and those Subsidiaries identified in Section 3.1(d) of the TF Financial Disclosure Schedule.  Section 3.1(d) of the TF Financial Disclosure Schedule sets forth the type of organization, the state of formation, the number and owner of its outstanding equity interests and a brief description of the business conducted by each Subsidiary. Each TF Financial Subsidiary, other than 3rd Fed Bank (which is covered by Section 3.1(b) above), is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation.  Each such TF Financial Subsidiary has the corporate or trust power and authority to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  Each such TF Financial Subsidiary is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(e)            The respective minute books of TF Financial and each TF Financial Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders, boards of directors and trustees, including committees, in each case in accordance with normal business practice of TF Financial and the TF Financial Subsidiary.

(f)            TF Financial has delivered or otherwise made available to National Penn true and correct copies of the articles of incorporation and bylaws of TF Financial and 3rd Fed Bank, and the articles of incorporation, bylaws, operating agreements, trust agreements and other applicable charter documents of each other TF Financial Subsidiary, each as in effect on the date hereof.

3.2           Capitalization.

(a)           The authorized capital stock of TF Financial consists of (i) 10,000,000 shares of common stock, par value $0.10 per share (“TF Financial Common Stock”), of which at the date hereof 3,151,562 shares are validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights, and 2,138,438 are held as treasury shares and (ii) 2,000,000 shares of preferred stock, no par value per share, none of which are issued and outstanding.  TF Financial has not issued nor is TF Financial bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of TF Financial Common Stock or any other security of TF Financial or any securities representing the right to vote, purchase or otherwise receive any shares of TF Financial Common Stock or any other security of TF Financial, except (i) for TF Financial Options for 325,244 shares of TF Financial Common Stock issued and outstanding under the TF Financial Option Plans, a schedule of which is set forth in Section 3.2(a) of the TF Financial Disclosure Schedule and (ii) this Agreement.

(b)           TF Financial owns, directly or indirectly, all of the capital stock of 3rd Fed Bank and the other TF Financial Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.  There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding with respect to the capital stock of 3rd Fed Bank or any other TF Financial Subsidiary.  Except for 3rd Fed Bank and the other TF Financial Subsidiaries listed in Section 3.1(d) of the TF Financial Disclosure Schedule, TF Financial does not possess, directly or indirectly, any material equity interest in any Person, except for (i) equity interests in 3rd Fed Bank’s investment portfolio, (ii) equity interests held in connection with 3rd Fed Bank’s commercial loan activities and (iii) as set forth in Section 3.2(b) of the TF Financial Disclosure Schedule.

(c)           To the Knowledge of TF Financial, except as disclosed in TF Financial’s proxy materials for its 2014 annual meeting of shareholders, no Person or group is the beneficial owner of 5% or more of the outstanding shares of TF Financial Common Stock (the terms “person”, “group” and “beneficial owner” are as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

3.3           Authority; No Violation.

(a)           TF Financial has full corporate power and authority to execute and deliver this Agreement and, except for the receipt of the approval of this Agreement by the shareholders of TF Financial and receipt of all required approvals from Regulatory Authorities, to consummate the Contemplated Transactions. The execution and delivery of this Agreement by TF Financial and the consummation by TF Financial of the Contemplated Transactions have been duly and validly approved by the unanimous vote of the Board of Directors of TF Financial and, except for approval by the shareholders of TF Financial as required by the BCL, no other corporate proceedings on the part of TF Financial are necessary to consummate the Merger under the BCL.  The affirmative vote of a majority of the votes cast at the TF Financial Shareholders Meeting is sufficient to approve this Agreement and the Merger.  The execution of the Bank Merger Agreement has been duly and validly approved by the Board of Directors of 3rd Fed Bank.  This Agreement has been duly and validly executed and delivered by TF Financial and constitutes the valid and binding obligation of TF Financial, enforceable against TF Financial in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)           The execution and delivery of this Agreement by TF Financial, (i) subject to receipt of approvals from the TF Financial shareholders and the Regulatory Authorities referred to in Section 4.4 hereof and TF Financial’s and National Penn’s compliance with any conditions contained therein, the consummation of the Merger, and (ii) compliance by TF Financial or any TF Financial Subsidiary with any of the terms or provisions hereof, does not and will not:

(A)          conflict with or result in a breach of any provision of the respective articles of incorporation or bylaws or other charter documents of TF Financial or any TF Financial Subsidiary;

(B)           violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to TF Financial or any TF Financial Subsidiary or any of their respective properties or assets; or

(C)           except as described in Section 3.3 of the TF Financial Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of TF Financial or any TF Financial Subsidiary under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which TF Financial or any TF Financial Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, excluding from clauses (B) and (C) hereof, any items which, in the aggregate, would not have a Material Adverse Effect.

3.4           Consents.   Except as described in Section 3.4 of the TF Financial Disclosure Schedule, no consents or approvals of any third parties are necessary, in connection with the execution and delivery of this Agreement by TF Financial or, subject to the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section 4.4 hereof and compliance with any conditions contained therein (including the expiration of any required waiting periods) and subject to the approval of this Agreement by the shareholders of TF Financial as required under the BCL, the consummation by TF Financial of the Contemplated Transactions.

3.5           Financial Statements.

(a)            TF Financial has delivered or otherwise made available to National Penn the TF Financial Statements, except those pertaining to quarterly periods commencing after March 31, 2014, which it will deliver to National Penn within 45 days after the end of the respective quarter.  The delivered TF Financial Statements fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of TF Financial as of and for the periods ended on the dates thereof, in accordance with GAAP consistently applied, except in the case of interim period financial statements, which are subject to normal year-end adjustments and footnotes thereto.

(b)            TF Financial does not, as of the date of the balance sheets included in the TF Financial Statements, have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the TF Financial Statements at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto.  Since March 31, 2014, TF Financial has not incurred any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, except for liabilities and obligations which were incurred in the ordinary course of business consistent with past practice or arising from the negotiation and execution of this Agreement and compliance with the terms hereof, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein or which otherwise have not had a Material Adverse Effect.

(c)            The TF Financial Statements were prepared from the books and records of TF Financial and TF Financial Subsidiaries, and such books and records have been, and are being, maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

3.6           No Material Adverse Change.   Neither TF Financial nor any TF Financial Subsidiary has suffered any adverse change in their respective assets, liabilities, business, financial condition or results of operations since December 31, 2013 which change has had a Material Adverse Effect.  Since December 31, 2013, TF Financial and each TF Financial Subsidiary has conducted its business only in the ordinary course of business consistent in all material respects with past practices.

3.7           Taxes.

(a)            TF Financial and the TF Financial Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a) of which TF Financial is a common parent.  TF Financial has filed, and will file, all material federal, state and local tax returns required to be filed by, or with respect to, TF Financial and the TF Financial Subsidiaries on or prior to the Closing Date, except to the extent that any failure to file or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect, and has paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which are shown on such returns to be due for the periods covered thereby from TF Financial or any TF Financial Subsidiary to any applicable taxing authority, on or prior to the Closing Date, other than taxes which (i) are not delinquent or are being contested in good faith, (ii) have not been finally determined, or (iii) the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect. Such returns or reports are true, complete and correct in all material respects.  TF Financial and the TF Financial Subsidiaries have paid all taxes and other governmental charges including all applicable interest and penalties set forth in such returns or reports.

(b)           There are no liens on the assets of TF Financial and the TF Financial Subsidiaries relating to or attributable to any taxes (other than taxes not yet due and payable).  All federal, state and local taxes and other governmental charges payable by TF Financial and the TF Financial Subsidiaries have been paid or have been adequately accrued or reserved for on such entity’s books in accordance with GAAP and banking regulations applied on a consistent basis, except where failure to pay or accrue would not have a Material Adverse Effect.  Until the Effective Date, TF Financial and the TF Financial Subsidiaries shall continue to reserve sufficient funds for the payment of expected tax liabilities in accordance with GAAP and banking regulations applied on a consistent basis.

(c)            No consent pursuant to IRC Section 341(f) has been filed, or will be filed prior to the Closing Date, by or with respect to TF Financial or any TF Financial Subsidiary.

(d)            To the Knowledge of TF Financial, there are no material disputes pending, or claims asserted in writing, for taxes or assessments upon TF Financial or any TF Financial Subsidiary, nor has TF Financial or any TF Financial Subsidiary been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.

(e)            TF Financial and the TF Financial Subsidiaries have withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, except where failure to withhold or to pay such withholding would not have a Material Adverse Effect.

(f)            Neither TF Financial nor the TF Financial Subsidiaries have constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the IRC (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the IRC) that includes the Merger.

3.8           Contracts.

(a)            Except as described in Section 3.8(a) of the TF Financial Disclosure Schedule or Section 3.12 of the TF Financial Disclosure Schedule, neither TF Financial nor any TF Financial Subsidiary is a party to or subject to:

(i)             any offer, employment, consulting, severance, retention, “change-in-control” or termination contract, agreement or arrangement with any officer, director, employee, independent contractor, consultant, agent or other Person, except for arrangements which permit the termination of the same “at will” and without notice or cause;

(ii)            any offer, plan, agreement, arrangement or contract providing incentive compensation for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any officer, director, employee, independent contractor, consultant, agent or other Person;

(iii)           any collective bargaining agreement or contract with any labor union, labor organization or employee association relating to employees;

(iv)           any agreement which by its terms limits the payment of dividends by TF Financial or any TF Financial Subsidiary other than generally applicable regulatory restrictions;

(v)            any instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which TF Financial or any TF Financial Subsidiary is an obligor to any Person, other than deposits, repurchase agreements, bankers acceptances and “treasury tax and loan” accounts established in the ordinary course of business, instruments relating to transactions entered into in the customary course of the banking business of 3rd Fed Bank, and transactions in “federal funds”, or which contains financial covenants or other restrictions, other than those relating to the payment of principal and interest when due, which would be applicable on or after the Closing Date;

(vi)           any contract, other than this Agreement, which restricts or prohibits it from engaging in any type of business permissible under applicable law;

(vii)          any offer, contract, agreement, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the IRC;

(viii)         any lease for real property;

(ix)           any contract or arrangement with any broker-dealer or investment adviser;

(x)            any investment advisory contract with any investment company registered under the Investment Company Act of 1940;

(xi)           any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization;

(xii)          any contract or arrangement related to capital expenditures in excess of $25,000 per year;

(xiii)         any contract or arrangement filed or required to be filed on TF Financial’s Annual Report on Form 10-K for the year ended December 31, 2013;

(xiv)         any contract or arrangement that relates to the involvement of TF Financial or any TF Financial Subsidiary in a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties; or

(xv)          any contract or arrangement that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the TF Financial or any TF Financial Subsidiary.

(b)           All the offers, contracts, plans, agreements, arrangements and instruments listed in Section 3.8(a) of the TF Financial Disclosure Schedule or Section 3.12 of the TF Financial Disclosure Schedule are in full force and effect on the date hereof, and neither TF Financial, any TF Financial Subsidiary nor, to the Knowledge of TF Financial, any other party to any such offer, contract, plan, agreement, arrangement or instrument, has breached any provision of, or is in default under any term of, any such offer, contract, plan, agreement, arrangement or instrument the breach of which or default under which will have a Material Adverse Effect, and, except as described in Section 3.8(b) of the TF Financial Disclosure Schedule no party to any such contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions thereof as a result of the transactions contemplated by this Agreement, the termination of which will have a Material Adverse Effect.

(c)            Except as otherwise described in Section 3.8(c) of the TF Financial Disclosure Schedule or Section 3.12 of the TF Financial Disclosure Schedule, no offer, contract, plan, employment agreement, termination agreement or similar agreement or arrangement to which TF Financial or any TF Financial Subsidiary is a party or by which TF Financial or any TF Financial Subsidiary may be bound:

(i)             contains provisions which permit an employee or an independent contractor or consultant to terminate it without cause and continue to accrue future payments or benefits thereunder;

(ii)            provides for acceleration in the vesting of benefits thereunder upon the occurrence of a change in ownership or control or merger or other acquisition of TF Financial or any TF Financial Subsidiary; or

(iii)           requires TF Financial or any TF Financial Subsidiary to provide a benefit in the form of TF Financial Common Stock or determined by reference to the value of TF Financial Common Stock.

3.9           Ownership of Property; Insurance Coverage.

(a)            TF Financial and each TF Financial Subsidiary has good, and as to real property, marketable, title to all material assets and properties owned by TF Financial or such TF Financial Subsidiary, whether real or personal, tangible or intangible, including securities, assets and properties reflected in the balance sheets contained in the TF Financial Statements or acquired subsequent thereto (except to the extent that such securities are held in any fiduciary or agency capacity and except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, or have been disposed of as obsolete since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except:

(i)             those items that secure liabilities for borrowed money and that are described in Section 3.9(a) of the TF Financial Disclosure Schedule or permitted under Article 5 hereof;

(ii)            statutory liens for amounts not yet delinquent or which are being contested in good faith;

(iii)           liens for current taxes not yet due and payable;

(iv)           pledges to secure deposits and other liens incurred in the ordinary course of banking business;

(v)            such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent; and

(vi)          dispositions and encumbrances for adequate consideration in the ordinary course of business.

TF Financial and each TF Financial Subsidiary have the right under leases of material properties used by TF Financial or such TF Financial Subsidiary in the conduct of their respective businesses to occupy and use all such properties in all material respects as presently occupied and used by them.

(b)           With respect to all agreements pursuant to which TF Financial or any TF Financial Subsidiary has purchased securities subject to an agreement to resell, if any, TF Financial or such TF Financial Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby, except to the extent that any failure to obtain such a lien or maintain such collateral would not, individually or in the aggregate, have a Material Adverse Effect.

(c)            TF Financial and each TF Financial Subsidiary maintain insurance in amounts considered by TF Financial to be reasonable for their respective operations, and such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated.  Neither TF Financial nor any TF Financial Subsidiary has received notice from any insurance carrier that:

(i)             such insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

(ii)            premium costs with respect to such insurance will be substantially increased;

except to the extent such cancellation, reduction, elimination or increase would not have a Material Adverse Effect.

(d)           TF Financial and each TF Financial Subsidiary maintain such fidelity bonds and errors and omissions insurance as may be customary for similarly-sized institutions or required under applicable laws or regulations.

3.10          Legal Proceedings.   Except as set forth in Section 3.10 of the TF Financial Disclosure Schedule, neither TF Financial nor any TF Financial Subsidiary is a party to any, and there are no pending or, to the Knowledge of TF Financial, threatened, legal, administrative, arbitration or other proceedings, claims, actions, charges, grievances, or governmental investigations or regulatory inquiries of any nature:

(a)            against TF Financial or any TF Financial Subsidiary;

(b)           to which the assets of TF Financial or any TF Financial Subsidiary are subject;

(c)            challenging the validity or propriety of any of the Contemplated Transactions; or

(d)            which could materially adversely affect the ability of TF Financial, 3rd Fed Bank or any other TF Financial Subsidiary to perform their respective obligations under this Agreement or to consummate the Bank Merger;

except for any legal, administrative, arbitration or other proceedings, claims, actions, charges, grievances, governmental investigations, or inquiries referred to in clauses (a) or (b) which, individually or in the aggregate, would not have a Material Adverse Effect.

3.11         Compliance with Applicable Law.

(a)            TF Financial and each TF Financial Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules, regulations or ordinances of any Regulatory Authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its businesses nor otherwise have a Material Adverse Effect.

(b)            Since January 1, 2011, TF Financial and each TF Financial Subsidiary have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Regulatory Authority, and have filed all other reports and statements required to be filed by them, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not have a Material Adverse Effect.

(c)            No Regulatory Authority has threatened or initiated any proceeding or, to the Knowledge of TF Financial, investigation into the business or operations of TF Financial or any TF Financial Subsidiary, except where any such proceedings or investigations will not, individually or in the aggregate, have a Material Adverse Effect, or such proceedings or investigations have been terminated or otherwise resolved.

(d)           Neither TF Financial nor any TF Financial Subsidiary has received any notification or communication from any Regulatory Authority:

(i)             asserting that TF Financial or any TF Financial Subsidiary is not in substantial compliance with any of the laws, statutes, orders, rules, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii)            threatening to revoke any license, franchise, permit or governmental authorization which is material to TF Financial or any TF Financial Subsidiary;

(iii)           requiring or threatening to require TF Financial or any TF Financial Subsidiary, or indicating that TF Financial or any TF Financial Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of TF Financial or any TF Financial Subsidiary, including without limitation any restriction on the payment of dividends; or

(iv)           directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of TF Financial or any TF Financial Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a “Regulatory Agreement”);

in each case except as heretofore disclosed to National Penn.

(e)            Neither TF Financial nor any TF Financial Subsidiary has received, consented to, or entered into any Regulatory Agreement, except as heretofore disclosed to National Penn.

(f)            To the Knowledge of TF Financial, except as heretofore disclosed to National Penn, there is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Regulatory Agreement which if resolved in a manner adverse to TF Financial or any TF Financial Subsidiary would have a Material Adverse Effect.

(g)           There is no injunction, order, judgment or decree imposed upon TF Financial or any TF Financial Subsidiary or the assets of TF Financial or any TF Financial Subsidiary which has had, or, to the Knowledge of TF Financial, would have, a Material Adverse Effect.

(h)           TF Financial knows of no reason on the part of TF Financial or any TF Financial Subsidiary why the requisite approvals of the Regulatory Authorities necessary to consummate the Contemplated Transactions should not be obtained in a timely manner.

3.12          ERISA.

(a)           TF Financial has delivered or otherwise made available to National Penn true and complete copies of any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, incentive compensation plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth in Section 3.12 of the TF Financial Disclosure Schedule, currently sponsored, maintained or contributed to, or required to be contributed to, for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of TF Financial or any other entity (a “TF Financial ERISA Affiliate”) that, together with TF Financial, is treated as a single employer under IRC Sections 414(b),(c),(m) or (o) (collectively, the “TF Financial Benefit Plans”), together with:

(i)             the most recent actuarial (if any) and financial reports relating to those TF Financial Benefit Plans which constitute “qualified plans” under IRC Section 401(a);

(ii)            the most recent Form 5500 (if any) relating to such TF Financial Benefit Plans filed with the IRS; and

(iii)           the most recent IRS determination letters which pertain to any such TF Financial Benefit Plans.

Section 3.12(a) of the TF Financial Disclosure Schedule includes a calculation of the impact on the 3rd Fed Bank Retirement Plan (the “Pension Plan”) funding levels resulting from amendments to such plan effected in January, 2014.

(b)           Neither TF Financial nor any TF Financial ERISA Affiliate, and no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by TF Financial or any TF Financial ERISA Affiliate, has incurred any liability to the Pension Benefit Guaranty Corporation (“PBGC”) or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the PBGC pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan.

(c)            Neither TF Financial nor any TF Financial ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

(d)            Since January 1, 2011, except as set forth in Section 3.12(d) of the TF Financial Disclosure Schedule, each TF Financial Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and related documents or agreements and the applicable provisions of all laws, including ERISA and the IRC.

(e)            Except as set forth in Section 3.12(e) of the TF Financial Disclosure Schedule, there is no existing, or, to the Knowledge of TF Financial, contemplated, audit of any TF Financial Benefit Plan by the IRS, the U.S. Department of Labor, the PBGC or any other governmental authority.  In addition, there are no pending or, to the Knowledge of TF Financial, threatened claims by, on behalf of or with respect to any TF Financial Benefit Plan, or by or on behalf of any individual participant or beneficiary of any TF Financial Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the ordinary course of business), nor to the Knowledge of TF Financial, is there any basis for such claim.

(f)            Since January 1, 2011, all required contributions to, and premium payments on account of, each TF Financial Benefit Plan have been made on a timely basis.

(g)           Except as required under Section 601 et seq. of ERISA, no TF Financial Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

(h)           With respect to any services which TF Financial or any TF Financial Subsidiary may provide as a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any TF Financial Benefit Plan), TF Financial and each TF Financial Subsidiary:

(i)             have correctly computed all contributions, payments or other amounts for which it is responsible;

(ii)            have not engaged in any prohibited transactions (as defined in ERISA Section 406 for which an exemption does not exist);

(iii)           since January 1, 2011, have not breached any duty imposed by ERISA: and

(iv)           since January 1, 2011, have not otherwise incurred any liability to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or to any beneficiary, fiduciary or sponsor of any ERISA plan in the performance (or non-performance) of services;

except where any such action or inaction would not have a Material Adverse Effect.

(i)             Except as set forth in Section 3.12(i) of the TF Financial Disclosure Schedule, none of the execution and delivery of this Agreement or the transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any current or former employee or director of TF Financial or any TF Financial Subsidiary to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other material obligation under any TF Financial Benefit Plan or (iii) result in any breach or violation of, or default under, or limit National Penn’s right to amend, modify or terminate, any TF Financial Benefit Plan.

(j)             Each “nonqualified deferred compensation plan” (as defined in IRC Section 409A(d)(1) and applicable regulations) with respect to any service provider to TF Financial or a TF Financial Subsidiary (i) complies and has been operated in all material respects in compliance with the requirements of IRC Section 409A and regulations promulgated thereunder, or (ii) is exempt from compliance under the “grandfather” provisions of IRS Notice 2005-1 and applicable regulations and has not been “materially modified” (within the meaning of IRS Notice 2005-1 and Treasury Regulations §1.409A-6(a)(4)) subsequent to October 3, 2004. No current or former employee or director of TF Financial or a TF Financial Subsidiary is entitled to receive any gross-up or additional payment by reason of the tax required by Section 409A of the IRC being imposed on such person.

(k)            No amount or other entitlement that could be received as a result of the execution and delivery of this Agreement or the transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) by any “disqualified individual” (as defined in Section 280G(c) of the IRC) with respect to TF Financial will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the IRC).  No current or former employee or director of TF Financial or a TF Financial Subsidiary is entitled to receive any gross-up or additional payment by reason of the tax required by Section 4999 of the IRC being imposed on such person.

3.13          State Takeover Statutes.   No “business combination,” “fair price,” “control transaction,” “control share acquisition,” or other similar antitakeover statute or regulation under state or federal law (including, without limitation, the provisions of Sections 2541 through 2588 of the BCL) (collectively, “Takeover Laws”) or provision contained in TF Financial’s articles of incorporation or bylaws is applicable to the Merger.

3.14          Brokers and Finders.   Neither TF Financial, any TF Financial Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such Person, in connection with the transactions contemplated by this Agreement, except for Keefe, Bruyette & Woods, Inc. (the “TF Financial Advisor”).  A copy of the TF Financial Advisor’s engagement letter with TF Financial has been provided to National Penn.

3.15          Environmental Matters.

(a)            Except as set forth in Section 3.15(a) of the TF Financial Disclosure Schedule, to the Knowledge of TF Financial, neither TF Financial nor any TF Financial Subsidiary, nor any property owned or operated by TF Financial or any TF Financial Subsidiary, has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a Material Adverse Effect.  Except as set forth in Section 3.15(a) of the TF Financial Disclosure Schedule, there are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the Knowledge of TF Financial, threatened, or any investigation pending, relating to the liability of TF Financial or any TF Financial Subsidiary with respect to any property owned or operated by TF Financial or any TF Financial Subsidiary under any Environmental Law, except as to any such actions or other matters which would not result in a Material Adverse Effect.  To the Knowledge of TF Financial, neither TF Financial nor any TF Financial Subsidiary is required by N.J.S.A. 58:10B-1.3 to remediate the discharge of any hazardous substance referred to in such statute.

(b)           Except as set forth in Section 3.15(b) of the TF Financial Disclosure Schedule, to the Knowledge of TF Financial, no property, now or formerly owned or operated by TF Financial or any TF Financial Subsidiary or on which TF Financial or any TF Financial Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the National Priority List (“NPL”) under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (“CERCLA”), is listed on the Comprehensive Environmental Response Compensation and Liabilities Information System (“CERCLIS”), or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against TF Financial or any TF Financial Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect.

3.16         Business of TF Financial.   Except as described in Section 3.16 of the TF Financial Disclosure Schedule, since March 31, 2014, neither TF Financial nor any TF Financial Subsidiary has, in any material respect:

(a)            increased the wages, salaries, bonuses, incentive or other compensation, pension or other employee benefits payable to any executive officer, employee or director, except as is permitted in Section 5.1(d) of this Agreement;

(b)           eliminated any employee benefits;

(c)            deferred routine maintenance of real property or leased premises;

(d)           eliminated a reserve where the liability related to such reserve has remained;

(e)            failed to depreciate capital assets in accordance with past practice or to eliminate capital assets which are no longer used in its business; or

(f)            had an extraordinary reduction or deferral of ordinary or necessary expenses.

Additionally, and except as set forth in Section 3.16 of the TF Financial Disclosure Schedule, neither TF Financial nor any TF Financial Subsidiary has solicited and/or received any “brokered deposits”, as defined in the Federal Deposit Insurance Act of 1950, as amended, (other than with respect to such Person’s retail customers) and has at all times been in regulatory compliance with all such regulations.

3.17         CRA Compliance.  TF Financial and 3rd Fed Bank are in material compliance with the applicable provisions of the CRA, and, as of the date hereof, 3rd Fed Bank has received a CRA rating of “satisfactory” or better from the FDIC.  To the Knowledge of TF Financial, there is no fact or circumstance or set of facts or circumstances which would cause TF Financial or 3rd Fed Bank to fail to comply with such provisions in a manner which would have a Material Adverse Effect.

3.18          Information to be Supplied.

(a)            The information supplied by TF Financial for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to shareholders of TF Financial, and up to and including the date of the TF Financial Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)           The information supplied by TF Financial for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

3.19          Related Party Transactions.

(a)            Except as set forth in Section 3.19(a) of the TF Financial Disclosure Schedule, or as is disclosed in the footnotes to the TF Financial Statements, as of the date hereof, neither TF Financial nor any TF Financial Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of TF Financial or any TF Financial Subsidiary, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other “persons” (as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder), except with respect to variations in such terms as would not, individually or in the aggregate, have a Material Adverse Effect.

(b)            Except as set forth in Section 3.19(b) of the TF Financial Disclosure Schedule, as of the date hereof, no loan or credit accommodation to any TF Financial Affiliate is presently in default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified or extended in any manner which would have a Material Adverse Effect.  To the Knowledge of TF Financial, as of the date hereof, principal and interest with respect to any such loan or other credit accommodation will be paid when due and the loan grade classification accorded such loan or credit accommodation is consistent with 3rd Fed Bank’s loan grade classification policy.

3.20          Intellectual Property. Except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on TF Financial and its Subsidiaries, taken as a whole:

(a)            Each of TF Financial and its Subsidiaries (A) solely owns (beneficially, and of record where applicable), free and clear of all liens, other than non-exclusive licenses entered into in the ordinary course of business, all right, title and interest in and to its respective Owned Intellectual Property, and (B) has valid and sufficient rights and licenses to all of the Licensed Intellectual Property. The Owned Intellectual Property is subsisting, and to the Knowledge of TF Financial, the Owned Intellectual Property that is registered is valid and enforceable. The Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property used in or necessary for the operation of the respective businesses of TF Financial and each of its Subsidiaries as presently conducted, and each of TF Financial and its Subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.

(b)           To the Knowledge of TF Financial, (i) the operation of TF Financial and each of its Subsidiary’s respective businesses as presently conducted does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any third person, (ii) no Person has asserted in writing received by TF Financial that TF Financial or any of its Subsidiaries has materially infringed, diluted, misappropriated or otherwise violated any third person’s Intellectual Property rights and (iii) no party has infringed, diluted, misappropriated or otherwise violated any of TF Financial’s or any of its Subsidiary’s rights in the Owned Intellectual Property.

(c)           TF Financial and each of its Subsidiaries has taken reasonable measures to protect (A) their rights in their respective Owned Intellectual Property and (B) the confidentiality of all trade secrets that are owned, used or held by TF Financial or any of its Subsidiaries, and to the Knowledge of TF Financial, such trade secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached. To the Knowledge of TF Financial, no Person has gained unauthorized access to TF Financial’s or its Subsidiaries’ IT Assets.

(d)           TF Financial’s and each of its Subsidiary’s respective IT Assets operate and perform as required by TF Financial and each of its Subsidiaries in connection with their respective businesses and have not materially malfunctioned or failed within the past two years. TF Financial and each of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices. TF Financial and each of its Subsidiaries is compliant with all applicable laws, rules and regulations, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees.

3.21         Loans.

(a)           As of the date hereof, except as set forth in Section 3.21(a) of the TF Financial Disclosure Schedule, neither TF Financial nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which TF Financial or any Subsidiary of TF Financial is a creditor which as of March 31, 2014, had an outstanding balance of $500,000 or more and under the terms of which the obligor was, as of March 31, 2014, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater stockholder of TF Financial or any of its Subsidiaries, or to the Knowledge of TF Financial, any Affiliate of any of the foregoing. Set forth in Section 3.21(a) of the TF Financial Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of TF Financial and its Subsidiaries that, as of March 31, 2014, were classified by TF Financial as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category, (B) each asset of TF Financial or any of its Subsidiaries that, as of March 31, 2014, is classified as “Other Real Estate Owned” and the book value thereof and (C) all funded or unfunded loan commitments of $2,500,000 or more as of the date hereof.

(b)           Each Loan of TF Financial and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of TF Financial and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected, excluding Loans, individually or in the aggregate, as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on TF Financial and its Subsidiaries, and (iii) to the Knowledge of TF Financial, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms.

(c)            Each outstanding Loan of TF Financial and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of TF Financial and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)            Except as set forth in Section 3.21(d) of the TF Financial Disclosure Schedule, none of the agreements pursuant to which TF Financial or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)           There are no outstanding Loans made by TF Financial or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of TF Financial or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)            Neither TF Financial nor any of its Subsidiaries is now nor has it ever been since December 31, 2011, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any governmental entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

3.22         Allowance for Loan Losses.   The allowance for loan losses shown, and to be shown, on the balance sheets contained in the TF Financial Statements have been, and will be, established in accordance with GAAP and all applicable regulatory criteria.

3.23         Derivatives.   Section 3.23 of the TF Financial Disclosure Schedule sets forth a full and complete list of all swaps, caps, floors, collars, option agreements, warrants, futures and forward contracts and other similar derivative transactions (each, a “Derivative Contract”) entered into by TF Financial or its Subsidiaries.  Except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on TF Financial, all Derivative Contracts, whether entered into for its own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each Derivative Contract constitutes the valid and legally binding obligation of it or one of its Subsidiaries, as the case may be, enforceable in accordance with its terms, and is in full force and effect. Except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on TF Financial, neither TF Financial nor its Subsidiaries, nor to the Knowledge of TF Financial any other party thereto, is in breach of any of its obligations under any Derivative Contract.

3.24          Reorganization.   As of the date hereof, TF Financial does not have any reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the IRC.

3.25         Fairness Opinion.  The board of directors of TF Financial has received an opinion (which, if initially rendered verbally, has been or will be confimed by a written opinion, dated the same date) from the TF Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the factors, limitations and assumptions set forth therein, the Merger Consideration to be received by the shareholders of TF Financial pursuant to this Agreement is fair, from a financial point of view, to such shareholders.

3.26         Securities Documents. TF Financial has delivered or otherwise made available to National Penn copies of:

(a) TF Financial’s annual reports on SEC Form 10-K for the years ended December 31, 2013 and 2012, including TF Financial’s Annual Report to Stockholders incorporated therein;

(b)            TF Financial’s quarterly report on SEC Form 10-Q for the quarter ended March 31, 2014;

(c)            all other reports, registration statements and filings of TF Financial filed with the SEC since January 1, 2014; and

(d)            TF Financial’s proxy materials used in connection with its meetings of shareholders held in 2014 and 2013.

Such reports and proxy materials complied, in all material respects, and all future SEC reports, filings, and proxy materials will comply, in all material respects, with the rules and regulations of the SEC to the extent applicable thereto, and all such SEC reports, filings and proxy materials did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.  There are no outstanding comments from or unresolved issues raised by the SEC or its staff with respect to any materials filed by TF Financial with the SEC.

3.27          “Well Capitalized”.   TF Financial and 3rd Fed Bank are “well capitalized” within the meaning of FRB’s and the PDBS’s regulations respectively.

3.28          Sarbanes-Oxley Act Compliance.

(a)            Each of the principal executive officer and the principal financial officer of TF Financial has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder and under the Exchange Act (collectively, the “Sarbanes-Oxley Act”) with respect to TF Financial’s SEC reports, and TF Financial has made available to National Penn a summary of any disclosure made by TF Financial’s management to TF Financial’s auditors and audit committee referred to in such certifications.  For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act.

(b)           TF Financial has (i) designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to TF Financial, including its consolidated Subsidiaries, is made known to its principal executive officer and principal financial officer; (ii) designed internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (iii) evaluated the effectiveness of TF Financial’s disclosure controls and procedures and, to the extent required by applicable law, presented in any applicable TF Financial SEC reports that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation; and (iv) to the extent required by applicable law, disclosed in such report or amendment any change in TF Financial’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, TF Financial’s internal control over financial reporting.

(c)            To the Knowledge of TF Financial, TF Financial does not have any (i) significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect TF Financial’s ability to record, process, summarize and report financial information, and (ii) no fraud, whether or not material, that involves management or other employees who have a significant role in TF Financial’s internal control over financial reporting, has occurred since January 1, 2014.

(d)            Since January 1, 2011, TF Financial has been in compliance in all material respects with the applicable requirements of the Sarbanes-Oxley Act in effect from time to time.  Section 3.28(d) of the TF Financial Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of TF Financial who may have outstanding Loans from TF Financial, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such Loan during the two years immediately preceding the date hereof.

3.29          Labor Disputes.   Neither TF Financial nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with any labor union, labor organization or employee association, nor is TF Financial or any of its Subsidiaries the subject of any pending or threatened proceeding, charge, complaint, arbitration, grievance or other labor dispute asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the United States National Labor Relations Act) or seeking to compel TF Financial or any such Subsidiary to bargain with any labor union, labor organization or employee association as to wages or other conditions of employment, nor is there any labor strike, slowdown or work stoppage, corporate campaign, interruption or work, picketing, leafleting, boycott, lockout or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to the Knowledge of TF Financial, threatened against TF Financial or any of its Subsidiaries, nor is TF Financial aware of any activity involving or affecting its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engage in other organizational activity.  Further, to the Knowledge of TF Financial, no labor union, labor organization or employee association has been certified by the National Labor Relations Board as a bargaining agent or representative of any employees of TF Financial or any of its Subsidiaries; no representation proceeding or petition seeking a representation proceeding has been filed or, to the Knowledge of TF Financial, threatened to be filed against TF Financial or any of its Subsidiaries; and no notice has been received by TF Financial or any of its Subsidiaries from any labor union, labor organization or employee association stating that it has been (or demanding or requesting that it be) designated or otherwise recognized as the bargaining agent or representative for any such employees, and TF Financial and its Subsidiaries have not negotiated, or been asked to negotiate, any collective bargaining agreement or other agreement or understanding with any labor union, labor organization or employee association with respect to any employees.

3.30          ESOP Matters.

(a)           The ESOP Trust was validly authorized and established in accordance with all applicable laws, regulations, and rulings.  The ESOP Trust is a trust duly formed in accordance with the laws of the Commonwealth of Pennsylvania. The ESOP Trustee has been duly appointed by TF Financial to serve as the trustee of the ESOP Trust.

(b)            Except as set forth in Section 3.30(b) of the TF Financial Disclosure Schedule, the ESOP is now and has been at all times since its inception, in form, an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the IRC and Section 407(d)(6) of ERISA, which, in form, qualifies under Section 401(a) of the IRC. The ESOP Trust is now and has at all times since inception been, qualified under Section 501(a) of the IRC. The shares of TF Financial Common Stock held by the ESOP Trust constitute “employer securities,” as defined in Section 409(l) of the IRC, and “qualifying employer securities”, as defined in Section 407(d)(5) of ERISA.

(c)            Since January 1, 2011, the ESOP complies, and has been administered and operated in compliance, in all material respects, in accordance with its terms and all provisions of applicable Law.  Since January 1, 2011, all amendments and actions required to bring the ESOP into conformity in all material respects with all of the applicable provisions of the IRC, ERISA and other applicable laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Effective Date and as disclosed on Section 3.30(c) of the TF Financial Disclosure Schedule. Since January 1, 2011, no individual who has performed services for TF Financial has been improperly excluded from participation in the ESOP.  As of the Closing Date, neither TF Financial nor any participant in the ESOP is or may be subject to liability by reason of Section 4979A of the IRC.

(d)            Neither TF Financial nor any “party in interest” or “disqualified person” with respect to the ESOP has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the IRC or Section 406 of ERISA. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of the ESOP. The transactions contemplated by this Agreement and all prior transactions involving the ESOP, do not constitute transactions which would subject any such party to either a civil penalty assessed pursuant to part 502(i) of ERISA or the tax or penalty on prohibited transactions imposed by Section 4975 of the Code.

(e)            Except as disclosed on Section 3.30(e) of the TF Financial Disclosure Schedule, there is no existing indebtedness of the ESOP, the ESOP Trust or TF Financial relating to the ESOP.

(f)            Section 3.30(f) of the TF Financial Disclosure Schedule sets forth any documents that provide for indemnification of the ESOP Trustee and all other fiduciaries of the ESOP or such fiduciaries’ financial advisors in connection with any prior transactions involving the ESOP or the Contemplated Transactions.

(g)           Except as set forth in Section 3.30(g) of the TF Financial Disclosure Schedule, TF Financial has made available to National Penn the ESOP and the trust agreement (the “ESOP Organizational Documents”), as well as true and complete copies of ESOP contributions and allocation schedules for the last five years of contributions, ESOP voting procedures, account diversification documentation, distribution forms and notices, committee and trustee minutes and consents, and nondiscrimination tests for the last five years.

(h)           As of the Effective Date, with respect to the ESOP, (i) the ESOP Trustee and TF Financial will have properly discharged their respective duties under the Plan, the IRC, and other applicable law regarding the ESOP participants’ rights to consider, vote upon or otherwise instruct the ESOP Trustee on the transactions contemplated hereby; and (ii) the ESOP Trustee and TF Financial will have properly discharged their respective fiduciary duties with respect to all material aspects of the establishment and operation of the ESOP, including but not limited to, valuing the TF Financial Common Stock and making participant distributions.

(i)            No shares of TF Financial Common Stock owned by the ESOP were acquired by the ESOP in a transaction pursuant to Section 1042 of the IRC.  All TF Financial contributions to the ESOP were deductible under Section 404 of the IRC for the year made.  Except as disclosed on Section 3.30(i) of the TF Financial Disclosure Schedule, none of the shares of TF Financial Common Stock held by the ESOP were acquired with the proceeds of any loan made or guaranteed by the seller of such securities, TF Financial or any ERISA Affiliate of TF Financial.

(j)             Since January 1, 2011, TF Financial and the ESOP have complied with the voting requirements of Section 409(e) of the IRC.  Neither the execution, delivery and performance of this Agreement and any ancillary documents, nor the consummation of the Contemplated Transactions will conflict with, result in a breach of or constitute a default under or violate any provision of the ESOP or ESOP Trust, or any other agreement to which the ESOP is a party, including, without limitation, any loan agreement or any provision of articles of incorporation or bylaws of TF Financial.  There is no pending or threatened claims against TF Financial by the ESOP, or the ESOP Trustee, and no claims pending, or to the Knowledge of TF Financial, threatened claims against the ESOP, the ESOP Trustee or TF Financial with respect to the ESOP by any of its participants.  To the Knowledge of TF Financial, neither the ESOP nor the ESOP participants have any basis for any claim against TF Financial or the ESOP Trustee.

3.31          Fiduciary Accounts.   TF Financial and each of the TF Financial Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including, but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator, investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations.  Neither TF Financial nor any of the TF Financial Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust to the Knowledge of TF Financial with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.32          Quality of Representations.   No representation or warranty of TF Financial in this Agreement and no statement in the TF Financial Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.  No notice given pursuant to Section 5.6 will contain any untrue statement or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF NATIONAL PENN

National Penn hereby represents and warrants to TF Financial as follows:

4.1           Organization.

(a)           National Penn is a corporation duly incorporated and validly subsisting under the laws of the Commonwealth of Pennsylvania.  National Penn is a bank holding company duly registered under the BHC Act.  National Penn has the corporate power to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  National Penn is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified will not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(b)           National Penn Bank is a national banking association duly organized and validly existing under the laws of the United States.  National Penn Bank has the corporate power to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  National Penn Bank is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified will not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(c)           The deposits of National Penn Bank are insured by the Deposit Insurance Fund of the FDIC to the extent provided in the Federal Deposit Insurance Act.

(d)           National Penn has no Subsidiaries other than those identified in Section 4.1(d) of the National Penn Disclosure Schedule.

(e)           The respective minute books of National Penn and each National Penn Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors, including committees, in each case in accordance with the normal business practice of National Penn and the National Penn Subsidiary.

(f)           National Penn has delivered or otherwise made available to TF Financial true and correct copies of the respective articles of incorporation, articles of association and bylaws of National Penn and National Penn Bank, as in effect on the date hereof.

4.2           Capitalization.

(a)           The authorized capital stock of National Penn consists of (a) 250,000,000 shares of National Penn Common Stock, of which, as of June 3, 2014, 13,049,040 shares are validly issued and held by National Penn as treasury stock and 139,226,058 shares are validly issued and outstanding, fully paid and nonassessable and free of preemptive rights, and (b) 1,000,000 shares of preferred stock, without par value, of which none are issued.  As of the date hereof National Penn has not issued nor is National Penn bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of National Penn Common Stock or any other security of National Penn or any securities representing the right to vote, purchase or otherwise receive any shares of National Penn Common Stock or any other security of National Penn, except (i) for options to acquire shares of National Penn Common Stock issued under National Penn’s various stock option plans, (ii) restricted stock units issued under National Penn’s long term incentive compensation plan, (iii) pursuant to National Penn’s employee stock purchase plan, dividend reinvestment plan and directors’ fee plan, and (iv) pursuant to this Agreement.

(b)           National Penn owns, directly or indirectly, all of the capital stock of National Penn Bank and the other National Penn Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.  There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding with respect to the capital stock of National Penn Bank or any other National Penn Subsidiary.  Except for the National Penn Subsidiaries, National Penn does not possess, directly or indirectly, any material equity interest in any Person, except for equity interests in the investment portfolios of National Penn’s Subsidiaries, equity interests held by National Penn’s Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of National Penn’s Subsidiaries.

4.3           Authority; No Violation.

(a)            National Penn has full corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions.  The execution and delivery of this Agreement by National Penn and the consummation by National Penn of the Contemplated Transactions have been duly and validly approved by the Board of Directors of National Penn by unanimous vote and no other corporate proceedings on the part of National Penn are necessary to consummate the Merger.  This Agreement has been duly and validly executed and delivered by National Penn and constitutes the valid and binding obligation of National Penn, enforceable against National Penn in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)           The execution and delivery of this Agreement by National Penn, (i) subject to receipt of approvals from the Regulatory Authorities referred to in Section 4.4 hereof and National Penn’s and TF Financial’s compliance with any conditions contained therein, (ii) the consummation of the Contemplated Transactions, and (iii) compliance by National Penn with any of the terms or provisions hereof, do not and will not:

(A)           conflict with or result in a breach of any provision of the respective articles of incorporation, articles of association or bylaws of National Penn or any National Penn Subsidiary;

(B)           violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to National Penn or any National Penn Subsidiary or any of their respective properties or assets; or

(C)           violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of National Penn or any National Penn Subsidiary under, any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which National Penn or any National Penn Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, excluding from clauses (B) and (C) any such items which, in the aggregate, would not have a Material Adverse Effect.

4.4           Consents.   Except for (a) the filing of applications and notices, as applicable, with the appropriate federal banking agency, insurance or other regulatory or self-regulatory authorities of the transactions contemplated in this Agreement, and approval of such applications, filings, and notices, (b) the filing with the SEC of the Registration Statement and (c) the filing of the Articles of Merger with the PDS after receiving any required approvals from the appropriate regulatory authorities, no consents or approvals of, or filings or registrations with, any public body or authority are necessary in connection with the execution and delivery of this Agreement by National Penn or the consummation of the Contemplated Transactions.

4.5           Financial Statements.

(a)            National Penn has delivered or otherwise made available to TF Financial the National Penn Financial Statements, except those pertaining to quarterly periods commencing after March 31, 2014, which it will deliver to TF Financial within 45 days after the end of the respective quarter.  The delivered National Penn Financial Statements fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of National Penn as of and for the periods ended on the dates thereof, in accordance with GAAP consistently applied, except in the case of interim period financial statements, which are subject to normal year-end adjustments and footnotes thereto.

(b)           National Penn does not, as of the date of the balance sheets included in the National Penn Financial Statements, have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the National Penn Financial Statements at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto.  Since March 31, 2014, National Penn has not incurred any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, except for liabilities and obligations which were incurred in the ordinary course of business consistent with past practice or arising from the negotiation and execution of this Agreement and compliance with the terms hereof, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein or which otherwise have not had a Material Adverse Effect.

(c)            The National Penn Financial Statements were prepared from the books and records of National Penn and the National Penn Subsidiaries, and such books and records have been are being maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

4.6            No Material Adverse Change.   Neither National Penn nor any National Penn Subsidiary has suffered any adverse change in their respective assets, business, financial condition or results of operations since December 31, 2013, which change has had a Material Adverse Effect.  Since December 31, 2013, National Penn and each National Penn Subsidiary has conducted its business only in the ordinary course of business consistent in all material respects with past practices.

4.7           Taxes.

(a)            National Penn and the National Penn Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a) of which National Penn is the common  National Penn has filed, and will file, all material federal, state and local tax returns required to be filed by, or with respect to, National Penn and the National Penn Subsidiaries on or prior to the Closing Date, except to the extent that any failure to file or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect, and has paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which are shown on such returns to be due for the periods covered thereby from National Penn or any National Penn Subsidiary to any applicable taxing authority, on or prior to the Closing Date, other than taxes which (i) are not delinquent or are being contested in good faith, (ii) have not been finally determined, or (iii) the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect.  Such returns or reports are true, complete and correct in all material respects.  TF Financial and the TF Financial Subsidiaries have paid all taxes and other governmental charges including all applicable interest and penalties set forth in such returns or reports.

(b)           There are no liens on the assets of National Penn and the National Penn Subsidiaries relating to or attributable to any taxes (other than taxes not yet due and payable).  All federal, state and local taxes and other governmental charges payable by National Penn and the National Penn Subsidiaries have been paid or have been adequately accrued or reserved for on such entity’s books in accordance with GAAP and banking regulations applied on a consistent basis, except where failure to pay or accrue would not have a Material Adverse Effect.  Until the Effective Date, National Penn and the National Penn Subsidiaries shall continue to reserve sufficient funds for the payment of expected tax liabilities in accordance with GAAP and banking regulations applied on a consistent basis.

(c)           To the Knowledge of National Penn, there are no material disputes pending, or claims asserted in writing, for taxes or assessments upon National Penn or any National Penn Subsidiary, nor has National Penn or any National Penn Subsidiary been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.

(d)           National Penn and the National Penn Subsidiaries have withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, except where failure to withhold or to pay such withholding would not have a Material Adverse Effect.

4.8           Contracts.   Neither National Penn nor any National Penn Subsidiary is a party to or subject to: (i) any agreement which by its terms limits the payment of dividends by National Penn or any National Penn Subsidiary, or (ii) any contract, other than this Agreement, which restricts or prohibits it from engaging in any type of business permissible under applicable law.

4.9           Financing; Stock Consideration.   National Penn has as of the date hereof and will have as of the Closing sufficient available cash to pay the amounts required to be paid and will have duly reserved sufficient shares of National Penn Common Stock to be issued to TF Financial shareholders pursuant to this Agreement, upon consummation of the Merger.  The shares of National Penn Common Stock to be issued and delivered to TF Financial shareholders in accordance with this Agreement, when so issued and delivered, will be duly authorized and validly issued and fully paid and non-assessable, and no shareholder of National Penn shall have any pre-emptive right with respect thereto.

4.10         Legal Proceedings.   Neither National Penn nor any National Penn Subsidiary is a party to any, and there are no pending or, to the Knowledge of National Penn, threatened, legal, administrative, arbitration or other proceedings, claims, charges, grievances, actions, or governmental investigations or regulatory inquiries of any nature:

(a)            against National Penn or any National Penn Subsidiary;

(b)           to which the assets of National Penn or any National Penn Subsidiary are subject;

(c)            challenging the validity or propriety of any of the Contemplated Transactions; or

(d)            which could materially adversely affect the ability of National Penn or any other National Penn Subsidiary to perform their respective obligations under this Agreement;

except for any legal, administrative, arbitration or other proceedings, claims, charges, grievances, actions, governmental investigations, or regulatory inquiries referred to in clauses (a) or (b) which, individually or in the aggregate, would not have a Material Adverse Effect.

4.11         Compliance with Applicable Law.

(a)            National Penn and each National Penn Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules, regulations or ordinances of any Regulatory Authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their respective businesses nor otherwise have a Material Adverse Effect.

(b)            National Penn and each National Penn Subsidiary have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Regulatory Authority, and have filed all other reports and statements required to be filed by them, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not have a Material Adverse Effect.

(c)            No Regulatory Authority has threatened or initiated any proceeding or, to the Knowledge of National Penn, any investigation into the businesses or operations of National Penn or any of its Subsidiaries, except where any such proceedings or investigations will not, individually or in the aggregate, have a Material Adverse Effect, or such proceedings or investigations have been terminated or otherwise resolved.

(d)            Neither National Penn nor any National Penn Subsidiary has received any notification or communication from any Regulatory Authority:

(i)             asserting that National Penn or any National Penn Subsidiary is not in substantial compliance with any of the laws, statutes, orders, rules, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii)            threatening to revoke any license, franchise, permit or governmental authorization which is material to National Penn or any National Penn Subsidiary;

(iii)           requiring or threatening to require National Penn or any National Penn Subsidiary, or indicating that National Penn or any National Penn Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of National Penn or any National Penn Subsidiary, including without limitation any restriction on the payment of dividends; or

(iv)           directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of National Penn or any National Penn Subsidiary;

in each case except as heretofore disclosed to TF Financial.

(e)            Neither National Penn nor any National Penn Subsidiary has received, consented to, or entered into any Regulatory Agreement except as heretofore disclosed to TF Financial.

(f)            To the Knowledge of National Penn, there is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Regulatory Agreement which if resolved in a manner adverse to National Penn or any National Penn Subsidiary would have a Material Adverse Effect.

(g)           There is no injunction, order, judgment or decree imposed upon National Penn or any National Penn Subsidiary or the assets of National Penn or any National Penn Subsidiary which has had, or, to the Knowledge of National Penn, would have, a Material Adverse Effect.

(h)           National Penn knows of no reason on the part of National Penn or any National Penn Subsidiary why the requisite approvals of the Regulatory Authorities necessary to consummate the Contemplated Transactions should not be obtained in a timely manner.

4.12         ERISA.

(a)            National Penn has delivered or otherwise made available to TF Financial true and complete copies of any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, incentive compensation plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements currently sponsored, maintained or contributed to, or required to be contributed to, for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of National Penn or any other entity (an “National Penn ERISA Affiliate”) that, together with National Penn, is treated as a single employer under IRC Sections 414(b),(c),(m) or (o) (collectively, the “National Penn Benefit Plans”), together with:

(i)             the most recent actuarial (if any) and financial reports relating to those National Penn Benefit Plans which constitute “qualified plans” under IRC Section 401(a);

(ii)            the most recent Form 5500 (if any) relating to such National Penn Benefit Plans filed by them, respectively, with the IRS; and

(iii)           the most recent IRS determination letters which pertain to any such National Penn Benefit Plans.

(b)           Neither National Penn nor any National Penn ERISA Affiliate, and no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by National Penn or any National Penn ERISA Affiliate, has incurred any liability to the PBGC or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the PBGC pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan.

(c)            Neither National Penn nor any National Penn ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

(d)           Since January 1, 2011, each National Penn Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and related documents or agreements and the applicable provisions of all laws, including ERISA and the IRC.

(e)           There is no existing, or, to the Knowledge of National Penn, contemplated, audit of any National Penn Benefit Plan by the IRS, the U.S. Department of Labor, the PBGC or any other governmental authority.  In addition, there are no pending or threatened claims by, on behalf of or with respect to any National Penn Benefit Plan, or by or on behalf of any individual participant or beneficiary of any National Penn Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the ordinary course of business), nor to the Knowledge of National Penn, is there any basis for such claim.

(f)            Since January 1, 2011, all required contributions to, and premium payments on account of, each National Penn Benefit Plan have been made on a timely basis.

(g)           Except as required under Section 601 et seq. of ERISA, no National Penn Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

(h)           With respect to any services which National Penn or any National Penn Subsidiary may provide as a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any National Penn Benefit Plan), National Penn and each National Penn Subsidiary:

(i)             have correctly computed all contributions, payments or other amounts for which it is responsible;

(ii)            have not engaged in any prohibited transactions (as defined in ERISA Section 406 for which an exemption does not exist);

(iii)           since January 1, 2011, have not breached any duty imposed by ERISA: and

(iv)           since January 1, 2011, have not otherwise incurred any liability to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or to any beneficiary, fiduciary or sponsor of any ERISA plan in the performance (or non-performance) of services;

except where any such action or inaction would not have a Material Adverse Effect.

(i)             None of the execution and delivery of this Agreement or the transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any current or former employee or director of National Penn or any National Penn Subsidiary to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other material obligation under any National Penn Benefit Plan or (iii) result in any breach or violation of, or default under, or limit National Penn’s right to amend, modify or terminate, any National Penn Benefit Plan.

(j)             Each “nonqualified deferred compensation plan” (as defined in IRC Section 409A(d)(1) and applicable regulations) with respect to any service provider to National Penn or a National Penn Subsidiary (i) complies and has been operated in all material respects in compliance with the requirements of IRC Section 409A and regulations promulgated thereunder, or (ii) is exempt from compliance under the “grandfather” provisions of IRS Notice 2005-1 and applicable regulations and has not been “materially modified” (within the meaning of IRS Notice 2005-1 and Treasury Regulations §1.409A-6(a)(4)) subsequent to October 3, 2004. No current or former employee or director of National Penn or a National Penn Subsidiary is entitled to receive any gross-up or additional payment by reason of the tax required by Section 409A of the IRC being imposed on such person.

4.13         Brokers and Finders.   Neither National Penn, any National Penn Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such Person, in connection with the Contemplated Transactions, except for Sandler O’Neill & Partners, L.P. (the “National Penn Financial Advisor”) whose engagement letter with National Penn is included in Section 4.13 of the National Penn Disclosure Schedule.

4.14         Environmental Matters.

(a)           To the Knowledge of National Penn, neither National Penn, any National Penn Subsidiary, nor any property owned or operated by National Penn or any National Penn Subsidiary, has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a Material Adverse Effect.  There are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the Knowledge of National Penn, threatened, or any investigation pending, relating to the liability of National Penn or any National Penn Subsidiary with respect to any property owned or operated by National Penn or any National Penn Subsidiary under any Environmental Law, except as to any such actions or other matters which would not result in a Material Adverse Effect.

(b)           To the Knowledge of National Penn no property, now or formerly owned or operated by National Penn or any National Penn Subsidiary or on which National Penn or any National Penn Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the NPL under CERCLA, is listed on the CERCLIS, or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against National Penn or any National Penn Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect.

4.15         CRA Compliance.   National Penn and National Penn Bank are in material compliance with the applicable provisions of the CRA, and, as of the date hereof, National Penn Bank has received a CRA rating of “satisfactory” or better from the OCC.  To the Knowledge of National Penn, there is no fact or circumstance or set of facts or circumstances which would cause National Penn Bank to fail to comply with such provisions in a manner which would have a Material Adverse Effect.

4.16         Allowance for Loan Losses.   The allowance for loan losses shown, and to be shown, on the balance sheets contained in the National Penn Financial Statements have been, and will be, established in accordance with GAAP and all applicable regulatory criteria.

4.17         Information to be Supplied.

(a)            The information supplied by National Penn for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, as of the date the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to shareholders of TF Financial, and up to and including the date of the TF Financial Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)            The information supplied by National Penn for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

4.18         Loans.   All Loans reflected as assets in the National Penn Financial Statements are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests which have been perfected, excluding Loans, individually or in the aggregate, as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect.

4.19         Reorganization.   As of the date hereof, National Penn does not have any reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the IRC.

4.20         Securities Documents.   National Penn has delivered or otherwise made available to TF Financial copies of:

(a)            National Penn’s annual reports on SEC Form 10-K for the years ended December 31, 2013 and 2012;

(b)           National Penn’s quarterly report on SEC Form 10-Q for the quarter ended March 31, 2014;

(c)            All other reports, Registration Statements and filings of National Penn filed with the SEC since January 1, 2014; and

(d)           National Penn’s proxy materials used in connection with its meetings of shareholders held in 2014 and 2013.

Such reports and proxy materials complied, in all material respects, and any future SEC reports, filings, and proxy materials will comply, in all material respects, with the rules and regulations of the SEC to the extent applicable thereto.  All such SEC reports, filings and proxy materials did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.  There are no outstanding comments from or unresolved issues raised by the SEC or its staff with respect to any materials filed by National Penn with the SEC.

4.21          “Well Capitalized”.   National Penn and National Penn Bank are “well capitalized” within the meaning of the FRB’s and OCC’s regulations, respectively.

4.22         Sarbanes-Oxley Act Compliance.

(a)            Each of the principal executive officer and the principal financial officer of National Penn has made all certifications required under the Sarbanes-Oxley Act with respect to National Penn’s SEC reports, and National Penn has made available to National Penn a summary of any disclosure made by National Penn’s management to National Penn’s auditors and audit committee referred to in such certifications.  For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act.

(b)           National Penn has (i) designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to National Penn, including its consolidated Subsidiaries, is made known to its principal executive officer and principal financial officer; (ii) designed internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (iii) evaluated the effectiveness of National Penn’s disclosure controls and procedures and, to the extent required by applicable law, presented in any applicable National Penn SEC reports that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation; and (iv) to the extent required by applicable law, disclosed in such report or amendment any change in National Penn’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, National Penn’s internal control over financial reporting.

(c)           To the Knowledge of National Penn:  (i) National Penn does not have any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect National Penn’s ability to record, process, summarize and report financial information, and (ii) no fraud, whether or not material, that involves management or other employees who have a significant role in National Penn’s internal control over financial reporting, has occurred since January 1, 2014.

(d)           Since January 1, 2011, except as disclosed in Section 4.22(d) of the National Penn Disclosure Schedule, National Penn has been in compliance in all material respects with the applicable requirements of the Sarbanes-Oxley Act in effect from time to time.  Section 4.22(d) of the National Penn Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of National Penn who may have outstanding Loans from National Penn, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

4.23         Quality of Representations.   No representation or warranty of National Penn in this Agreement and no statement in the National Penn Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.  No notice given pursuant to Section 5.6 will contain any untrue statement or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE 5
COVENANTS OF THE PARTIES

5.1           Conduct of TF Financial’s Business.   Through the Closing Date, TF Financial shall, and shall cause each TF Financial Subsidiary to, in all material respects, conduct its businesses and engage in transactions only in the ordinary course and consistent with past practice, except as otherwise required or contemplated by this Agreement or with the written consent of National Penn.  TF Financial shall, and shall cause each TF Financial Subsidiary to, use its reasonable good faith efforts to preserve its business organization intact; maintain good relationships with employees, independent contractors and consultants; and preserve the good will of customers of TF Financial or the TF Financial Subsidiaries and others with whom business relationships exist; provided, however, that neither TF Financial nor any TF Financial Subsidiary may hire new employees unless such position is within TF Financial’s previously approved staffing levels and the base salaries for such employees do not exceed $100,000 individually or $375,000 in the aggregate.  Through the Closing Date, except as otherwise consented to in writing by National Penn (such consent shall not be unreasonably withheld) or as permitted by this Agreement, TF Financial shall not, and shall not permit any TF Financial Subsidiary to:

(a)            change any provision of its articles of incorporation or of its bylaws;

(b)           change the number of authorized or issued shares of its capital stock; repurchase any shares of capital stock; or issue or grant any option, warrant, call, commitment, subscription, right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of capital stock; declare, set aside or pay any dividend or other distribution in respect of capital stock; or redeem or otherwise acquire any shares of TF Financial capital stock; except that:

(i)            TF Financial may issue shares of TF Financial Common Stock upon the valid exercise of any TF Financial Options issued and outstanding on the date hereof;

(ii)            any Subsidiary of TF Financial may pay dividends to TF Financial to the extent permitted by applicable regulatory restrictions; and

(iii)           TF Financial may pay regular quarterly cash dividends on the TF Financial Common Stock at a rate not in excess of the regular quarterly cash dividend ($0.12 per share) declared prior to the date of this Agreement on the TF Financial Common Stock, provided that after the date of this Agreement TF Financial shall coordinate the declaration of any dividends in respect of the TF Financial Common Stock and the record dates and payment dates relating thereto with National Penn’s declaration of regular quarterly dividends on the National Penn Common Stock and the record dates and payment dates relating thereto, it being the intention of TF Financial and National Penn that holders of TF Financial Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of TF Financial Common Stock and any shares of National Penn Common Stock any such holders receive in exchange therefor as a result of the Merger;

(c)            grant any severance or termination pay or benefits, other than pursuant to policies, practices or agreements of TF Financial or any TF Financial Subsidiary in effect on the date hereof, to, or enter into or amend any offer, employment, consulting, severance, “change-in-control” or termination contract, retention agreement, contract or other arrangement with, any officer, director, employee, independent contractor, consultant, agent or other Person associated with TF Financial or any TF Financial Subsidiary;

(d)           grant job promotions or increase the rate of base pay, incentive or other compensation or benefits of, or pay any bonus to, any director, officer, employee, independent contractor or consultant of TF Financial or any TF Financial Subsidiary, except for:

(i)             routine periodic pay increases, selective merit pay increases and pay-raises in connection with promotions, all in accordance with past practice; provided, however, that such pay increases and raises shall not exceed three percent (3.0%) per increase or raise, and shall not exceed $25,000 in the aggregate; and

(ii)            annual bonuses that have been accrued on the most recent balance sheet included in the TF Financial Statements prior to the date of such payment and payable in the ordinary course and consistent with past practice, to persons designated by TF Financial and approved by National Penn in the amounts, at the times and as otherwise set forth in Section 5.1(d)(ii) of the TF Financial Disclosure Schedule;

(e)            make any acquisition of all or any substantial portion of the business or assets of any other Person, firm, association, corporation or business organization; enter into a purchase and assumption transaction with respect to deposits, Loans or liabilities; sell or buy whole loans and participation interests; relocate or surrender its certificate of authority to maintain, or file an application for the relocation of, any existing office; file an application for a certificate of authority to establish a new office; change the status of any office as to its supervisory jurisdiction; or fail to maintain and enforce in any material respect its code of ethics and applicable compliance procedures;

(f)            sell or otherwise dispose of any material asset, other than in the ordinary course of business consistent with past practice; subject any asset to a lien, pledge, security interest or other encumbrance, other than in the ordinary course of business consistent with past practice; modify in any material manner the manner in which it has heretofore conducted its business or enter into any new line of business; incur any indebtedness for borrowed money, except in the ordinary course of business consistent with past practice;

(g)           take any action which would result in any of the conditions set forth in Article 6 hereof not being satisfied;

(h)           take any action that would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC;

(i)             change any method, practice or principle of accounting, except as required by changes in GAAP concurred in by its independent certified public accountants; or change any assumption underlying, or any method of calculation of, depreciation of any type of asset or establishment of any reserve;

(j)             change its independent registered accounting firm or auditors;

(k)           waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material agreement to which it is a party, other than in the ordinary course of business consistent with past practice;

(l)             implement any pension, retirement, profit-sharing, bonus, incentive compensation, welfare benefit or similar plan, policy, practice, agreement or arrangement that was not in effect on the date of this Agreement, or amend any existing plan or arrangement except as required by law;

(m)           take any action that would impair, prevent, hinder, or alter the ability of 3rd Fed Bank to pay cash dividends, in compliance with applicable federal regulations, and without the need for prior regulatory approval other than the requirement to give prior notice to the FRB;

(n)           amend or otherwise modify its underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice, other than as required by law, regulation or Regulatory Authorities;

(o)           enter into, renew, extend or modify any other transaction with any Affiliate, other than deposit and loan transactions in the ordinary course of business and which are in compliance with the requirements of applicable laws and regulations;

(p)           make any loan commitments of $2,500,000 or more;

(q)           enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement;

(r)            take any action that would give rise to a right of payment or guarantee continued employment to any individual under any employment agreement, contract, arrangement or other instrument, except (i) in the ordinary course of business consistent with past practice, and (ii) for the execution of this Agreement and consummation of the Contemplated Transactions;

(s)            purchase any security for its investment portfolio (i) rated less than required by TF Financial’s policies regarding its security investments as in effect on the date hereof, or (ii) with a remaining maturity, or average maturity in the case of mortgage-backed or similar securities, of more than five (5) years;

(t)            make any individual capital expenditure of $25,000 or more; or undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of business, involving an unbudgeted capital expenditure by TF Financial of more than $25,000, or extending beyond twelve (12) months from the date hereof; or

(u)           agree to do any of the foregoing.

5.2           Access; Confidentiality.

(a)           Through the Closing Date, each party hereto shall afford to the other, including its authorized agents and representatives, reasonable access to its and its Subsidiaries’ businesses, properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of each party shall furnish the other party making such investigation, including its authorized agents and representatives, with such financial and operating data and other information with respect to such businesses, properties, assets, books and records and personnel as the party making such investigation, or its authorized agents and representatives, shall from time to time reasonably request.

(b)           Each party hereto agrees that it, and its authorized agents and representatives, will conduct such investigation and discussions hereunder in a confidential manner and otherwise in a manner so as not to interfere unreasonably with the other party’s normal operations and customer and employee relationships.  Neither TF Financial, National Penn, nor any of their respective Subsidiaries, shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize attorney-client privilege or similar privilege with respect to such information or contravene any law, rule, regulation, decree, order, fiduciary duty or confidentiality agreement entered into prior to the date hereof.

(c)           All information furnished to National Penn or TF Financial by the other in connection with the Contemplated Transactions, whether prior to the date of this Agreement or subsequent hereto, shall be held in confidence to the extent required by, and in accordance with, the Confidentiality Agreement.

5.3           Regulatory Matters.   Through the Closing Date:

(a)            National Penn and TF Financial shall cooperate with one another in the preparation of the Registration Statement (including the Prospectus/Proxy Statement) and all Applications and the making of all filings for, and shall use their reasonable best efforts to obtain, as promptly as practicable, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions.  National Penn and TF Financial shall each give the other reasonable time to review any Application to be filed by it prior to the filing of such Application with the relevant Regulatory Authority, and each shall consult the other with respect to the substance and status of such filings.

(b)           TF Financial and National Penn shall each promptly furnish the other with copies of written communications to, or received by them from, any Regulatory Authority in respect of the Contemplated Transactions.

(c)           TF Financial and National Penn shall cooperate with each other in the foregoing matters and shall furnish the other with all information concerning itself as may be necessary or advisable in connection with any Application or filing, including any report filed with the SEC, made by or on behalf of such party to or with any Regulatory Authority in connection with the Contemplated Transactions, and in each such case, such information shall be accurate and complete in all material respects.  In connection therewith, TF Financial and National Penn shall use their reasonable good faith efforts to provide each other certificates, certifications from accountants and other documents reasonably requested by the other.

5.4           Taking of Necessary Actions. Through the Closing Date, in addition to the specific agreements contained herein, each party hereto shall use reasonable best efforts to take, or cause to be taken by each of its Subsidiaries, all actions, and to do, or cause to be done by each of its Subsidiaries, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Contemplated Transactions including, if necessary, appealing any adverse ruling in respect of any Application.

5.5           No Solicitation.   TF Financial shall not, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to:

(a)            initiate, solicit, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes any Acquisition Proposal (as defined herein);

(b)           enter into or maintain or continue discussions or negotiate with any Person in furtherance of an Acquisition Proposal; or

(c)            agree to or endorse any Acquisition Proposal.

TF Financial shall notify National Penn immediately and in no event later than within two (2) Business Days of receipt, in reasonable detail, as to any inquiries and proposals which it or any of its representatives or agents may receive of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the person making such Acquisition Proposal, request or inquiry, and the terms and conditions thereof, and shall provide to National Penn any written materials received by TF Financial or any of its Subsidiaries in connection therewith, unless (X) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (Y) disclosure of such materials jeopardizes the attorney-client privilege or (Z) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree. TF Financial will keep National Penn informed of any developments with respect to any such Acquisition Proposal, request or inquiry immediately and in no event later than within two (2) Business Days upon the occurrence thereof; provided, however, that notwithstanding anything to the contrary contained in this Agreement:

(i)             TF Financial may furnish or cause to be furnished confidential and non-public information concerning TF Financial and its businesses, properties or assets to, and may engage in discussions or negotiations, with a third party in response to an Acquisition Proposal submitted by such third party;

(ii)            following receipt of such Acquisition Proposal, TF Financial may take and disclose to its shareholders a position with respect to such Acquisition Proposal;

but, in respect of the foregoing clauses (i) through (ii), only if (A) the Board of Directors of TF Financial shall conclude in good faith after consultation with its legal and financial advisors, that failure to do so would result in a breach by such directors of their fiduciary duties to TF Financial’s shareholders; (B) the Acquisition Proposal constitutes or the Board of Directors of TF Financial determines it is reasonably expected to result in a Superior Proposal; (C) TF Financial has not breached any of the covenants set forth in this Section 5.5; and (D) TF Financial has entered into a confidentiality agreement on terms no more favorable to such third party than the Confidentiality Agreement.

As used herein, the term “Acquisition Proposal” means a bona fide proposal (including a written communication that is or becomes the subject of public disclosure) for: (a) any merger, consolidation or acquisition involving all or substantially all the assets or liabilities of TF Financial, any TF Financial Subsidiary, or any other business combination involving TF Financial or any TF Financial Subsidiary; (b) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty percent (20%) or more of any class of equity securities of TF Financial or any of its Subsidiaries; or (c) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 20% or more of the then outstanding shares of TF Financial Common Stock or the then outstanding shares of common stock of any TF Financial Subsidiary.

5.6           Update of Disclosure Schedules.   Through the Closing Date, TF Financial shall update the TF Financial Disclosure Schedule, and National Penn shall update the National Penn Disclosure Schedule, as promptly as practicable after the occurrence of any event which, if such event had occurred prior to the date hereof, would have been disclosed on such schedule.

5.7           Takeover Laws.   No party will take any action that would cause the transactions contemplated by this Agreement, to be subject to requirements imposed by any Takeover Laws and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

5.8           Shareholder Litigation.  TF Financial shall give National Penn the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against TF Financial and/or its directors or Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without National Penn’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

5.9           Advice of Changes.   TF Financial shall promptly advise National Penn of any change or event which, individually or in the aggregate with other such changes or events, has or would reasonably be expected to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein, provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article 6 or give rise to any right of termination under Article 7 unless the underlying breach shall independently constitute such a failure or give rise to such a right.

5.10         ISRA.   TF Financial, at its sole cost and expense, shall use commercially reasonable efforts to obtain, prior to the Effective Time, either (i) a written opinion from its counsel (based upon an affidavit from TF Financial that is approved by National Penn) that the transactions contemplated by, or the properties subject to, this Agreement are not subject to the requirements of ISRA, or (ii) a Remediation Certification (in form and substance satisfactory to National Penn) prepared by a New Jersey Licensed Site Remediation Professional (“LSRP”) pursuant to ISRA authorizing the consummation of the transactions contemplated by this Agreement prior to the issuance of any “Negative Declaration,” “Response Action Outcome” or approval of any “Remedial Action Workplan,” as such terms are defined under ISRA and SRRA, or (iii) an approval of a Remedial Action Workplan (in form and substance satisfactory to National Penn), or (iv) issuance of a Negative Declaration, waiver or other approval by the NJDEP pursuant to N.J.A.C. 13:1K-11.2 through 11.8 with respect to each property in New Jersey that TF Financial or any of its Subsidiaries owns or operates, in each case to the extent that such property renders the provisions of ISRA applicable to the transactions contemplated by this Agreement.  TF Financial will obtain and maintain a “Remediation Funding Source,” as such term is defined under BCSRA, or other financial assurance in form and amount approvable by the LSRP and the NJDEP as required in furtherance of TF Financial’s obligations under this Section 5.10.

5.11          Dividends.   After the date of this Agreement, each of National Penn and TF Financial shall coordinate with the other the payment of dividends with respect to National Penn Common Stock and TF Financial Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of National Penn Common Stock and TF Financial Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of National Penn Common Stock and/or TF Financial Common Stock or any shares of National Penn Common Stock that any such holder receives in exchange for such shares of TF Financial Common Stock in the Merger.

5.12          TF Financial Benefit Plans.

(a)            ESOP.  As soon as practicable and in no event later than five (5) Business Days before Closing, 3rd Fed Bank shall adopt an amendment to the ESOP (the “ESOP Amendment”) consistent with the ESOP plan document at Section 8.2(c) as in effect as of the date of this Agreement providing that, upon the Closing and subject to the consummation of the Merger, (i) the ESOP shall be terminated as of the Closing Date, (ii) no new participants shall be admitted to the ESOP after the Closing, (iii) all ESOP participants’ accounts shall be fully vested and 100% non-forfeitable on and after the Closing, and (iv) to the extent feasible, but in no case prior to the Determination Date, the Trustee of the ESOP shall sell prior to the Effective Time a number of shares of TF Financial Common Stock held in the ESOP suspense account to the extent necessary to obtain cash proceeds at least equal to the remaining ESOP indebtedness, and to the extent that such per share sale price for such ESOP shares is less than the per share Cash Consideration for such shares, then TF Financial shall make an additional cash contribution to the ESOP so that the ESOP Trust shall not receive less than the per share Cash Consideration for such shares sold prior to the Effective Time; (v) in the event the cash sales proceeds from the TF Financial Common Stock in the ESOP suspense account are less than the then outstanding ESOP indebtedness, TF Financial or 3rd Fed Bank shall make an additional cash contribution to the ESOP so that the suspense account has sufficient cash to repay the then outstanding ESOP indebtedness; (vi) the ESOP Trustee shall use the cash proceeds from the sale of such TF Financial Common Stock and any cash contribution required by clause (v) above to repay in full all outstanding ESOP indebtedness, and (vii) the ESOP shall be terminated in accordance with Section 8.2(c) of the ESOP plan document as in effect as of the date of the Agreement, including that all employer contributions, dividends on company stock and earnings on participant account assets paid to the ESOP Trust or earned by the ESOP Trust since the most recent valuation date shall be allocated to the accounts of all ESOP participants as of the date of termination of the ESOP as if it were the next valuation date in accordance with the provisions of the ESOP; and all assets realized by the ESOP Trust with respect to any company stock remaining as collateral on any acquisitions loans which shall be exchanged in the Merger after repayment of all exempt loans shall have been made shall be allocated as ESOP Trust earnings to the accounts of all participants pro rata based on the total value of assets allocated to each participant’s account as a percentage of the total value of all assets allocated to all participant accounts held in the ESOP Trust as of the date of termination of the ESOP.   3rd Fed Bank shall continue to accrue and make contributions to the ESOP for the plan year ending as of the date of termination of the ESOP in accordance with the share acquisition loan amortization schedule in effect as of the date of this Agreement, including a pro rata contribution for any partial contribution period ending as of the termination date of the ESOP to the extent necessary for the ESOP Trustee to meets its obligations under the loan amortization schedule.

(b)           401(k) Plan.  The 3rd Fed Bank board of directors shall adopt a resolution providing that the 3rd Fed Bank 401(k) Plan (the “401(k) Plan”) shall be terminated immediately prior to the Effective Time, subject to the consummation of the Merger. TF Financial shall continue to accrue and make contributions on behalf of each participant in the 401(k) Plan in the ordinary course of business, consistent with past practice.  As soon as administratively practicable following the termination of the 401(k) Plan, the account balances of all participants and beneficiaries in the 401(k) Plan shall be either distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct in accordance with the terms of the plan and the requirements of the IRC and ERISA.

(c)            The 3rd Fed Bank board of directors shall adopt a resolution providing that the Pension Plan shall be frozen such that (i) no additional participants will enter the Pension Plan after the freeze date; (ii) no additional years of credited service for benefit accrual purposes will be earned after the freeze date under the Pension Plan; and (iii) compensation earned by participants after the freeze date will not be taken into account under the Pension Plan. TF Financial shall take all necessary steps prior to the Closing Date to freeze the Pension Plan in accordance with ERISA and the Pension Plan, including providing participants all required notices.

(d)            TF Financial shall continue to accrue and make payments under the TF Financial annual incentive compensation plan in the ordinary course of business, consistent with past practice.

(e)            Prior to and as of the Effective Time, TF Financial shall continue to make payments to employees which become earned and payable under any employment or change in control severance agreement or severance policy of TF Financial or 3rd Fed Bank existing as of the date of this Agreement in accordance with the terms of such agreement or policy.  TF Financial and 3rd Fed Bank employees that terminate employment on or before the Effective Time shall be paid for any accrued but unused vacation time, paid time off and personal days at the employee's then-current rate of pay to the extent such amounts were accrued prior to the date of such payment and payable in the ordinary course and consistent with past practice. Section 5.12(e) of the TF Financial Disclosure Schedule sets forth all amounts due and payable as a result of the Merger and the Contemplated Transactions under the Change in Control Severance Agreement dated January 1, 2009, as amended December 31, 2013, between 3rd Fed Bank and Kent Lufkin.

5.13         Section 16 Matters.  Prior to the Effective Time, TF Financial and National Penn shall take all such steps as may be required or appropriate to cause the Contemplated Transactions,  and any other dispositions of equity securities of TF Financial (including derivative securities) or acquisitions of equity securities of National Penn in connection with the consummation of the Contemplated Transactions, by each director or officer of TF Financial who becomes subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to National Penn to be exempt under Rule 16b-3 promulgated under the Exchange Act. TF Financial shall promptly furnish National Penn with all requisite information necessary for National Penn to take the actions contemplated by this Section 5.13, which information shall be accurate in all material respects.

5.14         Other Undertakings by National Penn and TF Financial.

(a)            Undertakings of TF Financial.

(i)            Shareholder Approval.  TF Financial shall call a special TF Financial Shareholders Meeting to be held as soon as practicable after the Registration Statement is declared effective by the SEC, for purposes of voting upon the adoption of this Agreement and the approval of the transactions contemplated hereby.  TF Financial shall use reasonable best efforts to solicit and obtain the votes of the TF Financial shareholders in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby.  The Board of Directors of TF Financial shall recommend approval of such transactions by such shareholders and TF Financial shall include such recommendation in the Prospectus/Proxy Statement.  In connection with the TF Financial Shareholders Meeting, National Penn and TF Financial shall cooperate in the preparation of the Prospectus/Proxy Statement and, with the approval of each of National Penn and TF Financial (which approvals will not be unreasonably withheld), TF Financial shall mail the Prospectus/Proxy Statement to the TF Financial shareholders as promptly as practicable after the Registration Statement is declared effective by the SEC.

(ii)            Notwithstanding anything in this Agreement to the contrary, at any time prior to the Effective Time, TF Financial’s Board of Directors may, if it concludes in good faith (after consultation with its outside financial and legal advisors) that the failure to do so would cause it to violate its fiduciary duties under applicable law, withdraw, modify or change its recommendation that the shareholders of TF Financial approve this Agreement in a manner adverse to National Penn (a “Change of Recommendation”); provided that prior to any such Change of Recommendation, TF Financial shall have complied in all material respects with Section 5.5, given National Penn written notice promptly (and in any event within twenty-four (24) hours) advising it of the decision of TF Financial’s Board of Directors to take such action and, in the event the decision relates to an Acquisition Proposal, given National Penn the material terms and conditions of the Acquisition Proposal, including the identity of the person making any such Acquisition Proposal or inquiry and the material terms of such Acquisition Proposal or inquiry; and provided, further, that in the event the decision relates to an Acquisition Proposal: (i) TF Financial shall have given National Penn three (3) Business Days after delivery of such notice to propose revisions to the terms of this Agreement (or make another proposal) and if National Penn proposes to revise the terms of this Agreement, TF Financial shall have negotiated, and shall have caused its financial and legal advisors to negotiate, in good faith with National Penn with respect to such proposed revisions or other proposal; and (ii) TF Financial’s Board of Directors shall have determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by National Penn, if any, that such Acquisition Proposal constitutes a Superior Proposal. In the event TF Financial’s Board of Directors does not make the determination that such Acquisition Proposal constitutes a Superior Proposal and thereafter determines not to withdraw, modify or change its recommendation that the shareholders of TF Financial approve this Agreement in connection with a new Acquisition Proposal, the procedures referred to above shall apply anew and shall also apply to any subsequent withdrawal, amendment or change. In the event of any material revisions to the Acquisition Proposal that result in terms that are less favorable to TF Financial, then TF Financial shall be required to deliver a new written notice to National Penn and to again comply with the requirements of this Section 5.14(a) with respect to such new written notice, except that the three (3) Business Day period referred to above shall be reduced to two (2) Business Days. In addition to the foregoing, TF Financial shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

(iii)           3rd Fed Bank Dividend.  TF Financial shall cause 3rd Fed Bank (A) to seek approval as soon as practicable after the date hereof from the relevant Regulatory Authority to dividend the maximum amount allowable under applicable law or regulatory policy to TF Financial in connection with the Contemplated Transactions, and (B) to pay a dividend of such maximum amount to TF Financial upon National Penn’s written request at any time following 3rd Fed Bank’s receipt of the approval contemplated by clause (A) above and the satisfaction of all of the conditions precedent set forth in Article 6.

(b)           Undertakings of National Penn and TF Financial.

(i)            Filings and Approvals.  National Penn and TF Financial shall cooperate with each other in the preparation and filing, as soon as practicable, of:

(A)           the Applications;

(B)           the Registration Statement (including the Prospectus/Proxy Statement) and related filings, if any, under state securities laws relating to the Merger; and

(C)           all other documents necessary to obtain any other approvals and consents required to effect consummation of the Contemplated Transactions.

(ii)            Public Announcements.  National Penn and TF Financial shall agree upon the form and substance of any press release related to this Agreement and the Contemplated Transactions, but nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which its counsel deems necessary under applicable law.

(iii)           Maintenance of Insurance.  National Penn and each National Penn Subsidiary, and TF Financial and each TF Financial Subsidiary, shall maintain insurance in such amounts as National Penn and TF Financial, respectively, believe are reasonable to cover such risks as are customary in relation to the character and location of its and their respective Subsidiaries’ properties and the nature of its and their respective Subsidiaries’ businesses.

(iv)          Maintenance of Books and Records.  National Penn and each National Penn Subsidiary, and TF Financial and each TF Financial Subsidiary, shall maintain books of account and records on a basis consistent with past practice and compliance with all applicable federal, state and local law.

(v)           Taxes.  National Penn and each National Penn Subsidiary, and TF Financial and each TF Financial Subsidiary, shall file all federal, state, and local tax returns required to be filed by it on or before the date such returns are due, including any extensions, and pay all taxes shown to be due on such returns on or before the dates such payments are due, except those being contested in good faith.

(vi)          Integration Team.  National Penn and TF Financial shall cooperate with each other in the selection of an integration team, which team shall plan and implement an orderly, cost-effective consolidation of TF Financial’s back room operations presently located in Newtown, Pennsylvania and elsewhere, into National Penn’s operations in Allentown, Wyomissing, Reading, Bethlehem or Boyertown, Pennsylvania or any other National Penn site.  Consistent with TF Financial maintaining its independent status prior to the Effective Date, National Penn will provide sufficient resources and personnel to effectively guide the integration team.

(vii)         In-House Operations.  National Penn and TF Financial shall, subject to applicable legal requirements, (i) cooperate with each other, and (ii) if mutually agreed in the interest of an orderly, cost-effective consolidation of operations and competitive market issues, terminate any in-house back office, support, processing or other operational activities or services of TF Financial or any TF Financial Subsidiary, including without limitation accounting, loan processing and deposit services, and substitute a contract or arrangement between National Penn or any National Penn Subsidiary (as National Penn shall select) and TF Financial for the provision of similar services to TF Financial or any TF Financial Subsidiary on terms and conditions mutually acceptable to TF Financial and National Penn.

(viii)        Delivery of Financial Statements.  Commencing with the month ended May 31, 2014, National Penn and TF Financial shall each deliver to the other (A) as soon as practicable after the end of each calendar quarter prior to the Effective Date, an unaudited consolidated balance sheet as of such date and related unaudited consolidated statements of income and cash flows for the periods then ended, and (B) as soon as practicable after the end of each month (other than a quarter end) prior to the Effective Date, an unaudited consolidated balance sheet as of such date and a related unaudited consolidated statement of income for the periods then ended, which financial statements shall fairly present, in all material respects, its consolidated financial condition, results of operations and cash flows for the periods then ended in accordance with GAAP, subject to year-end audit adjustments and footnotes.

(ix)           Delivery of SEC Documents.  National Penn and TF Financial shall each deliver to the other copies of all reports filed with the SEC under the Exchange Act promptly upon the filing thereof.

(xi)           Concurrent with the execution of this Agreement, National Penn and National Penn Bank shall have entered into a Consulting Agreement with Kent C. Lufkin in the form set forth in Exhibit 2 hereto.

(xiii)         National Penn and TF Financial agree to jointly establish a retention bonus pool in an aggregate amount of $100,000 to be paid to certain designated TF Financial employees.  The recipients, amount of payments and timing of payments shall be as agreed upon in writing by National Penn and TF Financial.  Such payments shall be made to the applicable individuals if they are still employed by one of the parties upon their designated “work through” date as set forth in the written retention bonus pool agreement.  The parties reserve the right to amend the retention bonus pool agreement from time to time by a mutual written agreement.

(c)            Undertakings of National Penn.

(i)             Employee Benefits.

(A)          Subject to the other terms and conditions set forth in this Agreement, as of the Effective Time, National Penn shall assume and honor and shall cause the appropriate Subsidiaries of National Penn to assume and honor in accordance with their terms all TF Financial Benefit Plans existing immediately prior to the execution of this Agreement which have been disclosed in Section 3.12(a) of the TF Financial Disclosure Schedule. National Penn acknowledges and agrees that the consummation of the Merger constitutes a “Change in Control” for purposes of the TF Financial Benefit Plans.

(B)           Prior to the Effective Time, National Penn shall take all reasonable action so that employees of TF Financial and its Subsidiaries who become employees of National Penn or any of its Subsidiaries (the “Continuing Employees”) shall be entitled to participate, effective as soon as administratively practicable following the Effective Time, in each National Penn Benefit Plan of general applicability to the same extent as similarly-situated employees of National Penn and its Subsidiaries (it being understood that inclusion of the employees of TF Financial and its Subsidiaries in the National Penn Benefit Plans may occur at different times with respect to different plans and that any grants to any former employee of TF Financial or its Subsidiaries under any equity compensation plan of National Penn shall be discretionary with National Penn).  To the extent that Continuing Employees are not entitled to participate in any National Penn Benefit Plan effective as of the Effective Time, such employees shall continue to participate in the corresponding employee benefit plan, program or arrangement of TF Financial and its Subsidiaries so as to ensure that there is not a lapse in participation or coverage (but in no event to provide duplicate participation or coverage), as applicable, prior to participation in such National Penn Benefit Plan, provided that in no event shall National Penn be required to continue any employee benefit plan, program or arrangement of TF Financial for which there is no corresponding National Penn Benefit Plan.

(C)           As of the Effective Date, each Continuing Employee shall be entitled to full credit for each year of service with TF Financial or the TF Financial Subsidiary for purposes of determining eligibility for participation and vesting, but not benefit accrual for periods of prior service, in National Penn’s, or as appropriate, in the National Penn Subsidiary’s, employee benefit plans, programs and policies; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.  National Penn shall use the original date of hire by TF Financial or a TF Financial Subsidiary in making these determinations.  As of the Effective Date, National Penn and National Penn Bank shall assume the current accrual for all Continuing Employees of all accrued but unused vacation time, paid time off and personal days to the extent such amounts were accrued and payable in the ordinary course and consistent with past practice.  Following the Effective Date until December 31, 2014, each Continuing Employee shall accrue additional vacation time, paid time off and personal days in the ordinary course and consistent with past practice of TF Financial or a TF Financial Subsidiary. To the extent any Continuing Employee is terminated between the Effective Date and December 31, 2014, National Penn and National Penn Bank shall pay out all accrued vacation time, paid time off and personal days in the same manner as set forth in Section 5.12(e) hereof.

(D)           The employee benefits provided to Continuing Employees after the Effective Date shall be reasonably equivalent in the aggregate to the employee benefits provided by National Penn or its Subsidiaries to their similarly situated employees.  The medical, dental, disability and life insurance plans, programs or policies, if any, that become applicable to Continuing Employees shall not contain any exclusion or limitation with respect to any pre-existing condition of any such employees or their dependents to the extent that such conditions are covered under the applicable medical, dental, disability and life insurance plans, programs or policies of TF Financial or the applicable TF Financial Subsidiary. National Penn shall honor any co-payment, out-of-pocket expenses and deductibles incurred by the Continuing Employees and their beneficiaries under a TF Financial health plan during the portion of the plan year prior to participation in a National Penn plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under such National Penn health plans, upon substantiation in a form satisfactory to National Penn that such co-payment and/or deductible has been satisfied.  Further, National Penn shall cause each plan to waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, unless such employee had not yet satisfied any similar limitation or requirement under an analogous TF Financial Benefit Plan prior to the Effective Time.

(E)           Employees of TF Financial who are terminated on the Effective Date, or who continue employment with National Penn and are terminated within one year of the Effective Date, shall be entitled to severance equal to the greater amount that would be awarded under the TF Financial severance policy in effect at the Effective Date and disclosed on Section 3.12 of the TF Financial Disclosure Schedule or the National Penn severance policy in effect at the time of termination.

(F)           As of the Effective Time, National Penn shall honor the terms of all employment, consulting and change in control severance agreements, and all deferred compensation agreements set forth in Section 5.14(c)(i)(F) of the TF Financial Disclosure Schedule, subject to regulatory limitations, and shall assume all obligations of TF Financial or 3rd Fed Bank thereunder.

(G)           Nothing contained in this Section 5.14 or elsewhere in this Agreement, express or implied, shall confer upon any present or former employee of TF Financial or a TF Financial Subsidiary any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including any right to employment or continued employment for any specified period, or level of compensation or benefits.

(H)           Nothing contained in this Section 5.14 or elsewhere in this Agreement, express or implied, shall (i) limit the right of National Penn or any of its affiliates to terminate the employment or services of, or to reassign or otherwise alter the status of, any former employee of TF Financial or a TF Financial Subsidiary after the Closing, (ii) limit the ability of National Penn or any of its affiliates to terminate, amend or modify any benefit or compensation plan, program, agreement or arrangement that National Penn or any of its affiliates may assume, establish or maintain, including the TF Financial Benefit Plans, or (iii) be construed as amending or modifying any TF Financial Benefit Plan or National Penn Benefit Plan as in effect immediately prior to the Effective Date.

(I)             Nothing in this Section 5.14, or elsewhere in this Agreement, shall be deemed to make any employee, former employee, director, former director, or independent contractor of TF Financial, any TF Financial Subsidiary or any Affiliate thereof (including any beneficiary or dependent thereof) a third party beneficiary of this Agreement or provide any rights relating thereto.

(ii)           Indemnification, Insurance.

(A)           At and after the Effective Time, National Penn shall indemnify, defend, and hold harmless the directors, officers, employees and agents of TF Financial and the TF Financial Subsidiaries (each, an “Indemnified Party”) against all losses, expenses (including reasonable attorneys’ fees), claims, damages or liabilities and amounts paid in settlement arising out of actions or omissions or alleged acts or omissions (collectively, “Prior Acts”) occurring at or prior to the Effective Time (including the Contemplated Transactions) to the fullest extent permitted by federal and Pennsylvania law, including provisions relating to advances of expenses incurred in the defense of any proceeding to the full extent permitted by federal and Pennsylvania law upon receipt of any undertaking required by federal and Pennsylvania law.

(B)           National Penn shall use its reasonable best efforts (and TF Financial shall cooperate and assist prior to the Effective Date in these efforts), at no expense to the beneficiaries, to:

(1)            maintain directors’ and officers’ liability insurance (“D&O Insurance”) for the Indemnified Parties with respect to matters occurring at or prior to the Effective Time, issued by a carrier assigned a claims-paying ability rating by A.M. Best Company, Inc. of “A (Excellent)” or higher; or

(2)            obtain coverage for Prior Acts for the Indemnified Parties under the directors’ and officers’ liability insurance policies currently maintained by National Penn; effective on the Effective Date, in either case, providing at least the same coverage as the D&O Insurance currently maintained by TF Financial and containing terms and conditions which are no less favorable to the beneficiaries, for a period of six (6) years from the Effective Date; provided, that National Penn shall not be obligated to make annual premium payments for such six-year period in respect of the D&O Insurance which exceed, for the portion related to TF Financial’s directors and officers, $150,000 (150% of the annual premium payment, as of June 1, 2014, under TF Financial’s current policy in effect on the date of this Agreement) (the “Maximum Amount”).  If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, National Penn shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount but in no event shall such insurance policy cover a period of less than three years from the Effective Date.

(C)           If any claim is made against present or former directors, officers or employees of TF Financial or any TF Financial Subsidiary who are covered or potentially covered by insurance, neither National Penn Bank nor National Penn shall do anything that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition thereof.

(D)           If National Penn or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of National Penn shall assume the obligations set forth in this Section 5.14(c)(ii).

(E)           The provisions of this Section 5.14(c)(ii) are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

(F)           National Penn shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 5.14(c)(ii).

(iii)           Reorganization.  Through the Closing Date, National Penn shall not take any action that would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC.

(iv)           Conduct of National Penn’s Business.  Through the Closing Date, National Penn shall use its reasonable good faith efforts to preserve its business organization intact; maintain good relationships with employees, independent contractors or consultants; and preserve the good will of customers of National Penn and others with whom business relationships exist.  In addition, through the Closing Date, National Penn shall not, and National Penn shall not permit any National Penn Subsidiary to take any action reasonably likely to result in (a) National Penn’s representations and warranties contained in Article 4 hereto not being true in any material respect; or (b) any of the conditions set forth in Article 6 hereto not being satisfied.

ARTICLE 6
CONDITIONS

6.1           Conditions to TF Financial’s Obligations under this Agreement.   The obligations of TF Financial hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by TF Financial pursuant to Section 8.3 hereof:

(a)            Corporate Proceedings.  All action required to be taken by, or on the part of, National Penn to authorize the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by National Penn, and TF Financial shall have received certified copies of the resolutions evidencing such authorizations.

(b)           Covenants; Representations.  The obligations of National Penn required by this Agreement to be performed by National Penn at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of National Penn set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date and except that any representation or warranty that is qualified by materiality or Material Adverse Effect shall be true in all respects, without regard to such qualification, as of the date of this Agreement and as of the Closing Date.

(c)           Approvals of Regulatory Authorities.  Procurement by TF Financial and National Penn of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Contemplated Transactions; and no such approval or consent shall have imposed any condition or requirement (other than conditions or requirements previously disclosed) which would so materially and adversely impact the economic or business benefits to TF Financial or National Penn of the Contemplated Transactions that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

(d)           No Injunction.  There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions.

(e)            Officers’ Certificate.  National Penn shall have delivered to TF Financial a certificate, dated the Closing Date and signed, without personal liability, by its Chief Executive Officer and Chief Financial Officer, to the effect that the conditions set forth in Subsections (a), (b), (c) (only as such subsection relates to National Penn) and (d) of this Section 6.1 have been satisfied.

(f)            Registration Statement.  The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by National Penn’s counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

(g)           Tax Opinion.  TF Financial shall have received an opinion of Spidi & Fisch, PC, special counsel to TF Financial, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC.  In rendering their opinion, such counsel or firm may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of TF Financial, National Penn and others.

(h)           Approval by TF Financial’s Shareholders.  This Agreement shall have been approved by the shareholders of TF Financial by such vote as is required by the BCL and the articles of incorporation and bylaws of TF Financial.

(i)             Other Documents.  TF Financial shall have received such other certificates, documents or instruments from National Penn or its officers or others as TF Financial shall have reasonably requested in connection with accounting or income tax treatment of the Contemplated Transactions, or related securities law compliance.

(j)             NASDAQ Listing.  National Penn Common Stock, including the National Penn Common Stock to be issued in the Merger, shall continue to be listed on NASDAQ.

(k)            Exchange Agent Certificate.  TF Financial shall have received a certificate from the Exchange Agent certifying its receipt of sufficient cash and irrevocable authorization to issue shares of National Penn Common Stock to satisfy National Penn’s obligations to pay the aggregate Merger Consideration.

(l)            Third Party Consents. National Penn and TF Financial shall have obtained the consent or approval of each person (other than Regulatory Approvals referred to in Section 6.1(c)) whose consent or approval shall be required to consummate the Contemplated Transactions, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on National Penn (after giving effect to the consummation of the Contemplated Transactions).

(m)           No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to National Penn.

6.2           Conditions to National Penn’s Obligations under this Agreement.   The obligations of National Penn hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by National Penn pursuant to Section 8.3 hereof:

(a)            Corporate Proceedings.  All action required to be taken by, or on the part of, TF Financial to authorize the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by TF Financial, and National Penn shall have received certified copies of the resolutions evidencing such authorizations.

(b)           Covenants; Representations.  The obligations of TF Financial required by this Agreement to be performed by TF Financial at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of TF Financial set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date and except as to any representation or warranty to the extent the breach of such representation or warranty does not have a Material Adverse Effect.

(c)           Approvals of Regulatory Authorities.  Procurement by National Penn and TF Financial of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Contemplated Transactions; and no such approval or consent shall have imposed any condition or requirement (other than conditions or requirements previously disclosed) which would so materially and adversely impact the economic or business benefits to National Penn or TF Financial of the Contemplated Transactions that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

(d)           No Injunction.  There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions.

(e)            Officers’ Certificate.  TF Financial shall have delivered to National Penn a certificate, dated the Closing Date and signed, without personal liability, by its Chief Executive Officer and Chief Financial Officer, to the effect that the conditions set forth in Subsections (a), (b), (c) (only as such subsection relates to TF Financial) and (d) of this Section 6.2 have been satisfied.

(f)            Registration Statement.  The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by National Penn’s counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

(g)           Tax Opinion.  National Penn shall have received an opinion of Reed Smith LLP, special counsel to National Penn, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC.  In rendering their opinion, such counsel or firm may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of TF Financial, National Penn and others.

(h)            Approval by TF Financial’s Shareholders.  This Agreement shall have been approved by the shareholders of TF Financial by such vote as is required by the BCL and the certificate of incorporation and bylaws of TF Financial.

(i)             Other Documents.  National Penn shall have received such other certificates, documents or instruments from TF Financial or its officers or others as National Penn shall have reasonably requested in connection with accounting or income tax treatment of the Contemplated Transactions, or related securities law compliance.

(j)             No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to TF Financial.

(k)            Third Party Consents. National Penn and TF Financial shall have obtained the consent or approval of each person (other than Regulatory Approvals referred to in Section 6.2(c)) whose consent or approval shall be required to consummate the Contemplated Transactions, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on National Penn (after giving effect to the consummation of the Contemplated Transactions).

ARTICLE 7
TERMINATION

7.1           Termination.   This Agreement may be terminated on or at any time prior to the Closing Date:

(a)            By the mutual written consent of the parties hereto.

(b)            By National Penn or TF Financial:

(i)             If there shall have been any breach of any representation, warranty or obligation of the other party hereto (subject to the same standards as set forth in Sections 6.1(b) or 6.2(b), as the case may be) and such breach cannot be, or shall not have been, remedied within thirty (30) days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within sixty (60) days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such sixty (60)-day period;

(ii)            If the Closing Date shall not have occurred prior to March 31, 2015 (except that if the Closing Date shall not have occurred by such date because of a breach of this Agreement by a party hereto, such breaching party shall not be entitled to terminate this Agreement in accordance with this provision);

(iii)           If any Regulatory Authority whose approval or consent is required for consummation of the Contemplated Transactions shall issue a definitive written denial of such approval or consent and the time period for appeals and requests for reconsideration has run;

(iv)           If any court or other governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the Contemplated Transactions; or

(v)            If the TF Financial shareholders vote but fail to approve this Agreement at the TF Financial Shareholders Meeting, provided that in the case of termination by TF Financial, it has complied with all of its obligations under Section 5.5.

(c)            by National Penn, if (i) TF Financial shall have materially breached its obligations under Section 5.5, Section 5.14(a)(i), or Section 5.14(a)(ii); or (ii) the TF Financial Board of Directors does not publicly recommend in the Prospectus/Proxy Statement that TF Financial shareholders approve and adopt this Agreement or if, after recommending in the Prospectus/Proxy Statement that such shareholders approve and adopt this Agreement, the TF Financial Board of Directors effects a Change of Recommendation.

(d)            By the Board of Directors of TF Financial, at any time prior to the TF Financial shareholder approval being obtained, in the event that the Board shall conclude, in good faith after consultation with its legal and financial advisors, that it must agree to endorse a Superior Proposal and terminate this Agreement in order to comply with its fiduciary duties, provided that TF Financial has complied with all of its obligations under Section 5.5.

(e)            By the Board of Directors of TF Financial at any time during the five (5) Business Day period commencing on the Determination Date if both of the following conditions are satisfied:

(i)             the National Penn Market Value is less than 80% of the Initial National Penn Market Value; and

(ii)            the number obtained by dividing the National Penn Market Value by the Initial National Penn Market Value (rounded to four decimal places) shall be less than the number obtained by dividing the Final Index Price by the Initial Index Price (rounded to four decimal places), minus 0.20.

If National Penn or any company belonging to the Index declares or effects a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding common stock, and the record date therefor shall be after the date of this Agreement and prior to the Determination Date, the prices for the common stock of such company shall be proportionately and appropriately adjusted for the purpose of applying this Section 7.1(e).

7.2           Effect of Termination.   If this Agreement is terminated pursuant to Section 7.1 hereof or otherwise, this Agreement shall forthwith become void, other than Sections 5.2(c) and 8.1 hereof which shall remain in full force and effect, and there shall be no further liability on the part of National Penn or TF Financial to the other, except for any liability of National Penn or TF Financial under such Sections of this Agreement and except for any liability arising out of a willful breach of this Agreement giving rise to such termination.

ARTICLE 8
MISCELLANEOUS

8.1           Expenses and Other Fees.

(a)            Except as set forth in Section 8.1(b), all costs and expenses incurred with this Agreement and the Contemplated Transaction, including fees and expenses of financial consultants, accountants and counsel, shall be paid by the party incurring such expense.

(b)            If this Agreement is terminated, TF Financial shall pay National Penn a fee of Four Million Dollars ($4,000,000) under the following circumstances:

(i)             National Penn terminates this Agreement pursuant to Section 7.1(c) hereof, so long as at the time of such termination National Penn is not in material breach of any representation, warranty or material covenant contained herein; or

(ii)            TF Financial terminates this Agreement pursuant to Section 7.1(d) hereof; or

(iii)           a person or group (as those terms are defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than National Penn or an Affiliate of National Penn enters into an agreement, letter of intent or memorandum of understanding with TF Financial which relates to an Acquisition Proposal;

(iv)          TF Financial authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement, letter of intent or memorandum of understanding which relates to an Acquisition Proposal (other than pursuant to this Agreement); or

(v)           the TF Financial shareholders vote but fail to approve this Agreement at the TF Financial Shareholders Meeting, or the TF Financial Shareholders Meeting is cancelled, if prior to the shareholder vote or cancellation:

(A)           the Board of Directors of TF Financial shall have withdrawn or modified its recommendation that TF Financial shareholders approve this Agreement; or

(B)           TF Financial shall have materially breached its obligation under Section 5.14(a) by failing to call, give notice of, convene and hold the TF Financial Shareholders Meeting in accordance with Section 5.14(a);

and, in the case of both (A) and (B), prior thereto, (1) there has been an announcement of an Acquisition Proposal by a person or group (as those terms are defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than National Penn or an Affiliate of National Penn, and (2) in the instance where the TF Financial Shareholders meeting is held, such person or group shall have not withdrawn such Acquisition Proposal at least 20 days prior to the TF Financial Shareholders Meeting.

The fee payable pursuant to this Section 8.1 shall be made by wire transfer of immediately available funds at the time of termination.  TF Financial and National Penn acknowledge that the agreements contained in this Section 8.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, National Penn would not enter into this Agreement.

8.2           Non-Survival of Representations and Warranties.   None of the representations, warranties, covenants and agreements in this Agreement shall survive the Effective Time.  Notwithstanding the foregoing, Sections  2.6, 5.2(c), 5.12, 5.14(c)(i), and 5.14(c)(ii) shall survive the Effective Time.

8.3           Amendment, Extension and Waiver.   Subject to applicable law, at any time prior to the Effective Time (including after the approval of this Agreement and the Merger by TF Financial shareholders if and to the extent permitted by applicable law), the parties may:

(a)            amend this Agreement;

(b)           extend the time for the performance of any of the obligations or other acts of either party hereto;

(c)           waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or

(d)           to the extent permitted by law, waive compliance with any of the agreements or conditions contained in Articles 5 and 6 hereof or otherwise.

This Agreement may not be amended except by an instrument in writing signed, by authorized officers, on behalf of the parties hereto.  Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.4           Entire Agreement.

(a)            This Agreement, including the documents referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter.  This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral, with respect to its subject matter other than the Confidentiality Agreement.

(b)            This Agreement shall inure to the benefit of and be binding upon the parties hereto and its successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities, and provided, further, that and any Indemnified Party may enforce Section 5.14(c)(ii).

8.5           No Assignment.   Neither party hereto may assign any of its rights or obligations hereunder to any other Person, without the prior written consent of the other party hereto.

8.6           Notices.   All notices or other communications hereunder shall be in writing and shall be deemed given upon delivery if delivered personally, two Business Days after mailing if mailed by prepaid registered or certified mail, return receipt requested, or upon confirmation of good transmission if sent by facsimile, addressed as follows:

(a)            If to National Penn or National Penn Bank, to:

National Penn Bancshares, Inc.
National Penn Bank
645 Hamilton Street, Suite 1100
Allentown, Pennsylvania  18101
Attention: Scott Fainor, President and Chief Executive Officer
Fax No.:          (610) 740-1672

with a copy (which shall not constitute notice) to:

Paul J. Jaskot, Esq.
Reed Smith LLP
Three Logan Square
1717 Arch Street
Philadelphia, PA  19103

Fax No.:          215-851-1420

(b)           If to TF Financial, to:

TF Financial Corporation
3 Penns Trail
Newtown, Pennsylvania 18940
Attention:        Kent Lufkin

Fax No.:          (215)-579-4748

with a copy (which shall not constitute notice) to:

John J. Spidi, Esq.
Spidi & Fisch, PC
1227 25th Street, NW
Suite 200 West
Washington, DC  20037

Fax No.:  202-434-4661

8.7           Disclosure Schedules.   Information contained on either the TF Financial Disclosure Schedule or the National Penn Disclosure Schedule shall be deemed to cover the express disclosure requirement contained in a representation or warranty of this Agreement and any other representation or warranty of this Agreement of such party where it is readily apparent it applies to such provision.  The mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is or could result in a Material Adverse Effect.

8.8           Captions.   The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.9           Counterparts.   This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.10         Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

8.11         Governing Law.   This Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania, except to the extent that federal law is applicable by its terms.

8.12         Interpretation.   Each of National Penn and TF Financial acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in connection with the construction or interpretation of this Agreement.

8.13         Delivery by Facsimile or Electronic Transmission.   This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

NATIONAL PENN BANCSHARES, INC.

By: /s/ Scott V. Fainor
Name: Scott V. Fainor
Title: President and Chief Executive Officer

TF FINANCIAL CORPORATION

By: /s/ Kent C. Lufkin
Name: Kent C. Lufkin
Title: President and Chief Executive Officer

Appendix B
June 3, 2014

The Board of Directors
TF Financial Corporation
Three Penns Trail
Newtown, PA 18940

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of TF Financial Corporation (“THRD”) of the Merger Consideration (as defined below) in the proposed merger (the “Transaction”) of THRD with and into National Penn Bancshares, Inc. (“NPBC”), pursuant to the Agreement and Plan of Merger to be entered into by and between THRD and NPBC (the “Agreement”).  Pursuant to the terms of the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by reason of the Transaction and without any action on the part of the holders of shares of common stock, par value $0.10 per share, of THRD (the “THRD Common Stock”), each share of THRD Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of THRD Common Stock held in the treasury of THRD or held by THRD or its subsidiaries (other than shares held in an agency or fiduciary capacity or as a result of debts previously contracted)) will be converted into the right to receive, at the election of the holder thereof (subject to proration and reallocation as set forth in the Agreement, as to which we express no opinion), either: (i)  4.22 shares of common stock, no stated par value, of NPBC (the “NPBC Common Stock”) (the “Stock Consideration”) or (ii) an amount in cash equal to $42.00 (the “Cash Consideration”); provided that the Agreement provides that, in the aggregate, 40% of the total number of shares of THRD Common Stock will be converted into the right to receive the Cash Consideration and 60% of the total number of shares of THRD Common Stock will be converted into the right to receive the Stock Consideration.  The Stock Consideration and the Cash Consideration are referred to collectively herein as the “Merger Consideration.” The terms and conditions of the Transaction are more fully set forth in the Agreement.

The Agreement further provides that, 3rd Fed Bank, a wholly-owned subsidiary of THRD, will merge with and into National Penn Bank, a wholly-owned subsidiary of NPBC (such transaction, the “Bank Merger”), pursuant to a separate merger agreement to be entered into by and between such subsidiaries in connection with the Transaction.

KBW has acted as financial advisor to THRD and not as an advisor to or agent of any other person.  As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes.  As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises.  In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, THRD and NPBC, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of THRD and NPBC for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to THRD. We have acted exclusively for the board of directors of THRD (the “Board”) in rendering this opinion and will receive a fee from THRD for our services.  A portion of our fee is payable upon the rendering of this opinion, a portion is payable upon the signing of a definitive agreement in respect of the Transaction and a significant portion is contingent upon the successful completion of the Transaction. In addition, THRD has agreed to indemnify us for certain liabilities arising out of our engagement.

Keefe, Bruyette & Woods, a Stifel Company  •  787 Seventh Avenue, New York, NY 10019
212.887.7777  •  Toll Free: 800.966.1559  •www.kbw.com

The Board of Directors – TF Financial Corporation
June 3, 2014

Other than this present engagement, in the past two years, KBW has not provided investment banking and financial advisory services to THRD. In the past two years, KBW has not provided investment banking and financial advisory services to NPBC. We may in the future provide investment banking and financial advisory services to THRD or NPBC and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of THRD and NPBC and the Transaction, including among other things, the following: (i) a draft of the Agreement dated June 3, 2014 (the most recent draft made available to us); (ii) certain regulatory filings of THRD and NPBC, including the quarterly call reports filed with respect to each quarter during the three years ended March 31, 2014 for THRD and NPBC; (iii) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2013 of THRD and NPBC; (iv) the unaudited quarterly financial statements and quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2014 for THRD and NPBC; (v) certain other interim reports and other communications of THRD and NPBC to their respective stockholders; and (vi) other financial information concerning the businesses and operations of THRD and NPBC furnished to us by THRD and NPBC or which we were otherwise directed to use for purposes of our analysis.  Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following:  (i) the historical and current financial position and results of operations of THRD and NPBC; (ii) the assets and liabilities of THRD and NPBC; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for THRD and NPBC with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of THRD which were prepared by THRD management, provided to us and discussed with us by such management, and used and relied upon by us at the direction of such management with the consent of the Board; (vi) publicly available consensus “street estimates” of NPBC for 2014 through 2016, as well as assumed long term growth rates based thereon prepared and provided to us by NPBC management, all of which information was discussed with us by THRD management and used and relied upon by us at the direction of such management with the consent of the Board; and (viii) estimates regarding certain pro forma financial effects of the Transaction on NPBC (including the cost savings and related expenses expected to result from the Transaction) that were prepared by NPBC management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also held discussions with senior management of THRD and NPBC regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of the efforts undertaken by THRD, with our assistance to solicit indications of interest from third parties regarding a potential transaction with THRD.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon management of THRD as to the reasonableness and achievability of the financial and operating forecasts and projections of THRD and NPBC (and the assumptions and bases therefor) that were prepared by such management and provided to us or that, in the case of the publicly available consensus “street estimates” of NPBC referred to above, we were directed by such management to use.  We have assumed, at the direction of THRD, that all of such forecasts and projections reflect, or in the case of the publicly available consensus “street estimates” of NPBC are consistent with, the best currently available estimates and judgments of THRD management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated. We have further relied upon management of NPBC as to the reasonableness and achievability of the estimates regarding certain pro forma financial effects of the Transaction on NPBC that were prepared by and provided to us by such management and that were discussed with us by such management (and the assumptions and bases therefor, including without limitation cost savings and related expenses expected to result from the Transaction), and we have assumed, with the consent of THRD, that all such estimates were reasonably prepared on a basis reflecting the best currently available estimates and judgments of NPBC management and that such estimates will be realized in the amounts and in the time periods currently estimated.

The Board of Directors – TF Financial Corporation
June 3, 2014

It is understood that such forecasts, projections and estimates of THRD and NPBC prepared by THRD management and NPBC management and provided to and discussed with us were not prepared with the expectation of public disclosure, and that such forecasts, projections, and estimates, together with the publicly available consensus “street estimates” of NPBC referred to above, are based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates. We have assumed, based on discussions with the respective managements of THRD and NPBC, and at the direction of such managements and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy of completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either THRD or NPBC since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for THRD and NPBC are adequate to cover such losses.  In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of THRD or NPBC, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of THRD or NPBC under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Transaction  and any related transaction (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which will not differ in any respect material to our analyses from the draft reviewed) with no additional payments or adjustments to the Merger Consideration; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Transaction or any related transaction and that all conditions to the completion of the Transaction and any related transaction will be satisfied without any waivers or modifications to the Agreement; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Transaction and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of THRD, NPBC, the combined entity, or the contemplated benefits of the Transaction, including the cost savings and related expenses expected to result from the Transaction. We have assumed that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations.  We have further assumed that THRD has relied upon the advice of its counsel, independent accountants and other advisors (other than KBW) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to THRD, NPBC, the Transaction, any  related transaction (including the Bank Merger) and the Agreement. KBW has not provided advice with respect to any such matters.

The Board of Directors – TF Financial Corporation
June 3, 2014

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Merger Consideration in the Transaction to the holders of THRD Common Stock.  We express no view or opinion as to any terms or other aspects of the Transaction or any related transaction (including the Bank Merger), including without limitation, the form or structure of the Transaction (including the form of Merger Consideration  or the allocation of the Merger Consideration among cash and stock) or any related transaction, any consequences of the Transaction or any related transaction to THRD, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Transaction or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.  It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of THRD to engage in the Transaction or enter into the Agreement, (ii) the relative merits of the Transaction as compared to any strategic alternatives that are, have been or may be available to or contemplated by THRD or the Board, (iii) the fairness of the amount or nature of any compensation to any of THRD’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of THRD Common Stock, (iv) the effect of the Transaction or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of THRD other than the THRD Common Stock (solely with respect to the Merger Consideration, as described herein and not relative to the consideration to be received by any other class) or any class of securities of NPBC or any other party to any transaction contemplated by the Agreement, (v) whether NPBC has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate Cash Consideration to the holders of THRD Common Stock at the closing of the Transaction, (vi) the election by holders of THRD Common Stock to receive the Stock Consideration or the Cash Consideration, or any combination thereof, or the actual allocation between the Stock Consideration and the Cash Consideration among such holders (including, without limitation, any re-allocation thereof as a result of proration or otherwise pursuant to the Agreement), (vii) the actual value of NPBC Common Stock to be issued in the Transaction, (viii) the prices, trading range or volume at which THRD Common Stock or NPBC Common Stock will trade following the public announcement of the Transaction or the prices, trading range or volume at which NPBC Common Stock will trade following consummation of the Transaction, (ix) any advice or opinions provided by any other advisor to any of the parties to the Transaction or any other transaction contemplated by the Agreement, or (x) any legal, regulatory, accounting, tax or similar matters relating to THRD, NPBC, their respective stockholders, or relating to or arising out of or as a consequence of the Transaction or any related transaction (including the Bank Merger), including whether or not the Transaction would qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Transaction. This opinion is not to be used for any other purpose and may not be published, referred to, reproduced, disseminated or quoted from, in whole or in part, nor shall any public reference to KBW be made, without our prior written consent. This opinion does not constitute a recommendation to the Board as to how it should vote on the Transaction,  or to any holder of THRD Common Stock or any shareholder of any other entity as to how to vote in connection with the Transaction or any other matter (including, with respect to holders of THRD Common Stock, what election any such shareholder should make with respect to the Stock Consideration or the Cash Consideration), nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Transaction or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

The Board of Directors – TF Financial Corporation
June 3, 2014

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the Transaction is fair, from a financial point of view, to the holders of THRD Common Stock.

Very truly yours,

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Registrant is a Pennsylvania corporation. The Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), provides in general that a corporation may indemnify any person, including its directors, officers and employees, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (including actions by or in the right of the corporation) by reason of the fact that he or she is or was a representative of, or was serving at the request of the corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding unless the court determines that the act or failure to act giving rise to the claim for indemnification constituted willful misconduct or recklessness. In any case, to the extent that a representative of the corporation has been successful on the merits or otherwise in defense of any claim, issue or matter, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. The PBCL also provides that the indemnification permitted or required by the law is not exclusive of any other rights to which a person seeking indemnification may be entitled, provided that indemnification may not be made in any case where the act is determined by a court to have constituted willful misconduct or recklessness. The PBCL also provides that a corporation may pay expenses (including attorneys’ fees), incurred by a party in an action subject to indemnification in advance of the final disposition of the action upon receipt of an undertaking by the party on whose behalf such expenses are paid to repay all amounts to the corporation in the event it is ultimately determined that the party is not entitled to be indemnified. National Penn’s bylaws provides for indemnification of, and the advancement of expenses to, directors, officers, employees, and agents of National Penn and of its subsidiaries to the extent permitted by the PBCL.

The PBCL precludes a limitation on liability of directors (i) for any breach or failure to perform such director’s duties under law, which breach constituted self-dealing, willful misconduct or recklessness; (ii) for responsibility or liability of a director under any criminal statute; or (iii) for a director’s liability for the payment of taxes under any federal, state or local law. National Penn’s bylaws provide that a director will not be personally liable for monetary damages unless the director breached or failed to perform the duties of his or her office, and such person’s conduct constitutes self-dealing, willful misconduct or recklessness.

Directors and officers of National Penn are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by the Registrant.

Item 21. Exhibits and Financial Statement Schedules.

The following exhibits are filed with or incorporated by reference in this Registration Statement:

Exhibit No. Description of Exhibit

2.1
Agreement and Plan of Merger, dated June 3, 2014, by and between National Penn and TF Financial (included as Appendix A to this proxy statement/prospectus) (exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but will be furnished supplementally to the SEC upon request)

3.1
Articles of Incorporation, as amended, of National Penn Bancshares, Inc. (Incorporated by reference to Exhibit 3.1 to National Penn’s Report on Form 8-K dated April 24, 2009, as filed on April 24, 2009.)

3.2
Bylaws, as amended and restated, of National Penn Bancshares, Inc. (Incorporated by reference to Exhibit 3.1 to National Penn’s Report on Form 8-K dated September 25, 2013, as filed on September 30, 2013.)

3.3
Statement with Respect to Shares, filed by National Penn Bancshares, Inc. (Incorporated by reference to Exhibit 3.1 to National Penn’s Report on Form 8-K dated November 2, 2009, as filed on November 2, 2009.)

3.4	Statement of Change of Registered Office, as filed on February 28, 2014. (Incorporated by reference to Exhibit 3.4 to National Penn’s Annual Report on Form 10-K for the year ended December 31, 2013.)

5.1	Opinion of Reed Smith LLP

8.1	Tax Opinion of Reed Smith LLP*

8.2	Tax Opinion of Spidi & Fisch, PC*

23.1	Consent of KPMG LLP as to National Penn

23.2	Consent of S.R. Snodgrass, P.C. as to TF Financial

23.3	Consents of Reed Smith LLP (included in Exhibits 5.1 and 8.1)

23.4	Consent of Spidi & Fisch, PC (included in Exhibit 8.2)*

99.1	Consent of Keefe, Bruyette & Woods, Inc.*

99.2	Form of Proxy Card for TF Financial Corporation

99.3	Form of ESOP Voting Direction Form for TF Financial Corporation

*	Previously filed

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20.0% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus

(i) that is filed pursuant to paragraph (1) immediately preceding, or

(ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allentown, Commonwealth of Pennsylvania, on August 4, 2014.

NATIONAL PENN BANCSHARES, INC.

By: /s/ Scott V. Fainor
Scott V. Fainor
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott V. Fainor	President and Chief Executive Officer
Scott V. Fainor	and a Director (principal executive officer)	August 4, 2014
/s/ Michael J. Hughes
Michael J. Hughes	Chief Financial Officer (principal financial officer)	August 4, 2014

/s/ Stephen C. Lyons
Stephen C. Lyons	Senior Vice President and Chief Accounting Officer (principal accounting officer)	August 4, 2014

*	Chairman of the Board and a Director
Thomas A. Beaver		August 4, 2014

*	Director	August 4, 2014
Jeffrey P. Feather

*	Director	August 4, 2014
Donna D. Holton

*	Director	August 4, 2014
Thomas L. Kennedy

*	Director	August 4, 2014
Patricia L. Langiotti

*	Director	August 4, 2014
Christian F. Martin IV

*	Director	August 4, 2014
Michael E. Martin

*	Director	August 4, 2014
Natalye Paquin

*	Director	August 4, 2014
R. Chadwick Paul Jr.

*	Director	August 4, 2014
C. Robert Roth

*	Director	August 4, 2014
Wayne R. Weidner

* By Scott V. Fainor pursuant to the power of attorney executed by the directors above, which power of attorney was previously filed with the Securities and Exchange Commission.

By:	/s/ Scott V. Fainor
Scott V. Fainor
Attorney-in-fact

EXHIBIT INDEX
Exhibit No. Description of Exhibit

2.1
Agreement and Plan of Merger, dated June 3, 2014, by and between National Penn and TF Financial (included as Appendix A to this proxy statement/prospectus) (exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but will be furnished supplementally to the SEC upon request)

3.1
Articles of Incorporation, as amended, of National Penn Bancshares, Inc. (Incorporated by reference to Exhibit 3.1 to National Penn’s Report on Form 8-K dated April 24, 2009, as filed on April 24, 2009.)

3.2
Bylaws, as amended and restated, of National Penn Bancshares, Inc. (Incorporated by reference to Exhibit 3.1 to National Penn’s Report on Form 8-K dated September 25, 2013, as filed on September 30, 2013.)

3.3
Statement with Respect to Shares, filed by National Penn Bancshares, Inc. (Incorporated by reference to Exhibit 3.1 to National Penn’s Report on Form 8-K dated November 2, 2009, as filed on November 2, 2009.)

3.4	Statement of Change of Registered Office, as filed on February 28, 2014. (Incorporated by reference to Exhibit 3.4 to National Penn’s Annual Report on Form 10-K for the year ended December 31, 2013.)

5.1	Opinion of Reed Smith LLP

8.1	Tax Opinion of Reed Smith LLP*

8.2	Tax Opinion of Spidi & Fisch, PC*

23.1	Consent of KPMG LLP as to National Penn

23.2	Consent of S.R. Snodgrass, P.C. as to TF Financial

23.3	Consents of Reed Smith LLP (included in Exhibits 5.1 and 8.1)

23.4	Consent of Spidi & Fisch, PC (included in Exhibit 8.2)*

99.1	Consent of Keefe, Bruyette & Woods, Inc.*

99.2	Form of Proxy Card for TF Financial Corporation

99.3	Form of ESOP Voting Direction Form for TF Financial Corporation

*	Previously filed